As filed with the Securities and Exchange Commission on June 19, 2000.
                                                Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM S-4
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                        SOUTHERN FINANCIAL BANCORP, INC.
             (Exact Name of Registrant as Specified in Its Charter)

           Virginia                            6022                       54-1779978
(State or Other Jurisdiction of    (Primary Standard Industrial        (I.R.S. Employer
Incorporation or Organization)      Classification Code Number)     Identification Number)

                               37 East Main Street
                               Warrenton, VA 20186
                                 (540) 349-3900
   (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)

                               Georgia S. Derrico
                               37 East Main Street
                               Warrenton, VA 20186
                                 (540) 349-3900
            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent For Service)

                          Copies of Communications to:

   Wayne A. Whitham, Jr., Esq.                          Cynthia R. Cross, Esq.
Williams, Mullen, Clark & Dobbins         Stradley, Ronan, Housley, Kantarian & Bronstein PC
      1021 East Cary Street                         1220 19th Street NW, Suite 700
       Richmond, VA 23219                                Washington, DC 20036
         (804) 783-6473                                     (202) 822-9611
       Fax: (804) 783-6507                               Fax: (202) 293-1938

Approximate date of commencement of proposed sale to the public: As soon as practicable following the effectiveness of this Registration Statement.
     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                         CALCULATION OF REGISTRATION FEE
================================= ================== ======================= ==================== ==================
                                                        Proposed Maximum      Proposed Maximum
     Title Of Each Class Of         Amount To Be         Offering Price           Aggregate           Amount of
  Securities To Be Registered      Registered (1)         Per Unit (2)       Offering Price (2)   Registration Fee
--------------------------------- ------------------ ----------------------- -------------------- ------------------
 Common Stock, $0.01 par value     409,906 shares             N/A                    N/A               $1,268
================================= ================== ======================= ==================== ==================

(1) Based upon an assumed number of shares that may be issued in the merger described in this Registration Statement. The assumed number is based upon the maximum number of shares of common stock of First Savings Bank of Virginia that may be outstanding immediately prior to the merger.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f), based on $5.15, the book value per share of the common stock of First Savings Bank of Virginia, on March 31, 2000.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 5(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

                  MERGER PROPOSED - YOUR VOTE IS VERY IMPORTANT

                [THE FOLLOWING IS PRESENTED IN TWO-COLUMN FORMAT]

        The Boards of Directors of Southern Financial Bancorp, Inc. and First Savings Bank of Virginia have agreed to merge the two companies. After the merger, Southern Financial will have total assets of almost $500 million and will span the area from Fredericksburg to Winchester, Virginia, with ______ banking offices.

         If shareholders of First Savings approve the merger, it will merge into Southern Financial Bank, a bank owned by Southern Financial and First Savings shareholders will receive 0.44 shares of Southern Financial common stock for each share of First Savings common stock they own. Southern Financial shareholders will continue to hold their existing shares of Southern Financial common stock after the merger. We estimate that upon completion of the merger, approximately 13% of the outstanding Southern Financial common stock will be owned by current First Savings shareholders and approximately 87% will be owned by persons who are Southern Financial shareholders just before the merger is completed.

         We cannot complete the merger unless shareholders of First Savings approve the merger agreement.

         The First Savings meeting will be a special meeting at which shareholders will only be asked to consider the proposed merger. Whether or not you plan to attend your shareholder meeting, please take the time to vote by completing and mailing the enclosed proxy card to us. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote in favor of the transaction. If you do not return your card, the effect will be a vote against the merger. If your shares are held in "street name," you must instruct your broker in order to vote.

         The date, time and place of the First Savings meeting are as follows:

                  ________ __, 2000 at __:__ a.m.
                  _______________________
                  _______________________
                  __________, Virginia  _____

         The document accompanying this letter contains additional information regarding the merger agreement, the proposed merger and the two companies. We encourage you to read this entire document carefully.

        We strongly support this merger of Southern Financial and First Savings and appreciate your prompt attention to this very important matter.



______________________________
Barbara J. Fried
Chairman
First Savings Bank of Virginia

                           [END OF TWO-COLUMN FORMAT]

--------------------------------------------------------------------------------
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this document. Any representation to the contrary is a criminal offense. The securities offered hereby are not savings accounts, deposits or other obligations of a bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any other government agency.
--------------------------------------------------------------------------------

The date of this proxy statement/prospectus is ________ __, 2000, and it is first being mailed to shareholders on or about ________ __, 2000.

                         FIRST SAVINGS BANK OF VIRGINIA
                         6551 LOISDALE COURT, SUITE 900
                           SPRINGFIELD, VIRGINIA 22150

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON ________ __, 2000



         A special meeting of shareholders of First Savings Bank of Virginia ("First Savings") will be held at __:__ a.m. on ________ __, 2000 at _____________________________, ______________, ________________, __________, to
consider the following matters:

         (1) The proposal to approve the Agreement and Plan of Reorganization dated March 31, 2000 by and between First Savings and Southern Financial Bancorp, Inc. ("Southern Financial") and Southern Financial Bank, a wholly owned subsidiary of Southern Financial, which agreement provides for First Savings to be merged with and into Southern Financial Bank; and

         (2) Any other business properly brought before the special meeting or any adjournment or postponement thereof.

         YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THE APPROVAL OF THE MERGER AGREEMENT.

         Only First Savings shareholders of record at the close of business on ________ __, 2000 are entitled to notice of, and to vote at, this special meeting and any adjournments or postponements thereof.

         Your attention is directed to the proxy statement/prospectus delivered with this Notice.

                                   By Order of the Board of Directors

                                   __________________________
                                   __________________________
                                   Corporate Secretary

Springfield, Virginia
________ __, 2000


         REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, YOU ARE URGED TO VOTE PROMPTLY BY DATING, SIGNING AND RETURNING THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO ITS EXERCISE IN THE MANNER PROVIDED IN THE ACCOMPANYING PROXY
STATEMENT/PROSPECTUS.

                                TABLE OF CONTENTS

                                                                            Page
                                    CHAPTER I

QUESTIONS AND ANSWERS ABOUT THE MERGER....................................    1
WHO CAN HELP ANSWER YOUR QUESTIONS........................................    3
SUMMARY...................................................................    4
     The Companies........................................................    4
     Issuance of Shares...................................................    4
     Reasons for the Merger...............................................    4
     The Meeting..........................................................    5
     Record Date; Voting Power............................................    5
     Opinion of First Savings' Financial Advisor..........................    5
     No Right to Appraisal................................................    5
     Southern Financial to Use Purchase Accounting Treatment..............    5
     Comparative Per Share Market Price Information.......................    5
     Fee for Termination..................................................    5
     Share Ownership of Management........................................    6
     Benefits to Management in the Merger.................................    6
     Conditions that Must Be Satisfied for the Merger to Occur............    6
     Termination of the Merger Agreement..................................    7
     Selected Historical Financial Data...................................    8
     Selected Pro Forma Financial Data....................................    9
     Comparative Per Share Data...........................................   10
THE MERGER................................................................   11
     Background of the Merger.............................................   11
     First Savings' Reasons for the Merger................................   12
     Accounting Treatment.................................................   12
     Material Federal Income Tax Consequences of the Merger...............   12
     Absence of Appraisal Rights..........................................   13
UNAUDITED PRO FORMA CONDENSED FINANCIAL INFORMATION.......................   14
OPINION OF FIRST SAVINGS' FINANCIAL ADVISOR...............................   19
INTERESTS OF CERTAIN PERSONS IN THE MERGER................................   22
CERTAIN DIFFERENCES IN RIGHTS OF SHAREHOLDERS.............................   23
TERMS OF THE MERGER AGREEMENT.............................................   23
     Representations and Warranties; Conditions to the Merger.............   23
     Regulatory Approvals.................................................   24
     Business Pending the Merger..........................................   24
     No Solicitation; Board Action........................................   25
     Effective Date.......................................................   25
     Surrender of Stock Certificates......................................   25
     Waiver, Amendment and Termination....................................   26
     Resales of Southern Financial Common Stock...........................   26
     Expenses of the Merger and Termination Fee...........................   27
MARKET PRICES AND DIVIDENDS...............................................   27
     Market Prices........................................................   27
     Dividends............................................................   28

                                                                            Page

                                   CHAPTER II
                    INFORMATION ABOUT THE MEETING AND VOTING

     General..............................................................   30
     First Savings Meeting................................................   30


                                   CHAPTER III
                        DESCRIPTION OF SOUTHERN FINANCIAL

BUSINESS..................................................................   32

MANAGEMENT'S DISCUSSION AND ANALYSIS......................................   48


                                   CHAPTER IV
                          DESCRIPTION OF FIRST SAVINGS

BUSINESS..................................................................   59

MANAGEMENT'S DISCUSSION AND ANALYSIS......................................   71


                                    CHAPTER V
                         MANAGEMENT FOLLOWING THE MERGER

The Board of Directors....................................................   81
Senior Officers of Southern Financial Who Are Not Directors...............   82
Security Ownership of Management..........................................   83
Security Ownership of Certain Beneficial Owners...........................   85
Director Compensation.....................................................   86
Executive Officer Compensation............................................   86
Stock Options.............................................................   87
Employment Agreements.....................................................   88
Certain Relationships and Related Transactions............................   88


                                   CHAPTER VI
                                  LEGAL MATTERS

DESCRIPTION OF SOUTHERN FINANCIAL CAPITAL STOCK...........................   89
     Common Stock.........................................................   89
     Preferred Stock......................................................   89
COMPARATIVE RIGHTS OF SHAREHOLDERS........................................   90
     General..............................................................   90
     Authorized Capital...................................................   90
     Amendment of Articles of Incorporation or Bylaws.....................   91
     Mergers, Consolidations and Sales of Assets..........................   92
     Size and Classification of Board of Directors........................   93
     Vacancies and Removal of Directors...................................   94

     Director Liability and Indemnification...............................   94
     Special Meetings of Shareholders.....................................   96
     Shareholder Nominations and Proposals................................   96
     Shareholder Voting Rights in General.................................   97
     State Anti-Takeover Statutes.........................................   97
REGULATION................................................................   99
     General..............................................................   99
     Bank Holding Company Regulation......................................   99
     Bank Supervision.....................................................   100
     Regulatory Capital Requirements......................................   101
     Limits on Dividends and Other Payments...............................   101
     FDIC Regulations.....................................................   102
     Deposit Insurance....................................................   103
     Community Reinvestment Act...........................................   103
     Fiscal and Monetary Policy...........................................   104
     Federal Home Loan Bank System........................................   104
     Federal Reserve System...............................................   104
RESALES OF SOUTHERN FINANCIAL COMMON STOCK................................   104
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS................   105
EXPERTS...................................................................   105
LEGAL OPINIONS............................................................   105
WHERE YOU CAN FIND MORE INFORMATION.......................................   106




APPENDICES
----------

General
-------

A Agreement and Plan of Reorganization between First Savings Bank of Virginia and Southern Financial Bancorp, Inc. and Southern Financial Bank, dated as of March 31, 2000

Southern Financial Bancorp, Inc.
--------------------------------

B Southern Financial Bancorp, Inc. Financial Statements (including the audited December 31, 1999 financial statements and the unaudited March 31, 2000 financial statements)

First Savings Bank of Virginia
------------------------------

C First Savings Bank of Virginia Financial Statements (including the audited December 31, 1999 financial statements and the unaudited March 31, 2000 financial statements)

D    Opinion of RP Financial, LC.

                                    CHAPTER I
                     QUESTIONS AND ANSWERS ABOUT THE MERGER

                [THE FOLLOWING IS PRESENTED IN TWO-COLUMN FORMAT]

Q:       Why is First Savings merging with Southern Financial?

A:       Both the First Savings board of directors and the Southern Financial board of directors believe the merger is in the best interests of their respective companies and will provide significant benefits to their respective shareholders, customers and employees. The boards believe the merger will create a company with enhanced financial performance which will be better positioned to be a strong competitor in the rapidly changing and consolidating financial services industry in Virginia. To review the background and reasons for the merger in greater detail, see pages 11 and 12.

Q:       What will I receive in the merger?

A:       First Savings shareholders will receive 0.44 shares of Southern
Financial common stock in exchange for each share of First Savings common stock they hold. This is the "exchange ratio." Southern Financial will not issue fractional shares in the merger. Instead, First Savings shareholders will receive a cash payment, without interest, for the value of any fraction of a share of Southern Financial common stock that they would otherwise be entitled to receive, based upon the market value (as determined in the merger agreement) of a share of Southern Financial common stock at the time of the merger.

After the merger, First Savings' former shareholders will own approximately 13% of Southern Financial's outstanding shares of common stock and current Southern Financial shareholders will own approximately 87% of Southern Financial's outstanding shares of common stock.

FOR EXAMPLE:

o IF YOU OWN 100 SHARES OF FIRST SAVINGS COMMON STOCK, AFTER THE MERGER YOU WILL RECEIVE 44 SHARES OF SOUTHERN FINANCIAL COMMON STOCK.

o IF YOU OWN 30 SHARES OF FIRST SAVINGS COMMON STOCK, AFTER THE MERGER YOU WILL RECEIVE 13 SHARES OF SOUTHERN FINANCIAL COMMON STOCK AND A CHECK FOR
     0.20 TIMES THE MARKET VALUE OF ONE SHARE OF SOUTHERN FINANCIAL COMMON
     STOCK.

Q:       What will my dividends be after the merger?

A:       In the third quarter of 1999, Southern Financial increased its quarterly dividend to $0.12 per share. The board intends to continue dividends at or above this rate. However, Southern Financial cannot assure that these payments will continue in the future. The Southern Financial board will use its discretion to decide whether and when to declare dividends and in what amount, and it will consider all relevant factors in doing so.

Q:       What happens as the market price of Southern Financial common stock fluctuates?

A:       The exchange ratio is fixed at 0.44 shares of Southern Financial common stock for each share of First Savings common stock. Since the market value of Southern Financial common stock will fluctuate before and after the closing of the merger, the value of the Southern Financial common stock that First Savings shareholders will receive in the merger will fluctuate as well and could increase or decrease. The last sale price of Southern Financial common stock on ________ __, 2000 was $_____ per share. First Savings shareholders should obtain current market prices for shares of Southern Financial common stock and shares of First Savings common stock.

Q:       When is the merger expected to be completed?

A:       We are working to complete the merger during the third quarter of 2000.

Q:       What are the tax consequences of the merger to me?

A:       We expect that the exchange of shares by First Savings shareholders generally will be tax-free to First Savings shareholders for U.S. federal income tax purposes. First Savings shareholders will, however, have to pay taxes on cash received for fractional shares. To review the tax consequences to First Savings shareholders in greater detail, see page 12. Your tax consequences may depend on your personal situation. You should consult your tax advisor for a full understanding of the tax consequences of the merger to you.

Q:       What am I being asked to vote upon?

A:       You are being asked to approve the merger agreement which provides for the merger of First Savings into Southern Financial Bank, a bank owned by Southern Financial, and the issuance of 0.44 shares of Southern Financial common stock for each outstanding share of First Savings common stock. Approval of the proposal requires the affirmative vote of more than two-thirds of the outstanding shares of First Savings common stock.

The First Savings board has unanimously approved and adopted the merger agreement. The First Savings board recommends voting for the approval of the merger agreement.

Q:       What should I do now?

A:       Just indicate on your proxy card how you want to vote, and sign and mail it in the enclosed envelope as soon as possible, so that your shares will be represented at your meeting.

If you sign and send in your proxy and do not indicate how you want to vote, your proxy will be voted in favor of the proposal to approve the merger.

If you do not sign and send in your proxy or you abstain, it will have the effect of a vote against the merger, as approval requires the affirmative vote of more than two-thirds of the shares outstanding.

You may attend the shareholders' meeting and vote your shares in person, rather than voting by proxy. In addition, you may withdraw your proxy up to and including the day of your shareholders' meeting by following the directions on pages 30 and 31 and either change your vote or attend the shareholders' meeting and vote in person.

Q:       If my shares are held in "street name" by my broker, will my broker vote my shares for me?

A:       Your broker will vote your shares of First Savings common stock only if you provide instructions on how to vote. You should instruct your broker how to vote your shares, following the directions your broker provides. If you do not provide instructions to your broker, your shares will not be voted. If you do not provide instructions to your broker, your shares will not be voted and this will have the effect of voting against the merger.

Q:       Should I send in my stock certificates now?

A:       No. After the merger is completed we will send you written instructions for exchanging your First Savings common stock certificates for Southern Financial common stock certificates.

                           [END OF TWO-COLUMN FORMAT]

                       WHO CAN HELP ANSWER YOUR QUESTIONS

         If you want additional copies of this document, or if you want to ask any questions about the merger, you should contact:

                           Barbara J. Fried, Chairman
                           First Savings Bank of Virginia
                           6551 Loisdale Court, Suite 900
                           Springfield, Virginia 22150

                                     SUMMARY

         This summary highlights selected information from this document and may not contain all the information that is important to you. For a more complete understanding of the merger and for a more complete description of the legal terms of the merger, you should read this entire document carefully, as well as the additional documents to which we refer you, including the merger agreement. See "Where You Can Find More Information" (page 106).

                [THE FOLLOWING IS PRESENTED IN TWO-COLUMN FORMAT]

The Companies

Southern Financial Bancorp, Inc.
37 East Main Street
Warrenton, Virginia 20186
(540) 349-3900

         Southern Financial is a Virginia bank holding company that began operations in 1995. Southern Financial owns one bank, Southern Financial Bank, headquartered in Warrenton, Virginia, which opened in 1986 and now operates 17 banking offices in northern Virginia. Southern Financial Bank is a member of the Federal Reserve System and its deposits are insured by the Federal Deposit Insurance Corporation. On March 31, 2000, Southern Financial had total assets of $427.8 million, total deposits of $387.8 million, total loans of $236.9 million and stockholders' equity of $29.9 million.

         Southern Financial stock is listed and traded on The Nasdaq National Market under the symbol "SFFB."

First Savings Bank of Virginia
6551 Loisdale Court, Suite 900
Springfield, Virginia 22150
(703) 922-7100

         First Savings is a Virginia savings association incorporated in 1983. Its deposits are insured by the Federal Deposit Insurance Corporation. First Savings' headquarters are in Springfield, Virginia. First Savings operates a second office in Fredericksburg, Virginia. On March 31, 2000, First Savings had total assets of $71.1 million, total deposits of $54.0 million, total loans of $48.1 million, and stockholders' equity of $4.8 million.

Issuance of Shares

         The exchange ratio is 0.44 shares of Southern Financial common stock for each share of First Savings common stock. Accordingly, the 931,605 currently outstanding shares of First Savings common stock will be converted into approximately 409,906 shares of Southern Financial common stock. Fractional shares of Southern Financial common stock will not be issued, and First Savings shareholders will receive cash payment, without interest, for the value of any fraction of a share of Southern Financial common stock that they would otherwise be entitled to receive based upon the market value of a share of Southern Financial common stock at the time of the merger.

Reasons for the Merger

         The First Savings board of directors carefully considered the merger decision and unanimously approved and adopted the merger agreement. The board had several reasons for approving the merger. A few of the reasons are set forth below. For a complete discussion, see pages 11 and 12.

o    The terms of the merger agreement, including the exchange ratio.
o Southern Financial common stock is more liquid since it is traded on The Nasdaq National Market while First Savings common stock has been traded only internally by matching prospective buyers and sellers.
o The fact that Southern Financial has consistently paid cash dividends to its shareholders in the past.
o The compatibility of First Savings' and Southern Financial's community bank operating philosophies and the similarity of products and customer orientation.
o An association with Southern Financial will result in First Savings' participation in a banking organization with 19 offices in Virginia and the board's conclusion that the resulting geographic diversification and economies of scale would enable First Savings to compete more effectively in the financial services industry of the future.
o The representation of RP Financial, LC. to the board that the exchange ratio is fair from a financial point of view to the First Savings shareholders.
o The expectation that the merger will be tax-free for federal income tax purposes to First Savings and its shareholders, except for cash paid instead of fractional shares.

The Meeting (pages 30 and 31)

         The First Savings meeting will be held at the ______________________ ___________________ Virginia, at _____ a.m., local time, on ________ __, 2000.

Record Date; Voting Power (pages 30 and 31)

          You are entitled to vote at the First Savings meeting if you owned shares on ________ __, 2000, the record date. On that date, there were __________ issued and outstanding shares of First Savings common stock held by approximately _____ holders of record. First Savings shareholders are entitled to one vote per share on any matter that may properly come before the First Savings meeting.

Opinion of First Savings' Financial Advisor (page 19)

          At the March 31, 2000 meeting of the First Savings board, RP Financial, LC., financial advisor to the First Savings board, gave its opinion to the First Savings board that as of that date, the exchange ratio was fair to the First Savings shareholders from a financial point of view. RP Financial subsequently confirmed its March 31, 2000 opinion by delivery to the First Savings board of a written opinion dated as of the date of this document. A copy of the fairness opinion, setting forth the information reviewed, assumptions made and matters considered, is attached to this document as Appendix D. First Savings shareholders should read the fairness opinion of RP Financial.

No Right to Appraisal (page 13)

         Under Virginia law, you have no right to an appraisal of the fair value of your shares in connection with the merger.

Southern Financial to Use Purchase Accounting Treatment (page 12)

         We expect that the merger will be accounted for as a purchase.

Comparative Per Share Market Price Information

         First Savings common stock is traded in private transactions through a matching of prospective buyers and sellers. To First Savings management's knowledge, the last sales of First Savings common stock took place in the _____ quarter of _____ at an average price of $_____ per share.

         Southern Financial common stock is traded on The Nasdaq National Market under the symbol "SFFB." Southern Financial common stock is thinly traded. On March 30, 2000, the last full trading day before First Savings and Southern Financial issued a joint press release announcing the merger, Southern Financial common stock closed at $14.19. On ________ __, 2000, Southern Financial common stock closed at $_____.

Fee for Termination (page 27)

         First Savings would be required to pay Southern Financial $100,000 if the merger agreement is terminated and before the date of termination First Savings receives a merger or acquisition proposal or initiates merger or acquisition discussions with a third party and within 12 months after the date of termination the First Savings board determines by vote that a merger or acquisition by the third party is in the best interests of First Savings and its shareholders. No fee is payable in that situation, however, if Southern Financial wrongfully terminates the merger agreement. Similarly, no fee is payable if, at the time the merger agreement terminates, First Savings is entitled to terminate on the basis of a breach by Southern Financial or there has been a failure to satisfy certain closing conditions (other than approval by First Savings' shareholders).

         This provision is intended to discourage another party from interfering with the merger agreement between Southern Financial and First Savings.

Share Ownership of Management (page 84)

         On the First Savings record date, the executive officers and directors of First Savings, including their affiliates, had voting power with respect to an aggregate of __________ shares of First Savings common stock, or approximately _____% of the shares of First Savings common stock then outstanding.

         We currently expect that the directors and executive officers of First Savings will vote their shares of First Savings common stock FOR the merger.

Benefits to Management in the Merger (page 22)

         When considering the recommendation of the First Savings board, you should be aware that some First Savings directors and officers have interests in the merger that differ from the interests of other First Savings shareholders. One director of First Savings, Barbara J. Fried, will become a director of Southern Financial. Ms. Fried will receive an annual fee of $4,000 for service on the Southern Financial board, $500 for attendance at each board meeting and $150 for attendance at each board committee meeting.

         On the effective date of the merger, Mr. Jeffrey C. Constantz, President and Chief Executive Officer of First Savings, will receive an aggregate of $125,000 under the terms of his employment agreement with First Savings, which provides for such payment in connection with termination of Mr. Constantz' employment in connection with a change in control of First Savings. Mr. Constantz will also receive a payment of $100,000 pursuant to a "pay to stay" incentive program adopted by First Savings as a means of retaining key management through the date of the merger. Mr. Glenn Rhodes, First Savings' Controller, will receive a payment of $37,500 as of the effective date of the merger under his employment agreement with First Savings. Mr. Rhodes and Patricia Bhatia, Vice President of First Savings, will each receive a payment of $37,500 under the pay to stay program.

         The First Savings board was aware of these and other interests and considered them before approving and adopting the merger agreement.

Conditions that Must Be Satisfied for the Merger to Occur (page 23)

         The following conditions must be met for us to complete the merger:

o    approval by First Savings shareholders of the merger agreement;
o the continuing effectiveness of Southern Financial's registration statement filed with the Securities and Exchange Commission; and
o receipt of an opinion of Southern Financial's counsel that the merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended.

         We cannot complete the merger unless Southern Financial obtains the approval of the Board of Governors of the Federal Reserve System and the Virginia State Corporation Commission. Southern Financial has filed applications with the Federal Reserve Board and the Virginia State Corporation Commission. While we cannot predict whether or when Southern Financial will obtain all required regulatory approvals, we see no reason why the approvals will not be obtained in a timely manner.

         Unless prohibited by law, either First Savings or Southern Financial could elect to waive a condition that has not been satisfied and complete the merger anyway.

Termination of the Merger Agreement (page 26)

         We can agree with Southern Financial to terminate the merger agreement at any time without completing the merger. Either company may also terminate the merger agreement if:

o    the merger is not completed on or before February 28, 2001; or
o any event occurs which renders impossible, in a material way, the satisfaction by one company of one or more of the conditions described above, unless the other company waives such satisfaction.

In addition, there are other situations in which one or both parties may terminate the merger.

                           [END OF TWO-CLOUMN FORMAT]

                       SELECTED HISTORICAL FINANCIAL DATA

         We are providing the following information to help you analyze the financial aspects of the merger. We derived this information from audited financial statements for 1997 through 1999 and unaudited financial statements for the three months ended March 31, 2000 and 1999. This information is only a summary, and you should read it in conjunction with the information about Southern Financial that begins on page 32, Southern Financial's historical financial statements in Appendix B, the information about First Savings that begins on page 59, and First Savings' historical financial statements in Appendix C. You should not rely on the three-month information as being indicative of results expected for the entire year.

              SOUTHERN FINANCIAL - HISTORICAL FINANCIAL INFORMATION

                                     Three Months Ended March 31,                 Year Ended December 31,
                                        2000             1999                1999           1998          1997
                                   ----------------------------------    -------------------------------------------

                                                      (in thousands, except per share data)
Net interest income                  $  4,198          $  3,620             $  15,448      $  13,637     $  12,910
Net income                              1,176               887                   961          3,352         2,808
Diluted net income per share             0.44              0.32                  0.35           1.22          1.06
Cash dividends per share                 0.12             0.067                  0.33           0.22          0.17
Book value per share                    11.22             11.94                 10.87          11.62         10.69
Total assets                          427,739           399,058               406,222        404,254       354,016
Shareholders' equity                   29,928            31,508                28,864         30,626        27,508

                FIRST SAVINGS - HISTORICAL FINANCIAL INFORMATION

                                      Three Months Ended March 31,       Year Ended December 31,
                                        2000             1999                1999           1998
                                   ----------------------------------    -----------------------------

                                                        (in thousands, except per share data)
Net interest income                   $   664           $   522             $  2,332       $  1,887
Net income                                 76                86                  365            438
Diluted net income per share             0.08              0.09                 0.39           0.51
Cash dividends per share                   --                --                   --             --
Book value per share                     5.15              4.77                 5.07           4.68
Total assets                           71,117            72,400               69,045         65,064
Shareholders' equity                    4,802             4,441                4,728          4,350

                        SELECTED PRO FORMA FINANCIAL DATA

         The following table sets forth certain unaudited pro forma combined financial data for Southern Financial giving effect to the merger accounted for as a purchase. This information should be read in conjunction with the historical financial statements of Southern Financial and First Savings, including respective notes thereto, appearing elsewhere in this proxy statement/prospectus. See "Unaudited Pro Forma Condensed Financial Information" on page 14. The pro forma financial data may not be indicative of the results that actually would have occurred had the merger been consummated on the dates indicated or that may be obtained in the future.

                                                 Three Months Ended             Year Ended
                                                      March 31,                December 31,
                                                        2000                       1999
                                                 --------------------       -------------------
                                                       (in thousands, except per share)
            Net interest income                          4,862                     17,780
            Net income                                   1,225                      1,218
            Diluted net income per share                  0.40                       0.39
            Cash dividends per share                      0.12                       0.33
            Book value per share                         11.73                        n/a
            Total assets                               500,225                        n/a
            Shareholders' equity                        36,099                        n/a

                           COMPARATIVE PER SHARE DATA

         The following unaudited financial information reflects comparative per share data relating to (i) net income, cash dividends, and book value per common share for both Southern Financial and First Savings on a historical basis, (ii) net income and book value per common share on a pro forma basis for Southern Financial assuming the First Savings merger had been effected for the periods presented, and (iii) net income and book value per common share on a pro forma equivalent basis per common share for First Savings assuming the First Savings merger has been effected for the periods indicated and accounted for as a purchase. See "The Merger - Accounting Treatment" on page 12. The pro forma data reflects the conversion of each share of First Savings common stock into 0.44 shares of Southern Financial common stock. The information shown below should be read in conjunction with the historical financial statements of Southern Financial and First Savings, including the respective notes thereto, and in conjunction with the unaudited pro forma financial statements, including the notes thereto, appearing elsewhere in this proxy statement/prospectus. See "Unaudited Pro Forma Condensed Financial Information" on page 14.

                                                   Three Months Ended                 Year Ended
                                                        March 31,                    December 31,
                                                          2000                           1999
                                                --------------------------     --------------------------
Per Common Share:
Net Income Basic
    Southern Financial - Historical                       0.44                           0.36
    First Savings - Historical                            0.08                           0.39
    Pro Forma Combined                                    0.40                           0.39
    First Savings Pro Forma Equivalent                    0.19                           0.89

Net Income Diluted
    Southern Financial - Historical                       0.44                           0.35
    First Savings - Historical                            0.08                           0.39
    Pro Forma Combined                                    0.39                           0.38
    First Savings Pro Forma Equivalent                    0.19                           0.89

Cash Dividends Declared:
    Southern Financial - Historical                       0.12                           0.33
    First Savings - Historical                            0.00                           0.00
    Pro Forma Combined                                    0.12                           0.33
    First Savings Pro Forma Equivalent                    0.00                           0.00

Book Value:
    Southern Financial - Historical                      11.22                          10.87
    First Savings - Historical                            5.16                           5.07
    Pro Forma Combined                                   11.72                            n/a
    First Savings Pro Forma Equivalent                   11.73                            n/a

                                   THE MERGER

Background of the Merger

         During the fall of 1999 Jeffrey C. Constantz, President of First Savings, requested a personal meeting with Mr. Rick Hall, the then current president of The Horizon Bank, which Southern Financial acquired by merger in October 1999. Messrs. Constantz and Hall met and discussed the obstacles facing small banks such as First Savings and The Horizon Bank in effectively delivering satisfactory return on shareholders' capital. These included the increase in technology costs and increased competition in community banking. The two officers also discussed the difficulty of maintaining liquidity in the stock of a small bank. Mr. Hall discussed the progress of his bank's then pending merger with Southern Financial.

         As a result of these discussions, Mr. Constantz asked Mr. Hall if he would contact the principals of Southern Financial to see if they would be interested in pursuing an acquisition of First Savings. The result of Mr. Hall's discussions was a series of meetings with Southern Financial's financial advisor at which the terms of a possible merger between First Savings and Southern Financial were discussed. Mr. Constantz and Mrs. Barbara J. Fried, Chairman of First Savings, advised First Savings' board of the progress of these meetings over the course of several board meetings in late 1999. The position of the First Savings' board was that it was appropriate and in the shareholders' best interests that the board keep fully informed as to transactions that could maximize shareholder value. Accordingly, the board authorized management to engage in further discussions with Southern Financial.

         In several meetings of First Savings' Board of Directors, the board reviewed and discussed the alternatives facing First Savings -- i.e., continue as an independent bank versus merger with a larger institution capable of delivering a broader range of services than those offered by First Savings.

         On November 22, 1999, Southern Financial delivered to First Savings a non-binding letter of intent to enter into good faith negotiations to acquire First Savings using a fixed exchange ratio of 0.44 shares of Southern Financial stock for each share of First Savings common stock outstanding. The letter of intent was subject to numerous conditions, including entering into a definitive merger agreement. Following negotiations over the terms of the letter of intent, the parties entered into the letter of intent on December 8, 1999.

         Following execution of the letter of intent, the parties conducted detailed due diligence examinations of the other's respective business and operations.

         On March 15, 2000, First Savings engaged RP Financial, LC. to advise First Savings as to certain financial matters related to the merger and render its opinion as to the fairness of the merger consideration from a financial point of view. Negotiations over the terms of the merger agreement with Southern Financial took place in late March.

         At a special meeting of First Savings' board on March 31, 2000, attended by legal counsel and RP Financial, the board reviewed the definitive agreement that had been negotiated with Southern Financial. A representative of RP Financial furnished the board with a written financial analysis of the proposed transaction and presented RP Financial's opinion that the consideration to be received by First Savings shareholders in the merger with Southern Financial is fair to shareholders from a financial point of view. The board then unanimously approved the merger agreement.

First Savings' Reasons for the Merger

         In deciding to enter into the merger agreement with Southern Financial, the First Savings board of directors considered a number of factors. The board did not assign any relative or specific weights to the factors considered. The principal factors that led to the First Savings board of directors to approve the merger with Southern Financial were:

         o the value being offered First Savings' shareholders by Southern Financial in relation to the market value, book value and earnings per share of First Savings' common stock;

         o information concerning the financial condition, results of operations and prospects of Southern Financial as compared to that of First Savings and, in particular, Southern Financial's dividend yield, earnings per share and stock price history;

         o the compatibility of the respective business management philosophies of First Savings and Southern Financial.

         o the ability of Southern Financial and Southern Financial Bank to provide comprehensive financial services to customers in relevant markets;

         o the financial terms of other recent business combinations in the local financial services industry; and

         o the opinion of RP Financial, LC. that the consideration to be received by First Savings' shareholders in the merger is fair to such shareholders from a financial point of view.

         Based upon the above, the First Savings board of directors concluded that a merger with Southern Financial would be in the best interest of First Savings and its shareholders and would further its goal of enhancing shareholder value.

         The First Savings board believes that the merger is in the best interest of First Savings and the First Savings shareholders. The First Savings board recommends that First Savings shareholders vote to APPROVE the merger.

Accounting Treatment

         We anticipate that the merger will be accounted for as a purchase for accounting and financial reporting purposes. Under this method of accounting, the assets and liabilities of First Savings will be recorded on the books of Southern Financial at their respective fair values as of the effective date of the merger. The excess of value of consideration paid by Southern Financial over the fair value of First Savings' specifically identifiable tangible and intangible assets acquired less liabilities assumed is considered goodwill, which is expected to be amortized over 15 years. Southern Financial's consolidated results of operations will include the results of First Savings after the effective date of the merger.

Material Federal Income Tax Consequences of the Merger

         The following is a discussion of the material federal income tax consequences of the merger under the Internal Revenue Code of 1986, as amended, to First Savings shareholders who receive Southern Financial common stock solely in exchange for First Savings common stock and cash instead of fractional shares. The discussion does not deal with all aspects of federal taxation that may be relevant to particular First Savings shareholders. Certain tax consequences of the merger may vary depending upon the particular circumstances of each First Savings shareholder and other factors.

         You are urged to consult with your tax advisor to determine the particular tax consequences of the merger to you.

         This summary is based on current law and the advice of Williams, Mullen, Clark & Dobbins, legal counsel to Southern Financial. The advice in this summary is based on, among other things, certain customary assumptions and representations relating to certain facts and circumstances of, and the intentions of the parties to, the merger. Neither Southern Financial nor First Savings has requested a ruling from the Internal Revenue Service in connection with the merger. To meet a condition to consummation of the merger, Southern Financial and First Savings will receive from Williams, Mullen, Clark & Dobbins an opinion as to certain federal income tax consequences of the merger. Such opinion is not binding on the Internal Revenue Service.

         In the opinion of counsel, the merger will constitute a tax-free reorganization under Section 368(a) of the Internal Revenue Code, if consummated in the manner set forth in the merger agreement. Accordingly, among other things, in the opinion of such counsel:

         o   The merger will constitute a reorganization within the meaning of
             Section 368(a) of the Internal Revenue Code;

         o No gain or loss will be recognized by Southern Financial or First Savings as a result of the merger;

         o No gain or loss will be recognized by a First Savings shareholder to the extent he or she receives Southern Financial common stock solely in exchange for his or her First Savings common stock pursuant to the merger;

         o The tax basis of the Southern Financial common stock received by each First Savings shareholder will be the same as the tax basis of the First Savings common stock surrendered in exchange therefor; and

         o The holding period for each share of Southern Financial common stock received by each First Savings shareholder in exchange for First Savings common stock will include the period for which the shareholder held the First Savings common stock exchanged therefor, provided the First Savings common stock is a capital asset in the hands of the holder at the effective date of the merger.

         Any cash received by a First Savings shareholder instead of fractional shares could result in taxable income. The receipt of that cash will generally be treated as a sale or exchange of the stock resulting in capital gain or loss measured by the difference between the cash received and an allocable portion of the basis of the stock relinquished. The receipt of the cash may be treated as a dividend and taxed as ordinary income in certain limited situations.

Absence of Appraisal Rights

         Under Section 6.1-194.8 of the Virginia Savings Institutions Act of 1985, shareholders of First Savings will not be entitled to dissent from the merger and obtain the judicially determined fair value of their shares of First Savings.

               UNAUDITED PRO FORMA CONDENSED FINANCIAL INFORMATION

         The following unaudited pro forma combined condensed financial statements give effect to the proposed merger using the purchase method of accounting. Accordingly, the assets and liabilities of First Savings have been recorded on Southern Financial's books at their fair market value and First Savings' capital accounts have been eliminated. The amount by which the sum of
(1) the cash paid by Southern Financial and (2) the market value of the Southern Financial common stock issued in the merger exceeds the net fair market value of First Savings assets and liabilities has been allocated to goodwill.

         The pro forma balance sheet combines the balance sheet of Southern Financial and First Savings as of March 31, 2000. The pro forma income statements for the three months ended March 31, 2000 and for the year ended December 31, 1999 combine the results of operations of Southern Financial and First Savings for the respective periods. The pro forma income statement for the year ended December 31, 1999 has been derived from audited financial statements included elsewhere herein. Pro forma adjustments on the income statement have been computed assuming that the transaction was consummated at the beginning of the period presented. Pro forma adjustments on the balance sheet have been computed assuming the transaction was consummated at March 31, 2000.

         The information shown is not necessarily indicative of the results of future operations of the combined entity or the actual results that would have occurred had the merger been in effect during the periods presented. These statements and the related notes should be read in conjunction with the related consolidated financial statements of Southern Financial and First Savings and the notes thereto appearing elsewhere herein.

                    SOUTHERN FINANCIAL AND FIRST SAVINGS BANK
                   PRO FORMA COMBINED CONDENSED BALANCE SHEET
                              AS OF MARCH 31, 2000
                                 (in thousands)

                                                                  Southern                        Pro Forma
                                                                  Financial    First Savings     Adjustments      Combined
                                                                  ---------    -------------     -----------      --------
                     Assets
Cash and due from banks                                           $  12,722      $   2,930        $       -      $  15,652
Overnight earning deposits                                           19,904          6,604                -         26,508
Investment securities, available for sale                            99,824          1,040                -        100,864
Investment securities, held to maturity                              39,847         11,192             (189) D      50,850
Loans held for sale                                                     193              -                -            193
Loans receivable, net                                               236,740         48,088                -        284,828
Premises and equipment                                                6,261            490                -          6,751
Other assets                                                         12,248            773            1,958  A      14,979

                                                                  ---------      ---------        ---------      ---------

    Total Assets                                                  $ 427,739      $  71,117        $   1,796      $ 500,625


Liabilities and Shareholders' Equity

Liabilities
Deposits                                                          $ 387,752      $  54,044        $       -      $ 441,796
Advances from the Federal Home Loan Bank                              5,000          3,000                -          8,000
Securities sold under agreements to repurchase                            -          8,861                -          8,861
Other liabilities                                                     5,059            410                -          5,469
                                                                  ---------      ---------        ---------      ---------
      Total liabilities                                             397,811         66,315                -        464,126


Shareholders' Equity
 Preferred stock                                                          -              -                -              -
Common stock, par value $.01 per share                                   27              -                4  B          31
Common stock, par value $1.00 per share                                   -            932             (932) C           -
Capital in excess of par                                             23,813          3,276           (3,276) C      29,626
                                                                                                      5,813  B
Retained earnings                                                     7,751            587              167  C       8,505
Accumulated other comprehensive income                               (1,663)             7               (7) C      (1,663)
                                                                  ---------      ---------        ---------      ---------
      Total shareholders' equity                                     29,928          4,802            1,769         36,499

  Total liabilities and shareholders' equity                      $ 427,739      $  71,117        $   1,769      $ 500,625
                                                                  =========      =========        =========      =========

A: Goodwill of $1,957,888 acquired in the transaction as of March 31, 2000. Southern Financial has reasonably estimated and included the remaining transaction costs and severance costs prior to consummation of the merger.
B: Market value at March 31, 2000 of 409,906 shares of Southern Financial common stock issued to First Savings shareholders.
C: Elimination of acquired company's equity under purchase accounting rules, which includes additional estimated expenses of $755,000.
D: Unrealized loss on investment securities held-to-maturity based on fair value at March 31, 2000 of $11,003,000.

See notes to Pro Forma Condensed Financial Information

                    SOUTHERN FINANCIAL AND FIRST SAVINGS BANK
                  PRO FORMA COMBINED CONDENSED INCOME STATEMENT
                    FOR THE THREE MONTHS ENDED MARCH 31, 2000
                                 (in thousands)

                                                                  Southern                                         Pro Forma
                                                                  Financial    First Savings    Adjustments        Combined
                                                                 -----------   -------------    -----------      ------------
Interest Income
Loans                                                            $     5,557   $      1,148     $         -      $     6,705
Investment securities                                                  2,482            264               -            2,746
                                                                 -----------   ------------     -----------      -----------
 Total interest income                                                 8,039          1,412               -            9,451

Interest Expense
Deposits                                                               3,568            583               -            4,151
Borrowings                                                               273            165               -              438
                                                                 -----------   ------------     -----------      -----------
 Total interest expense                                                3,841            748               -            4,589
                                                                 -----------   ------------     -----------      -----------

  Net interest income                                                  4,198            664               -            4,862
                                                                 -----------   ------------     -----------      -----------
  Provision for loan losses                                              350            225               -              575
                                                                 -----------   ------------     -----------      -----------

  Net interest income after provision for loan losses                  3,848            439               -            4,287

Other Income
Fee income                                                               659            116               -              775
Gain on sale of loans                                                    333            139               -              472
Other                                                                     31             11               -               42
                                                                 -----------   ------------     -----------      -----------
 Total other income                                                    1,023            266                            1,289

Other Expenses
Employee compensation and benefits                                     1,658            279               -            1,937
Premises and equipment                                                   616             91               -              707
Data processing                                                          275             49               -              324
Deposit insurance                                                         18             13               -               31
Other                                                                    554            150              33  A           737

                                                                 -----------   ------------     -----------      -----------
 Total other expenses                                                  3,121            582              33            3,736


  Income before taxes                                                  1,750            123             (33)           1,840
                                                                 -----------   ------------     -----------      -----------
Income tax expense                                                       574             47               -              621
                                                                 -----------   ------------     -----------      -----------

  Net income                                                     $     1,176   $         76     $       (33)     $     1,219
                                                                 ===========   ============     ===========      ===========

Earnings per common share:
  Basic                                                          $      0.44      $    0.08                      $      0.40
  Diluted                                                               0.44           0.08                      $      0.39

Weighted average shares outstanding
  Basic                                                                2,666            932                            3,076
  Diluted                                                              2,688            934                            3,099
___________________________________________

A:  Amortization of goodwill over 15 years.

See Notes to Pro Forma Condensed Financial Information

                    SOUTHERN FINANCIAL AND FIRST SAVINGS BANK
                  PRO FORMA COMBINED CONDENSED INCOME STATEMENT
                      FOR THE YEAR ENDED DECEMBER 31, 1999
                                 (in thousands)

                                                                    Southern                       Pro Forma
                                                                    Financial    First Savings    Adjustments     Combined
                                                                    ---------    -------------    -----------     --------
Interest Income
Loans                                                               $ 19,982       $      -        $      -       $ 24,123
Investment securities                                                  9,774          1,072               -         10,846
                                                                    --------       --------        --------       --------
 Total interest income                                                29,756          5,213               -         34,969

Interest Expense
Deposits                                                              13,576          2,429               -         16,005
Borrowings                                                               732            452               -          1,184
                                                                    --------       --------        --------       --------
 Total interest expense                                               14,308          2,881               -         17,189
                                                                    --------       --------        --------       --------

  Net interest income                                                 15,448          2,332               -         17,780
                                                                    --------       --------        --------       --------
  Provision for loan losses                                            2,130            130               -          2,260

                                                                    --------       --------        --------       --------
  Net interest income after provision for loan losses                 13,318          2,202               -         15,520

Other Income
Fee income                                                             2,155            556               -          2,711
Gain on sale of loans                                                  1,115             22               -          1,137
Loss on sale of investment securities                                   (692)             -               -           (692)
Other                                                                    256            100               -            356
                                                                    --------       --------        --------       --------
 Total other income                                                    2,834            678               -          3,512

Other Expenses
Employee compensation and benefits                                     6,449          1,099               -          7,548
Premises and equipment                                                 3,362            379               -          3,741
Restructuring charges                                                    685              -               -            685
Merger expenses                                                        1,752              -               -          1,752
Other                                                                  2,341            814             131 A        3,286
                                                                    --------       --------        --------       --------
 Total other expenses                                                 14,589          2,292             131         17,012

  Income before taxes                                                  1,563            588            (131)         2,020
                                                                    --------       --------        --------       --------
Income tax expense                                                       602            223               -            825
                                                                    --------       --------        --------       --------

  Net income                                                        $    961       $     36        $   (131)   $     1,195
                                                                    ========       ========        ========       ========

Earnings per common share:
  Basic                                                             $   0.36       $   0.39                       $   0.39
  Diluted                                                               0.35           0.39                           0.38

Weighted average shares outstanding
  Basic                                                                2,649            931                          3,059
  Diluted                                                              2,722            939                          3,135
________________________________________

A:  Amortization of goodwill over 15 years.

See Notes to Pro Forma Condensed Financial Information

               Notes to Pro Forma Condensed Financial Information

1. The pro forma information presented is not necessarily indicative of the results of operations or the financial position that would have resulted had the merger been consummated at the beginning of the period indicated, nor is it necessarily indicative of the results of operations in future periods or the future financial position of the combined entities.

2. The merger involves the exchange of Southern Financial common stock having a value of $5,816,569 which at March 31, 2000 would represent approximately 409,906 shares, based on a market price of $14.19 per share, for all the assets and liabilities of First Savings and will be accounted for on a purchase accounting basis. Pro forma condensed balance sheet amounts at March 31, 2000 and pro forma statements of income for the three months ended March 31, 2000 and the year ended December 31, 1999 include First Savings historical balance sheet and income statement amounts.

         As a result, information was appropriately adjusted for the merger by the (i) addition of 409,906 shares of Southern Financial common stock amounting to $4,099 (ii) elimination of 931,605 shares of First Savings common stock amounting to $931,605, (iii) elimination of First Savings' capital surplus of $3,276,339 and retained earnings of $587,386, and
         (iv) increase in capital surplus of $5,812,470 to record the market value of newly issued shares.

3. The excess of purchase price over net assets acquired is calculated as follows:

         Purchase Price                                                             $   5,816,569
         Less: Fair market value of net assets acquired
                  Cash and overnight earning deposits                                  (9,534,097)
                  Investments (includes $189,000 unrealized loss on
                    investments held to maturity)                                     (12,042,808)
                  Loans receivable                                                    (48,087,567)
                  Property and equipment, net                                            (489,646)
                  Other assets                                                           (773,293)
                  Deposits                                                             54,043,822
                  Other borrowings                                                     11,860,751
                  Other liabilities                                                       409,157
         Add: First Savings and Southern Financial transaction costs                      755,000
                                                                                    -------------
         Excess of purchase price over net assets acquired (a)                      $   1,957,888
                                                                                    =============

         The basis of all assets and liabilities acquired are assumed to approximate market value as of March 31, 2000, except for investment securities held-to-maturity, which had an unrealized loss of $189,000 as of March 31, 2000.

         (a) Amortization of excess purchase price over net assets acquired are being amortized over the estimated life of 15 years.

4. Per share data has been computed based on the combined historical net income applicable to common shareholders of Southern Financial and First Savings using the historical weighted average shares outstanding of Southern Financial and the weighted average shares, adjusted to equivalent shares of Southern Financial, of First Savings, as of the earliest period presented.

                   OPINION OF FIRST SAVINGS' FINANCIAL ADVISOR

         The First Savings board retained RP Financial in March 2000 to render its opinion with respect to the merger consideration from the financial point of view of the First Savings shareholders. In requesting RP Financial's opinion, the First Savings board did not give any special instructions to RP Financial, nor did it impose any limitations upon the scope of the investigation that RP Financial might wish to conduct to enable it to give its opinion. RP Financial has delivered to First Savings its written opinion dated March 31, 2000, and its updated opinion as of ________ __, 2000, to the effect that, based upon and subject to the matters set forth therein, as of the date thereof, the merger consideration is fair to the First Savings shareholders from a financial point of view. The opinion of RP Financial is directed toward the consideration to be received by First Savings shareholders and does not constitute a recommendation to any First Savings shareholder to vote in favor of approval of the merger agreement. A copy of the RP Financial opinion is set forth as Appendix D to this proxy statement/prospectus, and First Savings shareholders should read it in its entirety. RP Financial has consented to the inclusion and description of its written opinion in this proxy statement/prospectus.

         RP Financial was selected by First Savings to act as its financial advisor because of RP Financial's expertise in the valuation of businesses and their securities for a variety of purposes, including its expertise in connection with mergers and acquisitions of savings and loan associations, savings banks, savings and loan holding companies, commercial banks and bank holding companies. Pursuant to a letter agreement dated March 15, 2000 and executed by First Savings on March 16, 2000 (the "Engagement Letter"), RP Financial estimates that it will receive from First Savings total professional fees of approximately $30,000, of which $_____ has been paid to date, plus reimbursement of certain out-of-pocket expenses, for its services in connection with the merger. In addition, First Savings has agreed to indemnify and hold harmless RP Financial, any affiliates of RP Financial, and the respective directors, officers, agents and employees of RP Financial or their successors and assigns who act for or on behalf of RP Financial from and against any and all losses, claims, damages and liabilities, joint or several, in connection with RP Financial's services pursuant to the Engagement Letter attributable to:
(i) any untrue statement or alleged untrue statement of a material fact contained in the financial statements or other information furnished or otherwise provided by First Savings to RP Financial, either orally or in writing; (ii) the omission or alleged omission of a material fact from the financial statements or other information furnished or otherwise made available by First Savings to RP Financial, or (iii) any action or omission to act by First Savings, or First Savings' respective officers, directors, employees or agents, which action or omission is willful or negligent. First Savings will be under no obligation to indemnify RP Financial hereunder if a court determines that RP Financial was negligent or acted in bad faith with respect to any actions or omissions of RP Financial related to a matter for which indemnification is sought. In addition, if RP Financial is entitled to indemnification from First Savings under the Engagement Letter, and in connection therewith incurs legal expenses in defending any legal action challenging the opinion of RP Financial where RP Financial is not negligent or otherwise at fault or is found by a court of law to be not negligent or otherwise at fault, First Savings will indemnify RP Financial for all reasonable expenses.

         In rendering this fairness opinion, RP Financial reviewed the following material: (1) the merger agreement, dated March 31, 2000, including exhibits;
(2) financial and other information for First Savings, all with regard to balance and off-balance sheet composition, profitability, interest rates, volumes, maturities, trends, credit risk, interest rate risk, liquidity risk and operations: (a) audited and unaudited financial statements for the fiscal years ended December 31, 1996 through 1999 and the quarter ended March 31, 2000, (b) shareholder, regulatory and internal financial and other reports through March 31, 2000, (c) the proxy statements for the last three years and this proxy statement/prospectus, and (d) First Savings' management and board comments regarding past and current business, operations, financial condition, and future prospects; and (3) financial and other information for Southern Financial including: (a) unaudited and audited financial statements for the fiscal years ended December 31, 1996 through 1999 and the quarter ended March 31, 2000, (b) shareholder, regulatory and internal financial and other reports through March 31, 2000, (c) the annual proxy statement for the last three years, (d) the registration statement and proxy statement for the completed share exchange merger with The Horizon Bank in 1999, which was accounted for as a pooling of interests, (e) the pending registration statement for the issuance of trust preferred stock by Southern Financial, and
(f) Southern Financial's management comments regarding past and current business, operations, financial condition, and future prospects.

         RP Financial reviewed financial, operational, market area and stock price and trading characteristics for First Savings and Southern Financial (on a historical and pro forma basis) relative to publicly-traded savings institutions and commercial banking institutions, respectively, with comparable resources, financial condition, earnings, operations and markets. RP Financial also considered the economic and demographic characteristics in the local market area, and the potential impact of the regulatory, legislative and economic environments on operations for First Savings and Southern Financial and the public perception of the savings institution and commercial banking industries. RP Financial also considered: (1) the financial terms, financial and operating condition and market area of other recently completed acquisitions of comparable savings institutions both regionally and nationally; (2) discounted cash flow analyses incorporating future prospects for First Savings; (3) the future prospects for Southern Financial; (4) the pro forma impact on Southern Financial of the acquisition of First Savings, which is expected to be accounted for as a purchase; and (5) the market for Southern Financial's common stock.

         In rendering its opinion, RP Financial relied, without independent verification, on the accuracy and completeness of the information concerning First Savings and Southern Financial furnished by the respective institutions to RP Financial for review, as well as publicly available information regarding other financial institutions and economic and demographic data. First Savings and Southern Financial did not restrict RP Financial as to the material it was permitted to review. RP Financial did not perform or obtain any independent appraisals or evaluations of the assets and liabilities and potential and/or contingent liabilities of First Savings or Southern Financial.

         RP Financial expresses no opinion on matters of a legal, regulatory, tax or accounting nature or the ability of the merger as set forth in the merger agreement to be consummated. In rendering its opinion, RP Financial assumed that, in the course of obtaining the necessary regulatory and governmental approvals for the proposed merger, no restriction will be imposed on Southern Financial that would have a material adverse effect on the ability of the merger to be consummated as set forth in the merger agreement.

         RP Financial's opinion was based solely upon the information available to it and the economic, market and other circumstances as they existed as of March 31, 2000 and ________ __, 2000. Events occurring after the most recent date could materially affect the assumptions used in preparing the opinion. In connection with rendering its opinion dated March 31, 2000, and updated as of ________ __, 2000, RP Financial performed a variety of financial analyses that are summarized below. Although the evaluation of the fairness, from a financial point of view, of the merger consideration was to some extent subjective based on the experience and judgment of RP Financial, and not merely the result of mathematical analyses of financial data, RP Financial relied, in part, on the financial analyses summarized below in its determinations. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analyses or summary description. RP Financial believes its analyses must be considered as a whole and that selecting portions of such analyses and factors considered by RP Financial without considering all such analyses and factors could create an incomplete view of the process underlying RP Financial's opinion. In its analyses, RP Financial took into account its assessment of general business, market, monetary, financial and economic conditions, industry performance and other matters, many of which are beyond the control of First Savings and Southern Financial, as well as RP Financial's experience in securities valuation, its knowledge of financial institutions, and its experience in similar transactions. With respect to the comparable transactions analysis described below, no public company utilized as a comparison is identical to First Savings and such analyses necessarily involve complex considerations and judgments concerning the differences in financial and operating characteristics of the companies and other factors that could affect the acquisition values of the companies concerned. The analyses were prepared solely for purposes of RP Financial providing its opinion as to the fairness of the merger consideration, and they do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Any estimates contained in RP Financial's analyses are not necessarily indicative of future results of values, which may be significantly more or less favorable than such estimates. None of the analyses performed by RP Financial was assigned a greater significance by RP Financial than any other. Additionally, RP Financial considered other expressions of interest from regional financial institutions with the perceived ability to consummate an acquisition of First Savings, including the amount, form and value of the potential consideration

         Comparable Transactions Analysis. RP Financial compared the merger on the basis of multiples or ratios of reported earnings, tangible book value, assets and core deposit premium of First Savings implied by the merger consideration to be paid to the First Savings shareholders with the same multiples or ratios in pending acquisitions and acquisitions completed 1998 to date of: (a) all publicly traded savings and loan associations, savings banks, and savings and loan holding companies meeting the following criteria - assets less than $150 million, equity/assets less than 12 percent, profitable and with ample deal data (10 pending and 23 completed); and (b) all Mid-Atlantic savings and loan associations, savings banks, and savings and loan holding companies meeting the following criteria - assets under $250 million, profitable and with ample deal data (4 pending and 11 completed). The median acquisition pricing multiples or ratios of the groups were:

                                                  National Group               Mid-Atlantic Group
                                                  --------------               ------------------
                                                             Pending                        Pending
                                                  All         Only              All          Only
                                                  ---         ----              ---          ----
              Price/earnings                    25.60x       25.66x           28.95x       34.59x
              Price/book                       187.93%      163.09%          150.79%      158.27%
              Price/tangible book              188.80%      163.09%          150.79%      158.27%
              Price/assets                      14.68%       13.69%           17.71%       14.88%
              Tangible book premium/             9.08%        8.02%            8.36%        8.76%
                Core deposits

         In comparison to these groups, First Savings was generally similarly sized, less capitalized and similarly profitable, and maintained a higher return on equity. First Savings' acquisition pricing multiples or ratios for price/earnings, price/tangible book, price/assets and core deposits premium, as of the March 31, 2000 fairness opinion, based on financial statements as of or for the 12 months ended December 31, 1999, were: 15.95 times earnings; 123.01% of reported tangible book value; 8.42% of assets; and 2.82% tangible book premium to core deposits. In each pricing ratio, First Savings' indicated ratios fell within the range of the pricing ratios for national and Mid-Atlantic groups.

         Discounted Cash Flow Analysis. Using discounted cash flow analyses, RP Financial estimated the present value of future dividends and the terminal value based on alternative capital management and operating strategies over a five-year period. Alternative strategies analyzed included a base case scenario, a faster growth scenario and an assumed regular dividend scenario. The terminal value multipliers incorporated in RP Financial's analysis were derived from the comparable transaction analysis discussed above pertaining to financially comparable transactions, specifically, the price/tangible book ratio and price/earnings multiple. The dividend streams and terminal values were then discounted to present value based on a discount rate derived from the earnings capitalization rate of publicly traded thrifts, the

Treasury yield curve (i.e., the risk-free rate) and perceived investment risks in the First Savings shares. The merger consideration exceeds the upper end of the range of the sum of the present values of the future dividends and terminal values derived from the individual strategic scenarios. For example, the present values derived from the individual strategic scenarios ranged from roughly $4.88 to $5.49 per share.

         Pro Forma Impact Analysis. RP Financial's analysis considered the financial condition and operations of Southern Financial on a stand-alone basis at December 31, 1999, versus the pro forma impact resulting from the merger. RP Financial considered that the merger is estimated to (1) be accretive to Southern Financial's pro forma earnings per share incorporating anticipated synergies and (2) leverage Southern Financial's tangible capital while resulting in a small amount of book value per share dilution and (3) the resulting increase to Southern Financial's return on equity. RP Financial considered the potential impact of the merger on Southern Financial's key financial characteristics, per share data, resulting pricing ratios and comparison to other regional bank pricing ratios, as well as Southern Financial's longer run strategic objectives. RF Financial evaluated the estimated financial impact of the merger on the potential for increased liquidity of First Savings common stock, the receipt of dividends by First Savings, the enhanced ability to pursue growth without an additional capital issuance and expanded market share.

         As described above, RP Financial's opinion and presentation to the First Savings board was one of many factors taken into consideration by the First Savings board in making its determination to approve the merger agreement. Although the foregoing summary describes, the material components of the analyses presented by RP Financial to the First Savings board on March 31, 2000, and updated as of ________ __, 2000, in connection with its opinion as of those dates, it does not purport to be a complete description of all the analyses performed by RP Financial and is qualified by reference to the written opinion of RP Financial set forth as Appendix D, which First Savings shareholders are urged to read in its entirety.


                   INTERESTS OF CERTAIN PERSONS IN THE MERGER

         Certain members of First Savings' management, as well as the members of the First Savings board of directors, have interests in the merger in addition to their interests as shareholders of First Savings. These interests are described below. In each case, the First Savings board was aware of these potential interests, and considered them, among other matters, in approving the merger agreement and the transactions contemplated thereby.

         Indemnification. Southern Financial has generally agreed to indemnify the officers and directors of First Savings to the extent permitted by Virginia law following the closing of the merger. Southern Financial also has agreed to provide directors' and officers' liability insurance for the three years following the merger for the present officers and directors of First Savings.

         Chairman of First Savings. Barbara J. Fried, who will serve on the Southern Financial board, initially will receive annual retainers and monthly fees for service on Southern Financial's board. Based on the existing schedule utilized by Southern Financial, these individuals will receive an annual fee of $4,000, $500 for attendance at each board meeting and $150 for attendance at each board committee meeting.

         Payments to Officers of First Savings. On the effective date of the merger, Mr. Jeffrey C. Constantz, President and Chief Executive Officer of First Savings, will receive an aggregate of $125,000 under the terms of his employment agreement with First Savings, which provides for such payment in connection with termination of Mr. Constantz' employment in connection with a change in control of First Savings. Mr. Constantz will also receive a payment of $100,000 pursuant to a "pay to stay" incentive program adopted by First Savings as a means of retaining key management through the date of the merger. Mr. Glenn Rhodes, First Savings' Controller, will receive a payment of $37,500 as of the effective date of the merger under his employment agreement with First Savings. Mr. Rhodes and Patricia Bhatia, Vice President of First Savings, will each receive a payment of $37,500 under the pay to stay program.

         Employee and Benefit Plans. As soon as practicable upon completion of the merger and subject to Southern Financial's best efforts, employees of First Savings will be entitled to participate in Southern Financial's benefit plans and programs on the same terms as employees of Southern Financial, without waiting period or exceptions for pre-existing conditions and giving effect to years of service with First Savings as if such service were with Southern Financial. Southern Financial will also honor First Savings' obligations for all accrued and unused vacation, sick leave and personal leave and all employment, severance, consulting and other compensation contracts and agreements that First Savings has previously disclosed to Southern Financial.

         Conversion of Stock Options. All outstanding options for shares of common stock of First Savings issued to employees and directors of First Savings under its stock option plans will be converted as of the close of the merger to options for common stock of Southern Financial having equivalent values.


                  CERTAIN DIFFERENCES IN RIGHTS OF SHAREHOLDERS

         Both Southern Financial and First Savings are corporations subject to the provisions of the Virginia Stock Corporation Act. First Savings' shareholders' rights are presently governed by First Savings' articles of incorporation and bylaws. Upon consummation of the merger and First Savings' shareholders becoming shareholders of Southern Financial, shareholders' rights will be governed by the articles of incorporation and bylaws of Southern Financial.

         There are a few material differences between the rights of a First Savings shareholder under First Savings' articles of incorporation and bylaws, on the one hand, and the rights of a Southern Financial shareholder under the articles of incorporation and bylaws of Southern Financial, on the other hand, which are disclosed in the section "Comparative Rights of Shareholders" on page 90.


                          TERMS OF THE MERGER AGREEMENT

         The following is a summary description in the material aspects of the merger agreement. This description does not purport to be complete and is qualified in its entirety by reference to Appendix A that contains the full merger agreement. We urge you to read Appendix A in its entirety.

Representations and Warranties; Conditions to the Merger

         The merger agreement contains representations and warranties by Southern Financial and First Savings, including representations and warranties with respect to their individual organizations, authorizations to enter into the merger agreement, capitalization, financial statements and pending and threatened litigation. These representations and warranties, except as otherwise provided in the merger agreement, will not survive the effective date of the merger.

         The obligations of Southern Financial and First Savings to consummate the merger are subject to the following conditions, among others:

         o approval of the merger agreement by the requisite shareholder vote of the First Savings shareholders;

         o receipt of all necessary regulatory approvals not conditioned or restricted in a manner that, in the judgment of the boards of directors of Southern Financial or First Savings, materially adversely affects the economic or business benefits of the merger so as to render inadvisable or unduly burdensome consummation of the merger;

         o the absence of certain actual or threatened proceedings before a court or other governmental body relating to the merger;

         o the receipt of an opinion of counsel as to certain federal income tax consequences of the merger;

         o performance by the other company of its obligations under the merger agreement;

         o the accuracy, in all material respects, of the representations and warranties of the other company contained in the merger agreement;

         o the receipt of certain opinions and certificates from the other company;


Regulatory Approvals

         As indicated above, the merger is conditioned on the prior approval of the merger by the Board of Governors of the Federal Reserve System and the Virginia State Corporation Commission. Southern Financial has filed applications with the Federal Reserve and the Virginia State Corporation Commission. While we cannot predict whether or when Southern Financial will obtain all required regulatory approvals, we see no reason why the approvals will not be obtained in a timely manner. However, there can be no assurance that the necessary approvals will be obtained, or that any approval will not be conditioned in a manner which makes consummation of the merger, in the judgment of the board of directors of Southern Financial or First Savings, inadvisable or unduly burdensome.

Business Pending the Merger

         Until the effective date of the merger, each of Southern Financial and First Savings has agreed that it will operate its business substantially as presently operated, in the ordinary course of business, and will use its best efforts to preserve intact its relationships with persons having business dealings with it. In addition, until the effective date, First Savings has agreed not to take, without Southern Financial's consent, certain specific actions in connection with the ongoing operation of its business. Specifically, First Savings may not:

         o declare or pay dividends on its capital stock, except in accordance with past practice;

         o enter into any material transactions out of the ordinary course of business;

         o   amend or repeal its charter or bylaws;

         o issue any capital stock, except upon exercise of rights, warrants or options issued pursuant to existing employee benefits plans, programs or arrangements or effect any stock split or otherwise change its capitalization;

         o   purchase or redeem any of its capital stock;

         o voluntarily alter or change the composition of any director, officer or other key management personnel;

         o make any change in the compensation or title of any officer, director or key management employee other than in the ordinary course of business;

         o   enter into any new benefit plans or employment agreements;

         o   incur any liability outside the ordinary course of business; or

         o   knowingly waive any right of substantial value.


No Solicitation; Board Action

         First Savings has agreed not to (i) knowingly encourage, solicit or initiate discussions or negotiations with any person other than Southern Financial concerning any merger, share exchange, sale of substantial assets, tender offer, sale of shares of capital stock or similar transaction involving First Savings, (ii) enter into any agreement with any third party providing for a business combination transaction, equity investment or sale of a significant amount of assets not in the ordinary course of business, or (iii) furnish any information to any other person relating to or in support of such transaction.

         First Savings also has agreed that it will promptly communicate to Southern Financial the terms of any proposal which it may receive in respect to any of the foregoing transactions.

         First Savings would be required to pay Southern Financial $100,000 if the merger agreement is terminated and before the date of termination First Savings receives a merger or acquisition proposal or initiates merger or acquisition discussions with a third party and within 12 months after the date of termination the First Savings board determines by vote that a merger or acquisition by the third party is in the best interests of First Savings and its shareholders. Additionally, no fee is payable, however, if Southern Financial wrongfully terminates the merger agreement. Similarly, no fee is payable if, at the time the merger agreement terminates, First Savings is entitled to terminate on the basis of a breach by Southern Financial or there has been a failure to satisfy certain closing conditions (other than approval by First Savings' shareholders). See "- Expenses of the Merger and Termination Fee" on page 27.

Effective Date

         If the merger is approved by the shareholders of First Savings, all required governmental and other consents are obtained and the other conditions to the merger are satisfied or waived, the merger will be consummated and made effective on the date and at the time indicated on the certificate of merger issued by the Virginia State Corporation Commission pursuant to the Virginia Stock Corporation Act. See "- Representations and Warranties; Conditions to the Merger" on page 23.

         It is anticipated that the effective date of the merger will occur in the third quarter of 2000.

Surrender of Stock Certificates

         As soon as practicable after the merger, Southern Financial will cause Chase Mellon Shareholder Services, its exchange agent, to mail to each First Savings shareholder a letter of transmittal and instructions for use to surrender the certificates representing shares of First Savings common stock in exchange for certificates representing shares of Southern Financial common stock.

         First Savings shareholders should not send in their certificates until they receive such instructions.

         Promptly after surrender of one or more certificates for First Savings common stock, together with a properly completed letter of transmittal, each First Savings shareholder will receive a certificate or certificates representing the number of shares of Southern Financial common stock to which he or she is entitled and, where applicable, a check for the amount payable in cash instead of issuing a fractional share. Lost, stolen, mutilated or destroyed certificates will be treated in accordance with the existing procedures of Southern Financial.

         After the merger, each First Savings shareholder will be entitled to vote the number of shares of Southern Financial common stock into which your First Savings common stock has been converted, regardless of whether you have surrendered your First Savings certificates. The merger agreement provides, however, that no dividend or distribution payable to the holders of record of Southern Financial common stock at or as of any time after the effective date of the merger will be paid to the holder of any First Savings certificate until such holder physically surrenders such certificate, promptly after which time all such dividends or distributions will be paid, without interest.

Waiver, Amendment and Termination

         At any time on or before the effective date of the merger, any term or condition of the merger may be waived by the party which is entitled to the benefits thereof and without shareholder approval. The merger agreement may be amended at any time before the merger by agreement of the parties whether before or after the shareholder meeting. Any material change in a material term of the merger agreement would require a resolicitation of First Savings' shareholders. Such a material change would include, but not be limited to, a decrease in the exchange ratio or a change in the tax consequences to First Savings' shareholders.

         The merger agreement may be terminated by Southern Financial or First Savings, whether before or after the approval of the merger by the shareholders of First Savings:

         o   by mutual consent of First Savings and Southern Financial;

         o unilaterally by First Savings or Southern Financial, if the merger has not occurred on or before February 28, 2001; or

         o unilaterally by First Savings or Southern Financial if the satisfaction in any material respect of one or more conditions to the obligation of that party is rendered impossible of satisfaction. In the event of termination, the merger agreement shall become null and void, except that certain provisions thereof relating to expenses and confidentiality of information exchanged between the parties shall survive any such termination.


Resales of Southern Financial Common Stock

         All shares of Southern Financial common stock received by First Savings shareholders in connection with the merger will be freely transferable, except that Southern Financial common stock received by persons who are deemed to be "affiliates" of First Savings for purposes of Rule 145 under the Securities Act of 1933, as amended (the "Securities Act"). To the best knowledge of First Savings and Southern Financial, the only persons who may be deemed to be affiliates of First Savings subject to these limitations are the directors and executive officers of First Savings.

Expenses of the Merger and Termination Fee

         In general, whether or not the merger is consummated, First Savings and Southern Financial will pay their own expenses incident to preparing, entering into and carrying out the merger agreement, and preparing and filing the registration statement of which this proxy statement/prospectus is a part.

         If the merger agreement terminates and, prior to the date of termination First Savings solicits or receives a business combination inquiry or proposal from a third party and, within 12 months after the merger agreement terminates the First Savings board determines by vote that a business combination with the third party is in the best interests of First Savings and its shareholders, First Savings shall pay Southern Financial $100,000. Additionally, no payment will be due if Southern Financial wrongfully terminates the merger agreement or, if at the time the merger agreement terminates, First Savings is entitled to terminate or refuse to close on the grounds that Southern Financial has breached any representation or warranty in the merger agreement. Finally, no payment will be due if there has been a failure to satisfy certain closing conditions; a failure to obtain regulatory approval; if the Securities and Exchange Commission issues a stop order or threatens to issue a stop order concerning this proxy statement/prospectus; or if counsel to Southern Financial does not issue an opinion that the merger is tax free to the shareholders of First Savings.

         This provision is intended to discourage another party from interfering with the merger agreement between Southern Financial and First Savings.

         If either party willfully and materially breaches the merger agreement, that party must pay the costs associated with this transaction incurred by the non-breaching party. If the merger agreement is terminated because First Savings shareholders did not approve the merger agreement, then First Savings will pay 50% of the costs and expenses of Southern Financial, except that such reimbursement will not exceed a total of $100,000.


                           MARKET PRICES AND DIVIDENDS

Market Prices

         First Savings common stock is traded on a quarterly basis in private transactions by matching prospective buyers and sellers. To First Savings management's knowledge, the last sales of First Savings common stock took place in the _____ quarter of _____ at a price of $_____ per share.

         Southern Financial common stock is listed and traded on The Nasdaq National Market under the symbol "SFFB."

         The following table sets forth the high, low, and closing sales prices of the common stock as reported by The Nasdaq National Market for the periods listed.

Southern Financial

        ---------------------------------------- ------------- ------------- -------------
                                                         High           Low       Closing
        ---------------------------------------- ------------- ------------- -------------
        2000
        ---------------------------------------- ------------- ------------- -------------
        2nd Quarter (through May 16, 2000)             $15.88        $13.25        $15.25
        ---------------------------------------- ------------- ------------- -------------
        1st Quarter                                     17.38         13.50         14.19
        ---------------------------------------- ------------- ------------- -------------

        ---------------------------------------- ------------- ------------- -------------
        1999
        ---------------------------------------- ------------- ------------- -------------
        4th Quarter                                     20.00         16.50         16.50
        ---------------------------------------- ------------- ------------- -------------
        3rd Quarter                                     20.63         19.75         19.75
        ---------------------------------------- ------------- ------------- -------------
        2nd Quarter                                     22.25         19.75         20.38
        ---------------------------------------- ------------- ------------- -------------
        1st Quarter                                     22.00         19.50         20.31
        ---------------------------------------- ------------- ------------- -------------

        ---------------------------------------- ------------- ------------- -------------
        1998
        ---------------------------------------- ------------- ------------- -------------
        4th Quarter                                     24.75         21.00         21.00
        ---------------------------------------- ------------- ------------- -------------
        3rd Quarter                                     27.00         24.00         24.50
        ---------------------------------------- ------------- ------------- -------------
        2nd Quarter                                     27.25         25.25         26.13
        ---------------------------------------- ------------- ------------- -------------
        1st Quarter                                     30.00         20.00         25.50
        ---------------------------------------- ------------- ------------- -------------

         The closing price of Southern Financial common stock on The Nasdaq National Market on March 30, 2000, the last full trading day preceding the public announcement of the proposed merger, was $14.19 per share. The closing price of Southern Financial common stock on The Nasdaq National Market on ________ __, 2000, the latest practicable date before the date of this proxy statement/prospectus, was $_____ per share.

Dividends

         The following table reflects the cash dividends declared per share during each quarter on Southern Financial common stock for the periods indicated. First Savings has not paid cash dividends.

Southern Financial
------------------

----------------------------- ---------------- ---------------- ----------------
                                   2000             1999             1998
----------------------------- ---------------- ---------------- ----------------
Fourth Quarter                       n/a           $ .12            $ .10
----------------------------- ---------------- ---------------- ----------------
Third Quarter                        n/a             .12              .095
----------------------------- ---------------- ---------------- ----------------
Second Quarter                       n/a             .115             .09
----------------------------- ---------------- ---------------- ----------------
First Quarter                       .12              .11              .08
----------------------------- ---------------- ---------------- ----------------

         Certain state law restrictions are imposed on distributions of dividends to shareholders of Southern Financial. Southern Financial shareholders are entitled to receive dividends as declared by the Southern Financial board of directors. However, no such distribution may be made if, after giving effect to the distribution, it would not be able to pay its debts as they become due in the usual course of business or its total assets would be less than its total liabilities. There are similar restrictions with respect to stock repurchases and redemptions.

         Banks have limitations imposed upon all "capital distributions," including cash dividends, payments to repurchase or otherwise acquire its shares, payments to shareholders of another institution in a cash-out merger, and other distributions charged against capital. As of March 31, 2000, Southern Financial Bank had the capacity to pay no more than $3.8 million in total dividends to its sole shareholder, Southern Financial, and First Savings had the capacity to pay $_____ million in total dividends to its shareholders.

         Similarly, Southern Financial Bank and First Savings each are subject to legal limitations on capital distributions including the payment of dividends, if, after making such distribution, the institution would become "undercapitalized" (as such term is used in the statute). For all state member banks of the Federal Reserve seeking to pay dividends, the prior approval of the applicable Federal Reserve Bank is required if the total of all dividends declared in any calendar year will exceed the sum of the bank's net profits for that year and its retained net profits for the preceding two calendar years. Federal law also generally prohibits a depository institution from making any capital distribution (including payment of a dividend or payment of a management fee to its holding company) if the depository institution would thereafter fail to maintain capital above regulatory minimums. Federal Reserve Banks are also authorized to limit the payment of dividends by any state member bank if such payment may be deemed to constitute an unsafe or unsound practice. In addition, under Virginia law no dividend may be declared or paid that would impair a Virginia chartered bank's paid-in capital. The Virginia State Corporation Commission has general authority to prohibit payment of dividends by a Virginia chartered bank if it determines that the limitation is in the public interest and is necessary to ensure the bank's financial soundness.

         Following the consummation of the merger, most of the revenues of Southern Financial and Southern Financial's ability to pay dividends to its shareholders will depend on dividends paid to it by Southern Financial Bank and First Savings. Based on the current financial condition of Southern Financial Bank and First Savings, Southern Financial expects that the above-described provisions will have no impact on Southern Financial's ability to obtain dividends from Southern Financial Bank and First Savings or on Southern Financial's ability to pay dividends to its shareholders.

                                   CHAPTER II
                    INFORMATION ABOUT THE MEETING AND VOTING

General

        We are furnishing this document in connection with the solicitation of proxies by the board of directors of First Savings for use at the special meeting of First Savings shareholders including any adjournments or postponements thereof, to be held on ________ __, 2000, at the times and places set forth in the accompanying notices.

        The purpose of the meeting is to consider and vote upon the Agreement and Plan of Reorganization, dated March 31, 2000, among First Savings, Southern Financial and Southern Financial Bank, a Virginia corporation and a wholly owned subsidiary of Southern Financial. The merger agreement is attached to this document as Appendix A. For a description of the merger agreement, see "Terms of the Merger Agreement" on page 23.

        The merger agreement provides that First Savings will merge with and into Southern Financial Bank. In the merger, each share of common stock, par value $1.00 per share, of First Savings then outstanding will be converted into the right to receive 0.44 shares (the "exchange ratio") of common stock, par value $0.01 per share, of Southern Financial. Southern Financial will pay cash in lieu of fractional shares.

First Savings Meeting

         General. The First Savings meeting will be held on ________ __, 2000 at ____ a.m., local time, at the
___________________________________________________, Virginia. At the First
Savings meeting, holders of First Savings common stock will be asked to consider and vote upon a proposal to approve the merger agreement. First Savings shareholders may also be asked to vote upon a proposal to adjourn or postpone the First Savings meeting for the purpose of, among other things, allowing additional time for the solicitation of proxies from First Savings shareholders to approve the merger agreement.

         Record Date; Voting Power. Only holders of record of shares of First Savings common stock at the close of business on ________ __, 2000 are entitled to notice of and to vote at the First Savings meeting. As of such date, there were __________ issued and outstanding shares of First Savings common stock held by approximately _____ holders of record. Holders of record of First Savings common stock on the First Savings record date are entitled to one vote per share on any matter that may properly come before the First Savings meeting. Brokers who hold shares of First Savings common stock as nominees will not have discretionary authority to vote such shares in the absence of instructions from the beneficial owners thereof. Any such shares of First Savings common stock for which a broker has submitted an executed proxy but for which the beneficial owner thereof has not given instructions on voting to such broker are referred to as "broker non-votes."

         Vote Required. The presence in person or by proxy of the holders of one-third of the shares of First Savings common stock outstanding on the First Savings record date will constitute a quorum for the transaction of business at the First Savings meeting. Abstentions and broker non-votes will be counted for purposes of establishing the presence of a quorum at the First Savings meeting. The approval of the proposal to approve the merger agreement requires the affirmative vote of holders of more than two-thirds of the shares of First Savings common stock outstanding on the record date. Broker non-votes and abstentions will be counted and will have the effect of a vote against the proposal to approve the merger agreement.

         On the record date, the executive officers and directors of First Savings, including their affiliates, had voting power with respect to an aggregate of __________ shares of First Savings common stock or approximately _____% of the shares of First Savings common stock then outstanding. We expect that such directors and officers will vote all of such shares in favor of the proposal to approve the merger agreement. In addition, on the First Savings record date, the directors and executive officers of Southern Financial did not beneficially own any shares of First Savings common stock.

         Recommendation of the First Savings Board. The First Savings board has unanimously approved and adopted the merger agreement. The First Savings board believes that the merger is fair to and in the best interests of First Savings and the First Savings shareholders and recommends that the First Savings shareholders vote "FOR" approval of the merger agreement and the transactions contemplated thereby. See "The Merger - First Savings' Reasons for the Merger" on page 12.

         Solicitation and Revocation of Proxies. A form of proxy is enclosed with this document. All shares of First Savings common stock represented by properly executed proxies (whether through the return of the enclosed proxy card or by telephone) will, unless such proxies have been previously revoked, be voted in accordance with the instructions indicated on such proxies. If no instructions are indicated, such shares will be voted FOR approval of the merger agreement and in the discretion of the proxy holder as to any other matter which may properly come before the First Savings meeting.

         EACH HOLDER OF FIRST SAVINGS COMMON STOCK IS REQUESTED TO VOTE BY COMPLETING, DATING AND SIGNING THE ACCOMPANYING PROXY CARD AND RETURNING IT PROMPTLY TO FIRST SAVINGS IN THE ENCLOSED, POSTAGE-PAID ENVELOPE. FIRST SAVINGS SHAREHOLDERS SHOULD NOT SEND STOCK CERTIFICATES WITH THEIR PROXY CARDS.

         Any First Savings shareholder that has previously delivered a properly executed proxy may revoke such proxy at any time before its exercise. A proxy may be revoked either by (i) filing with the secretary of First Savings prior to the First Savings meeting, at First Savings' principal executive offices, either a written revocation of such proxy or a duly executed proxy bearing a later date or (ii) attending the First Savings meeting and voting in person. Presence at the First Savings meeting will not revoke a shareholder's proxy unless such shareholder votes in person.

         The cost of soliciting proxies will be borne by First Savings. Proxies may be solicited by personal interview, mail or telephone. In addition, First Savings may reimburse brokerage firms and other persons representing beneficial owners of shares of First Savings common stock for their expenses in forwarding solicitation materials to beneficial owners. Proxies may also be solicited by certain of First Savings' executive officers, directors and regular employees, without additional compensation, personally or by telephone or facsimile transmission.

         Other Matters. First Savings is unaware of any matter to be presented at the First Savings meeting other than the proposal to approve the merger agreement. If other matters are properly presented at the First Savings meeting, the persons named in the enclosed form of proxy will have authority to vote all properly executed proxies in accordance with their judgment on any such matter, including, without limitation, any proposal to adjourn or postpone the First Savings meeting, provided that no proxy that has been designated to vote against approval of the merger agreement will be voted in favor of any proposal to adjourn or postpone the First Savings meeting for the purpose of soliciting additional proxies to approve the merger agreement.

                                   CHAPTER III
                        DESCRIPTION OF SOUTHERN FINANCIAL

                                    BUSINESS

General

         Southern Financial is incorporated in Virginia. On December 1, 1995, Southern Financial acquired all of the outstanding shares of Southern Financial Bank. Southern Financial Bank, formerly Southern Financial Federal Savings Bank, converted from a savings bank to a state chartered commercial bank effective December 1, 1995. The only material activity of Southern Financial is to own and control all of the capital stock of Southern Financial Bank. Southern Financial also owns 70% of the common stock of Southern WebTech.com, Inc., a bank software systems design company that began operations in October, 1999. References to Southern Financial include the activities of its subsidiaries.

         Headquartered in Warrenton, Virginia, Southern Financial serves the retail and commercial financial market as a deposit and loan specialist from 17 full service offices located in Warrenton, Herndon, Middleburg, Winchester, Leesburg, Fairfax, Sterling, Woodbridge, Manassas and Fredericksburg, Virginia. Southern Financial's defined market area forms a semi-circle to the west of the metropolitan Washington, D.C. area roughly centered on Warrenton. The counties included in the defined market area where Southern Financial currently operates branches include: Loudoun, Fauquier, Fairfax, Frederick and Prince William and the cities of Fredericksburg and Winchester. Other counties in the defined market area include: Spotsylvania, Culpeper, Rappahanock, Clarke and the three counties in the West Virginia panhandle.

         The inner ring of the semi-circle that comprises Southern Financial's market area is the bedroom community for the close-in greater metropolitan Washington commercial centers that have grown up in northern Virginia in the past 30 years. As the economy of the metropolitan Washington area has diversified away from its concentration in government and government-related employment, the Dulles corridor has developed into a major center for communication and high-tech activities. In the process, Reston, Herndon, Tysons Corner and Fairfax have become important employment centers in their own right much as Stamford, Connecticut and White Plains, New York have done outside Manhattan. As a consequence, the commutable radius has pushed west out to Loudoun and Fauquier Counties and south and southwest to Stafford, Spotsylvania and Prince William Counties. The branch locations in these areas situate Southern Financial to take advantage of the rapid economic growth of these communities.

         The principal business of Southern Financial is the acquisition of deposits from the general public through its home and branch offices and use of these deposits to fund its loan and investment portfolios. Southern Financial seeks to be a full service community bank which provides a wide variety of financial services to its small and middle market business clients as well as to its retail clients. Southern Financial is an active commercial lender that often lends in conjunction with the Small Business Administration 7(a) and 504 loan programs. In addition, Southern Financial is an active residential construction lender and offers its retail clients permanent residential mortgage loan alternatives. Southern Financial also invests funds in mortgage-backed securities, securities issued by agencies of the Federal Government, obligations of counties and municipalities and corporate obligations.

         The principal sources of funds for Southern Financial's lending and investment activities are deposits, amortization and repayment of loans, proceeds from the sales of loans, prepayments from mortgage-backed securities, repayments of maturing investment securities, Federal Home Loan Bank advances and other borrowed money.

         Principal sources of revenue are interest and fees on loans and investment securities and gains from the sale of loans, as well as fee income derived from the maintenance of deposit accounts. Southern Financial's principal expenses include interest paid on deposits and advances from the Federal Home Loan Bank and other borrowings, and operating expenses.

Lending Activities

         Southern Financial's lending focus and the composition of its loan portfolio have changed dramatically over the past five years. The growth of the loan portfolio and the change in its composition reflects Southern Financial's growth strategy and the shift in its focus from residential mortgage lending to small and middle size business lending. On December 31, 1995, residential mortgage loans represented 32% of gross loans. By March 31, 2000, residential mortgage loans had declined to 18% of gross loans. In contrast, commercial business loans and non-residential mortgage loans were 15% and 32% of gross loans at December 31, 1995. By March 31, 2000, commercial business loans and non-residential mortgage loans were 21% and 50%, respectively, of gross loans.

         Today, the principal lending activity of Southern Financial is the origination of commercial mortgage and non-mortgage loans to small and medium-sized businesses, including loans through various lending programs of the Small Business Administration. Southern Financial is a Preferred Lender in the Richmond District of Small Business Administration and a Certified Lender in the Washington, D.C. District of Small Business Administration.

         Southern Financial also makes residential mortgage loans, consumer loans and construction loans.

         Commercial Real Estate Lending. At March 31, 2000, commercial real estate loans totaled $127.5 million, of which $120.4 million were permanent loans and $7.1 million were construction loans. Of Southern Financial's permanent commercial real estate loans, $51.1 million were made under the Small Business Administration 7(a) and 504 loan programs at March 31, 2000. The Small Business Administration 7(a) and 504 loan programs are economic development programs. The Small Business Administration in cooperation with banks and other lending institutions, finances the expansion of small businesses.

         The 504 loan program is used to finance long-term fixed assets, primarily real estate and large/heavy equipment. The 504 loan program is an economic development program designed to create new jobs or retain existing jobs. The credit structure of the 504 loan program gives borrowers access to 90% financing for the project. Fifty percent is provided by the financial institution in the form of a first lien position. Forty percent is provided by the certified development company with a second lien position. The borrower provides the remaining 10% of the funds required for the project. Of Southern Financial's $120 million in permanent commercial real estate loans at March 31, 2000, $46 million were 504 loans.

         Small Business Administration 7(a) loans may be used for the purchase of real estate, construction, renovation or leasehold improvements, as well as machinery, equipment, furniture, fixtures, inventory, and in some instances, working capital and debt refinance. Start-up businesses are eligible. The Small Business Administration guarantees up to 80% of the loan balance under the 7(a) program. At March 31, 2000, Southern Financial had $5.1 million in Small Business Administration 7(a) permanent commercial real estate loans.

         Southern Financial also offers an extensive array of commercial real estate loans outside of Small Business Administration programs. These loans, which totaled $74.9 million at March 31, 2000, serve both the investor and owner occupied facility market. These loans are secured by real estate with loan-to-values averaging less than 70%.

         Southern Financial is involved in financing the construction phase of small business projects prior to the project being approved by the Small Business Administration. To a lesser extent, Southern Financial also provides commercial construction financing for projects outside of the Small Business Administration programs.

         Commercial Business Lending. In general, commercial business loans involve somewhat more credit risk than do residential mortgage loans and real estate backed commercial loans and, therefore, usually yield a higher return to Southern Financial. The increased credit risk for commercial business loans is due to the type of collateral securing these loans. The increased risk also derives from the expectation that commercial loans generally will be serviced principally from the business operations conducted, and such operations may not be successful and, hence, may lead to default on the loan. Historical trends have shown these types of loans to have higher delinquencies than mortgage loans. Therefore, Southern Financial utilizes the Small Business Administration 7(a) loan program to reduce the inherent risk associated with this type of lending. At March 31, 2000, Southern Financial had $51.8 million in commercial business loans, which represent 22% of Southern Financial's total loans receivable. Of Southern Financial's $51.8 million in commercial business loans, 23% are Small Business Administration 7(a) loans. During the quarter ended March 31, 2000, Southern Financial originated and closed $4.2 million in loans under the Small Business Administration 7(a) loan program and sold $2.9 million on the secondary market.

         Residential Lending. Southern Financial makes fixed and adjustable rate, first mortgage loans with terms up to 30 years. It offers second mortgages in conjunction with its own first mortgages or those of other lenders. Southern Financial makes construction loans and permanent loans on individual single family residences and on other residential properties. Construction loans generally have interest rates of prime plus one to two percent and fees of one to three points, loan-to-value ratios of 80% or less based on current appraisals and terms of generally nine months or less. In the case of conventional loans, Southern Financial typically lends up to 80% of the appraised value of single-family residences. Southern Financial requires private mortgage insurance for loans exceeding 80% of the appraised value.

         Residential mortgage loans are secured by single-family homes. At March 31, 2000, loans secured by residential property, both permanent and construction, totaled $51.7 million, which represented approximately 22% of total loans receivable. Approximately 20% of the total loans receivable consisted of loans secured by permanent mortgages on one-to-four family residential property.

         Consumer Lending. Southern Financial offers various types of secured and unsecured consumer loans. These loans are offered as a convenience to its customer base since these products are not the focus of Southern Financial's lending activities. At March 31, 2000, Southern Financial had $10.7 million in consumer loans which represents 4% of the total loans receivable.

         Income from Lending Activities. Interest on loans, gains on sale of loans, and loan fees and service charges amounted to approximately 68% of Southern Financial's total revenue for the quarter ended March 31, 2000. Income from loan origination fees and other fees are sources of income which vary with the volume and type of loans and commitments made and with competitive and economic conditions.

Loan Portfolio Composition

         The following table sets forth the composition of Southern Financial's loan portfolio at the dates indicated:

                                                                      At March 31,
                                              -------------------------------------------------------------
                                                          2000                            1999
                                              -----------------------------  ------------------------------
                                                  Amount         Percent        Amount          Percent
                                              --------------  -------------  -------------   --------------
                                                                 (amounts in thousands)
         Mortgage:
           Residential                          $    43,911            18%    $    52,216              25%
           Nonresidential                           120,488            50%         89,571              42%
         Construction:
              Residential                             7,785             3%          7,435               4%
              Nonresidential                          7,056             3%         13,789               6%
                                              --------------  -------------  -------------   --------------
                 Total mortgage                     179,240            74%        163,011              76%
                                              --------------  -------------  -------------   --------------

         Nonmortgage:
           Business                                  51,804            22%         39,534              19%
           Consumer                                  10,684             4%          9,961               5%
                                              --------------  -------------  -------------   --------------
                 Total nonmortgage                   62,488            26%         49,495              24%
                                              --------------  -------------  -------------   --------------

         Gross loans                                241,728           100%        212,506             100%

         Less:
             Deferred fees                            1,387                         1,100
             Allowance for loan losses                3,601                         3,204
                                              --------------                 -------------

         Total loans receivable, net            $   236,740                   $   208,202
                                              ==============                 =============

                                                                At December 31,
                                 -------------------------------------------------------------------------------
                                          1999                       1998                       1997
                                 ------------------------------------------------------------------------------
                                   Amount      Percent       Amount       Percent       Amount       Percent
                                 -----------  -----------  -----------   -----------  ------------  -----------
                                                            (amounts in thousands)
Mortgage:
  Residential                      $ 48,604          20%     $ 54,822           26%      $ 61,328          29%
  Nonresidential                    109,871          47%       85,124           41%        74,104          36%
Construction:
     Residential                      7,853           3%        6,949            3%         8,766           4%
     Nonresidential                   8,270           3%       11,214            5%        13,865           7%
                                 ------------------------------------------------------------------------------
        Total mortgage              174,598          73%      158,109           75%       158,063          76%
                                 ------------------------------------------------------------------------------

Nonmortgage:
  Business                           54,175          23%       40,814           20%        36,578          18%
  Consumer                            9,995           4%       11,559            5%        13,524           6%
                                 ------------------------------------------------------------------------------
        Total nonmortgage            64,170          27%       52,373           25%        50,102          24%
                                 ------------------------------------------------------------------------------

Gross loans                         238,768         100%      210,482          100%       208,165         100%

Less:
    Deferred fees                     1,230                     1,065                         862
    Allowance for loan losses         3,452                     3,062                       2,743
                                 -----------               -----------                ------------

Total loans receivable, net        $234,086                  $206,355                    $204,560
                                 ===========               ===========                ============

                                                                       At December 31,
                                                   --------------------------------------------------------
                                                             1996                          1995
                                                   --------------------------------------------------------
                                                     Amount        Percent         Amount        Percent
                                                   --------------------------------------------------------
                Mortgage:
                  Residential                        $  59,986          33%        $  54,000         32%
                  Nonresidential                        64,848          37%           54,696         32%
                Construction:
                     Residential                         8,037           4%            9,248          6%
                     Nonresidential                      8,090           4%           11,029          7%
                                                   --------------------------------------------------------
                        Total mortgage                 140,961          78%          128,973         77%
                                                   --------------------------------------------------------

                Nonmortgage:
                  Business                              27,794          15%           25,646         15%
                  Consumer                              12,555           7%           13,220          8%
                                                   --------------------------------------------------------
                        Total nonmortgage               40,349          22%           38,866         23%
                                                   --------------------------------------------------------

                Gross loans                            181,310         100%          167,839        100%

                Less:
                    Deferred fees                          674                           620
                    Allowance for loan losses            2,374                         2,041
                                                   ------------                  ------------

                Total loans receivable, net          $ 178,262                     $ 165,178
                                                   ============                  ============

         The following table sets forth the scheduled maturity of selected loans as of March 31, 2000:

                                          Over 1 Year
                                        Through 5 Years                       Over 5 Years
                            -----------------------------------------    ------------------------
                               One Year        Fixed        Floating       Fixed        Floating
                               or Less         Rate           Rate          Rate          Rate          Total
                            ------------    ----------     ----------    ----------    ----------    ----------
                                                            (amounts in thousands)
Construction:
   Residential                $   7,785      $      -       $      -      $      -      $      -      $  7,785
   Nonresidential                 7,056             -              -             -             -         7,056
Business                         21,032        12,439          4,024         9,237         5,072        51,804
                            ------------    ----------     ----------    ----------    ----------    ----------

        Total                 $  35,873      $ 12,439       $  4,024      $  9,237      $  5,072      $ 66,645
                            ============    ==========     ==========    ==========    ==========    ==========

Loan Underwriting Policies

         Because future loan losses are so closely intertwined with its associated underwriting policy, Southern Financial has instituted what it believes is a stringent loan underwriting policy. Its underwriting guidelines are tailored for particular credit types, including lines of credit, revolving credit facilities, demand loans, term loans, equipment loans and leases, real estate loans, Small Business Administration loans, stand-by letters of credit and unsecured loans.

         More specifically, it is Southern Financial's policy to encourage all loan applicants for sound and lawful purposes, regardless of race, religion or creed. Extensions of credit will be made if the criteria of creditworthiness, likelihood of repayment and proximity to market areas served indicate that such extensions of credit will provide acceptable profitability to Southern Financial.

         Detailed loan applications are obtained to determine the borrower's ability to repay, and the more significant items on these applications are verified through the use of credit reports, financial statements and confirmations. All property valuations are performed by independent outside appraisers who are reviewed by the Vice President of Real Estate Lending who reports his findings annually to Southern Financial's board of directors.

         It is Southern Financial's policy to retain a mortgage creating a valid lien on real estate and to obtain a title insurance policy that insures the property is free of encumbrances. Also required from the borrower is hazard insurance, and flood insurance is required if the property is in a flood plain as designated by the Department of Housing and Urban Development. Most borrowers are also required to advance funds on a monthly basis from which Southern Financial makes disbursements for items such as real estate taxes, private mortgage insurance and hazard insurance.

         The aggregate amount of loans that Southern Financial may make to one borrower is limited to 15% of Southern Financial's unimpaired capital and surplus. The maximum amount of loans that Southern Financial could have made to one borrower as of December 31, 1999 was approximately $4.3 million based on 15% of its unimpaired capital and surplus. As of December 31, 1999, the largest aggregate amount of such loans by Southern Financial to any one borrower was $3.5 million.

         Interest rates charged by Southern Financial are affected primarily by competitive market factors. These factors include general economic conditions, monetary policies of the Federal Reserve Bank, legislative tax policies and government budgetary matters.

         The Credit Committee of the board, consisting of three outside members of the board of directors and the Chief Executive Officer, is responsible for the qualitative review of the loan portfolio and for assuring compliance with all of the board's policies and procedures as well as all applicable state and federal laws, rules and regulations.

         Southern Financial has a standing credit committee comprised of officers, in which the members have defined lending authorities as individuals and in combination. These individual lending authorities are determined by the Chief Executive Officer and approved by the board based on the individual's technical ability and must be agreed to by the Credit Committee. All authorities are reviewed and approved by the full board of directors.

         When a borrower fails to make a required payment, Southern Financial attempts to cause the deficiency to be cured by contacting the borrower. After 17 days, a reminder notice is sent indicating that a late charge has been levied. After 30 days delinquency, the borrower is contacted by phone and responses are documented. After 90 days, if the loan has not been brought current or an acceptable arrangement is not worked out with the borrower, Southern Financial will institute measures to remedy the default, including commencing foreclosure action with respect to mortgage loans and repossessions of collateral in the case of consumer loans.

         If foreclosure is effected, the property is sold at a public auction in which Southern Financial may participate as a bidder. If Southern Financial is the successful bidder, the acquired real estate property is then included in its real estate owned account until it is sold. Such assets are carried at the lower of cost or fair value net of estimated selling costs. To the extent there is a decline in value, that amount is charged to operating expense.

Past Due Loans and Nonperforming Assets

         The following table sets forth information regarding past due loans and nonperforming assets at the dates indicated:

                                                                      At March 31,
                                                            ----------------------------------
                                                                 2000                1999
                                                            --------------      --------------
                                                                 (amounts in thousands)
         Accruing Loans 90 Days or More (1) Delinquent
           Residential                                            $      -             $     -
           Nonresidential                                                -                  82
           Business                                                     79                 394
           Consumer                                                     29                  80
                                                            --------------      --------------
              Total                                                    108                 556
                                                            ==============      ==============

         Nonperforming Loans
           Residential                                                 425                   -
           Nonresidential                                              109               1,019
           Business                                                      -               1,041
           Consumer                                                      -                   4
                                                            --------------      --------------
                  Subtotal                                             534               2,064
                                                            --------------      --------------
         Renegotiated Loans:
           Nonresidential                                               63                   -
         Real Estate Owned:
           Residential                                                   -                 498
           Nonresidential                                            2,296                   -
                                                            --------------      --------------
         Total Nonperforming Assets                              $   2,893           $   2,562
                                                            ==============      ==============
         Nonperforming Assets to Total Assets                        0.68%               0.64%
                                                            ==============      ==============

_______________
(1)   Includes portion guaranteed by the Small Business Administration.

                                                                        At December 31,
                                          -----------------------------------------------------------------------------
                                              1999            1998            1997             1996            1995
                                          -----------     ------------    ------------     ------------    ------------
                                                                     (amounts in thousands)
Accruing Loans 90 Days or More (1)
Delinquent
  Residential                              $     -         $      -        $      -         $     -         $   878
  Nonresidential                                 -              372               -             194               -
  Business                                     226              283              71              11               -
  Consumer                                       9              231               6               2               3
                                          -----------     ------------    ------------     ------------    ------------
     Total                                     235              886              77             207             881
                                          ===========     ============    ============     ============    ============

Nonperforming Loans
  Residential                                  413              291             443             321             541
  Nonresidential                               109            1,033           1,002           1,257               -
  Business                                       -            1,576             889             721             605
  Consumer                                       -                6              74             532              85
                                          -----------     ------------    ------------     ------------    ------------
         Subtotal                              522            2,906           2,408           2,831           1,231
                                          -----------     ------------    ------------     ------------    ------------
Renegotiated Loans:
  Nonresidential                                68                -               -               -               -
Real Estate Owned:
  Nonresidential                             2,296              498             722           1,307           1,382
                                          -----------     ------------    ------------     ------------    ------------
Total Nonperforming Assets                 $ 2,886          $ 3,404         $ 3,130         $ 4,138         $ 2,613
                                          ===========     ============    ============     ============    ============
Nonperforming Assets to Total
   Assets                                     0.71%            0.84%           0.88%           1.33%           0.97%
                                          ===========     ============    ============     ============    ============

________________
(1)   Includes portion guaranteed by the Small Business Administration.


         Southern Financial's loss and delinquency experience on its residential real estate loan portfolio has been limited by a number of factors, including its underwriting standards. Whether Southern Financial's loss and delinquency experience will increase significantly depends upon the value of the real estate securing its loans, economic factors such as an increase in unemployment as well as the overall economy of the region. As a result of economic conditions and other factors beyond its control, Southern Financial's future loss and delinquency experience cannot be accurately predicted. However, management has provided an allowance for loan losses which it believes will be adequate to absorb future losses.

         At December 31, 1999, loans totaling $3.0 million were classified as potential problem loans that are not reported in the table above. The loans are subject to management attention and their classification is reviewed on a quarterly basis. At December 31, 1999, all of the potential problem loans were adequately secured in the opinion of management. In 1999 Southern Financial recorded $6,000 of interest income on nonperforming and renegotiated loans.

Allowance for Loan Losses

         Management evaluates the adequacy of the allowance at least quarterly. As a result of that process, loans are categorized as to doubtful, substandard and/or special mention. Each quarter the board of directors considers a review of the loans in Southern Financial's portfolio, conducts an evaluation of the credit quality and reviews the adequacy of the loan loss provision, recommending changes as may from time to time be required. In establishing the appropriate classification for specific assets, management takes into account, among other factors, the estimated value of the underlying collateral, the borrower's ability to repay, the borrower's payment history and the current delinquent status. The remaining loan portfolio is evaluated for potential loss exposure by examining the growth and composition of the portfolio, previous loss experience, current delinquency levels, industry concentration and the general economic condition.

         The allowance for loan losses represents management's estimate of an amount adequate to provide for potential losses inherent in the loan portfolio in the normal course of business. However, there are additional risks of future losses that cannot be quantified precisely or attributed to particular loans or classes of loans. Because those risks include general economic trends as well as conditions affecting individual borrowers, management's judgement of the allowance necessary is approximate. Southern Financial performs a detailed loan review, including an assessment of the adequacy of the allowance for loan losses. The allowance is also subject to regulatory examinations and determination as to the adequacy of the allowance in comparison to peer institutions identified by the regulatory agencies.

         The following table summarizes activity in Southern Financial's allowance for loan losses during the periods indicated.

                                                       Three Months Ended March 31,
                                                   --------------------------------------
                                                        2000                  1999
                                                   ----------------     -----------------
                                                          (amounts in thousands)
         Allowance at Beginning of Period           $        3,452       $         3,062
         Provision for Losses                                  350                   341
         Charges-offs:
         Mortgage:
           Residential                                           -                     -
           Nonresidential                                     (100)                  (50)
           Construction
              Residential                                        -                     -
              Nonresidential                                     -                     -
         Nonmortgage:
           Business                                            (97)                 (319)
           Consumer                                            (10)                  (33)
                                                   ----------------     -----------------
              Total Charge-offs                               (207)                 (402)
                                                   ----------------     -----------------
         Recoveries:
         Mortgage:
           Residential                                           -                     1
           Nonresidential                                        -                   200
           Construction
              Residential                                        -                     -
              Nonresidential                                     -                     -
           Nonmortgage:
              Business                                           3                     1
              Consumer                                           3                     1
                                                   ----------------     -----------------
                  Total Recoveries                               6                   203
                                                   ----------------     -----------------
                  Net Charge-offs                             (201)                 (199)
                                                   ----------------     -----------------
         Allowance at End of Period                 $        3,601       $         3,204
                                                   ================     =================
         Loans at End of Period                     $      240,341       $       211,406
         Ratio of Allowance to Loans                         1.50%                 1.52%

                                                                    Year Ended December 31,
                                        --------------------------------------------------------------------------------
                                            1999             1998              1997             1996            1995
                                        ------------    --------------    -------------     ------------    ------------
                                                                    (amounts in thousands)
Allowance at Beginning of
  Period                                $     3,062     $      2,743      $      2,374      $     2,041     $     2,005
Provision for Losses                          2,130            1,301             1,265              906             383
Charges-offs:
Mortgage:
  Residential                                  (775)            (140)              (65)              (8)              -
  Nonresidential                               (480)               -              (200)            (300)              -
  Construction
     Residential                                  -              (81)                -              (50)              -
     Nonresidential                               -             (261)                -                -               -
Nonmortgage:
  Business                                     (736)            (514)             (256)            (155)           (217)
  Consumer                                      (55)              (9)             (413)             (79)           (176)
                                        ------------    --------------    -------------     ------------    ------------
     Total Charge-offs                       (2,046)          (1,005)             (934)            (592)           (393)
                                        ------------    --------------    -------------     ------------    ------------
Recoveries:
Mortgage:
  Residential                                     1                -                12                -               -
  Nonresidential                                293                -                 -                -               -
  Construction
     Residential                                  -                -                 -                -               -
     Nonresidential                               -                -                 -                -
  Nonmortgage:
     Business                                     6               13                18               11               -
     Consumer                                     6               10                 8                8              46
                                        --------------------------------------------------------------------------------
         Total Recoveries                       306               23                38               19              46
                                        --------------------------------------------------------------------------------
         Net Charge-offs                     (1,740)            (982)             (896)            (573)            (347)
                                        --------------------------------------------------------------------------------
Allowance at End of Period              $     3,452     $      3,062      $      2,743      $     2,374      $     2,041
                                        ================================================================================
Loans at End of Period                  $   237,539     $    209,417      $    207,538      $   180,898      $   167,384
Ratio of Allowance to Loans                   1.45%            1.46%             1.32%            1.31%            1.22%

         The following table summarizes the composition of the allowance for loan losses.

                                                           At March 31,
                           -----------------------------------------------------------------------------
                                            2000                                    1999
                           ---------------------------------------   -----------------------------------
                                Amount               Percent             Amount            Percent
                                                      (amounts in thousands)
Mortgage:
   Residential                      $    250                   7%          $    313                 10%
   Nonresidential                      1,041                  29%             1,093                 34%
   Construction:
      Residential                         32                   1%                23                  1%
      Nonresidential                      29                   1%                56                  2%
Nonmortgage:
   Business                            1,073                  30%               888                 28%
   Consumer                              164                   4%               154                  4%
Unallocated                            1,012                  28%               677                 21%
                           ------------------    -----------------   ---------------   -----------------

Allowance for Loan Losses           $  3,601                 100%          $  3,204                100%
                           ==================    =================   ===============   =================

                                                               At December 31,
                           ----------------------------------------------------------------------------------------
                                 1999              1998             1997              1996              1995
                           -----------------  ---------------  ----------------  ---------------   ----------------
                           Amount   Percent   Amount  Percent  Amount   Percent  Amount   Percent  Amount  Percent
                                                           (amounts in thousands)
Mortgage:
   Residential              $  256       7%   $  361     12%    $  199      7%    $  377    16%    $  488      24%
   Nonresidential            1,043      30%      913     30%     1,316     48%       910    38%       325      16%
   Construction:
      Residential               32       1%       21      1%        55      2%        71     3%       138       7%
      Nonresidential            34       1%       46      1%        43      2%       131     6%       133       6%
Nonmortgage:
   Business                    921      27%      752     24%       524     19%       442    19%       307      15%
   Consumer                    151       5%      151      5%        75      3%       312    13%       320      16%
Unallocated                  1,015      29%      818     27%       531     19%       131     5%       330      16%
                           -------- --------  ------- -------  -------- -------  -------- ------   ------- --------

Allowance for Loan Losses   $3,452     100%   $3,062    100%    $2,743    100%    $2,374   100%    $2,041     100%
                           ======== ========  ======= =======  ======== =======  ======== ======   ======= ========

         Southern Financial has allocated the allowance according to the amount deemed to be reasonably necessary to provide for losses incurred within each of the above categories of loans. These figures are based on gross loans. The allocation of the allowances as shown in the table above should not be interpreted as an indication that loan losses in future years will occur in the same proportions or that the allocation indicates future loan loss trends. Furthermore, the portion allocated to each loan category is not the total amount available for future losses that might occur within such categories since the total allowance is a general allowance applicable to the entire portfolio.

Investment Activities

         The following table sets forth the investment portfolio at the dates indicated:

                                                              March 31,                      December 31,
                                                        ----------------------- ---------------------------------------
                                                           2000        1999        1999          1998         1997
                                                        ----------- ----------- ------------ ------------- ------------
                                                                            (amounts in thousands)
Available-for-sale securities, at fair value:
    FHLMC preferred stock                                 $      -    $      -     $     -     $   3,889     $   3,908
    FHLMC MBS                                               16,054       9,739      16,369        12,006             -
    GNMA MBS                                                 6,207       3,373       2,589         3,771             -
    FNMA MBS                                                24,181      25,807      25,678        29,814           785
    Collateralized mortgage obligations                     25,649      19,346      25,303         1,529             -
    Commercial MBS                                          22,440      20,116      22,495        18,246             -
    Obligations of counties and municipalities               3,589       3,331       3,572         3,220             -
    Corporate obligations                                      931         969         945           992             -
    U.S. Treasury and other Government agency obligations      773      11,591         770        10,608        12,017
                                                        ----------- ----------- ------------ ------------- ------------

                                                          $ 99,824    $ 94,272    $ 97,721     $  84,075     $  16,710
                                                        =========== =========== ============ ============= ============

Held-to-maturity securities, at amortized cost:
    FHLMC MBS                                             $  6,669     $ 3,663    $  3,837     $   4,091     $   6,078
    GNMA MBS                                                16,315      21,798      17,177        24,305        42,471
    FNMA MBS                                                 7,536       6,200       6,764         6,780        27,075
    Collateralized mortgage obligations                      4,896          83       4,073         1,015         4,203
    Commercial MBS                                           2,037           -       2,865             -             -
    Obligations of counties and municipalities               2,394       1,959       2,395         1,960             -
    U.S. Treasury and other Government agency obligations        -      20,737           -        19,532         8,741
                                                        ----------- ----------- ------------ ------------- ------------

                                                          $ 39,847    $ 54,440    $ 37,111     $  57,683     $  88,568
                                                        =========== =========== ============ ============= ============

Source of Funds

         Deposits. Deposit accounts have been the primary source of funds for use in lending, making other investments, and for other general business purposes. In addition to deposits, Southern Financial obtains funds from loan repayments, maturing investments, loan sales, cash flows generated from operations and Federal Home Loan Bank advances. Borrowings may be used as an alternative source of lower costing funds or to fund the origination of certain assets.

         The following tables show the average balances and rates, presented on a monthly average basis, for Southern Financial's deposits for the periods indicated:

                                                                 March 31,
                                              ------------------------------------------------
                                                                   2000
                                              ------------------------------------------------
                                                      Average                  Average
                                                      Balance                   Rate
                                              ------------------------  ----------------------
                                                          (dollars in thousands)
         Demand                                 $          49,263                0.00%
         Interest checking                                 18,643                1.51%
         Money market and savings                          76,817                2.78%
         Certificates of deposit                          211,738                5.62%
                                              ------------------------

                                                $        356,461
                                              ========================


         Weighted average rate                                                   4.01%
                                                                        ======================

                                                                Year Ended December 31,
                                       --------------------------------------------------------------------------
                                                1999                     1998                      1997
                                       -----------------------   ----------------------    ----------------------
                                        Average      Average      Average     Average       Average     Average
                                        Balance       Rate        Balance       Rate        Balance      Rate
                                       -----------  ----------   -----------  ---------    ----------- ----------
                                                                (dollars in thousands)
Demand                                  $  50,750       0.00%     $  39,369      0.00%      $  30,056      0.00%
Interest checking                          33,744       0.96%        34,965      2.36%         28,683      2.07%
Money market and savings                   59,743       3.22%        46,883      3.12%         47,552      3.28%
Certificates of deposit                   209,993       5.38%       200,902      5.80%        175,779      5.75%
                                       -----------               -----------               -----------

                                        $ 354,230                 $ 322,119                 $ 282,070
                                       ===========               ===========               ===========


Weighted average rate                                   3.83%                    4.33%                     4.36%
                                                    ==========                =========                ==========

         The following table sets forth by time remaining until maturity Southern Financial's certificates of deposit of $100,000 or more at March 31, 2000:

                                                          Time Deposits of
                       Maturity Period                    $100,000 or More
         ------------------------------------------    ----------------------

                                                       (amounts in thousands)

         Three months or less                           $            61,893
         Over three months through twelve months                     30,644
         Over twelve months                                          20,030
                                                       ----------------------

         Total                                          $           112,567
                                                       ======================

         Borrowings. Borrowings consist of short-term and long term advances from the Federal Home Loan Bank of Atlanta. The following table sets forth information regarding Southern Financial's borrowings for the periods indicated:

                                                          Three Months Ended                    Year Ended
                                                               March 31,                       December 31,
                                                         ----------------------    --------------------------------------
                                                           2000         1999         1999          1998          1997
                                                         ---------    ---------    ----------    ----------    ----------
 Ending Balance                                            $5,000       $3,000        $5,000        $3,500        $4,000
 Average Balance for the Period                            18,137        8,383        13,159         4,907         5,979
 Maximum Month-end Balance During the Period               29,500        4,500        30,000        13,500         8,500
 Average Interest Rate for the Period                       5.95%        4.91%         5.56%         5.50%         5.59%
 Weighted Average Interest Rate at the End of the           6.32%        5.75%         6.32%         5.15%         5.95%
 Period

Competition

         Southern Financial experiences substantial competition in attracting and retaining savings deposits and in lending funds. The primary factors in competing for savings deposits are convenient office locations and rates offered. Direct competition for savings deposits comes from other commercial banks and thrift institutions. Additional significant competition for savings deposits comes from money market mutual funds and corporate and government securities which may yield more attractive interest rates than insured depository institutions are willing to pay. The primary factors in competing for loans are interest rate and loan origination fees and the range of services offered. Competition for origination of real estate loans normally comes from other commercial banks, thrift institutions, mortgage bankers, mortgage brokers and insurance companies.

Employees

         At December 31, 1999, Southern Financial employed 150 full-time equivalent persons. Management considers its relations with its employees to be good. The employees are not covered by a collective bargaining agreement.

Offices and Other Material Properties

         At March 31, 2000, Southern Financial conducted its business from its main office in Warrenton, Virginia and 16 branch offices. The following table sets forth certain information with respect to the offices of Southern Financial as of March 31, 2000:

                                               Owned or             Lease Expiration           Date Facility
           Office Location                      Leased                    Date                     Opened
-------------------------------------------------------------------------------------------------------------------
Home Office:

37 E. Main Street                               Leased                  September                 February
Warrenton, VA                                                             2003                      1989

Branch Offices:

362 Elden Street                                Leased                    June                     April
Herndon, VA                                                               2000                      1986



                                       46

                                               Owned or             Lease Expiration           Date Facility
           Office Location                      Leased                    Date                     Opened
-------------------------------------------------------------------------------------------------------------------

101 W. Washington Street                        Leased                    June                    November
Middleburg, VA                                                            2002                      1987

33 W. Piccadilly Street                         Owned                      N/A                    November
Winchester, VA                                                                                      1990

526 E. Market Street                            Leased                    June                     March
Leesburg, VA                                                              2002                      1992

4021 University Drive                           Owned                      N/A                      July
Fairfax, VA                                                                                         1997

322 Lee Highway                                 Leased                   August                    August
Warrenton, VA                                                             2001                      1994

2545 Q-18 Centreville Road                      Leased                  September                  April
Herndon, VA                                                               2001                      1995

13542 Minnieville Road                          Leased                  December                   April
Woodbridge, VA                                                            2003                      1995

1095 Millwood Pike                              Owned                      N/A                      July
Winchester, VA                                                                                      1996

46910 Community Plaza                           Leased                     May                     April
Sterling, VA                                                              2008                      1998

2062 Plank Road                                 Leased                  September                 January
Fredericksburg, VA                                                        2016                      1999

10175 Hastings Drive                            Leased                  September                  March
Manassas, VA                                                              2004                      1999

8414 Lee Highway                                Owned                      N/A                    October
Merrifield, VA                                                                                      1990

527 Maple Avenue                                Leased                   January                   March
Vienna, VA                                                                2005                      1995

9720 Lee Highway                                Leased                    June                      July
Fairfax, VA                                                               2006                      1996

7857 Heritage Drive                             Leased                    April                     May
Annandale, VA                                                             2008                      1998


Legal Proceedings

         Southern Financial is not a party to, nor is any of their property the subject of, any material pending legal proceedings incidental to its business other than those arising in the ordinary course of business. Although the amount of any ultimate liability with respect to such matters cannot be determined, in the opinion of management, any such liability will not have a material adverse effect on the consolidated financial position or results of operations of Southern Financial.


                      MANAGEMENT'S DISCUSSION AND ANALYSIS

Overview

         Southern Financial's net income was $1.2 million for the three months ended March 31, 2000, compared to $887 thousand for the three months ended March 31, 1999, an increase of $289 thousand, or 32.5%. Diluted earnings per share were $0.44 and $0.32 for the three months ended March 31, 2000 and 1999, respectively. The weighted average number of diluted shares of common stock outstanding were 2,688,171 and 2,734,200 for the same respective periods.

         Net income for the year ended December 31, 1999, was $961,000 ($0.35 diluted earnings per share), a decrease of 71.3% from earnings of $3.4 million ($1.22 diluted earnings per share) for the year ended December 31, 1998. Excluding non-recurring special charges and expenses related to the merger on October 1, 1999 with The Horizon Bank of Virginia, net income totaled $3.8 million ($1.41 diluted earnings per share) for the year ended December 31, 1999, an increase of 14.3% over the $3.4 million income ($1.22 diluted earnings per share) in 1998.

Balance Sheet

         Total assets increased to $427.7 million at March 31, 2000, an increase of $21.5 million, or 5.3% from $406.2 million at December 31, 1999. The growth in total assets is primarily attributable to a $15.4 million increase in overnight deposits resulting from cash and deposit transactions occurring at the end of the March. The remaining growth in total assets results from increases of $4.8 million in investment securities, and $2.6 million in loans receivable. Total liabilities were $397.8 million at March 31, 2000, an increase of $20.4 million, or 5.4% compared with $377.4 million at December 31, 1999. The increase in total liabilities results primarily from a $20.5 million increase in deposits compared with December 31, 1999.

         Total assets were $406.2 million at December 31, 1999, a small increase of $1.9 million from $404.3 million at December 31, 1998. While the increase in total assets was small, there were significant changes in the composition of the assets. Cash and overnight deposits declined 59.8% from $42.6 million to $17.1 million as Southern Financial reinvested The Horizon Bank's low yielding overnight deposits into higher yielding loans. As noted below, loans receivable increased 13.4% to $234.1 million. Investment securities declined from $141.8 million at December 31, 1998, to $134.8 million at December 31, 1999, a decrease of 4.9%. Deposits increased to $367.2 million at December 31, 1999, from $366.9 million at December 31, 1998. At December 31, 1999, Southern Financial had 29,021 deposit accounts.

Loans

         Total loans receivable increased by $2.6 million to $236.7 million at March 31, 2000 from $234.1 million at December 31, 1999, as new loan originations more than offset loan sales and prepayments of residential mortgage loans during the period. In this period Southern Financial sold the guaranteed portion of some of the Small Business Administration (SBA) loans that it held in portfolio. These sales totaled $2.9 million. Non-residential permanent mortgage loans increased by $10.6 million to $120.5 million at March 31, 2000, from $109.9 million at December 31, 1999. Non-mortgage business loans decreased $2.4 million to $51.8 million at March 31, 2000, from $54.2 million at December 31, 1999. Non-residential construction loans decreased $1.2 million from $8.3 million at December 31, 1999, to $7.1 million at March 31, 2000. Residential permanent mortgage loans decreased $4.7 million from $48.6 million at December 31, 1999, to $43.9 million at March 31, 2000.

         Loans receivable, net of deferred fees and allowance for losses, were $234.1 million at December 31, 1999, an increase of $27.7 million, or 13.4%, from $206.4 million at December 31, 1998. During the year ended December 31, 1999, Southern Financial continued to emphasize loan originations connected with various lending programs of the U.S. Small Business Administration. In addition, Southern Financial continued to sell the guaranteed portion of some of its Small Business Administration loans. These sales totaled $9.1 million. In 1999, Southern Financial continued to de-emphasize its residential mortgage lending. During 1999, new residential mortgage loan originations did not fully offset sales and prepayments of residential mortgage loans, continuing a pattern in effect for several years. As a consequence, residential mortgage loans outstanding declined 11.3% to $48.6 million at December 31, 1999 from $54.8 million a year earlier. The growth in the loan portfolio occurred in non-mortgage business loans, which increased by $13.4 million or 32.7% to $54.2 million, and in loans secured by nonresidential property, which increased by $24.7 million, or 29.1% over 1998.

Investment Securities

         Investment securities available-for-sale increased from $97.7 million at December 31, 1999, to $99.8 million at March 31, 2000. There were purchases of $3.9 million of investment securities designated as available-for-sale. There were repayments and amortization of $1.8 million of investment securities available-for-sale during the period. There were no sales of investment securities available-for-sale during the three months ended March 31, 2000. Investment securities held-to-maturity increased by $2.7 million to $39.8 million at March 31, 2000, from $37.1 million at December 31, 1999. There were purchases of $4.1 million of investment securities designated as held-to-maturity. Repayments and amortization of investment securities held-to-maturity totaled $1.4 million during the period.

          After the consummation of the merger with The Horizon Bank on October 1, 1999, Southern Financial sold Horizon's entire investment securities portfolio and incurred a portfolio restructuring loss of $781,000. Following the sale, Southern Financial purchased other investment securities with the proceeds that had a higher yield and were in accordance with its investment policy. The portfolio of investment securities at December 31, 1999 consisted of $37.1 million in securities classified as held-to-maturity and $97.7 million classified as available-for-sale. The portfolio of securities held-to-maturity consisted of Federal National Mortgage Association, Government National Mortgage Association and Federal Home Loan Mortgage Association mortgage-backed securities, collateralized mortgage obligations, and obligations of counties and municipalities. The investment securities classified as available-for-sale consisted of the same types of mortgage-backed securities, collateralized mortgage obligations, commercial mortgage-backed securities, obligations of counties and municipalities, corporate debt securities, and obligations of government-sponsored agencies.

Liabilities

         Total liabilities were $397.8 million at March 31, 2000, an increase of $20.4 million, or 5.4% compared with $377.4 million at December 31, 1999. The increase in total liabilities results primarily from a $20.5 million increase in deposits to $387.8 million at March 31, 2000 compared with December 31, 1999.

         Deposits at December 31, 1999 were $367.2 million, an increase of $282 thousand over deposits of $366.9 million at December 31, 1998. The weighted average interest rate for all accounts increased to 3.99% at December 31, 1999 from 3.93% at December 31, 1998.

         Advances from the Federal Home Loan Bank of Atlanta totaled $5.0 million at December 31, 1999, an increase of $1.5 million from $3.5 million at December 31, 1998.

Results of Operations

         Southern Financial's operating results depend primarily on net interest income, which is the difference between interest and dividend income on interest-earning assets, such as loans and investments, and interest expense on interest-bearing liabilities such as deposits and borrowings. Operating results are also affected by the level of its noninterest income, including income or loss from the sale of loans and fees and service charges on deposit accounts, and by the level of operating expenses, including compensation, premises and equipment, deposit insurance assessments and income taxes. The following tables provide information regarding changes in interest income and interest expense, as well as the underlying components of interest-earning assets and interest-bearing liabilities.

         The following table presents, for the periods indicated, average monthly balances of and weighted average yields on interest-earning assets and average balances and weighted average effective interest paid on interest bearing liabilities.

Average Balances, Yields and Rates
(in thousands)

                                             Three Months Ended March 31,
                                             2000                     1999
                                   --------------------------------------------------
                                     Average      Average     Average      Average
                                     Balance    yield/rate    balance    yield/rate
-------------------------------------------------------------------------------------
Interest-earning assets
    Loans receivable                $ 238,286       9.46 %   $ 209,326       9.29 %
    Investments                       152,435       6.60       167,320       5.91
                                   -----------              -----------
Total interest-earning assets         390,721       8.34       376,646       7.79
                                   -----------              -----------
Interest-bearing liabilities
    Deposits                          356,461       4.01       357,583       3.98
    Borrowings                         18,137       5.95         8,383       4.91
                                   -----------              -----------
Total interest-bearing                374,598       4.10       365,966       4.00
liabilities
                                   -----------              -----------
Average dollar difference
between interest-earning assets
and interest-bearing liabilities    $  16,123                $  10,680
                                   ===========              ===========
Interest rate spread                                4.24                    3.79
Interest margin                                     4.41                    3.90

                                                             Year Ended December 31,
                                             1999                     1998                     1997
                                   ----------------------------------------------------------------------------
                                     Average      Average     Average      Average      Average      Average
                                     Balance    yield/rate    Balance    yield/rate     balance    yield/rate
---------------------------------------------------------------------------------------------------------------
Interest-earning assets
    Loans receivable                $ 219,286       9.11%    $205,208        9.53%    $ 193,094        9.63%
    Investments                       161,517       6.05      137,746        6.03       109,398        6.35
                                   -----------              ----------               -----------
Total interest-earning assets         380,803       7.82      342,954        8.12       302,492        8.44
                                   -----------              ----------               -----------
Interest-bearing liabilities
    Deposits                          354,230       3.83      322,119        4.33       282,070        4.36
    Borrowings                         13,159       5.56        4,907        5.50         5,979        5.59
                                   -----------              ----------               -----------
Total interest-bearing liabilities    367,389       3.89      327,026        4.35       288,049        4.39
                                   -----------              ----------               -----------
Average dollar difference
between interest-earning assets
and interest-bearing liabilities    $  13,414                $ 15,928                  $ 14,443
                                   ===========              ==========               ===========
Interest rate spread                                3.94                     3.77                      4.05
Interest margin                                     4.07                     3.97                      4.26

         The following table presents information regarding changes in interest income and interest expense for the periods indicated. For each category of interest-earning asset and interest-bearing liability, information is provided on changes attributable to changes in volume (changes in volume multiplied by old rate) and changes in rates (changes in rates multiplied by old volume). The dollar amount changes in interest income and interest expense attributable to changes in rate/volume (change in rate multiplied by change in volume) have been allocated between rate and volume variances based on the percentage relationship of such variances to each other.

Rate/Volume Analysis
(in thousands)

                                     Three Months Ended March 31, 2000
                                                Compared to
                                     Three Months Ended March 31, 1999
                                   -------------------------------------
                                      Volume        Rate        Total
------------------------------------------------ ----------- -----------
Interest income
    Loans Receivable                $     672    $       89  $     761
    Investments                          (227)          272         45
                                   ------------- ----------- -----------
        Total interest income             445           361        806
                                   ------------- ----------- -----------
Interest expense
    Deposits                              (11)          109         98
    Borrowings                            127             4        131
                                   ------------- ----------- -----------
        Total interest expense            116           113        229
                                   ------------- ----------- -----------
Net interest income                 $     329     $     248  $     577
                                   ============= =========== ===========

                                                 Year Ended December 31, 1999                Year Ended December 31, 1998
                                                         Compared to                                  Compared to
                                                 Year Ended December 31, 1998                Year Ended December 31, 1997
                                           -------------------------------------------------------------------------------------
                                             Volume         Rate           Total         Volume          Rate           Total
                                           ----------    ----------     ----------     ----------     ----------     -----------
Interest income
    Loans Receivable                       $    1,309    $     (882)    $      427     $    1,160     $     (195)    $      965
    Investments                                 1,443            28          1,471          1,722           (365)         1,357
                                           ----------    ----------     ----------     ----------     ----------     ----------
        Total interest income                   2,752          (854)         1,898          2,882           (560)         2,322
                                           ----------    ----------     ----------     ----------     ----------     ----------
Interest expense
    Deposits                                    1,359        (1,733)          (374)         1,743            (85)         1,658
    Borrowings                                    459             3            462            (59)            (5)           (64)
                                           ----------    ----------     ----------     ----------     ----------     ----------
        Total interest expense                  1,818        (1,730)            88          1,684            (90)         1,594
                                           ----------    ----------     ----------     ----------     ----------     ----------
Net interest income                        $      934    $      876     $    1,810     $    1,198     $     (470)    $      728
                                           ==========    ==========     ==========     ==========     ==========     ==========

Comparison of the Quarter Ended March 31, 2000 with the Quarter Ended March 31, 1999

         General. Southern Financial's net income was $1.2 million for the three months ended March 31, 2000, compared to $887 thousand for the three months ended March 31, 1999, an increase of $289 thousand, or 32.5%. Diluted earnings per share were $.44 and $.32 for the three months ended March 31, 2000 and 1999, respectively. The weighted average number of diluted shares of common stock outstanding were 2,688,171 and 2,734,200 for the same periods in 2000 and 1999, respectively.

         Net interest income. Net interest income before provision for loan losses for the three months ended March 31, 2000 was $4.2 million, an increase of $577 thousand, or 15.9%, from $3.6 million for the three months ended March 31, 1999. The increase resulted primarily from growth in average interest-earning assets, as well as an increase in net interest margin. Total interest-earning assets in the three months ended March 31, 2000 averaged $390.7 million as compared to $376.6 million for the same period in 1999. For the three months ended March 31, 2000, the net interest margin was 4.41%, an increase of 51 basis points from 3.90% for the three months ended March 31, 1999. The yield on interest-earning assets for the three months ended March 31, 2000 was 8.34%, an increase of 55 basis points from the same period last year. The cost of interest-bearing liabilities increased by 10 basis points to 4.10% for the three months ended March 31, 2000 from 4.00% for the three months ended March 31, 1999.

         Total interest income. Total interest income increased by $806 thousand to $8.0 million for the quarter ended March 31, 2000 from $7.2 million for the three months ended March 31, 1999. This increase was due to an increase of $29 million in average loans receivable to $238.3 million for the three months ended March 31, 2000 from $209.3 million for the three months ended March 31, 1999, and an increase in the average yield on loans from 9.29% to 9.46% for the same periods. The yield on average investment securities for the quarter ended March 31, 2000 was 6.60%, an increase of 69 basis points from 5.91% for the three months ended March 31, 1999. The increase in yield on investment securities more than offset the impact of the decrease in average investment securities. Average investment securities decrease by $14.9 million from $167.3 million in the three months ended March 31, 1999 to $152.4 million in the three months ended March 31, 2000.

         Total interest expense. Total interest expense increased by $229 thousand to $3.8 million for the three months ended March 31, 2000 from $3.6 million for the quarter ended March 31, 1999. This increase was due to a 3 basis point increase in the average effective rate paid on deposits to 4.01% in the 2000 period from 3.98% in the 1999 period. The increase in total interest expense was also due to the growth in average borrowings from $8.4 million to $18.1 million for the quarters ended March 31, 1999 and 2000, respectively.

         Provision for loan losses. The provision for loan losses for the three months ended March 31, 2000 was $350 thousand, as compared to $341 thousand for the three months ended March 31, 1999. The provision for loan losses is a current charge to earnings to increase the allowance for loan losses. Southern Financial has established the allowance for loan losses to absorb the inherent risk in lending after considering an evaluation of the loan portfolio, current economic conditions, changes in the nature and volume of lending, past loan experience and other relevant factors. During the three months ended March 31, 2000, Southern Financial's volume of non-residential mortgage loans has increased, and these loans tend to carry a higher risk classification. The increase in the provision for loan losses reflects the growth in the portfolio of non-residential mortgage loans. It is the opinion of Southern Financial that the allowance for loan losses at March 31, 2000 remains adequate. Although Southern Financial believes that the allowance is adequate, there can be no assurances that additions to such allowance will not be necessary in future periods, which would adversely affect the results of operations. The allowance for loan losses at March 31, 2000 was $3.6 million, or 1.50% of total loans receivable including deferred fees, versus $3.5 million at December 31, 1999, which was 1.45% of total loans receivable including deferred fees.

         During the three months ended March 31, 2000 charge-offs amounted to $207 thousand compared to $402 thousand during the same period last year. These charge-offs were related primarily to non-mortgage business loans and nonresidential mortgage loans. Recoveries amounted to $6 thousand during the quarter ended March 31, 2000, which was related to non-mortgage business loans that were charged off in prior years. Recoveries amounted to $203 thousand during the three months ended March 31, 1999, most of which was related to one non-residential mortgage loan that was charged off in 1996.

         Other income. Other income for the three months ended March 31, 2000 was $1 million as compared to $933 thousand for the three months ended March 31, 1999, an increase of $90 thousand, or 9.7%. Fee income increased $84 thousand during the three months ended March 31, 2000, compared to the same period last year, due to fees earned by Southern WebTech.com.

         Other expenses. Other expense increased by $191 thousand, or 6.5%, to $3.1 million for the three months ended March 31, 2000 from $2.9 million for the three months ended March 31, 1999. Employee compensation and benefits increased by $108 thousand, or 6.9%, reflecting normal wage increases for existing personnel and some additional staffing. Expenses for premises and equipment increased by $67 thousand, or 12.3%, primarily because of increased rent expense.

Comparison of the Year Ended December 31, 1999 with the Year Ended December 31, 1998

         General. Southern Financial's net income for the year ended December 31, 1999 was $961,000, a decrease of 71.3% over net income of $3.4 million for the year ended December 31, 1998. The decrease in net income was attributable to non-recurring special charges and expenses related to Southern Financial's merger with The Horizon Bank on October 1, 1999. Excluding non-recurring special charges and expenses related to the merger, net income totaled $3.8 million for the year ended December 31, 1999, an increase of 14.3% over net income during the year ended December 31, 1998. Diluted earnings per share for the year ended December 31, 1999 were $0.35 (or $1.41 excluding non-recurring special charges and expenses relating to the merger) as compared to $1.22 for the year ended December 31, 1998. The weighted average number of diluted shares of common stock outstanding were 2,722,251 for the year ended December 31, 1999 and 2,747,726 for the year ended December 31, 1998.

         Net Interest Income. Net interest income before provision for loan losses was $15.4 million for the year ended December 31, 1999, an increase of 13.3% over $13.6 million for the year ended December 31, 1998. This increase was due to the growth in the average level of earning assets from $343.0 million to $380.8 million and an improvement in the interest rate spread to 3.94% in 1999 from 3.77% during the year ended December 31, 1998. In addition, the interest margin grew from 3.97% in 1998 to 4.07% during 1999.

         Total Interest Income. Total interest income was $29.8 million for the year ended December 31, 1999, an increase of 6.8% over $27.9 million for the year ended December 31, 1998. This increase resulted from growth in interest-earning assets. Average loans receivable increased by $14.1 million and average investment securities increased by $23.8 million over 1998.

         The yield on total interest-earning assets was 7.82% for the year ended December 31, 1999, which decreased from 8.12% for 1998. For the year ended December 31, 1999, the yield on average loans receivable was 9.11%, down from 9.53% for the year ended December 31, 1998, while the yield on average investment securities increased from 6.03% during 1998 to 6.05% for the year ended December 31, 1999.

         Total Interest Expense. Total interest expense for the year ended December 31, 1999 was $14.3 million, an increase of 0.6% over $14.2 million for the year ended December 31, 1998. This increase was due primarily to growth in the average balance of deposits, which were $354.2 million for the year ended December 31, 1999 compared to $322.1 million for the prior year. The average effective rate paid on interest-bearing liabilities was 3.89% for the year ended December 31, 1999, a decrease of 46 basis points from 4.35% for the year ended December 31, 1998.

         Provision for Loan Losses. The provision for loan losses amounted to $2.1 million for the year ended December 31, 1999, an increase over the provision of $1.3 million for the year ended December 31, 1998. The provision for 1999 included a special provision of $756,000 taken by The Horizon Bank as a result of an examination earlier in 1999, and an enhanced approach to setting their reserves. The provision for loan losses is a current charge to earnings to increase the allowance for loan losses. Southern Financial has established the allowance for loan losses to absorb the inherent risk in lending after considering an evaluation of the loan portfolio, current economic conditions, changes in the nature and volume of lending and past loan experience. Southern Financial's opinion is that the allowance for loan losses at December 31, 1999 remains adequate. Although Southern Financial believes that the allowance is adequate, there can be no assurances that additions to the allowance will not be necessary in future periods, which would adversely affect its results of operations. The allowance for loan losses at December 31, 1999 was $3.5 million, or 1.45% of total loans receivable compared to $3.1 million, or 1.45% at December 31, 1998.

         Other Income. Other income totaled $2.8 million for the year ended December 31, 1999, a decrease of 9.9%, from $3.1 million for the year ended December 31, 1998. The decline was attributable to the sale of the investments formerly held by The Horizon Bank which resulted in a loss of $781,000.

         Other Expenses. Other expenses for the year ended December 31, 1999 were $14.6 million, an increase of 36.5% from $10.7 million for the year ended December 31, 1998. Other expenses in the year ended December 31, 1999 included non-recurring restructuring charges and merger expenses of $685,000 and $1.8 million respectively.

         Employee compensation and benefits increased 19.9% to $6.4 million for the year ended December 31, 1999 from $5.4 million for the prior year. The increase reflects the cost of staffing the two new branches opened in early 1999, normal wage increases for existing personnel and the costs of the human infrastructure necessary to operate a larger and more complex institution.

         Expenses for premises and equipment increased $641 thousand to $3.4 million during the year ended December 31, 1999 compared to the prior year. This increase in expenses is primarily attributable to opening branches in Fredericksburg and Manassas during the first quarter of 1999.

         Other expenses decreased to $2.3 million for the year ended December 31, 1999 from $2.6 million for the prior year.

Comparison of the Year Ended December 31, 1998 with the Year Ended December 31, 1997

         Southern Financial's net income for the year ended December 31, 1998 was $3.4 million, an increase of 19.4% over net income of $2.8 million for the year ended December 31, 1997. The increase in net income was primarily due to an increase in net interest income of 5.6% and an increase of 39.3% in other income. Diluted earnings per share for the year ended December 31, 1998 increased 15.1% to $1.22 from $1.06 for the year ended December 31, 1997. The weighted average number of diluted shares of common stock outstanding were 2,747,726 for the year ended December 31, 1998 and 2,647,717 for the year ended December 31, 1997

         Net Interest Income. Net interest income before provision for loan losses was $13.6 million for the year ended December 31, 1998, an increase of 5.6% over $12.9 million for the year ended December 31, 1997. This increase was due to the growth in the average level of earning assets from $302.5 million to $343.0 million, offset partly by declines in the interest rate spread from 4.05% to 3.77%, and the interest margin from 4.26% to 3.97% when comparing the year ended December 31, 1997 to the year ended December 31, 1998.

         Total Interest Income. Total interest income was $27.9 million for the year ended December 31, 1998, an increase of 9.1% over $25.5 million for the year ended December 31, 1997. This increase resulted primarily from growth in interest-earning assets. Average loans receivable increased by $12.1 million, and average investment securities increased by $28.3 million over 1997.

         The yield on total interest-earning assets was 8.12% for the year ended December 31, 1998, down from 8.44% in 1997. For the year ended December 31, 1998, the yield on average loans receivable was 9.53%, down from 9.63% for the year ended December 31, 1997, while the yield on average investment securities decreased from 6.35% during 1997 to 6.03% for the year ended December 31, 1998.

         Total Interest Expense. Total interest expense for the year ended December 31, 1998 was $14.2 million, an increase of 12.6% over $12.6 million for the year ended December 31, 1997. This increase was due primarily to growth in the average balance of deposits, which were $322.1 million for the year ended December 31, 1998 compared to $282.1 million for the prior year. The average effective rate paid on interest-bearing liabilities was 4.35% for the year ended December 31, 1998, a decrease of 4 basis points from 4.39% for the year ended December 31, 1997.

         Provision for Loan Losses. The provision for loan losses amounted to $1.3 million for the year ended December 31, 1998, approximately the same as the provision for the year ended December 31, 1997.

         Other Income. Other income totaled $3.1 million for the year ended December 31, 1998, an increase of 39.3%, from $2.3 million for the year ended December 31, 1997. The increase was attributable primarily to an increased gain on sale of loans which increased 278.3% to $1.1 million for the year ended December 31, 1998 from $268 thousand for the year ended December 31, 1997, reflecting the decision to sell the guaranteed portion of Small Business Administration loans rather than holding them in portfolio.

         Other Expenses. Other expenses for the year ended December 31, 1998 were $10.7 million, an increase of 9.5% from $9.8 million for the year ended December 31, 1997, primarily reflecting an increase in employee compensation and benefits which increased 12.4% to $5.4 million for the year ended December 31, 1998 from $4.8 million for the prior year. The increase reflects the cost of staffing the new branch opened in July 1997 for a full year, as well as increased staffing levels to accommodate growth in Southern Financial's customer base and normal wage increases for existing personnel.

         Expenses for premises and equipment decreased 1.3% to $2.7 million for the year ended December 31, 1998 from $2.8 million for the year ended December 31, 1997.

         Other expenses increased 16.5% from $2.2 million in 1997 to $2.6 million in 1998, due partially to a branch operating loss, write off of repossessed assets, and other increases associated with normal growth.

Asset/Liability Management

         Southern Financial, like most other banks, is engaged primarily in the business of investing funds obtained from deposits and borrowings into interest-bearing loans and investments. Consequently, Southern Financial's earnings depend to a significant extent on its net interest income, which is the difference between the interest income on loans and investments and the interest expense on deposits and borrowings. Southern Financial, to the extent that its interest-bearing liabilities do not reprice or mature at the same time as its interest-bearing assets, is subject to interest rate risk and corresponding fluctuations in its net interest income. Asset/liability management policies have been employed in an effort to manage Southern Financial's interest-earning assets and interest-bearing liabilities, thereby controlling the volatility of net interest income, without having to incur unacceptable levels of credit risk.

         With respect to the residential mortgage loan portfolio, it is Southern Financial's policy to keep those mortgage loans which have an adjustable interest rate and to sell most fixed rate mortgage loans originated to the secondary market. In addition, commercial loans generally have rates that are tied to the prime rate, the one-year constant maturity treasury rate, or the three-year constant maturity treasury rate. Both of these policies help control Southern Financial's exposure to rising interest rates.

         Southern Financial's interest rate sensitivity is primarily monitored by management through the use of a model which generates estimates of the change in its market value of portfolio equity over a range of interest rate scenarios. That analysis was prepared by a third party for Southern Financial. Market value of portfolio equity is the present value of expected cash flows from assets, liabilities, and off-balance sheet contracts using standard industry assumptions about estimated loan prepayment rates, reinvestment rates, and deposit decay rates. The following table sets forth an analysis of Southern Financial's interest rate risk as measured by the estimated change in market value of portfolio equity resulting from instantaneous and sustained parallel shifts in the yield curve (plus or minus 300 basis points, measured in 100 basis point increments) as of March 31, 2000.

Sensitivity of Market Value of Portfolio Equity
(amounts in thousands)

                         Market Value of Market Value of
                              Portfolio Equity                   Portfolio Equity as a % of
                   ----------------------------------------  -----------------------------------
   Change in
 Interest Rates
In Basis Points                  $ Change      % Change           Total       Portfolio Equity
  (Rate Shock)       Amount     From Base      From Base          Assets         Book Value
------------------------------------------------------------------------------------------------
     Up 300          34,465     (10,587)        -23.50%               8.06%        115.39%
     Up 200          38,380      (6,672)        -14.81%               8.97%        128.50%
     Up 100          41,659      (3,393)         -7.53%               9.74%        139.48%
      Base           45,052         -             0.00%              10.53%        150.84%
    Down 100         48,009       2,957           6.56%              11.22%        160.74%
    Down 200         50,803       5,751          12.77%              11.88%        170.10%
    Down 300         54,772       9,720          21.58%              12.80%        183.39%

         Southern Financial's interest rate sensitivity is also monitored by management through the use of a model that generates estimates of the change in the adjusted net interest income over a range of interest rate scenarios. That analysis was also prepared by a third party. Net interest income represents the difference between income on interest-earning assets and expense on interest-bearing liabilities. Net interest income also depends upon the relative amounts of interest-earning assets and interest-bearing liabilities and the interest rate earned or paid on them. In this regard, the model assumes that the composition of Southern Financial's interest sensitive assets and liabilities at the beginning of a period remains constant over the period being measured and also assumes that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration to maturity or repricing of specific assets and liabilities.

Sensitivity of Net Interest Income
(amounts in thousands)

      Change in               Adjusted Net
   Interest Rates            Interest Income                             Net Interest Margin
   In Basis Points                      % Change                                      % Change
    (Rate Shock)          Amount       From Base                      Percent         From Base
----------------------------------------------------------------------------------------------------
Up 300                    14,305         -4,79%                        3.34%           -4.84%
Up 200                    14,597         -2.84%                        3.41%           -2.85%
Up 100                    14,862         -1.08%                        3.47%           -1.14%
Base                      15,024          0.00%                        3.51%            0.00%
Down 100                  15,026          0.01%                        3.51%            0.00%
Down 200                  15,033          0.06%                        3.51%            0.00%
Down 300                  15,133          0.73%                        3.54%            0.85%

         Certain shortcomings are inherent in the methodology used in the above interest rate risk measurements. Modeling changes in market value of portfolio equity and in sensitivity of net interest income require Southern Financial to make assumptions which may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates. Accordingly, although the market value of portfolio equity table and sensitivity of net interest income table provide an indication of

Southern Financial's interest rate risk exposure at a particular point in time, those measurements are not intended to and do not provide a precise forecast of the effect of changes in market interest rates on its worth and net interest income.

Liquidity and Capital Resources

         Southern Financial's principal sources of funds are deposits, loan repayments, proceeds from the sale of securities and loans, repayments from mortgage-backed securities, Federal Home Loan Bank advances, other borrowings and retained income.

         Southern Financial's primary sources of funds are deposits, loan repayments, proceeds from the sale of loans and investment securities, repayments and maturities of investment securities, and borrowings from the Federal Home Loan Bank of Atlanta under a credit availability in the amount of approximately $85 million at March 31, 2000.

         At March 31, 2000, Southern Financial had $31 million of unfunded lines of credit and undisbursed construction loan funds of $10.3 million. Approved loan commitments were $6.4 million at March 31, 2000, and Southern Financial had commitments from investors to purchase loans in the amount of $841 thousand. It is anticipated that funding requirements for these commitments can be met from the normal sources of funds.

         Southern Financial is subject to regulations of the Federal Reserve Board that impose minimum regulatory capital requirements. Under current Federal Reserve Board regulations, these requirements are (a) leverage capital of 4.0% of adjusted average total assets; (b) tier 1 capital of 4% of risk-weighted assets; (c) tier 1 and 2 capital of 8% of risk-weighted assets. At March 31, 2000, Southern Financial Bank's capital ratios were 7.6% leverage capital; 11.1% tier 1 capital; and 12.3% tier 1 and 2 capital.

Impact of Inflation and Changing Prices

         The financial statements and related notes presented herein have been prepared in accordance with generally accepted accounting principles. These require the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation.

         Unlike many industrial companies, substantially all of the assets and virtually all of the liabilities of Southern Financial are monetary in nature. As a result, interest rates changes have a more significant impact on its performance than the effects of general levels of inflation. Interest rates may not necessarily move in the same direction or in the same magnitude as the prices of goods and services. However, other expenses do reflect general levels of inflation.

                                   CHAPTER IV
                          DESCRIPTION OF FIRST SAVINGS

                                    BUSINESS

General

         First Savings' business consists of attracting deposits from the general public and originating loans for the purchase and construction of one- to four-family residential properties and, to a lesser extent, commercial business and consumer loans. In recent years, First Savings has expanded its consumer, commercial real estate and small business lending in an effort to maintain a profitable spread between its average loan yield and its cost of funds.

Lending Activities

         The following table sets forth information concerning the types of loans held by First Savings at the dates indicated.

                                                      At March 31,                                   At December 31,
                                        -------------------------------------------   -------------------------------------------
                                                2000                   1999                    1999                   1998
                                        --------------------   --------------------   --------------------    -------------------
                                          Amount        %         Amount      %         Amount         %        Amount      %
                                          ------        -         ------      -         ------         -        ------      -
                                                                         (Dollars in thousands)
Real estate loans:
  One- to four-family residential...    $   15,929        33%  $   11,810        27%  $   13,745        28%   $   11,669       29%
  Other properties..................         7,926        16        8,581        20        8,890        18         7,945       19
  Construction......................        13,046        27       13,287        31       14,828        31        12,329       30
Commercial..........................        10,991        22        8,487        20        9,894        21         8,065       20
Consumer............................           996         2          998         2          906         2           832        2
                                        ----------   -------   ----------   -------   ----------   -------    ----------   ------
     Total loans....................    $   48,888       100%  $   43,163       100%  $   48,263       100%   $   40,840      100%
                                        ==========   =======   ==========   =======   ==========   =======    ==========   ======

         The following table sets forth the estimated maturity of First Savings' loan portfolio at December 31, 1999. The table does not include any estimate of prepayments which significantly shorten the average life of all mortgage loans and may cause First Savings' repayment experience to differ from that shown below.

                                                           Due After
                                     Due Within           One Through             Due After
                                      One Year            Five Years              Five Years            Total
                                      --------            ----------              ----------            -----
                                                                    (In thousands)
Real Estate:
  One- to four-family residential.   $       5            $       178              $  13,562          $  13,745
  Other properties................       2,198                  3,623                  3,069              8,890
  Construction....................      14,517                    311                     --             14,828
Commercial........................       6,230                  2,106                  1,558              9,894
Consumer..........................         335                    559                     12                906
                                     ---------            -----------              ---------          ---------
     Total........................   $  23,285            $     6,777              $  18,201          $  48,263
                                     =========            ===========              =========          =========

         The following table sets forth at December 31, 1999, the dollar amount of all loans due one year or more after December 31, 1999 which have predetermined interest rates and have floating or adjustable interest rates.

                                                  Predetermined        Floating or
                                                      Rates          Adjustable Rates         Total
                                                  -------------      ----------------         -----
                                                                     (In thousands)
Real Estate:
  One- to four-family residential............      $    7,430           $    6,310        $    13,740
  Other properties...........................           3,771                2,921              6,692
  Construction...............................              --                  311                311
Commercial...................................             792                2,872              3,664
Consumer.....................................             547                   24                571
                                                   ----------           ----------        -----------
     Total...................................      $   12,540           $   12,438        $    24,978
                                                   ==========           ==========        ===========


         Single-Family Residential Real Estate Lending. First Savings historically has been and continues to be an originator of single-family, residential real estate loans in its market area. At March 31, 2000, single-family residential mortgage loans, totaled approximately $15.9 million, or 32.6% of its gross loan portfolio. All such loans originated by First Savings are maintained in its portfolio rather than sold in the secondary market.

         First Savings emphasizes several forms of adjustable-rate loans with interest rates and payment adjustments made at regular intervals. The retention of adjustable-rate mortgage loans in its loan portfolio helps reduce First Savings' exposure to increases in interest rates. Adjustments are generally based upon movements in the Prime Rate and CMT Mortgage Indices. At March 31, 2000, approximately $24.0 million, or 49.2%, of the loan portfolio consisted of adjustable-rate mortgage loans. There are unquantifiable credit risks resulting from potential increased costs to the borrower as a result of repricing of adjustable-rate mortgage loans. It is possible therefore that during periods of rising interest rates, the risk of default on adjustable-rate mortgage loans may increase due to the upward adjustment of interest cost to the borrower. Further, these loans are subject to increased risk of delinquency or default as the higher, fully indexed rate of interest subsequently comes into effect, replacing the lower initial rate.

         First Savings also originates, to a limited extent, fixed-rate loans for terms of 15 years to 30 years. In each case, such loans are secured by first mortgages on single-family, owner-occupied residential real property located in its market area. Because of First Savings' policy to mitigate its exposure to interest rate risk through the use of adjustable-rate rather than fixed-rate products, First Savings does not emphasize fixed-rate mortgage loans. At March 31, 2000, $12.8 million, or 26.3%, of First Savings' loan portfolio consisted of fixed-rate mortgage loans.

         Construction Lending. First Savings actively engages in lending for the construction of one- to four-family residential properties. At March 31, 2000, First Savings had $13.0 million of construction loans outstanding, representing 26.7% of its loan portfolio. All construction loans are secured by a first lien on the property under construction. Construction financing generally is considered to involve a higher degree of risk of loss than long-term financing on improved, occupied real estate. First Savings' risk of loss on a construction loan is dependent largely upon the accuracy of the initial estimate of the property's value at completion of construction or development and the estimated cost (including interest) of construction. First Savings' policy is to minimize risk of loss by limiting construction lending to qualified borrowers in its market area and by limiting the aggregate amount of outstanding construction loans.

         Commercial Real Estate and Multi-Family Lending. As of March 31, 2000, First Savings held $7.9 million in commercial real estate loans which represented approximately 16.2% of its loan portfolio. These loans are secured by multi-family units, single proprietor businesses, office buildings, nursing homes and motels. Before originating such loans, First Savings considers, among other things, the creditworthiness of the borrower, the location of the real estate, the condition and occupancy levels of the security and the quality of the organization managing the property. First Savings also obtains appraisals of each property in accordance with applicable federal regulations.

         Consumer and Commercial Lending. At March 31, 2000, First Savings' consumer loan portfolio totaled approximately $1.0 million, which represented 2.0% of its total loan portfolio. Consumer loans are both secured and unsecured. Secured loans include loans secured by automobiles and deposits. Consumer loan collections depend on the borrower's continuing financial stability, and thus are more likely to be adversely affected by job loss, illness or personal bankruptcy. The application of various federal and state laws, including federal and state bankruptcy and insolvency laws, may also limit the amount which can be recovered on such loans.

         First Savings had approximately $11.0 million of commercial business loans outstanding at March 31, 2000 which were not collateralized by real estate. First Savings' commercial business lending activities encompass loans with a variety of purposes and forms of security, including loans to finance accounts receivable, inventory and equipment. Commercial business loans are of higher risk and typically are made on the basis of the borrower's ability to make repayment from the cash flow of the borrower's business. As a result, the availability of funds for the repayment of commercial business loans may be substantially dependent on the success of the business itself. Further, the collateral securing the loans may depreciate over time, may be difficult to appraise and may fluctuate in value based on the success of the business.

         Loan Commitments. First Savings makes commitments to extend credit and standby letters of credit. Written commitments are given to prospective borrowers on all approved real estate loans. At March 31, 2000, commitments to cover originations of mortgage loans were $3.1 million, standby letters of credit totaled $834,000 and unfunded loan commitments totaled $11.5 million.

         With certain limited exceptions, the maximum amount that a savings institution may lend to any borrower (including certain related entities of the borrower) at one time may not exceed 15% of the unimpaired capital and surplus of the institution, plus an additional 10% of unimpaired capital and surplus for loans fully secured by readily marketable collateral. Savings institutions are additionally authorized to make loans to one borrower, for any purpose, in an amount not to exceed $500,000 or, by order of the Director of the OTS, in an amount not to exceed the lesser of $30,000,000 or 30% of unimpaired capital and surplus to develop residential housing, provided: (i) the purchase price of each single-family dwelling in the development does not exceed $500,000; (ii) the institution is in compliance with its regulatory capital requirements; (iii) the loans comply with applicable loan-to-value requirements, and; (iv) the aggregate amount of loans made under this authority does not exceed 150% of unimpaired capital and surplus. At March 31, 2000, First Savings did use the alternative 30% of unimpaired capital and surplus to provide loans to certain residential construction borrowers. These borrowers are currently developing residential housing which meet the above requirements. At such date, the largest aggregate amount of loans that First Savings had outstanding to any one borrower was $1.0 million.

Nonperforming and Problem Assets

         Loan Delinquencies. Generally when a mortgage loan becomes 30 days past due, a notice of nonpayment is sent to the borrower. Additional notices and letters from Southern Financial are sent if the loan remains delinquent after 45, 60 and 75 days. If the loan continues in a delinquent status for 90 days past due and no repayment plan is in effect, a notice of right to cure default is sent to the borrower giving 30 additional days to bring the loan current before foreclosure is commenced. The board meets regularly to determine when foreclosure proceedings should be initiated. The customer will be notified when foreclosure is commenced. At March 31, 2000, First Savings' loans past due between 30 and 89 days totaled $1.7 million.

         Nonperforming Assets. The following table sets forth information with respect to First Savings' nonperforming assets at the dates indicated.

                                                         At March 31,                      At December 31,
                                                         ------------                      ---------------
                                                     2000            1999               1999            1998
                                                     ----            ----               ----            ----
                                                                       (Dollars in thousands)
Loans accounted for on a nonaccrual basis: (1)
   Real estate:
      One- to four-family residence............    $     387      $     552           $      --      $     422
      Commercial...............................           78            553                  78            461
      Construction.............................          927             --                 818            218
   Commercial..................................          323            306                 323            289
   Other.......................................           --              5                  --              5
                                                   ---------      ---------           ---------      ---------
      Total....................................    $   1,715      $   1,416           $   1,219      $   1,395
                                                   =========      =========           =========      =========

Accruing loans which are contractually
   past due 90 days or more:
   Real estate:
      One- to four-family residence............    $      --             --           $     163      $      --
      Construction.............................           47             --                  --             --
   Commercial..................................          155             --                 112             --
   Other.......................................           --             --                  --             --
                                                   ---------      ---------           ---------      ---------
      Total....................................    $     202      $      --           $     275      $      --
                                                   =========      =========           =========      =========

      Total nonperforming loans................    $   1,917      $   1,416           $   1,494      $   1,395
                                                   =========      =========           =========      =========

Percentage of nonperforming to total assets....         2.70%          1.96%               2.16%          2.14%
                                                   =========      =========           =========      =========

Other non-performing assets (2)................    $       8      $     172           $     157      $      10
                                                   =========      =========           =========      =========

Loans modified in troubled debt restructurings.    $      --      $      --           $      --      $      --
                                                   =========      =========           =========      =========

(1) Non-accrual status denotes loans which, in the opinion of management, the collection of additional interest is uncertain. Payments received on a nonaccrual loan are either applied to the outstanding principal balance or recorded as interest income, depending on management's assessment of the collectibility of the loan.
(2) Other nonperforming assets represent property acquired by the First Savings through foreclosure or repossession. This property is carried at the lower of its fair market value or the principal balance of the related loan.


         During the three months ended March 31, 2000 and the year ended December 31, 1999, gross interest income of $139,000 and $272,000, respectively, would have been recorded on loans accounted for on a nonaccrual basis if the loans had been current throughout the respective periods. Interest on such loans included in income during such respective periods amounted to $5,000 and $162,000, respectively.

         Loans are generally placed on a nonaccrual status when in management's opinion the borrower may be unable to meet payments as they become due. Loans which are not currently classified as non-accrual, 90 days past due or restructured, but where known information about possible credit problems of borrowers causes management to have serious concerns as to the ability of the borrowers to comply with present loan repayment terms and may result in future disclosure as non-accrual, 90 days past due or restructured amounted to $604,000 at March 31, 2000.

         Classified Assets. OTS regulations provide for a classification system for problem assets of savings associations which covers all problem assets. Under this classification system, problem assets of savings associations such as ours are classified as "substandard," "doubtful," or "loss." When a savings association classifies problem assets as either substandard or doubtful, it may establish general allowances for loan losses in an amount deemed prudent by management. General allowances represent loss allowances which have been established to recognize the inherent risk associated with lending activities, but which, unlike specific allowances, have not been allocated to particular problem assets. When a savings association classifies problem assets as loss, it is required either to establish a specific allowance for losses equal to 100% of that portion of the asset so classified or to charge off such amount. A savings association's determination as to the classification of its assets and the amount of its valuation allowances is subject to review by the OTS, which may order the establishment of additional general or specific loss allowances. A portion of general loss allowances established to cover possible losses related to assets classified as substandard or doubtful may be included in determining a savings association's regulatory capital. Specific valuation allowances for loan losses generally do not qualify as regulatory capital.

         At March 31, 2000, First Savings had $73,000 of its assets classified as special mention, $1.9 million classified as substandard and no assets classified as doubtful or loss.

         Foreclosed Real Estate. Real estate acquired by First Savings as a result of foreclosure is recorded as "real estate owned" until such time as it is sold. When real estate owned is acquired, it is initially recorded at the lower of its fair market value or the principal balance of the related loan at the date of foreclosure. Management periodically performs valuations and an allowance is charged to operations if the carrying value of the property exceeds its fair value. At March 31, 2000, First Savings had one vacant lot with a value of $7,500 in real estate owned.

         Allowance for Loan Losses. First Savings' policy is to provide for losses on unidentified loans in its loan portfolio. A provision for loan losses is charged to operations based on management's evaluation of the losses that may be incurred in the loan portfolio. The evaluation, including a review of all loans on which full collectibility of interest and principal may not be reasonably assured, considers: (i) First Savings' past loan loss experience,
(ii) known and inherent risks in the loan, (iii) adverse situations that may affect the borrower's ability to repay, (iv) the estimated value of any underlying collateral, and (v) current economic conditions.

         Management monitors the allowance for loan losses and makes additions to the allowance as economic conditions dictate. Although First Savings maintains its allowance for loan losses at a level that management considers adequate for the inherent risk of loss in the loan portfolio, actual losses could exceed the balance of the allowance for loan losses and additional provisions for loan losses could be required. In addition, the determination as to the amount of its allowance for loan losses is subject to review by the OTS, as part of its examination process. After a review of the information available, the OTS might require the establishment of an additional allowance.

         The following table sets forth an analysis of First Savings' allowance for possible loan losses for the period indicated.

                                                       Three Months Ended                  Year Ended
                                                            March 31,                     December 31,
                                                     ----------------------          -----------------------

                                                      2000            1999            1999             1998
                                                     ------          ------          ------           ------
                                                                     (Dollars in thousands)
Balance at beginning of period.....................  $   481          $  459          $   459         $  401

Loans charged off:
   Real estate mortgage:
      One- to four-family residential.............        --              --               (5)            --
      Other properties............................        --              --               (3)            (9)
   Commercial.....................................        (6)             --             (113)            --
   Consumer.......................................        (9)             (9)             (52)           (29)
                                                     -------          ------          -------         ------
Total charge-offs.................................       (15)             (9)            (173)           (38)
                                                     -------          ------          -------         ------

Recoveries:
   Real estate mortgage:
      One- to four-family residential.............        --              --                4             --
      Other properties............................        --              --               --             --
   Commercial.....................................        --              --               41             --
   Consumer.......................................         6               1               20             11
                                                     -------          ------          -------         ------
Total recoveries..................................         6               1               65             11
                                                     -------          ------          -------         ------

Net loans charged off.............................        (9)             (8)            (108)           (27)
                                                     -------          ------          -------         ------

Provision for loan losses.........................       225              10              130             85
                                                     -------          ------          -------         ------
Balance at end of period..........................   $   697          $  461          $   481         $  459
                                                     =======          ======          =======         ======

Ratio of net charge-offs to average
   loans outstanding during the period............       .02%            .02%             .23%           .07%
                                                     =======          ======          =======         ======

         The following table allocates the allowance for loan losses by loan category at the dates indicated. The allocation of the allowance to each category is not necessarily indicative of future losses and does not restrict the use of the allowance to absorb losses in any category.

                                                  At March 31,                             At December 31,
                                                  ------------                             ---------------
                                             2000                1999                  1999                1998
                                             ----                ----                  ----                ----
                                              Percent of          Percent of           Percent of          Percent of
                                             Loans in Each       Loans in Each        Loans in Each       Loans in Each
                                              Category to         Category to          Category to         Category to
                                      Amount  Total Loans Amount  Total Loans   Amount Total Loans Amount Total Loans
                                      ------  ----------- ------  -----------   ------ ----------- ------ -----------
                                                                (Dollars in thousands)
Real estate mortgage:
   One- to four-family residential    $   92       33%    $   45       27%      $   78       28%    $   48      29%
   Other properties                      135       16        134       20           87       18        128      19
   Construction                          209       27         92       31          174       31        100      30
Commercial                               247       22        177       20          132       21        173      20
Consumer                                  14        2         13        2           10        2         10       2
                                      ------      ---     ------      ---       ------      ---     ------     ---
     Total allowance for loan losses  $  697      100%    $  461      100%      $  481      100%    $  459     100%
                                      ======      ===     ======      ===       ======      ===     ======     ===

Investment Securities

         Investment Securities. First Savings is required under federal regulations to maintain a minimum amount of liquid assets which may be invested in specified short-term securities and certain other investments. Investment securities are classified as "held to maturity" or "available-for-sale" in accordance with SFAS No. 115. At March 31, 2000, the investment portfolio policy of First Savings allowed investments in instruments such as: (i) U.S. Treasury obligations, (ii) U.S. federal agency or federally-sponsored agency obligations,
(iii) mortgage-backed securities, (iv) certificates of deposit, and (v) federal funds, including FHLB overnight and term deposits.

         Mortgage-Backed Securities. To supplement lending activities, First Savings has invested in residential mortgage-backed securities, which can serve as collateral for borrowings and, through repayments, as a source of liquidity. The mortgage-backed securities portfolio consists of participations or pass-through certificates issued by the Federal Home Loan Mortgage Corporation, the Federal National Mortgage Association and the Government National Mortgage Association.

         The following table sets forth the carrying value of First Savings' investment securities portfolio (excluding certificates of deposit and federal funds) at the dates indicated.

                                                                At March 31,              At December 31,
                                                                ------------              ---------------
                                                            2000           1999            1999           1998
                                                            ----           ----            -----          ----

                                                                          (Dollars in thousands)
Securities available for sale:
   Mortgage-backed securities........................     $  1,040       $   3,724      $   1,244       $  4,398
Securities held to maturity:
   U.S. government securities........................        6,003           4,782          5,515            455
   Mortgage-backed securities........................        5,189           6,330          5,466          7,648
                                                          --------       ---------      ---------       --------
      Total investments..............................     $ 12,232       $  14,836      $  12,225       $ 12,501
                                                          ========       =========      =========       ========

         The following table sets forth the scheduled maturities, carrying values, market values and average yields for First Savings' investment securities portfolio at March 31, 2000.

                                        One Year or Less     One to Five Years     Five to Ten Years  More than Ten Years
                                       -------------------  -------------------  ------------------- --------------------
                                                  Weighted             Weighted             Weighted            Weighted
                                        Carrying   Average   Carrying   Average   Carrying   Average  Carrying   Average
                                         Value      Yield     Value      Yield     Value      Yield    Value      Yield
                                       ---------   -------  ---------   -------  ---------   ------- ---------    ------
                                                                (Dollars in thousands)
Securities held to maturity:
   U.S. government and
      agency securities..............  $      --     --%    $      --      --%   $     500    6.50%  $   5,503     5.81%
   Mortgage-backed securities........         --     --           122    8.57          135    7.99       4,932     6.35
                                       ---------            ---------            ---------           ---------
      Total..........................  $      --     --     $     122    8.57    $     635    6.82   $  10,435     6.07
                                       =========            =========            =========           =========

Securities available for sale:
    Other investments................  $      --     --%    $      --      --%   $      --      --%  $      --      --%
   Mortgage-backed securities........         --     --            --      --           --      --       1,040     6.73
                                       ---------            ---------            ---------           ---------
      Total..........................  $      --     --     $      --      --    $      --      --   $   1,040     6.73
                                       =========            =========            =========           =========


                                        Total Investment Portfolio
                                       ----------------------------
                                                          Weighted
                                       Carrying   Market   Average
                                        Value     Value     Yield
                                       -------- ---------   ------
                                           (Dollars in thousands)

Securities held to maturity:
   U.S. government and
      agency securities..............  $  6,003 $    5859   5.86%
   Mortgage-backed securities........     5,189     5,144   6.45
                                       -------- ---------
      Total..........................  $ 11,192 $  11,003   6.13
                                       ======== =========

Securities available for sale:
    Other investments................  $     -- $      --     --%
   Mortgage-backed securities........     1,040     1,040   6.73
                                       -------- ---------
      Total..........................  $  1,040 $   1,040   6.73
                                       ======== =========

Sources of Funds

         Deposit instruments, including regular savings accounts, money market accounts, and term certificate accounts and FHLB borrowings and securities sold under agreements to repurchase are First Savings major external source of funds for lending and other investment purposes. Consumer and commercial deposits are attracted principally from within its primary market area. Interest rates are determined based on current liquidity requirements, interest rates paid by competitors and applicable regulatory restrictions and requirements.

         The following tables set forth the average balances and interest rates based on month-end balances for interest-bearing demand deposits and time deposits as of the dates indicated.

                                     Three Months Ended March 31,                    Year Ended December 31,
                               -----------------------------------------     ------------------------------------------
                                      2000                  1999                    1999                   1998
                               ------------------    -------------------     -------------------    -------------------
                               Average    Average    Average     Average     Average     Average    Average     Average
                               Balance      Rate     Balance       Rate      Balance       Rate     Balance       Rate
                               -------    -------    -------     -------     -------     -------    -------     -------
                                                                 (Dollars in thousands)
Savings deposits.............  $  3,973       3.61%  $  4,279        4.48%   $  3,795        4.16%  $  1,958        2.93%
Interest-bearing demand
   deposits..................     7,524       2.97      5,973        3.26       6,950        3.09      4,442        3.24
Noninterest-bearing demand
   deposits..................     7,104         --     10,745          --       7,781          --     10,362          --
Time deposits................    35,809       5.49     39,306        5.39      38,471        5.35     38,858        5.77
                               --------              --------                --------               --------
     Total...................  $ 54,410       4.29%  $ 60,303        4.16%   $ 56,997        4.26%  $ 55,620        4.39%
                               ========              ========                ========               ========

         The following table indicates the amount of the certificates of deposit of $100,000 or more held by First Savings by time remaining until maturity as of March 31, 2000.

                                                            Certificates
               Maturity Period                              of Deposits
               ---------------                              -----------
                                                           (In thousands)

               Three months or less.......................  $    1,354
               Over three through six months..............       1,869
               Over six through 12 months.................       2,001
               Over 12 months.............................       1,880
                                                            ----------
                   Total..................................  $    7,104
                                                            ==========

           First Savings' borrowings consist of a floating rate note payable to the FHLB of Atlanta collateralized by mortgage loans. In addition, First Savings also borrows from First Union under a floating rate repurchase agreement with the borrowings collateralized by investment securities. Set forth below is certain information regarding First Savings' borrowings.

                                                          Three Months Ended                     Year Ended
                                                               March 31,                        December 31,
                                                     ------------------------------     ------------------------------
                                                          2000           1999                1999           1998
                                                     --------------- --------------     --------------- --------------
                                                                          (Dollars in thousands)
Amounts outstanding at end of period:
  Securities sold under repurchase agreements              $8,861         $6,486              $5,861        $2,516
  FHLB borrowings                                           3,000             --               3,000            --
Weighted average rate paid on:
  Securities sold under agreements to repurchase            6.46%          5.26%               6.00%         5.30%
  FHLB borrowings                                           6.59%             --               5.95%            --

                                                          Three Months Ended                     Year Ended
                                                               March 31,                        December 31,
                                                     ------------------------------     ------------------------------
                                                          2000           1999                1999           1998
                                                     --------------- --------------     --------------- --------------
                                                                          (Dollars in thousands)
Maximum amount of borrowings outstanding at
  any month end:
  Securities sold under repurchase agreements              $8,861        $6,486               $9,989        $7,824
  FHLB borrowings                                           3,000            --                3,000           200

                                                          Three Months Ended                     Year Ended
                                                               March 31,                        December 31,
                                                     ------------------------------     ------------------------------
                                                          2000           1999                1999           1998
                                                     --------------- --------------     --------------- --------------
                                                                          (Dollars in thousands)
Approximate average short-term borrowings
  outstanding with respect to:
  Securities sold under repurchase agreements              $7,750        $3,951               $7,302        $2,031
  FHLB borrowings                                           3,000            --                  900            49
Approximate weighted average rate paid on: (1)
  Securities sold under agreements to repurchase             6.18          5.29                 5.46          5.36
  FHLB borrowings                                            6.06            --                 5.95          5.29
______________
(1)  Calculated on average daily balances.

Competition

         First Savings' market area for lending and deposit activities is highly competitive. First Savings encounters strong competition from a wide range of financial institutions, including local and regional commercial banks and thrift institutions, credit unions, finance companies and multi-state regional banks in its market area. Many of these institutions, particularly the larger banking firms that have enhanced their local presence through interstate mergers in recent years, have substantially greater resources than First Savings. First Savings competes with these institutions primarily on the basis of the quality of personal service provided to customers.

Employees

         First Savings currently has 22 full-time and four part-time employees.

Properties

         Currently, First Savings operates from its main office in Springfield, Virginia and one branch office located in Fredericksburg, Virginia. First Savings leases both of its locations. Annual rent for the year 2000 under the leases are $127,000. The lease agreement for the Springfield location provides for a rent escalation beginning in 2001. The total net book value of First Savings' investment in premises and equipment at March 31, 2000, was approximately $490,000.

         First Savings is permitted to invest in real estate (improved or unimproved) to be used for office and related facilities, or for such facilities and for sale or rental if such investment is made and maintained under a prudent program of property acquisition to meet its present needs and reasonable future needs for office space. First Savings may also hold real estate acquired through foreclosure of loans or via deeds in lieu of foreclosure. First Savings is not permitted to directly acquire real estate for the purpose of development and resale. However, First Savings is permitted to invest in service corporations which may acquire real estate for prompt development, subdivision or for rental or resale provided that the aggregate amount of First Savings' investments in such service corporations does not exceed 3.0% of its assets and any investment in excess of 2.0% must be to serve primarily community, inner-city or community development purposes. At March 31, 2000, First Savings owns FSB Financial Corporation, an inactive service corporation.

         At March 31, 2000, no property of First Savings had a book value equal to or greater than 10.0% of First Savings' total assets at that date.

Analysis of First Savings' Regulatory Capital Compliance

         The table below represents First Savings' historical capital position relative to its various regulatory capital requirements at March 31, 2000.

                                                                      Percent of
                                                      Amount          Assets (1)
                                                      ------          ----------
                                                       (Dollars in thousands)

Tier 1/leverage capital............................  $    4,795          6.75%
Tier 1/leverage capital requirement................       2,843          4.00
                                                     ----------         -----
  Excess...........................................  $    1,952          2.75%
                                                     ==========         =====

Tier 1 Risk-based capital..........................  $    4,795         11.98%
Tier 1 Risk-based capital requirement..............       1,601          4.00
                                                     ----------         -----
  Excess...........................................  $    3,194          7.98%
                                                     ==========         =====

Risk-based capital.................................  $    5,298         13.24%
Risk-based capital requirement.....................       3,202          8.00
                                                     ----------         -----
  Excess...........................................  $    2,096          5.24%
                                                     ==========         =====

Key Operating Ratios

         The table below sets forth certain performance ratios of First Savings at the dates or for the periods indicated.

                                                               At or for the
                                                             Three months Ended           At or for the Year
                                                                  March 31,               Ended December 31,
                                                           ------------------------     -----------------------
                                                            2000              1999       1999              1998
                                                           ------            ------     ------            -----
Return on assets (net income divided by average
  total assets)..........................................     .44%            .50%        .54%              .76%

Return on average equity earnings (net
  income divided by average equity earnings).............    6.42            7.87        8.03             11.58

Average equity earnings to average assets................    6.80            6.39        6.76              6.58

Average loans to average deposits........................   87.72           69.52       77.74             77.13


                      MANAGEMENT'S DISCUSSION AND ANALYSIS

General

         The operating results of First Savings depend primarily on its net interest income, which is the difference between interest and dividend income on interest-earning assets, such as loans and investments, and interest expense on interest-bearing liabilities such as deposits and borrowings. Operating results are also affected by the level of its noninterest income, including income or loss from the sale of loans and fees and service charges on deposit accounts, and by the level of its operating expenses, including compensation, premises and equipment, deposit insurance assessments and income taxes. The following tables provide information regarding changes in interest income and interest expense, as well as the underlying components of interest-earning assets and interest-bearing liabilities.

Asset and Liability Management

         First Savings, like most other banks, is engaged primarily in the business of investing funds obtained from deposits and borrowings into interest-bearing loans and investments. Consequently, First Savings' earnings depend to a significant extent on its net interest income, which is the difference between (i) the interest income on loans and investments and (ii) the interest expense on deposits and borrowings. First Savings, to the extent that its interest-bearing liabilities do not reprice or mature at the same time as its interest-bearing assets, is subject to interest rate risk and corresponding fluctuations in its net interest income. Asset liability management policies have been employed in an effort to manage First Savings' interest-earning assets and interest-bearing liabilities, thereby controlling the volatility of net interest income, without having to incur unacceptable levels of credit risk.

         With respect to First Savings' residential mortgage loan portfolio, it is First Savings' policy to keep those mortgage loans which have an adjustable interest rate in its portfolio and to sell certain fixed rate residential mortgage loans originated to the secondary market. In addition, First Savings' commercial loans generally have rates that are tied to the prime rate, the one-year CMT rate, or the three-year CMT rate. Both of these policies help control First Savings' exposure to rising interest rates.

Interest Rate Sensitivity Analysis

         First Savings' interest rate sensitivity is primarily monitored by management through the use of a model which generates estimates of the change in First Savings' market value of portfolio equity ("MVPE") over a range of interest rate scenarios. Such analysis was prepared by a third party for First Savings. MVPE is the present value of expected cash flows from assets, liabilities, and off-balance sheet contracts using standard industry assumptions about estimated loan prepayment rates, reinvestment rates, and deposit decay rates. The following table sets forth an analysis of First Savings' interest rate risk as measured by the estimated change in MVPE resulting from instantaneous and sustained parallel shifts in the yield curve (plus or minus 300 basis points, measured in 100 basis point increments) as of December 31, 1999.

                                                  Net Portfolio Value
                   Change             -----------------------------------------
                  in Rates            $ Amount         $ Change        % Change
                  --------            --------         --------        --------
                                           (Dollars in thousands)

                  + 300  bp           $  4,550         $ (1,061)        (18.91)%
                  + 200  bp              5,020             (591)        (10.53)
                  + 100  bp              5,387             (223)         (3.97)
                      0  bp              5,611               --             --
                  - 100  bp              5,679               68           1.21
                  - 200  bp              5,675               65           1.16
                  - 300  bp              5,674               64           1.14


         Certain shortcomings are inherent in the methodology used in the above interest rate risk measurements. Modeling changes in MVPE require the making of certain assumptions which may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates. Accordingly, although the MVPE table provides an indication of First Savings' interest rate risk exposure at a particular point in time, such measurements are not intended to and do not provide a precise forecast of the effect of changes in market interest rates on First Savings' net worth.

         The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at March 31, 2000 which are expected to mature or reprice in each of the time periods shown.

                                                          Over One
                                        One Year           Through         Due After
                                         or Less         Five Years        Five Years      Total
                                         -------         ----------        ----------      -----
                                                         (Dollars in thousands)
Interest-earning assets:
   Loans..............................  $  29,055         $  9,094         $  10,834     $  48,983
   Investments (1)....................     17,578              123             1,135        18,836
                                        ---------         --------         ---------     ---------
      Total...........................     46,633            9,217            11,969        67,819
                                        ---------         --------         ---------     ---------

Interest-bearing liabilities:
   Deposits...........................     43,145           10,799               100        54,044
   Borrowings.........................     11,861               --                --        11,861
                                        ---------         --------         ---------     ---------
      Total...........................     55,006           10,799               100        65,905
                                        ---------         --------         ---------     ---------

Interest sensitivity gap..............  $  (8,373)        $ (1,582)        $  11,869     $   1,914
                                        =========         ========         =========     =========
Cumulative interest sensitivity gap...  $  (8,373)        $ (9,955)        $   1,914
                                        =========         ========         =========
Ratio of cumulative gap to interest-
  earning  assets.....................    (12.35)%          (14.68)%            2.82%
                                        ========          ========         =========

_______________
(1)   Excludes Federal Home Loan Bank stock.

Average Balances, Interest and Average Yields

         The following table sets forth certain information relating to First Savings' average balance sheet and reflects (i) the average yield on assets and average cost of liabilities for the periods indicated and (ii) the average yields earned and rates paid at the date and for the periods indicated. Such yields and costs are derived by dividing income or expense by the average balance of assets or liabilities, respectively, for the periods presented. Average balances are derived from month-end balances.

                                                                      Three Months Ended March 31,
                                                           -------------------------------------------------------
                                                                    2000                            1999
                                                           --------------------------     ------------------------
                                                                              Average                     Average
                                                             Average           Yield/      Average         Yield/
                                                             Balance            Rate       Balance          Rate
                                                             -------            ----       -------          ----
                                                                            (Dollars in thousands)
Interest-earning assets:
  Loans (1)............................................    $   48,521            9.47%    $  41,308           8.84%
  Investments (2)......................................        17,519            6.04        22,718           5.07
                                                           ----------          ------     ---------         ------
      Total interest-earning assets....................        66,040            8.56        64,026           7.50

Interest-bearing liabilities:
   Deposits............................................    $   54,410            4.29     $  60,303           4.16
   Borrowings..........................................        10,861            6.09         4,496           4.65
                                                           ----------         -------     ---------         ------
      Total interest-bearing liabilities...............        65,271            4.59        64,799           4.19

Average dollar difference between
  interest-earning assets and interest-
  bearing liabilities..................................    $      769                     $    (773)
                                                           ==========                     =========
Interest rate spread...................................                          3.97%                        3.31%
                                                                               ======                        =====
Interest margin........................................                          4.02%                        3.26%
                                                                               ======                       ======

(1) Non-accrual loans are included in average balances, less allowance for loan losses and deferred fees.
(2)  Excludes Federal Home Loan Bank stock.

                                                                            Year Ended December 31,
                                                           --------------------------------------------------------
                                                                      1999                          1998
                                                           ---------------------------    -------------------------
                                                                             Average                       Average
                                                            Average           Yield/        Average         Yield/
                                                            Balance            Rate         Balance          Rate
                                                            -------            ----         -------          ----
                                                                            (Dollars in thousands)
Interest-earning assets:
Loans (1)..............................................    $   46,425            8.92%    $  40,322           9.10%
Investments (2)........................................        19,604            5.47        17,069           4.51
                                                           ----------         -------     ---------         ------
     Total interest-earning assets.....................        66,029            7.90        57,391           7.74

Interest-bearing liabilities:
Deposits...............................................        56,997            4.26        55,620           4.39
Borrowings.............................................         8,313            5.44         2,309           4.79
                                                           ----------         -------     ---------         ------
Total interest-bearing liabilities.....................        65,310            4.41        57,929           4.41

Average dollar difference between interest-earning
  assets and interest-bearing liabilities..............    $      719                     $    (538)
                                                           ==========                     =========

Interest rate spread...................................                          3.49%                        3.33%
                                                                              =======                      =======
Interest margin........................................                          3.53%                        3.29%
                                                                              =======                      =======

(1) Non-accrual loans are included in average balances, less allowance for loan losses and deferred fees.
(2)  Excludes Federal Home Loan Bank stock.

Rate/Volume Analysis

         The table below presents information regarding changes in interest income and interest expense for the periods indicated. For each category of interest-earning asset and interest-bearing liability, information is provided on changes attributable to changes in volume (changes in volume multiplied by old rate) and changes in rates (changes in rates multiplied by old volume). The dollar amount changes in interest income and interest expense attributable to changes in rate and volume (change in rate multiplied by change in volume) have been allocated between rate and volume variances based on the percentage relationship of such variances to each other.

                                                      Three months Ended March 31,                 Year Ended December 31,
                                                 --------------------------------------    -----------------------------------------
                                                      2000        vs.        1999               1999         vs.           1998
                                                 --------------------------------------    -----------------------------------------
                                                           Increase (Decrease)                        Increase (Decrease)
                                                                 Due to                                    Due to
                                                 Volume           Rate          Total       Volume          Rate            Total
                                                 ------          ------         -----       ------         ------          -------
                                                                                 (In thousands)
Interest income:
   Loans.....................................    $   168        $     68       $    236    $    543       $     (71)      $     472
   Investments...............................        (73)             49            (24)        124             177             301
                                                 -------        --------       --------    --------       ---------       ---------
      Total interest-earning assets..........         95             117            212         667             106             773
                                                 -------        --------       --------    --------       ---------       ---------

Interest expense:
   Deposits..................................        (63)             20            (43)         59             (72)            (13)
   Borrowings................................         93              20            113         324              17             341
                                                 -------        --------       --------    --------       ---------       ---------
        Total interest-bearing liabilities...         30              40             70         383             (55)            328
                                                 -------        --------       --------    --------       ---------       ---------

Change in net interest income................    $    65        $     77       $    142    $    284       $     161       $     445
                                                 =======        ========       ========    ========       =========       =========

                                                            Year Ended December 31,
                                                 ---------------------------------------------
                                                        1998          vs.         1997
                                                 ---------------------------------------------
                                                                Increase (Decrease)
                                                                     Due to
                                                   Volume            Rate             Total
                                                   ------            ----             -----
                                                                (In thousands)
Interest income:
   Loans.....................................    $     203        $       17        $     220
   Investments...............................          548              (134)             414
                                                 ---------        ----------        ---------
      Total interest-earning assets..........          751              (117)             634
                                                 ---------        ----------        ---------

Interest expense:
   Deposits..................................          693              (217)             476
   Borrowings................................          (79)              (53)            (132)
                                                 ---------        ----------        ---------
        Total interest-bearing liabilities...          614              (270)             344
                                                 ---------        ----------        ---------

Change in net interest income................    $     137        $      153        $     290
                                                 =========        ==========        =========

Comparison of Financial Condition at December 31, 1999 and December 31, 1998

         Total assets were $69.0 million at December 31, 1999, a small increase of $3.9 million from $65.1 million at December 31, 1998. While the increase in total assets was small, there were significant changes in the composition of the assets. Cash and overnight deposits declined 28.4% from $10.6 million to $7.6 million. As noted below, net loans receivable increased 18.4% to $47.7 million. Deposits decreased to $55.1 million at December 31, 1999, from $58.0 million at December 31, 1998. Borrowings increased by 252.2% from $2.5 million at December 31, 1998 to $8.9 million at December 31, 1999. These additional funds were used to fund the increase in loans.

         Net income for the year ended December 31, 1999, was $365,000 ($0.39 diluted earnings per share), a decrease of 16.8% from earnings of $438,000 ($.51 diluted earnings per share) for the year ended December 31, 1998. Loans receivable, net of deferred fees, and allowance for loan losses were $47.7 million at December 31, 1999, an increase of $7.4 million, or 18.4%, from $40.3 million at December 31, 1998. During the year ended December 31. 1999, First Savings continued to emphasize construction and small business loans.

         Deposits at December 31, 1999 were $55.1 million, a decrease of $2.9 million over deposits of $58.0 million at December 31, 1998. Advances from the FHLB of Atlanta totaled $3.0 million at December 31, 1999, compared with no outstanding balance of advances at December 31, 1998. Securities sold under agreement to repurchase increased by 132.9% from $2.5 million to $5.9 million as of December 31, 1999.

Comparison of Results of Operations for the Quarters Ended March 31, 2000 and
1999

         Net Income. First Savings' net income for the quarter ended March 31, 2000 was $76,000, a decrease of 11.5% over net income of $86,000 for the quarter ended March 31, 1999. Diluted earnings per share for the quarter ended March 31, 2000 was $0.08 as compared to $0.09 for the quarter ended March 31, 1999. The weighted average number of diluted shares of common stock outstanding was 934,214 for the quarter ended March 31, 2000 and 939,186 for the quarter ended March 31, 1999.

         Net Interest Income. Net interest income before provision for loan losses was $664,000 for the quarter ended March 31, 2000, an increase of 27.2% over $523,000 for the quarter ended March 31, 1999. This increase was due to the growth in the average level of earning assets from $64.0 million to $66.0 million, and an improvement in the interest rate spread to 3.97% in 2000 from 3.31% in 1999. In addition, the interest margin grew from 3.26% in 1999 to 4.02% in 2000.

         Total Interest Income. Total interest income was $1.4 million for the quarter ended March 31, 2000, an increase of 17.6% over $1.2 million for the quarter ended March 31, 1999. This increase resulted from growth in interest-earning assets and an increase in yield. Average loans receivable increased by $7.2 million, which offset the decrease in average investment securities of $5.2 million over March 31, 1999.

          The yield on total interest-earning assets was 8.56% for the quarter ended March 31, 2000, which increased from 7.50% for the same quarter in 1999. For the quarter ended March 31, 2000, the yield on average loans receivable was 9.47%, up from 8.84% for the quarter ended March 31, 1999, while the yield on average investment securities increased from 5.07% during the first quarter of 1999 to 6.04% for the quarter ended March 31, 2000.

         Total Interest Expense. Total interest expense for the quarter ended March 31, 2000 was $748,000, an increase of 10.3% over $679,000 for the quarter ended March 31, 1999. This increase was due primarily to growth in the average balance of borrowings, which were $10.8 million for the quarter ended March 31, 2000 compared to $4.5 million for the same quarter in the prior year. The average effective rate paid on interest-bearing liabilities was 4.59% for the quarter ended March 31, 2000, compared to 4.19% for the quarter ended March 31, 1999.

         Provision For Loan Losses. The provision for loan losses amounted to $225,000 for the quarter ended March 31, 2000, an increase over the provision of $10,000 for the quarter ended March 31, 1999. The provision for loan losses is a current charge to earnings to increase the allowance for loan losses. First Savings has established the allowance for loan losses to absorb the inherent risk in lending after considering an evaluation of the loan portfolio, current economic conditions, changes in the nature and volume of lending and past loan experience. The increase in provision expense during the first quarter of 2000 is consistent with increases in non-performing assets during the period. Management's opinion is that the allowance for loan losses at March 31, 2000 is adequate. Although management believes that the allowance is adequate, there can be no assurance that additions to such allowance will not be necessary in future periods, which would adversely affect First Savings' results of operations. The allowance for loan losses at March 31, 2000 was $697,000, or 1.42% of gross loans receivable compared to $461,000, or 1.07% at March 31, 1999.

         Other Income. Other income totaled $266,000 for the quarter ended March 31, 2000, an increase of 84.8%, from $144,000 for the quarter ended March 31, 1999. The increase was primarily the result of increased gains on the sale of loans.

         Other Expenses. Other expenses for the quarter ended March 31, 2000 were $582,000, an increase of 12.6% from $517,000 for the quarter ended March 31, 1999.

         Employee compensation and benefits increased 10.2% to $279,000 for the quarter ended March 31, 2000 from $253,000 for the quarter ended March 31, 1999. The increase reflects the cost of staffing our expanded lending operation and normal wage increases for existing personnel.

         Professional fees increased to $66,000 for the quarter ended March 31, 2000 compared to $25,000 for the quarter ended March 31, 1999. This is the result of external consultants being used to assist management in evaluating its loan portfolio.

Comparison of Results of Operations for the Years Ended December 31, 1999 and
1998

         Net Income. First Savings' net income for the year ended December 31, 1999 was $365,000, a decrease of 16.8% over net income of $438,000 for the year ended December 31, 1998. The decrease in net income was primarily attributable to First Savings incurring an increased income tax expense in 1999 versus 1998 when First Savings utilized a significant portion of its net operating loss carryover to reduce income taxes. Pre-tax income increased to $588,000, an increase of 17.4% over pretax income of $501,000 in 1998. Diluted earnings per share for the year ended December 31, 1999 was $0.39 as compared to $.51 for the year ended December 31, 1998. The weighted average number of diluted shares of common stock outstanding were 939,360 for the year ended December 31, 1999 and 866,376 for the year ended December 31, 1998.

         Net Interest Income. Net interest income before provision for loan losses was $2.3 million for the year ended December 31, 1999, an increase of 23.6% over $1.9 million for the year ended December 31, 1998. This increase was due to the growth in the average level of earning assets from $57.4 million to $66.0 million, and an improvement in the interest rate spread to 3.49% in 1999 from 3.33% in 1998. In addition, the interest margin grew from 3.29% in 1998 to 3.53% in 1999.

         Total Interest Income. Total interest income was $5.2 million for the year ended December 31, 1999, an increase of 17.4% over $4.4 million for the year ended December 31, 1998. This increase resulted from growth in interest-earning assets. Average loans receivable increased by $6.1 million and average investment securities increased by $2.5 million over 1998.

         The yield on total interest-earning assets was 7.90% for the year ended December 31, 1999, which increased from 7.74% for 1998. For the year ended December 31, 1999, the yield on average loans receivable was 8.92%, down from 9.10% for the year ended December 31. 1998, while the yield on average investment securities increased from 4.51% during 1998 to 5.47% for the year ended December 31, 1999.

         Total Interest Expense. Total interest expense for the year ended December 31, 1999 was $2.9 million, an increase of 12.9% over $2.6 million for the year ended December 31, 1998. This increase was due primarily to growth in the average balance of borrowings, which were $8.3 million for the year ended December 31, 1999 compared to $2.3 million for the prior year. The average effective rate paid on interest-bearing liabilities was 4.41% for the years ended December 31, 1999 and December 31, 1998.

         Provision For Loan Losses. The provision for loan losses amounted to $130,000 for the year ended December 31, 1999, an increase over the provision of $85,000 for the year ended December 31, 1998. The provision for loan losses is a current charge to earnings to increase the allowance for loan losses. First Savings has established the allowance for loan losses to absorb the inherent risk in lending after considering an evaluation of the loan portfolio, current economic conditions, changes in the nature and volume of lending and past loan experience. The increase in the provision expense is consistent with an increase experienced in non-performing construction loans. Management's opinion is that the allowance for loan losses at December 31, 1999 is adequate. Although management believes that the allowance is adequate, there can be no assurance that additions to such allowance will not be necessary in future periods, which would adversely affect First Savings' results of operations. The allowance for loan losses at December 31, 1999 was $481,000, or 1.00% of net loans receivable compared to $459,000, or 1.12% at December 31, 1998.

         Other Income. Other income totaled $678,000 for the year ended December 31, 1999, an increase of 16.29%, from $583,000 for the year ended December 31, 1998. The increase was primarily the result of increased revenue related to service charges on loan and deposit accounts.

         Other Expenses. Other expenses for the year ended December 31, 1999 were $2.3 million, an increase of 21.6% from $1.9 million for the year ended December 31, 1998.

         Employee compensation and benefits increased 20.0% to $1.1 million for the year ended December 31, 1999 from $915,000 for the prior year. The increase reflects the cost of staffing our expanded lending operation and normal wage increases for existing personnel.

         Expenses for premises and equipment increased to $257,000 during the year ended December 31, 1999 compared to $189,000 in the prior year. This increase is the result of the installation, testing and maintenance of equipment that is year 2000 compliant.

         Income Taxes. Income tax expense increased by 254% to $223,000 for the year ended December 31, 1999. This results primarily from First Savings utilizing a significant portion of its net operating loss carryover to offset taxes in 1998.

Comparison of Results of Operations for the Years Ended December 31, 1998 and
1997

         Net Income. First Savings' net income for the year ended December 31, 1998 was $438,000, an increase of 3.0% over net income of $425,000 for the year ended December 31, 1997. The increase in net income was primarily due to an increase in net interest income of 16.7% and a decrease of 63.8% in provision for loan losses. Diluted earnings per share for the year ended December 31, 1998 decreased to $.51 from $.64 for the year ended December 31, 1997. The weighted average number of diluted shares of common stock outstanding were 866,376 for the year ended December 31, 1998 and 666,475 for the year ended December 31, 1997.

         Net Interest Income. Net interest income before provision for loan losses was $1.9 million for the year ended December 31, 1998, an increase of 18.2% over $1.6 million for the year ended December 31, 1997. This increase was due to the growth in the average level of earning assets from $43.6 million to $57.4 million, offset partly by declines in the interest rate spread from 3.70% to 3.33%, when comparing the year ended December 31. 1997 to the year ended December 31, 1998.

         Total Interest Income. Total interest income was $4.4 million for the year ended December 31, 1998, an increase of 16.7% over $3.8 million for the year ended December 31, 1997. This increase resulted primarily from growth in interest-earning assets. Average loans receivable increased by $2.2 million, and average investment securities increased by $11.5 million over 1997.

         The yield on total interest-earning assets was 7.74% for the year ended December 31, 1998, down from 8.72% in 1997. For the year ended December 31, 1998, the yield on average loans receivable was 9.10%, up from 9.06% for the year ended December 31. 1997, while the yield on average investment securities decreased from 6.43% during 1997 to 4.51% for the year ended December 31, 1998.

         Total Interest Expense. Total interest expense for the year ended December 31. 1998 was $2.6 million, an increase of 15.6% over $2.2 million for the year ended December 31, 1997. This increase was due primarily to growth in the average balance of deposits, which were $55.6 million for the year ended December 31, 1998 compared to $40.2 million for the prior year. The average effective rate paid on interest-bearing liabilities was 4.41% for the year ended December 31, 1998, a decrease of 62 basis points from 5.03% for the year ended December 31, 1997.

         Provision for Loan Losses. The provision for loan losses amounted to $85,000 for the year ended December 31, 1998, a decrease of $150,000 from a $235,000 provision for the year ended December 31, 1997. The decrease is due to fewer charge-offs experienced in 1998 than management anticipated in estimating the allowance for loan losses at December 31, 1997.

         Other Income. Other income totaled $583,000 for the year ended December 31, 1998, a decrease of 17.7 %, from $708,000 for the year ended December 31, 1997. The decrease was attributable primarily to a decrease in gain on sale of loans which decreased 63.9 % to $63,000 for the year ended December 31, 1998 from $175,000 for the year ended December 31, 1997.

         Other Expenses. Other expenses for the year ended December 31, 1998 were $1.9 million, an increase of 9.6% from $1.7 million for the year ended December 31, 1997, primarily reflecting an increase in employee compensation and benefits which increased 12.7% to $915,000 for the year ended December 31, 1998 from $812,000 for the prior year. The increase reflects the cost of increased staffing levels to accommodate growth in First Savings' customer base and normal wage increases for existing personnel.

         Expenses for premises and equipment increased 23.5% to $189,000 for the year ended December 31, 1998 from $153,000 for the year ended December 31, 1997.

         Other expenses increased 8.7% from $449,000 in 1997 to $488,000 in 1998, due to increases associated with the normal growth of First Savings.

Liquidity and Capital Resources

         First Savings' principal sources of funds are deposits, loan repayments, proceeds from the sale of securities and loans, repayments from mortgage-backed securities, FHLB advances, other borrowings and retained income.

         At December 31, 1999, First Savings had $11.6 million of undisbursed loan funds. The amount of certificate of deposit accounts maturing in calendar year 2000 is $28.3 million. It is anticipated that funding requirements for these commitments can be met from the normal sources of funds previously described.

         First Savings is subject to regulations of the Office of Thrift Supervision that impose certain minimum regulatory capital requirements. Under current Office of Thrift Supervision regulations, these requirements are (a) leverage capital of 4.0% of adjusted tangible assets; (b) tier I capital of 4% of risk-weighted assets; (c) tier I and II capital of 8% of risk-weighted assets. At December 31, 1999, First Savings' capital ratios were 6.8% leverage capital, 11.7% tier I capital, and 13.0% tier I and II capital.

Impact of Inflation and Changing Prices

         The financial statements and related notes presented herein have been prepared in accordance with generally accepted accounting principles. These require the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation.

         Unlike many industrial companies, substantially all of the assets and virtually all of the liabilities of First Savings are monetary in nature. As a result, interest rates have a more significant impact on First Savings' performance than the effects of general levels of inflation. Interest rates may not necessarily move in the same direction or in the same magnitude as the prices of goods and services. However, other expenses do reflect general levels of inflation.

                                    CHAPTER V
                         MANAGEMENT FOLLOWING THE MERGER

The Board of Directors

         The Southern Financial board of directors currently is comprised of 12 members. The board of directors is divided into three classes, each of which consists of three members. These directors serve, and will continue to serve following the merger, for the terms of their respective classes, which expire in 2001, 2002 and 2003.

         The merger agreement requires that Southern Financial increase the size of the board to 13 members and appoint Barbara J. Fried, Chairman of First Savings, to the board of Southern Financial.

         The following table sets forth the composition of the board of directors following the merger.

                Class I                                Class II                               Class III
        (Term Expiring in 2002)                 (Term Expiring in 2003)                (Term Expiring in 2001)
        Alfonso G. Finocchiaro                      John C. Belotti                       Fred L. Bollerer
           Virginia Jenkins                          Neil J. Call                        Georgia S. Derrico
           Michael P. Rucker                         David de Give                        Richard E. Smith
          Robert P. Warhurst                      R. Roderick Porter                   John L. Marcellus, Jr.
                                                                                          Barbara J. Fried*

_____________________
*        First Savings director


         The following paragraphs set forth certain information, as of April 30, 2000, for the 13 individuals who are expected to serve as directors of Southern Financial following the consummation of the merger. Unless otherwise indicated, each director has held his or her current position for more than five years.

                                     Class I
                             (Term Expiring in 2002)

         Alfonso G. Finocchiaro, 67, was Executive Vice President, Regional General Manager and CEO (Americas) of Banco Portugues do Atlantico from 1978 to until his retirement in 1997. Mr. Finocchiaro has served as a director of Southern Financial since April 1999.

         Virginia Jenkins, 52, is the owner of V. Jenkins Interiors and Antiques in Middleburg, Virginia. Ms. Jenkins has served as a director of Southern Financial since 1988.

         Michael P. Rucker, 59, is an executive with Caterpillar, Inc., a manufacturing company in Peoria, Illinois and serves as Chairman of the Board of George H. Rucker Realty Corp., a real estate development company in Fairfax, Virginia. Mr. Rucker has served as a director of Southern Financial since 1991.

         Robert P. Warhurst, 61, is President and co-owner of Merrifield Garden Center in Merrifield and Fairfax, Virginia. Previously he was a founding director of the former Horizon Bank of Virginia which merged to join Southern Financial Bank on October 1, 1999.

                                    Class II
                             (Term Expiring in 2003)

         John C. Belotti, 63, is President and co-owner of Bee & H Electric Company in Fairfax, Virginia. Previously he was a founding director of the former Horizon Bank of Virginia, also serving as Vice Chairman of the Board since 1998, which merged to join Southern Financial Bank on October 1, 1999.

         Neil J. Call, 66, has been Executive Vice President of MacKenzie Partners, Inc., a New York financial consulting company, since 1990. Mr. Call has served as a director of Southern Financial since 1986.

         David de Give, 57, has been Senior Vice President of Southern Financial since 1992. Mr. de Give has served as a director of Southern Financial since 1986.

         R. Roderick Porter, 55, has been President and Chief Operating Officer of Southern Financial since April 1998. From 1994 to 1998, he was President of FX Concepts, Ltd., an international money management firm in New York, New York. Mr. Porter has served as a director of Southern Financial since 1986.

                                    Class III
                             (Term Expiring in 2001)

         Fred L. Bollerer, 58, has been President and Chief Executive Officer of the Potomac Knowledge Way Project, a not for profit leadership organization company in Herndon, Virginia, since January 1998. From 1993 to 1997, he was President and Chief Executive Officer of Riggs Bank, N.A. in Washington, D.C. Mr. Bollerer has served as a director of Southern Financial since April 1999.

         Georgia S. Derrico, 55, has been Chairman of the Board and Chief Executive Officer of Southern Financial since 1986. Ms. Derrico has also served as a director of Southern Financial since 1986.

         John L. Marcellus, Jr., 77, is the retired President and Chairman of the Board of Oneida, Ltd., a silverware manufacturing company in Oneida, New York. Mr. Marcellus has served as a director of Southern Financial since 1986.

         Richard E. Smith, 74, Retired Colonel U.S. Marine Corps, is CEO and Chairman MANNA Financial Services, which he founded in 1961. Previously he was a founding director and Chairman of the Board for the former Horizon Bank of Virginia which merged to join Southern Financial on October 1, 1999. Mr. Smith, a former director with Guaranty Bank & Trust Co. and Riggs National Bank of Virginia is also owner of Reed Insurance Agency.

         Barbara J. Fried, 65, has been Chairman of the Fried Companies, Inc., a real estate development and management company based in Springfield, Virginia, since 1985. Ms. Fried is also Chairman of the Board of First Savings.

Senior Officers of Southern Financial Who Are Not Directors

         William H. Stevens, 55, joined Southern Financial in 1999 as Executive Vice President, Risk Management. From 1991 to 1999, Mr. Stevens served as a Senior Analyst in the Office of the Inspector General of The Federal Deposit Insurance Corporation. Prior to that he was an Executive Vice President at Riggs Bank, N.A. in Washington, D.C. where he managed the bank's commercial real estate and single family lending activities. Before that, Mr. Stevens was President and COO of Anchor Mortgage Services and he was a Senior Vice President at Chemical Bank from 1983 to 1987.

         Patricia A. Ferrick, 37, joined Southern Financial in 2000 as Senior Vice President/Chief Financial Officer. Ms. Ferrick recently served as Managing Director, Controller of National Cooperative Bank. Prior to that, she was Vice President/ Controller for First Commonwealth Savings Bank and its subsidiary, James Madison Mortgage. Before that she served as Vice President, Controller for NVR Savings Bank and she was an auditor at KPMG LLP from 1985 to 1989.

         Richard P. Steele, 53, joined Southern Financial in 1999 as Senior Vice President, Special Projects. From 1993 to 1999, Mr. Steele was Senior Vice President of FX Concepts, Inc., an international money management firm based in New York. Prior to that, Mr. Steele was Director of Finance, Eli Lilly and Company, Geneva from 1989 to 1993.

Security Ownership of Management

         The following table sets forth, based on information as of April 30, 2000, the beneficial ownership of Southern Financial common stock, the beneficial ownership of First Savings common stock and the anticipated beneficial ownership, after giving effect to the merger, of Southern Financial common stock by each director of Southern Financial and First Savings and by each person named in the "Summary Compensation Table" on page 86.

                                                     Ownership Before                        Ownership After
                                                        the Merger                              the Merger
                                                        ----------                              ----------
                                                                                           Southern Financial
                                                                                              Common Stock
                                                                                              ------------
                                          Southern Financial       First Savings         Number           Percent
                                           Common Stock (1)        Common Stock         of Shares      of Class (%)
                                           ----------------        ------------         ---------      ------------
Southern Financial Directors:
  Fred L. Bollerer *                            3,000                                       3000            **
  Neil J. Call *                               43,297 (2)                                 43,297            1.4
  David de Give *                              86,187 (3)                                 86,187            2.8
  Georgia S. Derrico *                        269,637 (4)                                269,630            8.8
  Alfonso G. Finocchiaro *                      7,292                                      7,292            **
  Virginia Jenkins *                            2,275                                      2,275            **
  John L. Marcellus, Jr. *                     15,808 (5)                                 15,808            **
  R. Roderick Porter *                        269,630 (4)                                269,630            8.8
  Michael P. Rucker *                          45,871 (6)                                 45,871            1.5
  John C. Belotti *                            26,370                                     26,370            **
  Robert P. Warhurst *                         15,606 (7)                                 15,606            **
  Richard E. Smith *                           28,974                                     28,974            **
  All current Southern Financial
    Directors and Executive Officers
    as a group (12 Persons)                   544,310                                    544,310

                                                     Ownership Before                        Ownership After
                                                        the Merger                              the Merger
                                                        ----------                              ----------
                                                                                           Southern Financial
                                                                                              Common Stock
                                                                                              ------------
                                          Southern Financial       First Savings         Number           Percent
                                           Common Stock (1)        Common Stock         of Shares      of Class (%)
                                           ----------------        ------------         ---------      ------------
First Savings Directors:

Thomas W. Bradford
Jeffrey C. Constantz
Barbara J. Fried *
Steven I. Nadler
Fred B. Rankin
Adam M. Fried
Edward N. Frye

  All current First Savings Directors
    and Executive Officers as a
    group (__ persons)

  All post-merger Southern Financial
   Directors and Executive Officers as
   a group (13 persons)

__________________
*    Director of Southern Financial following the consummation of the merger.
** Percentage of ownership will be less than one percent of the outstanding shares of Southern Financial common stock.
(1) The amounts in this column include shares of Southern Financial common stock with respect to which certain persons have the right to acquire beneficial ownership within sixty days after April 30, 2000, pursuant to Southern Financial's 1993 Stock Option and Incentive Plan, as amended: Mr. de Give: 46,403 shares; Ms. Derrico: 97,176 shares; Mr. Porter: 25,000; and the directors and officers as a group: 195,381 shares.
(2) Includes 36,331 shares of Southern Financial common stock and 4,354 shares of Southern Financial convertible preferred stock.
(3) Includes 2,412 shares owned by Mr. de Give's spouse over which she has sole voting and investment power.
(4) Includes (a) 85,188 shares owned individually by Ms. Derrico over which she has sole voting and investment power and 109,676 shares that Ms. Derrico may acquire pursuant to the exercise of stock options; (b) 25,404 shares of Southern Financial common stock and 4,039 shares of Southern Financial convertible preferred stock owned individually by Mr. Porter over which he has sole investment power and 37,500 shares that Mr. Porter may acquire pursuant to the exercise of stock options; and (c) 5,400 shares owned jointly by Ms. Derrico and Mr. Porter over which they have joint investment power. Ms. Derrico and Mr. Porter disclaim beneficial ownership of each other's shares.
(5) Includes 13,427 shares of Southern Financial common stock and 2,221 shares of Southern Financial convertible preferred stock.
(6) Includes 12,155 shares of Southern Financial common stock and 991 shares of Southern Financial convertible preferred stock owned by Michael Rucker, 5,973 shares of Southern Financial common stock and 2,402 shares of convertible preferred stock owned by Derek Rucker, 2,000 shares of Southern Financial common stock owned by David Dodrill, 200 shares of Southern Financial common stock owned by Helen M. Jones and 20,115 shares of Southern Financial common stock owned by Rucker Realty Corp. and persons associated with Rucker Realty Corp. and Rucker Realty Retirement Trust. Southern Financial makes no representation as to whether any of these persons, individually or in any combination, share voting or investment power with any other or with Rucker Realty with respect to their shares.

(7) Includes 7,512 shares owned individually by Robert P. Warhurst, 6,694 shares owned jointly by Robert R Warhurst and Billie S. Warhurst, and 1,400 shares owned by Merrifield Garden Center 401K Plan. Robert P. Warhurst is co-owner of Merrifield Garden Center.


Security Ownership of Certain Beneficial Owners

         The following table sets forth, to the knowledge of Southern Financial and First Savings and based on information as of April 30, 2000, (i) the beneficial ownership of each person who owns more than five percent of the outstanding shares of Southern Financial common stock or First Savings common stock and (ii) the anticipated beneficial ownership of each person expected to own more than five percent of the outstanding shares of Southern Financial common stock after giving effect to the merger.

                                                             Ownership of                         Ownership of
                                                          Southern Financial                   Southern Financial
                                                             Common Stock                         Common Stock
                                                           Before the Merger                    After the Merger
                                                           -----------------                    ----------------

                                                      Number             Percent             Number           Percent
                                                  of Shares (1)       Of Class (%)         of Shares       of Class (%)
                                                  -------------       ------------         ---------       ------------
Georgia S. Derrico (2), (3)                          269,630              10.2              269,630             8.8
R. Roderick Porter
2954 Burrland Lane
The Plains, Virginia  20171

Financial Institution Partners II, L.P. (4)          255,350               9.6              255,350             9.6
Hovde Capital, L.L.C.
Eric D. Hovde
Steven D. Hovde
1824 Jefferson Place, N.W.
Washington, D.C.  20036

_________________
(1) Except as otherwise indicated, includes shares held directly, as well as shares held in retirement accounts or by certain family members or corporations over which the named individuals may be deemed to have voting or investment power.
(2)  Georgia S. Derrico and R. Roderick Porter are married to each other.
(3) Includes (a) 85,188 shares owned individually by Ms. Derrico over which she has sole voting and investment power and 109,676 shares that Ms. Derrico may acquire pursuant to the exercise of stock options; (b) 25,404 shares of Southern Financial common stock and 4,039 shares of Southern Financial convertible preferred stock owned individually by Mr. Porter over which he has sole investment power and 37,500 shares that Mr. Porter may acquire pursuant to the exercise of stock options; and (c) 5,400 shares owned jointly by Ms. Derrico and Mr. Porter over which they have joint investment power. Ms. Derrico and Mr. Porter disclaim beneficial ownership of each other's shares.
(4) As reported in a Schedule 13D filed with the Securities and Exchange Commission on May 26, 2000 by Financial Institution Partners II, L.P., Hovde Capital, L.L.C., Eric D. Hovde and Steven D. Hovde. According to the
     Schedule 13D, Hovde Capital, L.L.C., as General Partner of Financial Institution Partners II, L.P., and Eric D. Hovde and Steven D. Hovde, as managing members of Hovde Capital, L.L.C., may be deemed to have shared voting and investment powers over all such shares.

Director Compensation

         Each member of the board who was not an employee of Southern Financial or any of its subsidiaries is paid $500 for attendance at each board meeting and $150 for attendance at each meeting of a committee of the board of which he or she is a member. Directors are not compensated for meetings conducted by teleconference. In addition, each director is paid an annual fee of $4,000. Employee members of the board are not paid separately for their service on the board or its committees.

Executive Officer Compensation

         The following table presents information concerning the compensation of Ms. Derrico and Mr. Porter. This table presents compensation for services rendered in all capacities to Southern Financial by Ms. Derrico and Mr. Porter in 1999, 1998 and 1997.

                           Summary Compensation Table

                                                    Annual Compensation                     Long-Term Compensation
                                                    -------------------                     ----------------------

                                                                                       Securities
Name and                                                             Other Annual      Underlying        All Other
Principal Position             Year      Salary         Bonus      Compensation (1)    Options (#)    Compensation (2)
------------------             ----      ------         -----      ----------------    -----------    ----------------
Georgia S. Derrico             1999      $195,000      $240,000           --              10,000           $4,800
Chairman of the Board and      1998       193,226       200,000           --              10,000            4,800
  Chief Executive Officer      1997       175,000       175,000           --              10,000            4,500


R. Roderick Porter (3)         1999      $175,000       $72,000           --              15,000           $4,800
President and Chief            1998       100,000            --           --              10,000            2,505
  Operating Officer

_______________
(1) None of the named executive officers received Other Annual Compensation in excess of the lesser of $50,000 or 10% of combined salary and bonus for the years indicated.
(2) The amounts set forth in this column constitute matching contributions by Southern Financial to Southern Financial's 401(k) plan.
(3)  Mr. Porter joined Southern Financial on April 1, 1998.

Stock Options

         Option Grants in Last Fiscal Year. The following table sets forth for the year ended December 31, 1999, the grants of stock options to each of the executive officers named in the "Summary Compensation Table."

                  Option Grants in Year Ended December 31, 1999

                                                                                            Potential Realizable
                                                                                              Value at Assumed
                                                                                            Annual Rates of Stock
                                                                                           Price Appreciation for
                                                Individual Grants(1)                             Option Term
                      -------------------------------------------------------------------- ------------------------
                                            Percent of
                          Number of        Total Options
                          Securities        Granted to
                          Underlying       Employees in     Exercise or
                           Options          Fiscal Year      Base Price     Expiration
Name                     Granted (#)          (%)(2)         ($/Share)         Date            5% ($)     10% ($)
----                     -----------          ------         ---------         ----            ------     -------
Georgia S. Derrico           10,000             10.87          21.00          2/2/09          342,068     544,686

R. Roderick Porter           15,000             16.30          21.00          2/2/09          513,102     817,029

______________
(1) Stock options were awarded at the fair market value of the shares of Southern Financial common stock at the date of award and are exercisable after February 2, 2000.
(2) Options to purchase 92,000 shares of Southern Financial common stock were granted to Southern Financial's employees during the year ended December 31, 1999.

         Option Exercises in Last Fiscal Year. The following table sets forth information concerning each exercise of stock option during the fiscal year ended December 31, 1999 by each of the executive officers named in the "Summary Compensation Table" and the year end value of unexercised options.

           Aggregated Option Exercises in Year Ended December 31, 1999
                        and Fiscal Year End Option Values

                                                                  Number of
                                                            Securities Underlying            Value of Unexercised
                                                             Unexercised Options             In-The-Money Options
                                                         at December 31, 1999 (#)(1)      at December 31, 1999 ($)(2)
                                                         ---------------------------      ---------------------------
                            Shares
                         Acquired on        Value
Name                     Exercise (#)   Realized ($)    Exercisable     Unexercisable    Exercisable    Unexercisable
----                     ------------   ------------    -----------     -------------    -----------    -------------
Georgia S. Derrico          4,840          34,848          87,176           10,000         368,786           (3)

R. Roderick Porter            --             --            10,000           15,000           (3)             (3)

______________
(1)  Each of these options relates to Southern Financial common stock.
(2) These values are based on $16.50, the closing price of Southern Financial common stock on December 31, 1999.

(3) None of the indicated options held by the named executive officers were in-the-money as of December 31, 1999.


Employment Agreements

         Ms. Derrico has an employment agreement with Southern Financial. The agreement has a term of five years and will be extended for an additional year three times, beginning on December 31, 2000. Ms. Derrico's employment agreement provides that she will serve as the Chairman and Chief Executive Officer of Southern Financial at an annual base salary of $195,000. Base salary increases and bonuses will be in the discretion of the Board of Directors. Under the employment agreement, Ms. Derrico will be entitled to participate in employee benefit plans, including Southern Financial's stock option plans, on the same basis as other employees of senior executive status. If Southern Financial terminates Ms. Derrico's employment without cause, or if Ms. Derrico resigns for "good reason" during the contract term, she will be entitled to salary and benefits for the remainder of the contract term and an amount equal to three times the highest bonus paid to her during the three calendar years that precede the date her employment terminates. Under the employment agreement, "good reason" entitling Ms. Derrico to resign includes a change or reduction in Ms. Derrico's authority; a reduction in base salary, as the same may have been increased from time to time; the failure of Southern Financial to provide her with substantially the same fringe benefits that have been provided heretofore; the failure of a successor corporation to assume Southern Financial's obligations under the employment agreement; a failure to nominate her for re-election to the Board of Directors; or a material breach of the Employment Agreement by Southern Financial. No additional compensation is payable to Ms. Derrico if there is a change of control of Southern Financial.

         At any time after December 31, 2002, Ms. Derrico may resign and continue to receive her salary for sixty months, provided she agrees to remain Chairman of the Board of Directors and does not engage in any competitive business.

         Under the employment agreement, Ms. Derrico would not be entitled to any further compensation or benefits if Southern Financial terminated the employment agreement for cause. Cause includes personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses that have no material detrimental effect on Southern Financial) or final cease and desist order, or a material breach of any provision of the employment agreement.

Certain Relationships and Related Transactions

         Georgia S. Derrico, Chairman of the Board and Chief Executive Officer and a director of Southern Financial, and R. Roderick Porter, President and Chief Operating Officer and a director of Southern Financial, are married to each other.

                                   CHAPTER VI
                                  LEGAL MATTERS

                 DESCRIPTION OF SOUTHERN FINANCIAL CAPITAL STOCK

Common Stock

         Voting Rights. Each share of Southern Financial common stock entitles the holder thereof to one vote on all matters voted on by shareholders. The shares of Southern Financial common stock do not have cumulative voting rights, which means that the holders of more than 50% of the shares of Southern Financial common stock voting for the election of directors can elect all of the directors, in which event the holders of the remaining shares of Southern Financial common stock will not be able to elect any of the directors.

         Dividend Rights. Holders of Southern Financial common stock are entitled to receive dividends when, as and if declared by the board of directors out of funds legally available for the payment of dividends.

         Liquidation Rights. Subject to the rights of holders of Southern Financial preferred stock, upon any liquidation, dissolution or winding up of the affairs of the Southern Financial, holders of Southern Financial common stock are entitled to receive pro rata all of the assets of the Southern Financial for distribution to shareholders.

         Assessment and Redemption. Shares of Southern Financial common stock presently outstanding are validly issued, fully paid and nonassessable. There is no provision for any voluntary redemption of the Southern Financial common stock.

         Other. Holders of Southern Financial common stock have no subscription, sinking fund, conversion or preemptive rights.

Preferred Stock

         Each share of Southern Financial preferred stock has a liquidation preference over junior shares of Southern Financial stock, including the Southern Financial common stock, of $14.50 plus any accrued and unpaid dividends and bears an annual dividend at the rate of six percent. Dividends are cumulative and payable quarterly if, as and when declared by the board of directors from funds legally available therefore. Southern Financial preferred stock is convertible, at the option of the holder, into 1.466 shares of Southern Financial common stock, subject to adjustment in certain events.

         Except as indicated below or as provided by applicable law, the holders of the Southern Financial preferred stock are not entitled to vote. Such holders do have the right as a class to elect two directors whenever dividends payable on the Southern Financial preferred stock are in arrears in an aggregate amount equal to six quarterly dividends. Currently, there are no preferred stock dividends in arrears. Such right continues until such time as the dividends accumulated on the preferred stock have been paid in full, at which time such right terminates (subject to renewal and divestment from time to time upon the same terms and conditions), and the directors so elected by the holders of the preferred stock shall cease to be directors. In addition, Southern Financial may not, directly or indirectly or through merger or consolidation with any other corporation, without the consent of the holders of at least two-thirds of the holders of preferred stock then outstanding (voting separately as a class) (i) create any class of stock ranking prior to the preferred stock in rights and preferences or (ii) amend, alter or repeal any of the specific terms of the Southern Financial preferred stock so as to materially and adversely affect such specific terms.


                       COMPARATIVE RIGHTS OF SHAREHOLDERS

General

         Southern Financial and First Savings are corporations subject to the provisions of the Virginia Stock Corporation Act. Rights as a shareholder of First Savings are governed by First Savings' articles of incorporation and bylaws and by the Virginia Stock Corporation Act. Upon consummation of the merger, First Savings shareholders will become shareholders of Southern Financial, and as such shareholder rights will then be governed by the articles of incorporation and bylaws of Southern Financial and by the Virginia Stock Corporation Act.

         The following is a summary of the material differences in the rights of shareholders of First Savings and Southern Financial. This summary is qualified in its entirety by reference to the articles of incorporation and bylaws of Southern Financial and First Savings and to the Virginia Stock Corporation Act.

Authorized Capital

         First Savings. First Savings' articles of incorporation authorize the issuance of up to 12,000,000 shares of First Savings common stock, par value $1.00 per share, of which 931,605 shares were issued and outstanding as of April 30, 2000.

         Southern Financial. Southern Financial's articles of incorporation authorize the issuance of up to 5,000,000 shares of Southern Financial common stock, par value $0.01 per share, of which 2,656,196 shares were issued and outstanding as of April 30, 2000, and 500,000 shares of preferred stock, $0.01 par value, of which 13,621 shares were issued and outstanding as of April 30, 2000. Southern Financial's articles of incorporation authorize the Southern Financial board, without shareholder approval, to fix the preferences, limitations and relative rights of the preferred stock and to establish series of such preferred stock and determine the variations between each series. If any additional shares of preferred stock are issued, the rights of holders of Southern Financial common stock would be subject to the rights and preferences conferred to holders of such preferred stock.

         The authority to create and issue separate classes and series of preferred stock allows a corporation greater flexibility in structuring financings and acquisitions. While such issuances could, under certain circumstances, be considered to have the effect of making a change in control more difficult, any issuance of such stock would be subject to applicable law, including, without limitation, the duty of the board of directors of Southern Financial to exercise its good faith business judgment in the best interests of Southern Financial and its shareholders. Under Southern Financial's articles of incorporation, the board of directors of Southern Financial would be authorized to issue a series of preferred stock with more than one vote, less than one vote, no vote or one vote per share.

         Southern Financial's ability to pay dividends is limited by restrictions imposed by the Virginia Stock Corporation Act on Virginia corporations. In general, dividends paid by a Virginia corporation may be paid only if, after giving effect to the distribution, (i) the corporation is still able to pay its debts as they become due in the usual course of business, or
(ii) the corporation's total assets are greater than or equal to the sum of its total liabilities plus (unless the corporation's articles of incorporation permit otherwise) the amount that would be needed, if the corporation were to be dissolved at the time of the



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distribution, to satisfy the preferential rights, upon the dissolution, of shareholders whose preferential rights are superior to those receiving the distribution.

         Dividends on the Southern Financial preferred stock are cumulative, which means that no dividends may be declared or paid on the common stock unless all dividends accrued on the preferred stock have been paid, or declared and a sum sufficient for the payment thereof set apart for such payment. In 1999, Southern Financial paid $11,852 in preferred stock dividends.

Amendment of Articles of Incorporation or Bylaws

         The Virginia Stock Corporation Act provides that an amendment to a corporation's articles of incorporation must be approved by each voting group entitled to vote on the proposed amendment. Under Virginia law, an amendment to the corporation's articles of incorporation must be approved by more than two-thirds of all votes entitled to be cast by that voting group. However, the corporation's articles of incorporation may require a greater vote or a lesser vote, which may not be not less than a majority, by each voting group entitled to vote on the transaction. A corporation's board of directors may require a greater vote.

         First Savings. The First Savings Articles do not address amendments, so First Savings is governed by the provisions of the Virginia Stock Corporation Act. Accordingly, amendments to First Savings' Articles of Incorporation must be approved by two-thirds of all votes entitled to be cast by each voting group.

         First Savings' Bylaws provide that the Bylaws may be amended by two-thirds of the full Board of Directors or by a majority of the votes cast by the shareholders at any legal meeting called for that purpose.

         Southern Financial. As noted above, amendments to the articles of incorporation of Virginia corporations, such as Southern Financial, can be submitted to the shareholders for a vote only by the board of directors. Additionally, Virginia law provides, as a general rule, that an amendment to the articles of incorporation must be approved by each voting group entitled to vote on the proposed amendment by more than two-thirds of all votes entitled to be cast by such voting group. However, Virginia law also permits the articles of incorporation to provide for a greater or lesser vote. Southern Financial's articles of incorporation contain such a provision. Southern Financial's articles of incorporation provide that amendments must be approved by a majority of the votes entitled to be cast by each voting group entitled to vote and, unless such action is approved by at least two-thirds of the Continuing Directors, by holders of at least two-thirds of the issued and outstanding shares of Southern Financial common stock. The term "Continuing Director" is defined in Southern Financial's articles of incorporation to mean (i) any individual who was an initial director of Southern Financial or (ii) who has been elected to the board of directors of Southern Financial at an annual meeting of the shareholders of Southern Financial more than one time or (iii) who has been elected to fill a vacancy on the board of directors of Southern Financial and received the affirmative vote of a majority of the Continuing Directors then on the board of directors and thereafter elected to the board of directors at an annual meeting of shareholders at least one time.

         In the past, the board of directors has acted by a consensus of all directors on matters of importance and it expects to continue to do so. However, any significant disagreement among the Continuing Directors on a proposed amendment to the articles of incorporation likely would indicate that there are substantial arguments to be made both for and against such amendment. For that reason, the articles of incorporation effectively require that in such a situation the matter either receives the support of a large majority of the shares of Southern Financial common stock, or it would not be adopted. Under



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Virginia law and the articles of incorporation and Southern Financial's bylaws, a proposed amendment to Southern Financial's articles of incorporation may be submitted to the shareholders by a vote of a majority of the board of directors. However, if more than one-third of the Continuing Directors of Southern Financial did not support a proposed amendment by voting to submit it to the shareholders, the amendment would fail unless it is approved by a majority of the votes entitled to be cast by each voting group entitled to vote and by holders of two-thirds of the issued and outstanding shares of Southern Financial common stock. At this time all of the directors of Southern Financial, except Messrs. Bollerer and Finocchiaro, are Continuing Directors.

         In the future, a person who is not a director of Southern Financial today, including each First Savings director who will become a Southern Financial director, will not become a Continuing Director unless he or she is elected by the shareholders at an annual meeting more than one time, or is elected to fill a vacancy on the board of directors by a majority of the Continuing Directors and thereafter is elected by the shareholders at an annual meeting at least one time. Continuing Directors are intended to be those individuals who have been involved with Southern Financial through the years, and who therefore provide continuity and an in-depth knowledge of the business affairs of Southern Financial. In the context of a hostile or unfriendly attempt to acquire or exercise control over Southern Financial, an individual elected to the board of directors by a person or persons attempting to acquire control would not become a Continuing Director until he or she is elected to the board of directors at least twice. While directors elected by a person attempting to acquire control of Southern Financial might be able to submit a proposed amendment to the shareholders for a vote, unless at least two-thirds of the Continuing Directors (who could comprise a minority of the entire board of directors) approved the action, the additional voting requirement assures that the action would not be taken if it is opposed by a significant percentage (more than one-third) of the issued and outstanding shares of Southern Financial common stock. See "Security Ownership of Management" on page 83 for a description of the percentage of the outstanding shares of the common stock held by directors and executive officers.

         The provisions that govern the vote required to amend Southern Financial's articles of incorporation would make it more difficult for a shareholder, or group of shareholders, who are dissatisfied with incumbent management to amend the articles of incorporation and after gaining control of the board of directors, which could discourage such a shareholder or group from attempting to gain control of the board.

         The voting requirements described above are intended to ensure that amendments to the articles of incorporation and certain bylaw provisions of Southern Financial are favored by a majority of the outstanding shares of each voting group entitled to vote and by either two-thirds of Continuing Directors or holders of a large majority of the shares of Southern Financial common stock.

         Southern Financial's bylaws generally may be amended by either the board of directors or the shareholders by a majority vote.

Mergers, Consolidations and Sales of Assets

         First Savings. The Articles of Incorporation of First Savings do not specify the vote required to enter into a merger, a share exchange or a direct or indirect sale, lease, exchange or other disposition of all or substantially all of the property of First Savings. Accordingly, the vote required for such a transaction is the vote specified in the Virginia Stock Corporation Act, which is the affirmative vote of holders of more than two-thirds of the issued and outstanding shares of First Savings common stock.

         Southern Financial. Southern Financial's articles of incorporation provide that a plan of merger or share exchange or a direct or indirect sale, lease, exchange or other disposition of all or substantially all



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of the property of Southern Financial not in the ordinary course of business may be approved by the same vote that is required in order to amend the articles of incorporation. Additionally, consistent with Virginia law, the board of directors of Southern Financial may condition its submission of such plan of merger or share exchange or such a sale or disposition of assets to the shareholders on any basis, including the requirement of a greater vote than the required vote described above. The reasons that Southern Financial's articles of incorporation provide for an alternative vote on mergers, share exchanges and certain sales, leases, exchanges or dispositions of assets are the same reasons that the articles of incorporation provide for an alternative vote to amend the articles of incorporation. In many situations, the effect of the provisions in the articles of incorporation that govern amendments to the articles of incorporation, mergers and share exchanges and certain dispositions of assets, would be to make it easier for the board of directors to gain shareholder approval of such actions than would be the case if a favorable vote of two-thirds of the outstanding shares were required in all cases.

         A proposed merger, share exchange or sale of substantially all assets of Southern Financial that is favored by two-thirds of the Continuing Directors could be adopted as long as a majority (rather than two-thirds) of the outstanding shares entitled to vote in each voting group entitled to vote are voted in favor of the proposed action. In addition to requiring the affirmative vote of a majority of the shares entitled to vote in each voting group entitled to vote, Southern Financial's articles of incorporation would require that, unless a proposed action is approved by at least two-thirds of the Continuing Directors, holders of at least two-thirds of the issued and outstanding shares of Southern Financial common stock must vote in favor of the proposed action. The purpose of such additional requirement is to ensure that if a proposed major corporate action does not have the support of a board of directors who can provide continuity to and an in-depth knowledge of the business of Southern Financial, the action must be supported by a large majority of the holders of Southern Financial common stock.

         As with amendments to the articles of incorporation, however, if at least two-thirds of the Continuing Directors of Southern Financial do not approve such corporate action upon which shareholders are voting, the additional requirement would permit a minority of the holders of Southern Financial common stock to defeat the proposed action.

Size and Classification of Board of Directors

         First Savings. First Savings' Bylaws provide for a board of directors consisting of not less than seven or more than fifteen individuals of a single class. Directors are elected annually and serve until their successors are elected and qualified.

         Southern Financial. Southern Financial's bylaws provide that its board of directors shall consist of a minimum of five and a maximum of 15 individuals. Southern Financial's bylaws provide further, subject to the rights of holders of any series of preferred stock, for the division of the directors into three classes, consisting, as nearly as may be possible, of one-third of the total number of directors constituting the entire board of directors. At each annual meeting of shareholders, successors to the class of directors whose term expires at that annual meeting are elected for a three-year term. If the number of directors has changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case will a decrease in the number of directors shorten the term of any incumbent director. A director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office.

         A classified board of directors makes it more difficult for shareholders, including those holding a majority of shares, to force an immediate change in the composition of a majority of the board of directors, even when the reason for a proposed removal is poor performance. Since the terms of only



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approximately one-third of Southern Financial's directors expire each year, it requires at least two annual elections for the shareholders to change a majority, whereas a majority of a non-classified board may be changed in one year.

Vacancies and Removal of Directors

         First Savings. First Savings' Bylaws provide that shareholders may remove any Director with or without cause by a vote of the majority of the shares then entitled to vote in the election of Directors. A director may not be removed if the number of votes sufficient to elect him or her under cumulative voting is voted against his or her removal.

         Southern Financial. Under Southern Financial's articles of incorporation, newly created directorships resulting from any increase in the number of directors and any vacancies on the board of directors resulting from death, resignation, disqualification, removal or other cause, can be filled only by the affirmative vote of the majority of the remaining directors then in office, even if that number is less than a quorum of the board of directors. This provision would enable incumbent directors to fill vacancies on the board of directors of Southern Financial to the exclusion of Southern Financial's shareholders, regardless of the reason for the vacancy.

         Southern Financial's articles of incorporation allow removal of director from office, with or without cause, only if at least two-thirds of the votes cast are cast in favor of removal. Shareholders of Southern Financial may not call a special meeting for the purpose of removing a director. In the context of a takeover attempt these provisions likely would require a hostile party to prevail at two consecutive annual meetings of Southern Financial in order to acquire control of the board of directors.

         The provisions of Southern Financial's articles of incorporation relating to the removal of directors and the filling of vacancies would preclude a holder of a majority of the voting stock from removing incumbent directors and simultaneously gaining control of the board of directors by filling the vacancies so created with its own nominees. Accordingly, except with the concurrence of a majority of the directors remaining in office, persons seeking representation either by enlarging the board of directors or by filling the newly created directorships with their own nominees. Since only approximately one-third of Southern Financial's directors are elected at any one annual meeting, any hostile bidder, in the context of a takeover attempt, would have to prevail at two consecutive annual meetings in connection with director elections in order to replace a majority of the directors of Southern Financial.

Director Liability and Indemnification

         The Virginia Stock Corporation Act provides that in any proceeding brought by or in the right of a corporation or brought by or on behalf of shareholders of the corporation, the damages assessed against an officer or director arising out of a single transaction, occurrence or course of conduct may not exceed the lesser of (1) the monetary amount, including the elimination of liability, specified in the articles of incorporation or, if approved by the shareholders, in the bylaws as a limitation on or elimination of the liability of the officer or director; or (2) the greater of (a) $100,000 or (b) the amount of cash compensation received by the officer or director from the corporation during the twelve months immediately preceding the act or omission for which liability was imposed. The liability of an officer or director is not limited under the Virginia Stock Corporation Act or a corporation's articles of incorporation and bylaws if the officer or director engaged in willful misconduct or a knowing violation of the criminal law or of any federal or state securities law.

         In addition, the Virginia Stock Corporation Act permits a Virginia corporation to indemnify any director or officer for reasonable expenses incurred in any legal proceeding in advance of final disposition



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of the proceeding, if the director or officer furnishes the corporation a written statement of his or her good faith belief that he or she has conducted himself or herself in good faith and that he or she believed that his or her conduct was in the best interests of the corporation, and a determination is made by the board of directors that such standard has been met. In a proceeding by or in the right of the corporation, no indemnification shall be made in respect of any matter as to which an officer or director is adjudged to be liable to the corporation, unless the court in which the proceeding took place determines that, despite such liability, such person is reasonably entitled to indemnification in view of all the relevant circumstances. In any other proceeding, no indemnification shall be made if the director or officer is adjudged liable to the corporation on the basis that personal benefit was improperly received by him or her. Corporations are given the power to make any other or further indemnity, including advancement of expenses, to any director or officer that may be authorized by the articles of incorporation or any bylaw made by the shareholders, or by any resolution adopted, before or after the event, by the shareholders, except an indemnity against willful misconduct or a knowing violation of the criminal law. Unless limited by its articles of incorporation, indemnification of a director or officer is mandatory when he or she entirely prevails in the defense of any proceeding to which he or she is a party because he or she is or was a director or officer.

         First Savings. First Savings' Bylaws provide that each director and officer shall be indemnified by First Savings against liability (including amounts paid in settlement) by reason of having been such a director or officer, whether or not then continuing so to be, and against all expenses (including counsel fees) reasonably incurred by him or her in connection therewith to the fullest extent permitted by Virginia law, except such liabilities as are incurred because of willful misconduct or a knowing violation of the criminal law. The Bylaws eliminate the liability of First Savings Directors to First Savings or its shareholders to the fullest extent permitted by Virginia law.

         Southern Financial. To the fullest extent permitted by Virginia law, Southern Financial's articles of incorporation require it to indemnify any director or officer of Southern Financial who is made a party to any proceeding because he or she was or is a director or officer of Southern Financial against any liability, including reasonable expenses and legal fees, incurred in the proceeding. Under Southern Financial's articles of incorporation, "proceeding" is broadly defined to include pending, threatened or completed actions of all types, including actions by or in the right of Southern Financial. Similarly, "liability" is defined to include, not only judgments, but also settlements, penalties, fines and certain excise taxes. Southern Financial's articles of incorporation also provide that Southern Financial may, but is not obligated to, indemnify its other employees or agents. The Southern Financial must indemnify any person who is or was serving at the written request of Southern Financial as a director, officer, employee or agent or agent of another corporation, partnership, joint venture, trust or other enterprise, to the full extent provided by Virginia law. The indemnification provisions also require Southern Financial to pay reasonable expenses incurred by a director or officer of Southern Financial in a proceeding in advance of the final disposition of any such proceeding, provided that the indemnified person undertakes to repay Southern Financial if it is ultimately determined that such person was not entitled to indemnification. At this time, Virginia law does not permit indemnification against willful misconduct or a knowing violation of the criminal law.

         The rights of indemnification provided in Southern Financial's articles of incorporation are not exclusive of any other rights which may be available under any insurance or other agreement, by vote of shareholders or disinterested directors or otherwise. In addition, the articles of incorporation authorize Southern Financial to maintain insurance on behalf of any person who is or was a director, officer, employee or agent of Southern Financial, whether or not Southern Financial would have the power to provide indemnification to such person. The rights of indemnification provided to directors of Southern Financial could reduce the likelihood of shareholder derivative actions and may discourage other third



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party claims against the directors, even if such actions otherwise would be beneficial to shareholders of Southern Financial.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Southern Financial pursuant to the foregoing provisions, Southern Financial has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefor unenforceable.

Special Meetings of Shareholders

         First Savings. First Savings' Bylaws provide that special meetings of shareholders may be held on the call of the Chairman of the Board, the President, a majority of the board or holders of at least 20% of First Savings common stock.

         Southern Financial. Southern Financial's bylaws provide that special meetings of shareholders may be held whenever called by the president, chairman of the board of directors or by the board of directors, itself, which means that the shareholders of Southern Financial do not have the right to call special meetings. The inability of shareholders to call a special meeting could affect changes in control of Southern Financial by delaying the presentation to shareholders of proposals relating to, or facilitating, such a change in control until the annual meeting.

Shareholder Nominations and Proposals

         First Savings. First Savings' Bylaws do not prescribe procedures for directors' nominations. It is the practice of First Savings for the board to nominate directors for shareholders' consideration.

         Southern Financial. Under Southern Financial's bylaws, notice of a proposed nomination or a shareholder proposal meeting certain specified requirements must be received by Southern Financial not less than 60 nor more than 90 days prior to any meeting of shareholders called for the election of directors, provided in each case that if fewer than 70 days' notice of the meeting is given to shareholders, such written notice shall be received not later than the close of the tenth day following the day on which notice of the meeting was mailed to shareholders.

         Southern Financial's bylaws require that the shareholder's notice set forth as to each nominee (i) the name, age, business address and residence address of such nominee, (ii) the principal occupation or employment of such nominee, (iii) the class and number of shares of Southern Financial which are beneficially owned by such nominee, and (iv) any other information relating to such nominee that is required under federal securities laws to be disclosed in solicitations of proxies for the election of directors, or is otherwise required (including, without limitation, such nominee's written consent to being named in a proxy statement as nominee and to serving as a director if elected). Southern Financial's bylaws further require that the shareholder's notice set forth as to the shareholder giving the notice (i) the name and address of such shareholder and (ii) the class and amount of such shareholder's beneficial ownership of Southern Financial capital stock. If the information supplied by a shareholder is deficient in any material aspect or if the foregoing procedure is not followed, the chairman of the annual meeting may determine that such shareholder's nomination should not be brought before the annual meeting and that such nominee shall not be eligible for election as a director of Southern Financial.

         The advance notice procedure of Southern Financial's bylaws affords the board of directors the opportunity to consider the qualifications of the proposed nominees and to inform shareholders about such qualifications. Although such procedure does not give the board of directors of Southern Financial any power to approve or disapprove of shareholder nominations for election of directors, it may have the



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effect of precluding surprise nominations and a contest for the election if directors if such procedure established by it is not followed. Furthermore, such procedure may discourage or deter a third party from conducting a solicitation of proxies to elect its own slate of directors.

         The procedures regarding shareholder proposals and nominations provide the board of directors of Southern Financial with the information which will be necessary to evaluate a shareholder proposal or nomination and other relevant information, such as existing shareholder support, as well as the time necessary to consider and evaluate such information in advance of the applicable meeting. The proposed procedures, however, will give incumbent directors advance notice of a business proposal or nomination. This may make it easier for the incumbent directors to defeat a shareholder proposal or nomination, even when certain shareholders view such proposal or nomination as in the best interests of Southern Financial or its shareholders. Southern Financial's articles of incorporation and bylaws do not prevent shareholders from making proposals under the Commission's rules and regulations.

Shareholder Voting Rights in General

         The Virginia Stock Corporation Act generally provides that shareholders do not have cumulative voting rights unless those rights are provided in the corporation's articles of incorporation. The Virginia Stock Corporation Act also specifies additional voting requirements for Affiliated Transactions which are discussed below under "State Anti-Takeover Statutes."

         First Savings. First Savings' Articles of Incorporation provide shareholders cumulative voting rights for the election of directors. The holders of common stock are entitled to one vote per share on all matters submitted to a vote of shareholders.

         The Articles of Incorporation of First Savings eliminate the pre-emptive right of shareholders to subscribe for and purchase First Savings common stock.

         Southern Financial. Southern Financial's articles of incorporation do not provide shareholders cumulative rights for the election of directors. Therefore, the holders of a majority of the shares voted in the election of directors can elect all of the directors then standing for election. The holders of Southern Financial common stock are entitled to one vote per share on all matters submitted to a vote of shareholders. Except to the extent to which the board of directors shall have specified voting power with respect to any other class of stock and except as otherwise provided by law, the exclusive voting power shall be vested in the holders of Southern Financial common stock.

State Anti-Takeover Statutes

         The Virginia Stock Corporation Act restricts transactions between a corporation and its affiliates and potential acquirors. The summary below is necessarily general and is not intended to be a complete description of all the features and consequences of those provisions, and is qualified in its entirety by reference to the statutory provisions contained in the Virginia Stock Corporation Act. Because both First Savings and Southern Financial are Virginia corporations, the provisions of the Virginia Stock Corporation Act described below apply to First Savings and Southern Financial and will continue to apply to First Savings after the merger.

         Affiliated Transactions. The Virginia Stock Corporation Act contains provisions governing "Affiliated Transactions," found at Sections 13.1-725 -
727.1 of the Virginia Stock Corporation Act. Affiliated Transactions include certain mergers and share exchanges, certain material dispositions of corporate assets not in the ordinary course of business, any dissolution of a corporation proposed by or on behalf of an Interested Shareholder (as defined below), and reclassifications, including reverse stock



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splits, recapitalizations or mergers of a corporation with its subsidiaries, or distributions or other transactions which have the effect of increasing the percentage of voting shares beneficially owned by an Interested Shareholder by more than 5%. For purposes of the Virginia Stock Corporation Act, an Interested Shareholder is defined as any beneficial owner of more than 10% of any class of the voting securities of a Virginia corporation.

         Subject to certain exceptions discussed below, the provisions governing Affiliated Transactions require that, for three years following the date upon which any shareholder becomes an Interested Shareholder, any Affiliated Transaction must be approved by the affirmative vote of holders of two-thirds of the outstanding shares of the corporation entitled to vote, other than the shares beneficially owned by the Interested Shareholder, and by a majority (but not less than two) of the Disinterested Directors (as defined below). A Disinterested Director is defined in the Virginia Stock Corporation Act as a member of a corporation's board of directors who (i) was a member before the later of January 1, 1988 or the date on which an Interested Shareholder became an Interested Shareholder and (ii) was recommended for election by, or was elected to fill a vacancy and received the affirmative vote of, a majority of the Disinterested Directors then on the corporation's board of directors. At the expiration of the three year period after a shareholder becomes an Interested Shareholder, these provisions require approval of the Affiliated Transaction by the affirmative vote of the holders of two-thirds of the outstanding shares of the corporation entitled to vote, other than those beneficially owned by the Interested Shareholder.

         The principal exceptions to the special voting requirement apply to Affiliated Transactions occurring after the three year period has expired and require either that the transaction be approved by a majority of the corporation's Disinterested Directors or that the transaction satisfy certain fair price requirements of the statute. In general, the fair price requirements provide that the shareholders must receive the higher of: the highest per share price for their shares as was paid by the Interested Shareholder for his, her or its shares, or the fair market value of the shares. The fair price requirements also require that, during the three years preceding the announcement of the proposed Affiliated Transaction, all required dividends have been paid and no special financial accommodations have been accorded the interested Shareholder, unless approved by a majority of the Disinterested Directors.

         None of the foregoing limitations and special voting requirements applies to a transaction with an Interested Shareholder who has been an Interested Shareholder continuously since the effective date of the statute (January 26, 1988) or who became an Interested Shareholder by gift or inheritance from such a person or whose acquisition of shares making such person an Interested Shareholder was approved by a majority of the Disinterested Directors of the corporation.

         These provisions were designed to deter certain takeovers of Virginia corporations. In addition, the Virginia Stock Corporation Act provides that by affirmative vote of a majority of the voting shares other than shares owned by any Interested Shareholder, a corporation may adopt by meeting certain voting requirements, an amendment to its articles of incorporation or bylaws providing that the Affiliated Transactions provisions shall not apply to the corporation. Neither First Savings nor Southern Financial has adopted such an amendment.

         Control Share Acquisitions. The Virginia Control Share Acquisitions statute, found at Sections 13.1-728 - 728.8 of the Virginia Stock Corporation Act, also is designed to afford shareholders of a public company incorporated in Virginia protection against certain types of non-negotiated acquisitions in which a person, entity or group ("Acquiring Person") seeks to gain voting control of that corporation. With certain enumerated exceptions, the statute applies to acquisitions of shares of a corporation which would result in an Acquiring Person's ownership of the corporation's shares entitled to vote in the election of directors falling within any one of the following ranges: 20% to 33-1/3%, 33-1/3% to 50% or 50% or more (a "Control Share Acquisition"). Shares that are the subject of a Control Share Acquisition



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("Control Shares") will not be entitled to voting rights unless the holders of a majority of the "Disinterested Shares" vote at an annual or special meeting of shareholders of the corporation to accord the Control Shares with voting rights. Disinterested Shares do not include shares owned by the Acquiring Person or by officers and inside directors of the target company. Under certain circumstances, the statute permits an Acquiring Person to call a special shareholders' meeting for the purpose of considering granting voting rights to the holders of the Control Shares. As a condition to having this matter considered at either an annual or special meeting, the Acquiring Person must provide shareholders, among other things, detailed disclosures about his or her identity, the method and financing of the Control Share Acquisition and any plans to engage in certain transactions with, or to make fundamental changes to, the corporation, its management or business. Under certain circumstances, the statute grants dissenters' rights to shareholders who vote against granting voting rights to the Control Shares. The Virginia Control Share Acquisitions Statute also enables a corporation to make provisions for redemption of Control Shares with no voting rights. A corporation may opt-out of the statute, which First Savings has not done, by so providing in its articles of incorporation or bylaws. Southern Financial, however, has opted out of the statute by so providing in its bylaws. Among the acquisitions specifically excluded from the statute are acquisitions which are a part of certain negotiated transactions to which the corporation is a party and which, in the case of mergers or share exchanges, have been approved by the corporation's shareholders under other provisions of the Virginia Stock Corporation Act.


                                   REGULATION

         Set forth below is a brief description of the material laws and regulations that affect Southern Financial. The description of these laws and regulations, as well as descriptions of laws and regulations contained elsewhere herein, is not necessarily complete and is qualified in its entirety by reference to these laws and regulations.

General

         Southern Financial is a bank holding company within the meaning of the Bank Holding Company Act of 1956, as amended. As such, Southern Financial is supervised by the Board of Governors of the Federal Reserve System. Southern Financial is also subject to Virginia laws that regulate banks and bank holding companies. Virginia's banking laws are administered by the Bureau of Financial Institutions of the State Corporation Commission of Virginia. Southern Financial is also affected by rules and regulations of the Federal Deposit Insurance Corporation. Southern Financial is a member of the Federal Reserve System and the Federal Home Loan Bank of Atlanta. The various laws and regulations administered by the regulatory agencies affect corporate practices, expansion of business, and provisions of services. Also, monetary and fiscal policies of the United States directly affect bank loans and deposits and thus may affect Southern Financial's earnings. The future impact of these policies and of the continuing regulatory changes in the financial services industry cannot be predicted.

         The supervision, regulation and examination of Southern Financial Bank are intended primarily for the protection of depositors rather than holders of Southern Financial securities.

Bank Holding Company Regulation

         Southern Financial is required to file with the Federal Reserve its periodic reports and any additional information the Federal Reserve may require. The Federal Reserve examines Southern Financial and may examine its subsidiaries. The State Corporation Commission also may examine Southern Financial.

         The Bank Holding Company Act requires prior Federal Reserve approval for, among other things, the acquisition of direct or indirect ownership or control of more than 5% of the voting shares or substantially all of the assets of any bank, or a merger or consolidation of a bank holding company with another bank holding company. A bank holding company may acquire direct or indirect ownership or control of voting shares of any company that is engaged directly or indirectly in banking or managing or controlling banks or performing services for its authorized subsidiaries. A bank holding company also may engage in or acquire an interest in a company that engages in activities which the Federal Reserve has determined by regulation or order to be so closely related to banking as to be a proper incident thereto.

         The activities permissible to bank holding companies and their affiliates were substantially expanded by the Gramm-Leach-Bliley Act, which the President signed on November 12, 1999. Gramm-Leach-Bliley repeals the anti-affiliation provisions of the Glass-Steagall Act to permit the common ownership of commercial banks, investment banks and insurance companies. Under Gramm-Leach-Bliley, a bank holding company can elect to be treated as a financial holding company. A financial holding company may engage in any activity and acquire and retain any company that the Federal Reserve determines to be financial in nature. A financial holding company also may engage in any activity that is complementary to a financial activity and does not pose a substantial risk to the safety and soundness of depository institutions or the financial system generally. The Federal Reserve must consult with the Secretary of the Treasury in determining whether an activity is financial in nature or incidental to a financial activity.

         Southern Financial is a legal entity separate and distinct from Southern Financial Bank. Section 23A of the Federal Reserve Act restricts loans from Southern Financial Bank to Southern Financial. Section 23A defines "covered transactions," which include loans, and limits a bank's covered transactions with any affiliate to 10% of the bank's capital and surplus. It also requires that all of a bank's loans to an affiliate be secured by acceptable collateral, generally United States government or agency securities. Southern Financial and Southern Financial Bank also are subject to Section 23B of the Federal Reserve Act, which requires that transactions between Southern Financial Bank and Southern Financial or its other subsidiaries be on terms and under circumstances, including credit standards, that are substantially the same or at least as favorable to Southern Financial Bank as those prevailing at the time for transactions with unaffiliated companies.

         Federal Reserve policy requires a bank holding company to act as a source of financial strength and to take measures to preserve and protect bank subsidiaries in situations where additional investments in a troubled bank may not otherwise be warranted. As a result, a bank holding company may be required to lend money to its subsidiaries in the form of capital notes or other instruments which qualify as capital under regulatory rules. Any loans from the holding company to such subsidiary banks likely will be unsecured and subordinated to such bank's depositors and perhaps to other creditors of its bank subsidiaries.

Bank Supervision

         As a Virginia bank that is a member of the Federal Reserve System, Southern Financial Bank is regulated and examined by the State Corporation Commission and by its primary federal regulator, the Federal Reserve. The State Corporation Commission and the Federal Reserve regulate and monitor all of Southern Financial Bank's operations, including reserves, loans, mortgages, payments of dividends and the establishment of branches.

         Various statutes limit the ability of Southern Financial Bank to pay dividends, extend credit or otherwise supply funds to Southern Financial and its non-bank subsidiaries. Dividends from Southern Financial Bank are expected to constitute Southern Financial' major source of funds.

Regulatory Capital Requirements

         All banks are required to maintain minimum levels of regulatory capital. The federal bank regulatory agencies have established substantially similar risked based and leverage capital standards for banks that they regulate. These regulatory agencies also may impose capital requirements in excess of these standards on a case-by-case basis for various reasons, including financial condition or actual or anticipated growth. Under the risk-based capital requirements of these regulatory agencies, Southern Financial and Southern Financial Bank are required to maintain a minimum ratio of total capital to risk-weighted assets of at least 8%. At least half of the total capital is required to be tier 1 capital, which consists principally of common and certain qualifying preferred shareholders' equity, less certain intangibles and other adjustments. The remainder, tier 2 capital, consists of a limited amount of subordinated and other qualifying debt and a limited amount of the general loan loss allowance. Based upon the applicable Federal Reserve regulations, at December 31, 1999, Southern Financial Bank was considered to be "well capitalized."

         In addition, the federal regulatory agencies have established a minimum leverage capital ratio, tier 1 capital divided by tangible assets. These guidelines provide for a minimum leverage capital ratio of 3% for banks and their respective holding companies that meet certain specified criteria, including that they have the highest regulatory examination rating and are not contemplating significant growth or expansion. All other institutions are expected to maintain a leverage ratio of at least 100 to 200 basis points above that minimum. The guidelines also provide that banking organizations experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels, without significant reliance on intangible assets.

Limits on Dividends and Other Payments

         Virginia law restricts distributions of dividends to shareholders of Southern Financial. Southern Financial shareholders are entitled to receive dividends as declared by the Southern Financial Board of Directors. No distribution to Southern Financial shareholders may be made if, after giving effect to the distribution, Southern Financial would not be able to pay its debts as they become due in the usual course of business or its total assets would be less than its total liabilities. There are similar restrictions on stock repurchases and redemptions.

         Banks have limits on all capital distributions, including cash dividends, payments to repurchase or otherwise acquire shares, payments to shareholders of another institution in a cash-out merger, and other distributions charged against capital. As of December 31, 1999, Southern Financial Bank had the capacity to pay no more than $5.2 million in total dividends to its sole shareholder, Southern Financial.

         Southern Financial Bank may not make a capital distribution, including the payment of a dividend, if, after the distribution, it would become undercapitalized . The prior approval of the applicable Federal Reserve Bank is required if the total of all dividends declared in any calendar year will exceed the sum of the bank's net profits for that year and its retained net profits for the preceding two calendar years. Federal Reserve Banks also may limit the payment of dividends by any state member bank if it considers the payment an unsafe or unsound practice. In addition, under Virginia law no dividend may be declared or paid that would impair a Virginia chartered bank's paid-in capital. The State Corporation Commission has general authority to prohibit payment of dividends by a Virginia chartered bank if it determines that the limit is in the public interest and is necessary to ensure the bank's financial soundness.

FDIC Regulations

         The Federal Deposit Insurance Corporation Improvements Act of 1991 required each federal banking agency to revise its risk-based capital standards to ensure that those standards take adequate account of interest rate risk, concentration of credit risk and the risks of non-traditional activities. Each federal banking agency has issued regulations, specifying the levels at which a financial institution would be considered "well capitalized", "adequately capitalized", "under capitalized", "significantly under capitalized", or "critically under capitalized", and to take certain mandatory and discretionary supervisory actions based on the capital level of the institution. Those supervisory actions become increasingly severe for banks that are under-capitalized or worse.

         Under the Federal Reserve's regulations implementing the prompt corrective action provisions, an institution is considered well capitalized if it has total risk-based capital of 10% or more, has a tier I risk-based capital ratio of 6% or more, has a leverage capital ratio of 5% or more and is not subject to any order or final capital directive to meet and maintain a specific capital level for any capital measure.

         An adequately capitalized institution has a total risk-based capital ratio of 8% or more, a tier I risk-based ratio of 4% or more and a leverage capital ratio of 4% or more (3% under certain circumstances) and does not meet the definition of well capitalized.

         An undercapitalized institution has a total risk-based capital ratio that is less than 8%, a tier I risk-based capital ratio that is less than 4% or a leverage capital ratio that is less than 4% (3% in certain circumstances). Undercapitalized banks are subject to growth limits and are required to submit a capital restoration plan for approval. For a capital restoration plan to be acceptable, the bank's parent holding company must guarantee that the bank will comply with the capital restoration plan. The aggregate liability of the parent holding company is limited to the lesser of 5% of the bank's total assets at the time it became undercapitalized and the amount necessary to bring the institution into compliance with applicable capital standards. If a bank fails to submit an acceptable plan, it is treated as if it is significantly undercapitalized. If the controlling holding company fails to fulfill its obligations and files (or has filed against it) a petition under the federal Bankruptcy Code, the claim would be entitled to a priority in such bankruptcy proceeding over third-party creditors of Southern Financial.

         A significantly undercapitalized institution has a total risk-based capital ratio that is less than 6%, a tier I risk-based capital ratio that is less than 3% or a leverage capital ratio that is less than 3%. Significantly undercapitalized depository institutions may be subject to a number of requirements and restrictions, including orders to sell sufficient voting stock to become adequately capitalized, requirements to reduce total assets, and cessation of receipt of deposits from correspondent banks.

         A critically undercapitalized institution has a ratio of tangible equity to total assets that is equal to or less than 2%. A critically undercapitalized bank is likely to be put in receivership and liquidated.

         In addition, under certain circumstances, a federal banking agency may reclassify a well capitalized institution as adequately capitalized and may require an adequately capitalized institution or an undercapitalized institution to comply with supervisory actions as if it were in the next lower category.

         The Federal Deposit Insurance Corporation Improvements Act also required federal banking regulators to draft standards in a number of other important areas to assure bank safety and soundness, including internal controls, information systems and internal audit systems, credit underwriting, asset growth, compensation, loan documentation and interest rate exposure. The Federal Deposit Insurance Corporation Improvements Act also required the regulators to establish maximum ratios of classified assets to capital, and minimum earnings sufficient to absorb losses without impairing capital. The legislation also contained other provisions which restricted the activities of state-chartered banks, amended various consumer banking laws, limited the ability of undercapitalized banks to borrow from the Federal Reserve's discount window and required federal banking regulators to perform annual onsite bank examinations.

         The 1991 legislation also contains a variety of other provisions that may affect the operations of Southern Financial and Southern Financial Bank, including new reporting requirements, regulatory standards for estate lending, "truth in savings" provisions, the requirement that a depository institution give 90 days' prior notice to customers and regulatory authorities before closing any branch, and a prohibition on the acceptance or renewal of brokered deposits by depository institutions that are not well capitalized or are adequately capitalized and have not received a waiver from the FDIC.

Deposit Insurance

         The deposits of Southern Financial Bank are currently insured to a maximum of $100,000 per depositor, subject to certain aggregation rules. The FDIC has implemented a risk-related assessment system for deposit insurance premiums. All depository institutions have been assigned to one of nine risk assessment classifications based on certain capital and supervisory measures. Southern Financial's deposits are subject to the rates of the Savings Associations Insurance Fund since Southern Financial converted to a commercial bank from a federal savings bank on December 1, 1995. Based on its current risk classifications, Southern Financial pays the minimum Savings Associations Insurance Fund assessment and Bank Insurance Fund assessments.

Community Reinvestment Act

         Southern Financial and Southern Financial Bank are subject to the provisions of the Community Reinvestment Act of 1977, as amended ("CRA"). Under the Community Reinvestment Act, all banks have an obligation, consistent with its safe and sound operation, to help meet the credit needs for their entire communities, including low and moderate-income neighborhoods. The Community Reinvestment Act does not establish specific lending requirements or programs for financial institutions, nor does it limit an institution's discretion to develop the types of products and services that it believes are best suited to its particular community consistent with the Community Reinvestment Act. A depository institution's primary federal regulator, in connection with its examination of the institution, must assess the institution's record in assessing and meeting the credit needs of the community served by that institution, including low and moderate-income neighborhoods. The regulatory agency's assessment of the institution's record is made available to the public. Further, such assessment is required of any institution which has applied to charter a national bank, obtain deposit insurance coverage for a newly chartered institution, establish a new branch office that accepts deposits, relocate an office or merge or consolidate with, or acquire the assets or assume the liabilities of, a federally regulated financial institution. If a bank holding company applies for approval to acquire a bank or other bank holding company, the Federal Reserve will assess the records of each subsidiary depository institution of the applicant bank holding company, and such records may be the basis for denying the application. Following the most recent Community Reinvestment Act examination in February 1999 Southern Financial Bank received a "satisfactory" Community Reinvestment Act rating.

Fiscal and Monetary Policy

         Banking is a business which depends on interest rate differentials. In general, the difference between the interest paid by a bank on its deposits and its other borrowings, and the interest received by a bank on its loans and securities holdings, constitutes the major portion of a bank's earnings. Thus, the earnings and growth of Southern Financial and Southern Financial Bank will be subject to the influence of economic conditions generally, both domestic and foreign, and also to the monetary and fiscal policies of the United States and its agencies, particularly the Federal Reserve. The Federal Reserve regulates the supply of money through various means, including open market dealings in United States government securities, the discount rate at which banks may borrow from the Federal Reserve, and the reserve requirements on deposits. The nature and timing of any changes in such policies and their effect on Southern Financial and Southern Financial Bank cannot be predicted.

Federal Home Loan Bank System

         Southern Financial is a member of the Federal Home Loan Bank System, which consists of 12 district Federal Home Loan Banks with each subject to supervision and regulation by the Federal Housing Finance Board. The Federal Home Loan Banks provide a central credit facility for member institutions. Southern Financial, as a member of the Federal Home Loan Bank of Atlanta, is required to acquire and hold shares of capital stock in that Federal Home Loan Bank in an amount equal to at least 1% of the aggregate principal amount of their unpaid residential mortgage loans, home purchase contracts and similar obligations at the beginning of each year, or 5% of their borrowings from the Federal Home Loan Bank of Atlanta, whichever is greater. At December 31, 1999, Southern Financial had an investment of $1.8 million in the stock of the Federal Home Loan Bank of Atlanta and was in compliance with these requirements.

         Advances from the Federal Home Loan Bank of Atlanta are secured. Interest rates charged for advances vary depending upon maturity, the cost of funds to the Federal Home Loan Bank of Atlanta and the purpose of the borrowing. At December 31, 1999, Southern Financial had $5.0 million outstanding in borrowings from the Federal Home Loan Bank of Atlanta.

Federal Reserve System

         The Federal Reserve Board of Governors requires all depository institutions to maintain reserves against their transaction accounts and non-personal time deposits. Because required reserves must be maintained in the form of vault cash or a noninterest-bearing account at a Federal Reserve Bank, the effect of this reserve requirement is to reduce the earning assets of Southern Financial.


                   RESALES OF SOUTHERN FINANCIAL COMMON STOCK

         The shares of Southern Financial common stock to be issued to First Savings shareholders in the merger have been registered under the Securities Act. These shares may be traded freely and without restriction by those shareholders not deemed to be "affiliates" of First Savings as that term is defined under the Securities Act. An affiliate of a corporation, as defined by the rules promulgated under the Securities Act, is a person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, that corporation. Any subsequent transfer by an affiliate of First Savings must be one permitted by the resale provisions of Rule 145 promulgated under the Securities Act or as otherwise permitted under the Securities Act.

         First Savings has agreed to deliver to Southern Financial not less than 30 days prior to the effective date, for each of its affiliates, an agreement that such person will not dispose of any Southern Financial common stock in violation of the Securities Act.


           CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

         This proxy statement/prospectus, including information included or incorporated by reference herein, contains certain forward-looking statements with respect to the financial condition, results of operations, plans, objectives, future performance and businesses of each of Southern Financial and First Savings. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities:

         o competitive pressure from banks and other financial service providers increases significantly;
         o    changes in the interest rate environment reduce margins;
         o general economic conditions, either nationally or regionally, are less favorable than expected, resulting in, among other things, a deterioration in credit quality;
         o    changes occur in the regulatory environment;
         o changes occur in business conditions and inflation; and o changes occur in the securities markets


                                     EXPERTS

         The consolidated financial statements of Southern Financial as of December 31, 1999 and 1998 and for each of the years in the three-year period ended December 31, 1999 have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG LLP relies on the report of Thompson, Greenspan & Co., P.C., independent certified public accountants, for 1998 and 1997 with respect to The Horizon Bank of Virginia.

         The financial statements of First Savings as of December 31, 1999 and 1998 and for each of the years ended December 31, 1999, 1998 and 1997 have been included herein and in the registration statement in reliance upon the report of Grant Thornton LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.


                                 LEGAL OPINIONS

         The validity of the shares of Southern Financial common stock offered hereby is being passed upon for Southern Financial by Williams, Mullen, Clark & Dobbins, Richmond, Virginia. Williams, Mullen, Clark & Dobbins will deliver an opinion to Southern Financial and First Savings concerning certain federal income tax consequences of the merger. See "The Merger - Material Federal Income Tax Consequences of the Merger" on page 12.

         Certain matters relating to the merger will be passed upon for First Savings by Stradley, Ronon, Housley, Kantarian & Bronstein, P.C., Washington, D.C.

                       WHERE YOU CAN FIND MORE INFORMATION

         Southern Financial maintains an Internet site at www.southernfinancialbank.com, which contains information relating to Southern Financial and its business.

         In addition, Southern Financial files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document that Southern Financial files at the Commission's public reference room facility located at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices at 7 World Trade Center, 13th Floor, Suite 1300, New York, New York 10048 and Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. The Commission maintains an Internet site at www.sec.gov that contains reports, proxy and information statements and other information regarding issuers, including Southern Financial, that file documents with the Commission electronically through the Commission's electronic data gathering, analysis and retrieval system known as EDGAR. Southern Financial's reports, proxy and information statements may also be reviewed at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington D.C. 20006.

         This proxy statement/prospectus is part of a registration statement filed by Southern Financial with the Commission. Because the rules and regulations of the Commission allow the omission of certain portions of the registration statement from this document, this proxy statement/prospectus does not contain all the information contained in the registration statement. You may review the registration statement and the exhibits filed with the registration statement for further information regarding Southern Financial. The registration statement and its exhibits may be inspected at the public reference facilities of the Commission at the addresses mentioned above.

                                                                      Appendix A

                      AGREEMENT AND PLAN OF REORGANIZATION

                                     BETWEEN

                         FIRST SAVINGS BANK OF VIRGINIA

                                       AND

                        SOUTHERN FINANCIAL BANCORP, INC.

                            -------------------------



                                 March 31, 2000

                                TABLE OF CONTENTS
                                    ARTICLE 1

                     The Reorganization and Related Matters

                                                                                                               Page

1.1      The Reorganization .........................................................................           A-6
1.2      Management and Business of FSBV and SFB.....................................................           A-6
1.3      The Closing and Effective Date..............................................................           A-6
1.4      Definitions.................................................................................           A-7


                                    ARTICLE 2
                          Basis and Manner of Exchange

2.1      Conversion of FSBV Stock....................................................................           A-8
2.2      Manner of Exchange..........................................................................           A-8
2.3      No Fractional Shares........................................................................           A-8
2.4      Dividends...................................................................................           A-8


                                    ARTICLE 3
                         Representations and Warranties

3.1      Representations and Warranties of FSBV......................................................           A-9
         (a)      Organization, Standing and Power...................................................           A-9
         (b)      Authority..........................................................................           A-9
         (c)      Capital Structure..................................................................          A-10
         (d)      Ownership of the FSBV Subsidiaries; Capital Structure
                  of the FSBV Subsidiaries; and Organization of the FSBV
                  Subsidiaries.......................................................................          A-10
         (e)      Financial Statements...............................................................          A-10
         (f)      Absence of Undisclosed Liabilities.................................................          A-11
         (g)      Legal Proceedings; Compliance with Laws............................................          A-11
         (h)      Regulatory Approvals...............................................................          A-11
         (i)      Labor Relations....................................................................          A-11
         (j)      Tax Matters........................................................................          A-11
         (k)      Property...........................................................................          A-11
         (l)      Reports............................................................................          A-12
         (m)      Employee Benefit Plans.............................................................          A-12
         (n)      Investment Securities..............................................................          A-12
         (o)      Certain Contacts...................................................................          A-13
         (p)      Insurance..........................................................................          A-13
         (q)      Absence of Material Changes and Events.............................................          A-14


                                      A-2

         (r)      Loans, OREO and Allowance for Loan Losses..........................................          A-14
         (s)      Statements True and Correct........................................................          A-15
         (t)      Brokers and Finders................................................................          A-15
         (u)      Repurchase Agreements..............................................................          A-15
         (v)      Administration of Trust Accounts...................................................          A-15
         (w)      Environmental Matters..............................................................          A-16

3.2      Representations and Warranties of SFB.......................................................          A-17
         (a)      Organization, Standing and Power...................................................          A-17
         (b)      Authority..........................................................................          A-18
         (c)      Capital Structure..................................................................          A-19
         (d)      Ownership of the SFB Subsidiaries; Capital Structure
                  of the SFB Subsidiaries; and Organization of the SFB
                  Subsidiaries.......................................................................          A-19
         (e)      Financial Statements...............................................................          A-19
         (f)      Absence of Undisclosed Liabilities.................................................          A-20
         (g)      Legal Proceedings; Compliance with Laws............................................          A-20
         (h)      Regulatory Approvals...............................................................          A-21
         (i)      Labor Relations....................................................................          A-21
         (j)      Tax Matters........................................................................          A-21
         (k)      Property...........................................................................          A-21
         (l)      Reports............................................................................          A-22
         (m)      Employee Benefit Plans.............................................................          A-22
         (n)      Investment Securities..............................................................          A-22
         (o)      Certain Contacts...................................................................          A-22
         (p)      Insurance..........................................................................          A-23
         (q)      Loans, OREO and Allowance for Loan Losses..........................................          A-23
         (r)      Absence of Material Changes and Events.............................................          A-24
         (s)      Statements True and Correct........................................................          A-24
         (t)      Brokers and Finders................................................................          A-25
         (u)      Administration of Trust Accounts...................................................          A-25
         (v)      Environmental Matters..............................................................          A-25


                                    ARTICLE 4
                       Conduct Prior to the Effective Date

4.1      Access to Records and Properties............................................................          A-26
4.2      Confidentiality.............................................................................          A-27
4.3      Registration Statement, Proxy Statement and Shareholder Approval............................          A-27
4.4      Operation of the Business of FSBV and SFB...................................................          A-28
4.5      Dividends...................................................................................          A-29
4.6      No Solicitation.............................................................................          A-29
4.7      Regulatory Filings..........................................................................          A-29
4.8      Public Announcements........................................................................          A-29
4.9      Notice of Breach............................................................................          A-29


                                      A-3


4.10     Accounting Treatment........................................................................          A-29
4.11     Reorganization Consummation.................................................................          A-30


                                    ARTICLE 5
                              Additional Agreements

5.1      Conversion of Stock Options.................................................................          A-30
5.2      Benefit Plans...............................................................................          A-31
5.3      Indemnification.............................................................................          A-31


                                    ARTICLE 6
                        Conditions to the Reorganization

6.1      Conditions to Each Party's Obligations to Effect the Reorganization.........................          A-31
         (a)      Shareholder Approval...............................................................          A-31
         (b)      Regulatory Approvals...............................................................          A-31
         (c)      Registration Statement.............................................................          A-32
         (d)      Tax Opinion........................................................................          A-32
         (e)      Opinions of Counsel................................................................          A-32
         (f)      Legal Proceedings..................................................................          A-32

6.2      Conditions to Obligations of SFB............................................................          A-32
         (a)      Representations and Warranties.....................................................          A-32
         (b)      Performance of Obligations.........................................................          A-32
         (c)      Affiliate Letters..................................................................          A-32
         (d)      Investment Banking Letter..........................................................          A-33

6.3      Conditions to Obligations of FSBV...........................................................          A-33
         (a)      Representations and Warranties.....................................................          A-33
         (b)      Performance of Obligations.........................................................          A-33
         (c)      Investment Banking Letter..........................................................          A-33


                                    ARTICLE 7
                                   Termination

7.1      Termination.................................................................................          A-33
7.2      Effect of Termination.......................................................................          A-34
7.3      Non-Survival of Representations, Warranties and Covenants...................................          A-34
7.4      Expenses....................................................................................          A-34
7.5      Termination Fee.............................................................................          A-35





                                      A-4

                                    ARTICLE 8
                               General Provisions

8.1      Entire Agreement............................................................................          A-36
8.2      Waiver and Amendment........................................................................          A-36
8.3      Descriptive Headings........................................................................          A-36
8.4      Governing Law...............................................................................          A-36
8.5      Notices.....................................................................................          A-36
8.6      Counterparts................................................................................          A-37
8.7      Severability................................................................................          A-37
8.8      Subsidiaries................................................................................          A-37


Exhibit A - Plan of Merger between First Savings Bank of Virginia and Southern Financial Bancorp, Inc.

                      AGREEMENT AND PLAN OF REORGANIZATION

     THIS AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") is made and entered into as of March 31, 2000 by and between First Savings Bank of Virginia, a Virginia-chartered savings association with its principal office located in Springfield, Virginia ("FSBV"), and Southern Financial Bancorp, Inc., a Virginia corporation with its principal office located in Warrenton, Virginia ("SFB"); and Southern Financial Bank, a Virginia state bank and a wholly owned subsidiary of SFB (the "Bank").

                                   WITNESSETH:

         WHEREAS,  FSBV and SFB desire to combine their  respective  businesses;
and

         WHEREAS, FSBV and SFB have agreed to the affiliation of their two companies through a merger of FSBV with and into the Bank under Virginia law, as a result of which the shareholders of FSBV would become shareholders of SFB, all as more specifically provided in this Agreement and the Plan of Merger in the form attached hereto as Exhibit A (the "Plan"); and

         WHEREAS, the respective Boards of Directors of FSBV, the Bank and SFB have resolved that the transactions described herein are in the best interests of the parties and their respective shareholders and have authorized and approved the execution and delivery of this Agreement.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, the parties hereby agree as follows:

                                    ARTICLE 1

                     The Reorganization and Related Matters

         1.1 The Reorganization. Subject to the terms and conditions of this Agreement, at the Effective Date as defined in Section 1.3 hereof, FSBV will be merged with and into the Bank pursuant to the Plan (the "Reorganization"). The separate corporate existence of FSBV shall thereupon cease, and the Bank will be the surviving corporation in the Merger. From and after the Effective Date, the Reorganization will have the effects set forth in
Section 13.1-721 of the Virginia Stock Corporation Act.

         1.2 Management and Business of FSBV and SFB. On the Effective Date, SFB will increase the size of its board of directors by one (1) member, and Barbara J. Fried will become a director of SFB.

         1.3 The Closing and Effective Date. The closing of the transactions contemplated by this Agreement and the Plan of Reorganization shall take place at the offices of Williams, Mullen, Clark & Dobbins, 1021 East Cary Street, Richmond, Virginia or at such other place as may be mutually agreed upon by the parties. The Reorganization shall become effective on the date shown on the Certificate of Merger issued by the State Corporation Commission of Virginia effecting the Reorganization (the "Effective Date"). Unless otherwise agreed upon in writing by the chief executive officers of SFB and FSBV, subject to the conditions to the obligations of the parties to effect the Reorganization as set forth in Article 6, the parties shall use their best efforts to cause the Effective Date to occur on the first day of the month following the month in which the conditions set forth in Sections 6.1(a) and 6.1(b) are satisfied. All documents required by the terms of this Agreement to be delivered at or prior to consummation of the Reorganization will be exchanged by the parties at the closing of the Reorganization (the "Reorganization Closing"), which shall be held on the Effective Date. Prior to the Reorganization Closing, SFB and FSBV shall execute and deliver to the Virginia State Corporation Commission Articles of Merger containing a Plan of Merger in substantially the form of Exhibit A hereto.

         1.4 Definitions. Any term defined anywhere in this Agreement shall have the meaning ascribed to it for all purposes of this Agreement (unless expressly noted to the contrary). In addition:

                  (a) the term "knowledge" when used with respect to a party shall mean the knowledge, after reasonable investigation, of any "Executive Officer" of such party, as such term is defined in Regulation O, (12 C.F.R. 215);

                  (b) the term "Material Adverse Effect", when applied to a party, shall mean an event, occurrence or circumstance (including without limitation (i) the making of any provisions for possible loan and lease losses, write-downs or other real estate and taxes (but specifically excluding any reserves or accruals recorded by FSBV pursuant to Section 4.10(c) hereof) and
(ii) any breach of a representation or warranty by such party) which (a) has or is reasonably likely to have a material adverse effect on the financial position, results of operations or business of the party and its subsidiaries, taken as a whole, or (b) would materially impair the party's ability to perform its obligations under this Agreement or the consummation of the Reorganization and the other transactions contemplated by this Agreement; provided, however, that solely for purposes of measuring whether an event, occurrence or circumstance has a material adverse effect on such party's results of operations, the term "results of operations" shall mean net interest income plus non-interest income (less securities gains) less gross expenses (excluding provisions for possible loan and lease losses, write-downs of other real estate and taxes); and provided further, that material adverse effect and material impairment shall not be deemed to include the impact of (i) changes in banking and similar laws of general applicability or interpretations thereof by courts or governmental authorities, (ii) changes in generally accepted accounting principles or regulatory accounting requirements applicable to banks and bank holding companies generally, (iii) actions required to be taken by this Agreement and (iv) the Reorganization on of the parties to this Agreement; and

                  (c) the term "Previously Disclosed" by a party shall mean information set forth in a written disclosure letter that is delivered by that party to the other party prior to or contemporaneously with the execution of this Agreement and specifically designated as information "Previously Disclosed" pursuant to this Agreement.

                                    ARTICLE 2

                          Basis and Manner of Exchange

         2.1 Conversion of FSBV Stock. At the Effective Date, by virtue of the Reorganization and without any action on the part of the holders thereof, each share of common stock, par value $1.00 per share, of FSBV ("FSBV Stock") issued and outstanding immediately prior to the Effective Date (other than Dissenting Shares as defined in Section 2.5) shall cease to be outstanding and shall be converted into and exchanged for 0.44 shares (the "Exchange Ratio") of common stock, par value $.01 per share, SFB ("SFB Common Stock") plus cash for fractional shares. Each holder of a certificate representing any shares of FSBV Common Stock shall thereafter cease to have any rights with respect to such FSBV Common Stock, except the right to receive any dividends previously declared but unpaid as to such stock and the consideration described in Sections 2.1 and 2.3 upon the surrender of such certificate in accordance with Section 2.2. In the event SFB changes the number of shares of SFB Common Stock issued and outstanding prior to the Effective Date as a result of any stock split, stock dividend, recapitalization or similar transaction with respect to the outstanding SFB Common Stock and the record date therefor shall be prior to the Effective Date, the Exchange Ratio shall be proportionately adjusted.

         2.2 Manner of Exchange. As promptly as practicable after the Effective Date, SFB shall cause Chase Mellon Shareholder Services, acting as the exchange agent ("Exchange Agent"), to send to each former shareholder of record of FSBV immediately prior to the Effective Date transmittal materials for use in exchanging such shareholder's certificates of FSBV Common Stock (other than shares held by shareholders who perfect their dissenters' rights as provided under Section 2.5 hereof) for the consideration set forth in Section 2.1 above and Section 2.3 below. Any fractional share checks which a FSBV shareholder shall be entitled to receive in exchange for such shareholder's shares of FSBV Common Stock, and any dividends paid on any shares of SFB Common Stock that such shareholder shall be entitled to receive prior to the delivery to the Exchange Agent of such shareholder's certificates representing all of such shareholder's shares of FSBV Common Stock will be delivered to such shareholder only upon delivery to the Exchange Agent of the certificates representing all of such shares (or indemnity satisfactory to SFB and the Exchange Agent, in their judgement, if any of such certificates are lost, stolen or destroyed). No interest will be paid on any such fractional share checks or dividends to which the holder of such shares shall be entitled to receive upon such delivery.

         2.3 No Fractional Shares. No certificates or scrip for fractional shares of SFB Common Stock will be issued. In lieu thereof, SFB will pay the value of such fractional shares in cash on the basis of the average of the closing prices of SFB Common Stock as reported by NASDAQ for trades reported during the ten (10) trading days immediately preceding the Effective Date.

         2.4 Dividends. No dividend or other distribution payable to the holders of record of SFB Common Stock at or as of any time after the Effective Date shall be paid to the holder of any certificate representing shares of FSBV Common Stock issued and outstanding at the Effective Date until such holder physically surrenders such certificate for exchange as provided in Section 2.2 of this Agreement, promptly after which time all such dividends or distributions shall be paid (without interest).

                                    ARTICLE 3

                          Representation and Warranties

         3.1 Representations and Warranties of FSBV. FSBV represents and warrants to SFB as follows:

                  (a) Organization, Standing and Power. (1) FSBV is a corporation and a Virginia savings association, duly organized, validly existing and in good standing under the laws of Virginia, and it has all requisite corporate power and authority to carry on its business in Virginia as now being conducted and to own and operate its assets, properties and business; FSBV has one subsidiary, FSB Financial Corporation, a Virginia corporation, of which FSBV holds 100% of the outstanding capital stock; and FSBV has the corporate power and authority to execute and deliver this Agreement and perform the respective terms of this Agreement and the Plan of Merger. Except as Previously Disclosed, FSBV is in compliance in all material respects with all rules and regulations promulgated by the Office of Thrift Supervision (the "OTS"), the Virginia State Corporation Commission ("SCC") and any other regulatory authority having jurisdiction over it, and it has all requisite corporate power and authority to carry on a banking business as now being conducted and to own and operate its assets, properties and business.

                  (2) FSBV is an "insured depository institution" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder. All of the shares of capital stock of FSBV are fully paid and nonassessable.

                  (b) Authority. (1) The execution and delivery of this Agreement, the Plan and the consummation of the Reorganization, have been duly and validly authorized by all necessary corporate action on the part of FSBV, except the approval of shareholders. The Agreement represents the legal, valid, and binding obligation of FSBV, enforceable against FSBV in accordance with its terms (except in all such cases as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

                  (2) Neither the execution and delivery of this Agreement, the consummation of the transactions contemplated herein, nor compliance by FSBV with any of the provisions hereof will: (i) conflict with or result in a breach of any provision of FSBV's Articles of Incorporation or Bylaws; (ii) except as Previously Disclosed, constitute or result in the breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon, any property or assets of FSBV pursuant to (A) any note, bond, mortgage, indenture, or (B) any material license, agreement, lease, or other instrument or obligation, to which FSBV is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to the receipt of the requisite approvals referred to in Section 4.7, violate any order, writ, injunction, decree, statute, rule or regulation applicable to FSBV or any or its properties or assets.

                  (c) Capital Structure. The authorized capital stock of FSBV consists of 12,000,000 shares of common stock, par value $1.00 per share, of which, as of the date hereof, 931,605 shares are issued, outstanding, fully paid and nonassessable, not subject to shareholder preemptive rights and were not issued in violation of any agreement to which FSBV is a party or otherwise bound, or of any registration or qualification provisions of any federal or state securities laws; and 1,000,000 shares of preferred stock, par value $1.00 per share, none of which are issued or outstanding. Except as Previously
Disclosed, there are no outstanding options, warrants or other rights to subscribe for or purchase from FSBV any capital stock of FSBV or securities convertible into or exchangeable for capital stock of FSBV.

                  (d) Ownership of the FSBV Subsidiaries; Capital Structure of the FSBV Subsidiaries; and Organization of the FSBV Subsidiaries. (1) FSBV does not own, directly or indirectly, 5% or more of the outstanding capital stock or other voting securities of any corporation, bank or other organization actively engaged in business except as Previously Disclosed (collectively the "FSBV Subsidiaries" and each individually a "FSBV Subsidiary"). The outstanding shares of capital stock of each FSBV Subsidiary have been duly authorized and are validly issued, and are fully paid and nonassessable and all such shares are directly or indirectly owned by FSBV free and clear of all liens, claims and encumbrances. No rights are authorized, issued or outstanding with respect to the capital stock of any FSBV Subsidiary and there are no agreements, understandings or commitments relating to the right of FSBV to vote or to dispose of said shares, except as Previously Disclosed. None of the shares of capital stock of any FSBV Subsidiary has been issued in violation of the preemptive rights of any person.

                  (2) Each FSBV Subsidiary is a duly organized corporation validly existing and in good standing under applicable laws. Each FSBV Subsidiary (i) has full corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted except where the absence of such power or authority would not have a Material Adverse Effect on the financial condition, results of operations or business of FSBV on a consolidated basis, and (ii) is duly qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification and where failure to so qualify would have a Material Adverse Effect on the financial condition, results of operations or business of FSBV on a consolidated basis. Each FSBV Subsidiary has all federal, state, local and foreign governmental authorizations and licenses necessary for it to own or lease its properties and assets and to carry on its business as it is now being conducted, except where failure to obtain such authorization or license would not have a Material Adverse Effect on the business of such FSBV Subsidiary.

                  (e) Financial Statements. FSBV has previously furnished to SFB true and complete copies of its audited consolidated balance sheets and related consolidated statements of income, statements of cash flows, and statements of stockholders' equity for the three year period ended December 31, 1999 (together with the notes thereto, the "FSBV Financial Statements"). The FSBV Financial Statements have been prepared in conformity with generally accepted accounting principles applied on a consistent basis during the periods presented, and present fairly the financial position of FSBV as of the respective dates thereof and the results of its operations for the three year period then ended.

                  (f) Absence of Undisclosed Liabilities. At December 31, 1999 FSBV had no obligation or liability (contingent or otherwise) of any nature which was not reflected in the FSBV Financial Statements, except for those which in the aggregate are immaterial or have been Previously Disclosed.

                  (g) Legal Proceedings; Compliance with Laws. Except as Previously Disclosed, there are no actions, suits or proceedings instituted or pending or, to the best knowledge of FSBV's management, threatened against FSBV, or against any property, asset, interest or right of FSBV, that are reasonably expected to have, either individually or in the aggregate a Material Adverse Effect on the financial condition of FSBV or that are reasonably expected to threaten or impede the consummation of the Reorganization. FSBV is not a party to any agreement or instrument or subject to any judgment, order, writ, injunction, decree or rule that might reasonably be expected to have a Material Adverse Effect on the condition (financial or otherwise), business or prospects of FSBV. To the best knowledge of FSBV's management, FSBV is in compliance in all material respects with all laws, ordinances, requirements, regulations or orders applicable to its business (including environmental laws, ordinances, requirements, regulations or orders).

                  (h) Regulatory Approvals. FSBV knows of no reason why the regulatory approvals referred to in Section 6.1(b) should not be obtained without the imposition of any condition of the type referred to in Section 6.1(b).

                  (i) Labor Relations. FSBV is not a party to or bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor, to its knowledge, is it the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel it to bargain with any labor organization as to wages and conditions of employment, nor is there any strike or other labor dispute involving it, pending or, to the best of its knowledge, threatened, nor is it aware of any activity involving its employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

                  (j) Tax Matters. FSBV has filed all federal, state and local tax returns and reports required to be filed, and all taxes shown by such returns to be due and payable have been paid or are reflected as a liability in the FSBV Financial Statements or are being contested in good faith and have been Previously Disclosed. Except to the extent that liabilities therefor are specifically reflected in the FSBV Financial Statements, there are no federal, state or local tax liabilities of FSBV other than liabilities that have arisen since December 31, 1999, all of which have been properly accrued or otherwise provided for on the books and records of FSBV. Except as Previously Disclosed, no tax return or report of FSBV is under examination by any taxing authority or the subject of any administrative or judicial proceeding, and no unpaid tax deficiency has been asserted against FSBV by any taxing authority.

                  (k) Property. Except as disclosed or reserved against in the FSBV Financial Statements, FSBV has good and marketable title free and clear of all material liens, encumbrances, charges, defaults or equities of whatever character to all of the material properties and assets, tangible or intangible, reflected in the FSBV Financial Statements as being owned by FSBV as of the dates thereof. To the best knowledge of FSBV, all buildings, and all fixtures, equipment, and other property and assets which are material to its business on a consolidated basis, held under leases or subleases by FSBV are held under valid instruments enforceable in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws. The buildings, structures, and appurtenances owned, leased, or occupied by FSBV are in good operating condition and in a state of good maintenance and repair, and to the best knowledge of FSBV
(i) comply with applicable zoning and other municipal laws and regulations,  and
(ii) there are no latent defects therein.

                  (l) Reports. Since January 1, 1996, FSBV has filed all reports and statements of a material nature, together with any amendments required to be made with respect thereto, that were required to be filed with the OTS, the SCC, and to the best knowledge of FSBV, any other governmental or regulatory authority or agency having jurisdiction over its operations.

                  (m) Employee Benefit Plans. (1) FSBV has delivered or will deliver for SFB's review, as soon as practicable, true and complete copies of all material pension, retirement, profit-sharing, deferred compensation, stock option, bonus, vacation or other material incentive plans or agreements, all material medical, dental or other health plans, all life insurance plans and all other material employee benefit plans or fringe benefit plans, including, without limitation, all "employee benefit plans" as that term is defined in
Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), currently adopted, maintained by, sponsored in whole or in part by, or contributed to by FSBV for the benefit of employees, retirees or other beneficiaries eligible to participate (collectively, the "FSBV Benefit Plans"). Any of the FSBV Benefit Plans which is an "employee pension benefit plan," as that term is defined in Section (3(2) of ERISA, is referred to herein as a "FSBV ERISA Plan." No FSBV Benefit Plan is or has been a multi-employer plan within the meaning of Section 3(37) of ERISA.

                  (2) Except as Previously Disclosed, all FSBV Benefit Plans are in material compliance with the applicable terms of ERISA and the Internal Revenue Code of 1986, as amended (the "IRC") and any other applicable laws, rules and regulations, the breach or violation of which could result in a material liability to FSBV on a consolidated basis.

                  (3) No FSBV ERISA Plan which is a defined benefit pension plan has any "unfunded current liability," as that term is defined in Section 302(d)(8)(A) of ERISA, and the present fair market value of the assets of any such plan exceeds the plan's "benefit liabilities," as that term is defined in
Section 4001(a)(16) of ERISA, when determined under actuarial factors that would apply if the plan was terminated in accordance with all applicable legal requirements.

                  (n) Investment Securities. Except for pledges to secure public and trust deposits and obligations under agreements pursuant to which FSBV has sold securities subject to an obligation to repurchase, none of the investment securities reflected in the FSBV Financial Statements is subject to any restriction, contractual, statutory, or otherwise, which would impair materially the ability of the holder of such investment to dispose freely of any such investment at any time. With respect to any agreements pursuant to which FSBV has purchased securities subject to any agreement to resell, it has a valid, perfected first lien or security interest in the government securities or other collateral securing such agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

                  (o) Certain Contracts. (1) Except as Previously Disclosed, neither FSBV nor any FSBV Subsidiary is a party to, or is bound by,
(i) any material agreement, arrangement or commitment, (ii) any agreement, indenture or other instrument relating to the borrowing of money by FSBV or any FSBV Subsidiary or the guarantee by FSBV or any FSBV Subsidiary of any such obligation, (iii) any agreement, arrangement or commitment relating to the employment of a consultant or the employment, election, retention in office or severance of any present or former director or officer, (iv) any agreement to make loans or for the provision, purchase or sale of goods, services or property between FSBV or any FSBV Subsidiary and any director of officer of FSBV or any FSBV Subsidiary, or any member of the immediate family or affiliate of any of the foregoing, or (v) any agreement between FSBV or any FSBV Subsidiary and any 5% or more shareholder of FSBV; in each case other than agreements entered into in the ordinary course of the banking business of FSBV or any FSBV Subsidiary consistent with past practice.

                  (2) Neither FSBV nor any FSBV Subsidiary, nor to the knowledge of FSBV, the other party thereto, is in default under any material agreement, commitment, arrangement, lease, insurance policy or, to the knowledge of FSBV, other instrument whether entered into in the ordinary course of business or otherwise, nor, to the knowledge of FSBV, has there occurred any event that, with the lapse of time or giving of notice or both, would constitute such a default, other than defaults of loan agreement by borrowers from FSBV or a FSBV Subsidiary in the ordinary course of its business.

                  (3) Since December 31, 1999 neither FSBV nor any FSBV Subsidiary has incurred or paid any obligation or liability that is material to FSBV, except obligations incurred or paid in connection with transactions in the ordinary course of business of FSBV or a FSBV Subsidiary consistent with its practice and, except as Previously Disclosed, from December 31, 1999 to the date hereof, neither FSBV nor any FSBV Subsidiary has taken any action that, if taken after the date hereof, would breach any of the covenants contained in Section
4.4 hereof.

                  (p) Insurance. All policies or binders of fire, liability, product liability, workmen's compensation, vehicular and other insurance held by or on behalf of FSBV has previously been made available to SFB and all such policies or binders are valid and enforceable in accordance with their terms, are in full force and effect, and insure against risks and liabilities to the extent and in the manner customary for the industry and are deemed appropriate and sufficient by FSBV. FSBV is not in default with respect to any provision contained in any such policy or binder and has not failed to give any notice or present any claim under any such policy or binder in due and timely fashion. FSBV has not received notice of cancellation or non-renewal of any such policy or binder. FSBV has no knowledge of any inaccuracy in any application for such policies or binders, any failure to pay premiums when due or any similar state of facts or the occurrence of any event that is reasonably likely to form the basis for any material claim against it not fully covered (except to the extent of any applicable deductible) by the policies or binders referred to above. FSBV has not received notice from any of its insurance carriers that any insurance premiums will be increased materially in the future or that any such insurance coverage will not be available in the future on substantially the same terms as now in effect.

                  (q) Absence of Material Changes and Events. Since December 31, 1999, there has not been any material adverse change in the condition (financial or otherwise), aggregate assets or liabilities, cash flow, earnings or business of FSBV, and FSBV has conducted its business only in the ordinary course consistent with past practice.

                  (r) Loans, OREO and Allowance for Loan Losses. (1) Except as Previously Disclosed, and except for matters which individually or in the aggregate do not materially adversely affect the Reorganization or the financial condition of FSBV, to the best knowledge of FSBV, each loan reflected as an asset in the FSBV Financial Statements (i) is evidenced by notes, agreements, or other evidences of indebtedness which are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected, and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general equity principles. All loans and extensions of credit which are subject to regulation by the OTS which have been made by FSBV or the FSBV Subsidiaries comply in all material respects therewith.

                  (2) The classification on the books and records of FSBV and each FSBV Subsidiary of loans and/or non-performing assets as nonaccrual, troubled debt restructuring, OREO or other similar classification, complies in all material respects with generally accepted accounting principles and applicable regulatory accounting principles.

                  (3) Except for liens, security interests, claims, charges, or such other encumbrances as have been appropriately reserved for in the FSBV Financial Statements or are not material, title to the OREO is good and marketable, and there are no adverse claims or encumbrances on the OREO. All title, hazard and other insurance claims and mortgage guaranty claims with respect to the OREO have been timely filed and neither FSBV nor any FSBV Subsidiary has received any notice of denial of any such claim.

                  (4) FSBV and each FSBV Subsidiary are in possession of all of the OREO or, if any of the OREO remains occupied by the mortgagor, eviction or summary proceedings have been commenced or rental arrangements providing for market rental rates have been agreed upon and FSBV and/or each FSBV Subsidiary are diligently pursuing such eviction or summary proceedings or such rental arrangements. Except as Previously Disclosed and except for ordinary foreclosure actions, no legal proceeding or quasi-legal proceeding is pending or, to the knowledge of FSBV and each FSBV Subsidiary, threatened concerning any OREO or any servicing activity or omission to provide a servicing activity with respect to any of the OREO.

                  (5) Except as Previously Disclosed, all loans made by FSBV to facilitate the disposition of OREO are performing in accordance with their terms.

                  (6) The allowance for possible loan losses shown on the FSBV Financial Statements was, and the allowance for possible loan losses shown on the financial statements of

FSBV as of dates subsequent to the execution of this Agreement will be, in each case as of the dates thereof, adequate in all material respects to provide for possible losses, net of recoveries relating to loans previously charged off, on loans outstanding (including accrued interest receivable) of FSBV and other extensions of credit (including letters of credit and commitments to make loans or extend credit) by FSBV.

                  (s) Statements True and Correct. None of the information supplied or to be supplied by FSBV for inclusion in the Registration Statement on Form S-4 (the "Registration Statement") to be filed by SFB with the SEC, the Proxy Statement/Prospectus (as defined in Section 4.3) to be mailed to every FSBV shareholder or any other document to be filed with the SEC, the SCC, the Federal Reserve, the OTS or any other regulatory authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and, in the case of the Registration Statement, when it becomes effective and with respect to the Proxy Statement/Prospectus, when first mailed to FSBV shareholders, be false or misleading with respect to any material fact or omit to state any material fact necessary in order to make the statements therein not misleading, or, in the case of the Proxy Statement/Prospectus or any supplement thereto, at the time of the FSBV Shareholders' Meeting (as defined in Section 4.3), be false or misleading with respect to any material fact or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the FSBV Shareholders' Meeting.

                  (t) Brokers and Finders. Except as Previously Disclosed, neither FSBV nor any FSBV Subsidiary, nor any of their respective officers, directors or employees, has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with the transactions contemplated herein, except for RP Financial LC.

                  (u) Repurchase Agreements. With respect to all agreements pursuant to which FSBV or any FSBV Subsidiary has purchased securities subject to an agreement to resell, if any, FSBV or such FSBV Subsidiary, as the case may be, has a valid, perfected first lien or security interest in the government securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

                  (v) Administration of Trust Accounts. FSBV and FSBV Subsidiaries have properly administered, in all respects material and which could reasonably be expected to be material to the business, operations or financial condition of FSBV and FSBV Subsidiaries, taken as a whole, all accounts for which they act as fiduciaries including but not limited to accounts for which they serve as trustees, agents, custodians, personal representatives, guardians, conservators or investment advisors, in accordance with the terms of the governing documents and applicable state and federal law and regulation and common law. Neither FSBV nor a FSBV Subsidiary, nor any director, officer or employee of FSBV or a FSBV Subsidiary has committed any breach of trust with respect to any such fiduciary account which is material to or could reasonably be expected to be material to the business, operations or financial condition of FSBV, or a FSBV Subsidiary, taken as a whole, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account in all material respects.

                  (w) Environmental Matters. (1) Except as Previously Disclosed, to the best of FSBV's knowledge, neither FSBV nor any FSBV Subsidiary owns or leases any properties affected by toxic waste, radon gas or other hazardous conditions or constructed in part with the use of asbestos. Each of FSBV and the FSBV Subsidiaries is in substantial compliance with all Environmental Laws applicable to real or personal properties in which it has a direct fee ownership or, with respect to a direct interest as lessee, applicable to the leasehold premises or, to the best knowledge of FSBV and the FSBV Subsidiary, the premises on which the leasehold is situated. Neither FSBV nor any FSBV Subsidiary has received any Communication alleging that FSBV or such FSBV Subsidiary is not in such compliance and, to the best knowledge of FSBV and the FSBV Subsidiaries, there are no present circumstances (including Environmental Laws that have been adopted but are not yet effective) that would prevent or interfere with the continuation of such compliance.

                  (2) There are no legal, administrative, arbitral or other claims, causes of action or governmental investigations of any nature, seeking to impose, or that could result in the imposition, on FSBV and the FSBV Subsidiaries of any liability arising under any Environmental Laws pending or, to the best knowledge of FSBV and the FSBV Subsidiaries, threatened against (A) FSBV or any FSBV Subsidiary, (B) any person or entity whose liability for any Environmental Claim FSBV or any FSBV Subsidiary has or may have retained or assumed either contractually or by operation of law, or (C) any real or personal property which FSBV or any FSBV Subsidiary owns or leases, or has been or is judged to have managed or to have supervised or participated in the management of, which liability might have a material adverse effect on the business, financial condition or results of operations of FSBV. FSBV and the FSBV Subsidiaries are not subject to any agreement, order, judgment, decree or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any such liability.

                  (3) To the best knowledge of FSBV and the FSBV Subsidiaries, there are no legal, administrative, arbitral or other proceedings, or Environmental Claims or other claims, causes of action or governmental investigations of any nature, seeking to impose, or that could result in the imposition, on FSBV or any FSBV Subsidiary of any liability arising under any Environmental Laws pending or threatened against any real or personal property in which FSBV or any FSBV Subsidiary holds a security interest in connection with a loan or a loan participation which liability might have a material adverse effect on the business, financial condition or results of operations of FSBV. FSBV and the FSBV Subsidiaries are not subject to any agreement, order, judgment, decree or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any such liability.

                  (4) With respect to all real and personal property owned or leased by FSBV or any FSBV Subsidiary, other than OREO, FSBV has made available to SFB copies of any environmental audits, analyses and surveys that have been prepared relating to such properties. With respect to all OREO held by FSBV or any FSBV Subsidiary and all real or personal property which FSBV or any FSBV Subsidiary has been or is judged to have managed or to have supervised or participated in the management of, FSBV has made available to SFB the information relating to such OREO available to FSBV. FSBV and the FSBV Subsidiaries are in compliance in all material respects with all recommendations contained in any environmental audits, analyses and surveys relating to any of the properties, real or personal, described in this subsection (4).

                  (5) There are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge or disposal of any Materials of Environmental Concern, that could reasonably form the basis of any Environmental Claim or other claim or action or governmental investigation that could result in the imposition of any liability arising under any Environmental Laws currently in effect or adopted but not yet effective against FSBV or any FSBV Subsidiary or against any person or entity whose liability for any Environmental Claim FSBV or any FSBV Subsidiary has or may have retained or assumed either contractually or by operation of law.

                  (6) For the purpose of this Agreement, the following terms shall have the following meanings:

                  (i) "Communication" means a communication which is of a substantive nature and which is made (A) in writing to FSBV or any FSBV Subsidiary on the one hand or to SFB or any SFB Subsidiary on the other hand, or
(B) orally to a senior officer of FSBV or any FSBV Subsidiary or of SFB or any SFB Subsidiary, whether from a governmental authority or a third party.

                  (ii) "Environmental Claim" means any Communication from any governmental authority or third party alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from the presence, or release into the environment, of any Material of Environmental Concern.

                  (iii) "Environmental Laws" means all applicable federal, state and local laws and regulations, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, that relate to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata). This definition includes, without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

                  (iv)     "Materials    of    Environmental    Concern"   means
pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other materials regulated under Environmental Laws.

         3.2 Representations and Warranties of SFB. SFB represents and warrants to FSBV as follows:

                  (a) Organization, Standing and Power. (1) SFB is a corporation duly organized, validly existing and in good standing under the laws of Virginia. It has all requisite corporate power and authority to carry on its business as now being conducted and to own and operate its assets, properties and business, and SFB has the corporate power and authority to execute and deliver this Agreement and perform the respective terms of this Agreement and the Plan. SFB is duly registered as a bank holding company under the Bank Holding Company Act of 1956. Southern Financial Bank, a wholly owned subsidiary of SFB, is a Virginia corporation and a Virginia state bank, duly organized, validly existing and in good standing under the laws of Virginia, is in compliance in all material respects with all rules and regulations promulgated by any relevant regulatory authority, and it has all requisite corporate power and authority to carry on a commercial banking business as now being conducted and to own and operate its assets, properties and business.

                  (2) SFB has Previously Disclosed its subsidiary corporations (and the subsidiaries thereof), all of which are duly organized, validly existing and in good standing in their respective states of incorporation and which have all requisite corporate power and authority to carry on their businesses as now being conducted and to own and operate their assets, properties and business (the "SFB Subsidiaries" and, collectively with SFB, the "SFB Companies"). Each SFB Subsidiary that is a depository institution is an "insured bank" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder. All of the shares of capital stock of the SFB Subsidiaries held by SFB are duly and validly issued, fully paid and nonassessable, and all such shares are owned by SFB or a SFB Subsidiary free and clear of any claim, lien, pledge or encumbrance of any kind, and were not issued in violation of the preemptive rights of any shareholder or in violation of any agreement or of any registration or qualification provisions of federal or state securities laws. Except as Previously Disclosed, none of the SFB Companies owns any equity securities of any other corporation or entity. Except as Previously Disclosed, each of the SFB Companies is in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification and where failure to so qualify either singly or in the aggregate would have a material adverse effect on the financial condition, properties, businesses or results of operations of the SFB Companies.

                  (b) Authority. (1) The execution and delivery of this Agreement and the Plan of Merger and the consummation of the Reorganization have been duly and validly authorized by all necessary corporate action on the part of SFB, except the approval of shareholders. The Agreement represents the legal, valid, and binding obligation of SFB, enforceable against SFB in accordance with its terms (except in all such cases as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

                  (2) Neither the execution and delivery of the Agreement, the consummation of the transactions contemplated therein, nor the compliance by SFB with any of the provisions thereof will (i) conflict with or result in a breach of any provision of the Articles of Incorporation or Bylaws of SFB, (ii) except as Previously Disclosed, constitute or result in the breach of any term, condition or provision of, or constitute default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon, any property or assets of the SFB Companies pursuant to (A) any note, bond, mortgage, indenture, or (B) any material license, agreement, lease or other instrument or obligation, to which any of the SFB Companies is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to the receipt of the requisite approvals referred to in Section 4.7, violate any order, writ, injunction, decree, statute, rule or regulation applicable to any of the SFB Companies or any of their properties or assets.

                  (c) Capital Structure. The authorized capital stock of SFB consists of: 5,000,000 shares of common stock, par value $.01 per share ("SFB Common Stock), of which 2,666,196 shares are issued and outstanding, fully paid and nonassessable, not subject to shareholder preemptive rights, and not issued in violation of any agreement to which SFB is a party or otherwise bound, or of any registration or qualification provisions of any federal or state securities laws; and 500,000 shares of preferred stock, par value $.01 per share, of which 13,621 are issued and outstanding. The shares of SFB Common Stock to be issued in exchange for shares of FSBV Common Stock upon consummation of the Reorganization will have been duly authorized and, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable and subject to no preemptive rights. Except as Previously Disclosed, there are no outstanding understandings or commitments of any character pursuant to which SFB and any of the SFB Companies could be required or expected to issue shares of capital stock.

                  (d) Ownership of the SFB Subsidiaries; Capital Structure of SFB Subsidiaries; and Organization of the SFB Subsidiaries. (1) SFB does not own, directly or indirectly, 5% or more of the outstanding capital stock or other voting securities of any corporation, bank or other organization actively engaged in business except as Previously Disclosed (collectively the "SFB" Subsidiaries" and each individually a "SFB Subsidiary"). The outstanding shares of capital stock of each SFB Subsidiary have been duly authorized and are validly issued, and are fully paid and nonassessable and all such shares are directly or indirectly owned by SFB free and clear of all liens, claims and encumbrances. No Rights are authorized, issued or outstanding with respect to the capital stock of any SFB Subsidiary and there are no agreements, understandings or commitments relating to the right of SFB to vote or to dispose of said shares. None of the shares of capital stock of any SFB Subsidiary has been issued in violation of the preemptive rights of any person.

                  (2) Each SFB Subsidiary is a duly organized corporation, validly existing and in good standing under applicable laws. Each SFB Subsidiary
(i) has full corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted except where the absence of such power or authority would not have a material adverse effect on the financial condition, results of operations or business of SFB on a consolidated basis, and (ii) is duly qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification and where failure to so qualify would have a material adverse effect on the financial condition, results of operations or business of SFB on a consolidated basis. Each SFB Subsidiary has all federal, state, local and foreign governmental authorizations and licenses necessary for it to own or lease its properties and assets and to carry on its business as it is now being conducted, except where failure to obtain such authorization or license would not have a material adverse effect on the business of such SFB Subsidiary.

                  (e) Financial Statements. SFB's Annual Report on Form 10-K for the fiscal year ended December 31, 1999, and all other documents filed or to be filed subsequent to December 31, 1999 under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as
amended (together with the rules and regulations thereunder, the "Exchange Act"), in the form filed with the Securities and Exchange Commission (the "SEC") (in each such case, the "SFB Financial Statements") did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets in or incorporated by reference into the SFB Financial Statements (including the related notes and schedules thereto) fairly presents and will fairly present the financial position of the entity or entities to which it relates as of its date and each of the statements of income and changes in stockholders' equity and cash flows or equivalent statements in the SFB Financial Statements (including any related notes and schedules thereto) fairly presents and will fairly present the results of operations, changes in stockholders' equity and changes in cash flows, as the case may be, of the entity or entities to which it relates for the periods set forth therein, in each case in accordance with generally accepted accounting principles consistently applied to banks and bank holding companies during the periods involved, except as may be noted therein, subject to normal and recurring year-end audit adjustments in the case of unaudited statements.

                  (f) Absence of Undisclosed Liabilities. At December 31, 1999, none of the SFB Companies had any obligation or liability (contingent or otherwise) of any nature which were not reflected in the SFB Financial Statements, except for those which in the aggregate are immaterial or have been Previously Disclosed.

                  (g) Legal Proceedings; Compliance with Laws. Except as Previously Disclosed, there are no actions, suits or proceedings instituted or pending or, to the best knowledge of SFB's management, threatened or probable of assertion against any of the SFB Companies, or against any property, asset, interest or right of any of them, that are reasonably expected to have, either individually or in the aggregate, a material adverse effect on the financial condition of SFB on a consolidated basis or that are reasonably expected to threaten or impede the consummation of the transactions contemplated by this Agreement. None of the SFB Companies is a party to any agreement or instrument or subject to any judgment, order, writ, injunction, decree or rule that might reasonably be expected to have a material adverse effect on the condition (financial or otherwise), business or prospects of SFB on a consolidated basis. Except as Previously Disclosed, as of the date of this Agreement, none of the SFB Companies nor any of their properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, any federal or state governmental agency or authority charged with the supervision or regulation of depository institutions or mortgage lenders or engaged in the insurance of deposits which restricts or purports to restrict in any material respect the conduct of the business of it or any of its subsidiaries or properties, or in any manner relates to the capital, liquidity, credit policies or management of it; and except as Previously Disclosed, none of the SFB Companies has been advised by any such regulatory authority that such authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter or similar submission. To the best knowledge of SFB, the SFB Companies have complied in all material respects with all laws, ordinances, requirements, regulations or orders applicable to its business (including environmental laws, ordinances, requirements, regulations or orders).

                  (h) Regulatory Approvals. SFB knows of no reason why the regulatory approvals referred to in Section 6.1(b) should not be obtained without the imposition of any condition of the type referred to in Section 6.1(b). SFB has received no advice or information from any regulatory authority indicating that such approvals will be denied or are doubtful. There has not been any adverse change in the business or financial condition, operations, properties, prospects or capitalization of SFB since the end of its most recently completed fiscal year that is reasonably likely to have a Material Adverse Effect on its ability to consummate the transactions contemplated by this Agreement and as of the date of this Agreement, no event, occurrence or development of any nature is existing or, to the knowledge of SFB, threatened, which would reasonably be expected to have such an effect on SFB's ability to consummate such transactions.

                  (i) Labor Relations. None of the SFB Companies is a party to, or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is it the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel it to bargain with any labor organization as to wages and conditions of employment, nor is there any strike or other labor dispute involving it, pending or, to the best of its knowledge, threatened, nor is it aware of any activity involving its employees seeking to certify a collective bargaining unit or engaging in any other organizational activity.

                  (j) Tax Matters. The SFB Companies have filed all federal, state, and local tax returns and reports required to be filed, and all taxes shown by such returns to be due and payable have been paid or are reflected as a liability in the SFB Financial Statements or are being contested in good faith and have been Previously Disclosed. Except to the extent that liabilities therefor are specifically reflected in the SFB Financial Statements, there are no federal, state or local tax liabilities of the SFB Companies other than liabilities that have arisen since December 31, 1999, all of which have been properly accrued or otherwise provided for on the books and records of the SFB Companies. Except as Previously Disclosed, no tax return or report of any of the SFB Companies is under examination by any taxing authority or the subject of any administrative or judicial proceeding, and no unpaid tax deficiency has been asserted against any of the SFB Companies by any taxing authority.

                  (k) Property. Except as disclosed or reserved against in the SFB Financial Statements, all of the SFB Companies have good and marketable title free and clear of all material liens, encumbrances, charges, defaults or equities of whatever character to all of the material properties and assets, tangible or intangible, reflected in the SFB Financial Statements as being owned by the SFB Companies as of the dates thereof. To the best knowledge of SFB, all buildings, and all fixtures, equipment, and other property and assets which are material to its business on a consolidated basis, held under leases or subleases by the SFB Companies are held under valid instruments enforceable in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws. The buildings, structures, and appurtenances owned, leased, or occupied by the SFB Companies are, to the best knowledge of SFB, in good operating condition, in a state of good maintenance and repair and (i) comply with applicable zoning and other municipal laws and regulations, and (ii) there are no latent defects therein.

                  (l) Reports. Since January 1, 1996, the SFB Companies have filed all reports and statements, together with any amendments required to be made with respect thereto, that were required to be filed with the SEC, the Federal Reserve, the SCC, and any other governmental or regulatory authority or agency having jurisdiction over their operations.

                  (m) Employee Benefit Plans. (1) SFB will deliver for FSBV's review, as soon as practicable, true and complete copies of all material pension, retirement, profit-sharing, deferred compensation, stock option, bonus, vacation or other material incentive plans or agreements, all material medical, dental or other health plans, all life insurance plans and all other material employee benefit plans or fringe benefit plans, including, without limitation, all "employee benefit plans" as that term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), currently adopted, maintained by, sponsored in whole or in part by, or contributed to by SFB for the benefit of employees, retirees or other beneficiaries eligible to participate (collectively, the "SFB Benefit Plans"). Any of the SFB Benefit Plans which is an "employee pension benefit plan," as that term is defined in
Section 3(2) of ERISA, is referred to herein as a "SFB ERISA Plan." No SFB Benefit Plan is or has been a multi-employer plan within the meaning of Section 3(37) of ERISA.

                  (2) Except as Previously Disclosed, all SFB Benefit Plans are in compliance with the applicable terms of ERISA and the Internal Revenue Code of 1986, as amended (the "IRC") and any other applicable laws, rules and regulations the breach or violation of which could result in a material liability to SFB on a consolidated basis.

                  (3) No SFB ERISA Plan which is a defined benefit pension plan has any "unfunded current liability," as that term is defined in Section 302(d)(8)(A) of ERISA, and the present fair market value of the assets of any such plan exceeds the plan's "benefit liabilities," as that term is defined in
Section 4001(a)(16) of ERISA, when determined under actuarial factors that would apply if the plan was terminated in accordance with all applicable legal requirements.

                  (n) Investment Securities. Except for pledges to secure public and trust deposits and obligations under agreements pursuant to which any of the SFB Companies has sold securities subject to an obligation to repurchase, none of the investment securities reflected in the SFB Financial Statements is subject to any restriction, contractual, statutory, or otherwise, which would impair materially the ability of the holder of such investment to dispose freely of any such investment at any time. With respect to any agreements pursuant to which any of the SFB Companies has purchased securities subject to any agreement to resell, it has a valid, perfected first lien or security interest in the government securities or other collateral securing such agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

                  (o) Certain Contracts. (1) Except as Previously Disclosed, neither SFB nor any SFB subsidiary is a party to, or is bound by, (i) any material agreement, arrangement or commitment, (ii) any agreement, indenture or other instrument relating to the borrowing of money by SFB or any SFB Subsidiary or the guarantee by SFB or any SFB Subsidiary of any such obligation,
(iii) any agreement, arrangement or commitment relating to the employment of a consultant or the employment, election, retention in office or severance of any present or former director or officer, (iv) any agreement to make loans or for the provision, purchase or sale of goods, services or property between SFB or any SFB Subsidiary and any director or officer of SFB or any SFB Subsidiary, or any member of the immediate family or affiliate of any of the foregoing, or (v) any agreement between SFB or any SFB Subsidiary and any 5% or more shareholder of SFB; in each case other than agreements entered into in the ordinary course of the banking business of SFB or a SFB Subsidiary consistent with past practice.

                  (2) Neither SFB or any SFB Subsidiary, nor to the knowledge of SFB, the other party thereto, is in default under any material agreement, commitment, arrangement, lease, insurance policy or other instrument whether entered into in the ordinary course of business or otherwise, nor has there occurred any event that, with the lapse of time or giving of notice or both, would constitute such a default, other than defaults of loan agreements by borrowers from SFB or a SFB Subsidiary in the ordinary course of its business.

                  (p) Insurance. A complete list of all policies or binders of fire, liability, product liability, workmen's compensation, vehicular and other insurance held by or on behalf of the SFB Companies has previously been furnished to FSBV and all such policies or binders are valid and enforceable in accordance with their terms, are in full force and effect, and insure against risks and liabilities to the extent and in the manner customary for the industry and are deemed appropriate and sufficient by SFB. The SFB Companies are not in default with respect to any provision contained in any such policy or binder and have not failed to give any notice or present any claim under any such policy or binder in due and timely fashion. None of the SFB Companies has received notice of cancellation or non-renewal of any such policy or binder. None of the SFB Companies has knowledge of any inaccuracy in any application for such policies or binders, any failure to pay premiums when due or any similar state of facts or the occurrence of any event that is reasonably likely to form the basis for any material claim against it not fully covered (except to the extent of any applicable deductible) by the policies or binders referred to above. None of the SFB Companies has received notice from any of its insurance carriers that any insurance premiums will be increased materially in the future or that any such insurance coverage will not be available in the future on substantially the same terms as now in effect.

                  (q)      Loans,  OREO,  and  Allowance  for Loan  Losses.  (1)
Except as Previously Disclosed, and except for matters which individually or in the aggregate, do not materially adversely affect the Reorganization or the financial condition of SFB, to SFB's best knowledge each loan reflected as an asset in the SFB Financial Statements (i) is evidenced by notes, agreements, or other evidences of indebtedness which are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected, and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, and other laws of general applicability relating to or affecting creditors' rights and to general equity principles. All loans and extensions of credit which are subject to regulation of the Federal Reserve which have been made by SFB and the SFB Subsidiaries comply therewith.

                  (2) The classification on the books and records of SFB and each SFB Subsidiary of loans and/or non-performing assets as nonaccrual, troubled debt restructuring, OREO or other similar classification, complies in all material respects with generally accepted accounting principles and applicable regulatory accounting principles.

                  (3) Except for liens, security interests, claims, charges, or such other encumbrances as have been appropriately reserved for in the SFB Financial Statements or are not material, title to the OREO is good and marketable, and there are no adverse claims or encumbrances on the OREO. All title, hazard and other insurance claims and mortgage guaranty claims with respect to the OREO have been timely filed and neither SFB nor any SFB Subsidiary has been received any notice of denial of any such claim.

                  (4) SFB and each SFB Subsidiary are in possession of all of the OREO or, if any of the OREO remains occupied by the mortgagor, eviction or summary proceedings have been commenced or rental arrangements providing for market rental rates have been agreed upon and SFB and/or each SFB Subsidiary are diligently pursuing such eviction of summary proceedings or such rental arrangements. Except as Previously Disclosed, no legal proceeding or quasi-legal proceeding is pending or, to the knowledge of SFB and each SFB Subsidiary, threatened concerning any OREO or any servicing activity or omission to provide a servicing activity with respect to any of the OREO.

                  (5) Except as Previously Disclosed, all loans made by any of the SFB Companies to facilitate the disposition of OREO are performing in accordance with their terms.

                  (6) The allowance for possible loan losses shown on the SFB Financial Statements was, and the allowance for possible loan losses shown on the financial statements of SFB as of dates subsequent to the execution of this Agreement will be, in each case as of the dates thereof, adequate in all material respects to provide for possible losses, net of recoveries relating to loans previously charged off, on loans outstanding (including accrued interest receivable) of the SFB Companies and other extensions of credit (including letters of credit and commitments to make loans or extend credit) by SFB.

                  (r) Absence of Material Changes and Events. Since December 31, 1999, there has not been any material adverse change in the condition (financial or otherwise), aggregate assets or liabilities, cash flow, earnings or business or SFB, and SFB has conducted its business only in the ordinary course consistent with past practice.

                  (s) Statements True and Correct. None of the information supplied or to be supplied by SFB for inclusion in the Registration Statement, the Proxy Statement/Prospectus or any other document to be filed with the SEC or any other regulatory authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and, in the case of the Registration Statement, when it becomes effective and with respect to the Proxy Statement/Prospectus, when first mailed to FSBV shareholders, be false or misleading with respect to any material fact or omit to state any material fact necessary in order to make the statements therein not misleading, or, in the case of the Proxy Statement/Prospectus or any supplement thereto, at the time of the FSBV Shareholders' Meeting, be false or misleading with respect to any material fact or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the FSBV Shareholders' Meeting. All documents that SFB is responsible for filing with the SEC or any other regulatory authority in connection with the transactions contemplated, hereby will comply as to form in all material respects with the provisions of applicable law, including applicable provisions of federal and state securities law.

                  (t) Brokers and Finders. Neither SFB nor any SFB Subsidiary, nor any of their respective officers, directors or employees, has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with the transactions contemplated herein, except for the McKinnon & Company, Inc..

                  (u) Administration of Trust Accounts. SFB and SFB Subsidiaries have properly administered, in all respects material and which could reasonably be expected to be material to the business, operations or financial condition of SFB and SFB Subsidiaries, taken as a whole, all accounts for which they act as fiduciaries including but not limited to accounts for which they serve as trustees, agents, custodians, personal representatives, guardians, conservators or investment advisors, in accordance with the terms of the governing documents and applicable state and federal law and regulation and common law. Neither SFB nor a SFB Subsidiary, nor any director, officer or employee of SFB or a SFB Subsidiary has committed any breach of trust with respect to any such fiduciary account which is material to or could reasonably be expected to be material to the business, operations or financial condition of SFB, or a SFB Subsidiary, taken as a whole, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account in all material respects.

                  (v) Environmental Matters. (1) Except as Previously Disclosed, to the best of SFB's knowledge, neither SFB nor any SFB Subsidiary owns or leases any properties affected by toxic waste, radon gas or other hazardous conditions or constructed in part with the use of asbestos. Each of SFB and the SFB Subsidiaries is in substantial compliance with all Environmental Laws applicable to real or personal properties in which it has a direct fee ownership or, with respect to a direct interest as lessee, applicable to the leasehold premises or, to the best knowledge of SFB and the SFB Subsidiaries, the premises on which the leasehold is situated. Neither SFB nor any SFB Subsidiary has received any Communication alleging that SFB or such SFB Subsidiary is not in such compliance and, to the best knowledge of SFB and the SFB Subsidiaries, there are no present circumstances (including Environmental Laws that have been adopted but are not yet effective) that would prevent or interfere with the continuation of such compliance.

                  (2) There are no legal, administrative, arbitral or other claims, causes of action or governmental investigations of any nature, seeking to impose, or that could result in the imposition, on SFB and the SFB Subsidiaries of any liability arising under any Environmental Laws pending or, to the best knowledge of SFB and the SFB Subsidiaries, threatened against (A) SFB or any SFB Subsidiary, (B) any person or entity whose liability for any Environmental Claim, SFB or any SFB Subsidiary has or may have retained or assumed either contractually or by operation of law, or (C)any real or personal property which SFB or any SFB Subsidiary owns or leases, or has been or is judged to have managed or to have supervised or participated in the management of, which liability might have a material adverse effect on the business,
financial   condition  or  results  of  operations  of  SFB.  SFB  and  the  SFB
Subsidiaries are not subject to any agreement, order, judgment, decree or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any such liability.

                  (3) To the best knowledge of SFB and the SFB Subsidiaries, there are no legal, administrative, arbitral or other proceedings, or Environmental Claims or other claims, causes of action or governmental investigations of any nature, seeking to impose, or that could result in the imposition, on SFB or any SFB Subsidiary of any liability arising under any Environmental Laws pending or threatened against any real or personal property in which SFB or any SFB Subsidiary holds a security interest in connection with a loan or a loan participation which liability might have a material adverse effect on the business, financial condition or results of operations of SFB. SFB and the SFB Subsidiaries are not subject to any agreement, order, judgment, decree or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any such liability.

                  (4) With respect to all real and personal property owned or leased by SFB or any SFB Subsidiary, other than OREO, SFB has made available to FSBV copies of any environmental audits, analyses and surveys that have been prepared relating to such properties. With respect to all OREO held by SFB or any SFB Subsidiary and all real or personal property which SFB or any SFB Subsidiary has been or is judged to have managed or to have supervised or participated in the management of, SFB has made available to FSBV the information relating to such OREO available to SFB. SFB and the SFB Subsidiaries are in compliance in all material respects with all recommendations contained in any environmental audits, analyses and surveys relating to any of the properties, real or personal, described in this subsection (4).

                  (5) There are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge or disposal of any Materials of Environmental Concern, that could reasonably form the basis of any Environmental Claim or other claim or action or governmental investigation that could result in the imposition of any liability arising under any Environmental Laws currently in effect or adopted but not yet effective against SFB or any SFB Subsidiary or against any person or entity whose liability for any Environmental Claim SFB or any SFB Subsidiary has or may have retained or assumed either contractually or by operation of law.

                                    ARTICLE 4

                       Conduct Prior to the Effective Date

         4.1 Access to Records and Properties. FSBV will keep SFB, and SFB will keep FSBV advised of all material developments relevant to their respective businesses prior to consummation of the Reorganization. Prior to the Effective Date, SFB, on the one hand, and FSBV on the other, agree to give to the other party reasonable access to all the premises and books and records (including tax returns filed and those in preparation) of it and its subsidiaries and to cause its officers to furnish the other with such financial and operating data and other information with respect to the business and properties as the other shall from time to time request for the purposes of verifying the warranties and representations set forth herein; provided, however, that any such investigation shall be conducted in such manner as not to interfere unreasonably with the operation of the respective business of the other.

         4.2 Confidentiality. Between the date of this Agreement and the Effective Date, SFB and FSBV each will maintain in confidence, and cause its directors, officers, employees, agents and advisors to maintain in confidence, and not use to the detriment of the other party, any written, oral or other information obtained in confidence from the other party or a third party in connection with this Agreement or the transactions contemplated hereby unless such information is already known to such party or to others not bound by a duty of confidentiality or unless such information becomes publicly available through no fault of such party, unless use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the transactions contemplated hereby or unless the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings. If the Reorganization is not consummated, each party will return or destroy as much of such written information as may reasonably be requested.

         4.3 Registration Statement, Proxy Statement and Shareholder Approval. The Board of Directors of FSBV will duly call and will hold a meeting of its shareholders as soon as practicable for the purpose of approving the Reorganization (the "FSBV Shareholders' Meeting" and, subject to the fiduciary duties of the Board of Directors of FSBV (as advised in writing by its counsel), FSBV shall use its best efforts to solicit and obtain votes of the holders of its Common Stock in favor of the Reorganization and will comply with the provisions in its Articles of Incorporation and Bylaws relating to the call and holding of a meeting of shareholders for such purpose; each member of the Board of Directors of FSBV shall vote all shares of FSBV Common Stock under his or her control (and not held in a fiduciary capacity) in favor of the Reorganization; and FSBV shall, at the request of SFB, but subject to the fiduciary duties of FSBV's board of directors, recess or adjourn the meeting if fewer than two-thirds of the issued and outstanding shares of FSBV Common Stock have voted by proxy or in person in favor of the Reorganization and such recess or adjournment is deemed by SFB to be necessary or desirable. SFB and FSBV will prepare jointly the proxy statement/prospectus to be used in connection with the FSBV Shareholders' Meeting (the "Proxy Statement"). SFB will prepare and file with the SEC the Registration Statement, of which such Proxy Statement shall be a part and will use its best efforts to have the Registration Statement declared effective as promptly as possible. The Registration Statement will cover the shares of SFB Common Stock to be issued in the Reorganization and shares of SFB Common Stock that will be issuable upon the exercise of FSBV stock options that become SFB stock options pursuant to Section 5.1

          When the Registration Statement or any post-effective amendment or supplement thereto shall become effective, and at all times subsequent to such effectiveness, up to and including the date of the Meeting, such Registration Statement and all amendments or supplements thereto, with respect to all information set forth therein furnished or to be furnished by FSBV relating to FSBV and by SFB relating to the SFB Companies, (i) will comply in all material respects with the provisions of the Securities Act of 1933 and any other applicable statutory or regulatory requirements, including applicable state blue-sky and securities laws, and (ii) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading; provided, however, in no event shall any party hereto be liable for any untrue statement of a material fact or omission to state a material fact in the Registration Statement made in reliance upon, and in conformity with, written information concerning another party furnished by such other party specifically for use in the

Registration Statement. SFB will cause the SFB Common Stock to be issued in the Reorganization to be listed on the Nasdaq National Market.

         4.4 Operation of the Business of FSBV and SFB. (a) FSBV and SFB each agrees that from the date hereof to the Effective Date it will operate its business substantially as presently operated and only in the ordinary course, and, consistent with such operation, it will use its best efforts to preserve intact its relationships with persons having business dealings with it.

         (b) Without limiting the generality of the foregoing, FSBV agrees that it will not, without the prior written consent of SFB (which consent shall not be unreasonably withheld):

                  (1) Make any change in its authorized capital stock, or issue or sell any additional shares of, securities convertible into or exchangeable for, or options, warrants or rights to purchase, its capital stock, nor shall it purchase, redeem or otherwise acquire any of its outstanding shares of capital stock, provided that FSBV may issue shares of common stock pursuant to options granted or issued prior to the date hereof:

                  (2) Voluntarily make any changes in the composition of its officers, directors or other key management personnel;

                  (3) Make any change in the compensation or title of any officer, director or key management employee or make any change in the compensation or title of any other employee, other than permitted by current employment policies in the ordinary course of business, any of which changes shall be reported promptly to the other party;

                  (4) Enter into any bonus, incentive compensation, stock option, deferred compensation, profit sharing, thrift, retirement, pension, group insurance or other benefit plan or any employment or consulting agreement;

                  (5) Incur any obligation or liability (whether absolute or contingent, excluding suits instituted against it), make any pledge, or encumber any of its assets, nor dispose of any of its assets in any other manner, except in the ordinary course of its business and for adequate value, or as otherwise specifically permitted in this Agreement;

                  (6) Except as permitted by Section 4.4(b)(1) hereof, issue or contract to issue any shares of its Common Stock, options for shares of its Common Stock, or securities exchangeable for or convertible into such shares;

                  (7)      Knowingly waive any right of substantial value:

                  (8) Enter into material transactions otherwise than in the ordinary course of its business;

                  (9) Alter, amend or repeal its Bylaws or Articles of Incorporation; or

                  (10)     Take  any  other   action   which   would   make  any
representation or warranty in Section 3.1 or Section 3.2 hereof untrue.

         4.5 Dividends. SFB and FSBV each agree that the other may declare and pay only regular periodic cash dividends in the ordinary course of business and consistent with past practice from the date of this Agreement through the Effective Date.

         4.6 No Solicitation. Unless and until this Agreement shall have been terminated pursuant to its terms, neither FSBV nor any of its officers, directors, representatives or agents shall, directly or indirectly, (i) knowingly encourage, solicit or initiate discussions or negotiations with any person other than SFB concerning any merger, share exchange, sale of substantial assets, tender offer, sale of shares of capital stock or similar transaction involving FSBV, (ii) enter into any agreement with any third party providing for a business combination transaction, equity investment or sale of a significant amount of assets not in the ordinary course of business, or (iii) furnish any information to any other person relating to or in support of such transaction. FSBV will promptly communicate to SFB the terms of any proposal which it may receive in respect to any of the foregoing transactions.

         4.7 Regulatory Filings. SFB, with FSBV's cooperation, shall prepare all regulatory filings required to consummate the transactions contemplated by the Agreement and the Plan of Merger and submit the filings for approval with the Federal Reserve Board, the Office of Thrift Supervision and the SCC, and any other governing regulatory authority, as soon as practicable after the date hereof. SFB and FSBV shall use their best efforts to obtain approvals of such filings.

         4.8 Public Announcements. Each party will consult with the other before issuing any press release or otherwise making any public statements with respect to the Reorganization and shall not issue any such press release or make any such public statement prior to such consultations except as may be required by law.

         4.9 Notice of Breach. SFB and FSBV will give written notice to the other promptly upon becoming aware of the impending or threatened occurrence of any event which would cause or constitute a breach of any of the representations, warranties or covenants made to the other party in this Agreement and will use its best efforts to prevent or promptly remedy the same.

         4.10 Accounting Treatment. (a) SFB and FSBV shall each use their best efforts to ensure that the Reorganization qualifies for pooling-of-interests accounting treatment and shall not knowingly take action that would cause the Reorganization to be accounted for as a purchase. However, the availability of pooling of interests accounting treatment shall not be a condition to either party's obligation to consummate the Reorganization.

                  (b) FSBV and SFB shall consult and cooperate with each other with respect to determining the amount and the timing for recognizing for financial accounting purposes the expenses of the Merger and the restructuring charges related to or to be incurred in connection with the Merger, provided that any such accounting shall be in accordance with generally accepted accounting principles.

                  (c) At the request of SFB, FSBV shall sell investment securities in order to conform its securities portfolio to the amounts, types and maturities that SFB deems advisable. At the request of SFB, FSBV shall promptly establish and take such reserves and accruals as SFB shall request in order to conform on a mutually satisfactory basis, FSBV's loan, accrual and reserve policies to SFB's policies. It is the objective of SFB and FSBV that such reserves, accruals and charges be taken on or before the Effective Date.

                  However, no such securities sales and no such reserves and accruals shall not be deemed to have a Material Adverse Effect on FSBV, and FSBV shall be obligated to take any such action pursuant to this Section 4.10(c) unless and until (i) all conditions to the obligations of FSBV and SFB to consummate the Merger set forth in Sections 6.1 through 6.3 have been waived or satisfied by the appropriate party, and (ii) such reserves, accruals and charges conform with generally accepted accounting principles, applicable laws, regulations, and the requirements of governmental entities.

         4.11 Reorganization Consummation. Subject to the terms and conditions of this Agreement, each party shall use its best efforts in good faith to take, or cause to be taken, all actions, and to do or cause to be done all things necessary, proper or desirable, or advisable under applicable laws, as promptly as practicable so as to permit consummation of the Reorganization at the earliest possible date, consistent with Section 1.3 herein, and to otherwise enable consummation of the transactions contemplated hereby and shall cooperate fully with the other parties hereto to that end, and each of FSBV and SFB shall use, and shall cause each of their respective subsidiaries to use, its best efforts to obtain all consents (governmental or other) necessary or desirable for the consummation of the transactions contemplated by this Agreement.

                                    ARTICLE 5

                              Additional Agreements

         5.1 Conversion of Stock Options. (a) On the Effective Date, all rights with respect to FSBV Common Stock pursuant to stock options ("FSBV Options") granted by FSBV which are outstanding on the Effective Date, whether or not they are exercisable, shall be converted into and become rights with respect to SFB Common Stock, and SFB shall assume each FSBV Option in accordance with the terms of the stock option plan under which it was issued or the stock option agreement, board resolution or other document by which it is evidenced. From the Effective Date forward, (i) each FSBV Option assumed by SFB may be exercised solely for shares of SFB Common Stock, (ii) the number of shares of SFB Common Stock subject to each FSBV Option shall be equal to the number of shares of FSBV Common Stock subject to such option immediately prior to the Effective Date multiplied by the Exchange Ratio and (iii) the per share exercise price under each such FSBV Option shall be adjusted by dividing the per share exercise price under each such option by the Exchange Ratio and rounding down to the nearest cent; provided, however, that the terms of each FSBV Option shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, stock dividend, recapitalization or other similar transaction after the Effective Date. It is intended that the foregoing assumption shall be undertaken in a manner that will not constitute a "modification" as defined in Section 424 of the Code, as to any stock option which is an "incentive stock option."

         5.2 Benefit Plans. Upon consummation of the Reorganization, as soon as administratively practicable and subject to SFB's best efforts, employees of FSBV shall be entitled to participate in SFB pension, benefit, health and similar plans on the same terms and conditions as employees of SFB and its subsidiaries, without waiting periods or exceptions for pre-existing conditions and giving effect to years of service with FSBV as if such service were with SFB. SFB also shall honor in accordance with their terms as in effect on the date hereof (or as amended after the date hereof with the prior written consent of SFB), all employment, severance, consulting and other compensation contracts and agreements and arrangements Previously Disclosed at Section 5.3 of the FSBV disclosure letter. FSBV shall take all steps necessary to terminate its 401(k) Plan as promptly as possible and prior to the Effective Date, and to file as soon as possible, an Application For Determination with the Internal Revenue Service regarding tax qualification upon termination.

         5.3 Indemnification. SFB agrees that following the Effective Date, it shall indemnify and hold harmless any person who has rights to indemnification from FSBV, to the same extent and on the same conditions as such person is entitled to indemnification pursuant to Virginia law and FSBV's Articles of Incorporation or Bylaws, as in effect on the date of this Agreement, to the extent legally permitted to do so, with respect to matters occurring on or prior to the Effective Date. SFB further agrees that any such person who has rights to indemnification pursuant to this Section 5.4 is expressly made a third party beneficiary of this Section 5.4 and may directly, in such person's personal capacity, enforce such rights through an action at law or in equity or through any other manner or means of redress allowable under Virginia law to the same extent as if such person were a party hereto. Without limiting the foregoing, in any case in which corporate approval may be required to effectuate any indemnification, SFB shall direct, at the election of the party to be indemnified, that the determination of permissibility of indemnification shall be made by independent counsel mutually agreed upon between SFB and the indemnified party. SFB shall apply to its directors' and officers' liability insurance carrier for coverage for persons who are currently covered by such insurance of FSBV for a period of three years after the Effective Date.

                                    ARTICLE 6

                        Conditions to the Reorganization

         6.1 Conditions to Each Party's Obligations to Effect the Reorganization. The respective obligations of each of SFB and FSBV to effect the Reorganization and the other transactions contemplated by this Agreement shall be subject to the fulfillment or waiver at or prior to the Effective Date of the following conditions:

                  (a) Shareholder Approval. Shareholders of FSBV shall have approved all matters relating to this Agreement and the Reorganization required to be approved by such shareholders in accordance with Virginia law.

                  (b) Regulatory Approvals. This Agreement and the Plan of Merger shall have been approved by the Federal Reserve, the SCC, and any other regulatory authority whose approval is required for consummation of the transactions contemplated hereby, and such approvals shall not have imposed any condition or requirement which would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement as to render inadvisable the consummation of the Reorganization in the reasonable opinion of the Board of Directors of SFB or FSBV.

                  (c) Registration Statement. The Registration Statement shall have been declared effective and shall not be subject to a stop order or any threatened stop order.

                  (d) Tax Opinion. SFB and FSBV shall have received an opinion of Williams, Mullen, Clark & Dobbins, or other counsel reasonably satisfactory to SFB and FSBV, to the effect that the Reorganization will constitute a reorganization within the meaning of Section 368 of the Internal Revenue Code and that no gain or loss will be recognized by the shareholders of FSBV to the extent they receive SFB Common Stock solely in exchange for their FSBV Common Stock in the Reorganization.

                  (e) Opinions of Counsel. FSBV shall have delivered to SFB and SFB shall have delivered to FSBV opinions of counsel, dated as of the Effective Date, as to such matters as they may each reasonably request with respect to the transactions contemplated by this Agreement and in a form reasonably acceptable to each of them.

                  (f) Legal Proceedings. Neither SFB nor FSBV shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the Reorganization.

         6.2 Conditions to Obligations of SFB. The obligations of SFB to effect the Reorganization shall be subject to the fulfillment or waiver at or prior to the Effective Date of the following additional conditions:

                  (a) Representations and Warranties. Each of the representations and warranties contained herein of FSBV shall be true and correct as of the date of this Agreement and upon the Effective Date with the same effect as though all such representations and warranties had been made on the Effective Date, except (i) for any such representations and warranties made as of a specified date, which shall be true and correct in all material respects as of such date, (ii) as expressly contemplated by this Agreement, or (iii) for representations and warranties the inaccuracies of which relate to matters that, individually or in the aggregate, do not materially adversely affect the Reorganization and the other transactions contemplated by this Agreement and SFB shall have received a certificate or certificates signed by the Chief Executive Officer and Chief Financial Officer of FSBV dated the Effective Date, to such effect.

                  (b) Performance of Obligations. FSBV shall have performed in all material respects all obligations required to be performed by it under this Agreement prior to the Effective Date, and SFB shall have received a certificate signed by the Chief Executive Officer of FSBV to that effect.

                  (c) Affiliate Letters. Each shareholder of FSBV who may be deemed by counsel for SFB to be an "affiliate" of FSBV within the meaning of Rule 145 under the Securities Act of 1933 shall have executed and delivered a commitment and undertaking to the effect that (1)
such shareholder will dispose of the shares of SFB Common Stock received by him in connection with the Reorganization only in accordance with the provisions of paragraph (d) of Rule 145 and, if applicable, in a manner that would not prevent the Reorganization from qualifying for pooling-of-interests accounting treatment; (2) such shareholders will not dispose of any such shares until SFB has received an opinion of counsel acceptable to it that such proposed disposition will not violate the provisions of any applicable securities laws; and (3) the certificates representing said shares may bear a conspicuous legend referring to the forgoing restrictions.

                  (d) Investment Banking Letter. SFB shall have received a written opinion in form and substance satisfactory to SFB from McKinnon & Company, Inc. addressed to SFB and dated the date the Proxy Statement/Prospectus is mailed to shareholders of SFB, to the effect that the terms of the Reorganization, including the Exchange Ratio, are fair, from a financial point of view, to SFB.

         6.3 Conditions to Obligations of FSBV. The obligations of FSBV to effect the Reorganization shall be subject to the fulfillment or waiver at or prior to the Effective Date of the following additional conditions:

                  (a) Representations and Warranties. Each of the representations and warranties contained herein of SFB shall be true and correct as of the date of this Agreement and upon the Effective Date with the same effect as though all such representations and warranties had been made on the Effective date, except (i) for any such representations and warranties made as of a specified date, which shall be true and correct as of such date, (ii) as expressly contemplated by this Agreement, or (iii) for representations and warranties the inaccuracies of which relate to matters that, individually or in the aggregate, do not materially adversely affect the Reorganization and the other transactions contemplated by this Agreement and FSBV shall have received a certificate or certificates signed by the Chief Executive Officer and Chief Financial Officer of SFB dated the Effective Date, to such effect.

                  (b) Performance of Obligations. SFB shall have performed in all material respects all obligations required to be performed by it under this Agreement prior to the Effective Date, and FSBV shall have received a certificate signed by Chief Executive Officer of SFB to that effect.

                  (c) Investment Banking Letter. FSBV shall have received a written opinion in form and substance satisfactory to FSBV from RP Financial LC addressed to FSBV and dated the date the Proxy Statement/Prospectus is mailed to shareholders of FSBV, to the effect that the terms of the Reorganization, including the Exchange Ratio, are fair, from a financial point of view, to FSBV.

                                    ARTICLE 7

                                   Termination

         7.1 Termination. Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement and the Plan of Merger by the shareholders of SFB and FSBV, this Agreement may be terminated and the Reorganization abandoned at any time prior to the Effective Date:

                  (a) By the mutual consent of the Board of Directors of each of SFB and FSBV;

                  (b) By the respective Boards of Directors of SFB or FSBV if the conditions set forth in Section 6.1 have not been met or waived by SFB and FSBV;

                  (c) By the Board of Directors of SFB if the conditions set forth in Section 6.2 have not been met or waived by SFB;

                  (d) By the Board of Directors of FSBV if the conditions set forth in Section 6.3 have not been met or waived by FSBV;

                  (e) By the respective Boards of Directors SFB or FSBV if the Reorganization is not consummated by February 28, 2001.

         7.2 Effect of Termination. In the event of the termination and abandonment of this agreement and the Reorganization pursuant to Section 7.1, this Agreement shall become void and have no effect, except that (i) the last sentence of Section 4.2 and all of Sections 4.8 and 7.4 shall survive any such termination and abandonment and (ii) no party shall be relieved or released from any liability arising out of an intentional breach of any provision of this Agreement.

         7.3 Non-Survival of Representations, Warranties and Covenants. Except for Sections 1.2, 1.4, 2.1, 2.2, 2.3, 2.4, 5.3, 5.4 and 7.4 of this
Agreement, none of the respective representations and warranties, obligations, covenants and agreements of the parties shall survive the Effective Date, provided that no such representations, warranties, obligations, covenants and agreements shall be deemed to be terminated or extinguished so as to deprive SFB or FSBV (or any director, officer, or controlling person thereof) of any defense in law or equity which otherwise would be available against the claims of any person, including without limitation any shareholder or former shareholder of either SFB or FSBV.

         7.4 Expenses. The parties provide for the payment of expenses as follows:

                  (a)      Except  as  provided  in this  Section  7.4(a)  or in
Section 7.4(b) below, each of the parties shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated herein, including fees and expenses of its own consultants, investment bankers, accountants and counsel.

                  (b) Notwithstanding the provisions of Section 7.4(a) hereof, if for any reason the Reorganization is not approved by the shareholders of FSBV as required, that party shall bear and pay 50% of the costs and expenses incurred by SFB with respect to the fees and expenses of accountants, counsel, printers and persons involved in the transactions contemplated by this Agreement, including the preparation of the Registration Statement and the Joint Proxy Statement.

                  (c)      If  this  Agreement  is  terminated  by SFB  or  FSBV
because of a willful and material breach by the other of any representation, warranty, covenant, undertaking or restriction set forth herein, and provided that the terminating party shall not have been in breach (in any material respect) of any representation and warranty, covenant, undertaking or restriction contained herein, then the breaching party shall bear and pay all such costs and expenses of the other party, including fees and expenses of consultants, investment bankers, accountants, counsel, printers, and persons involved in the transactions contemplated by this Agreement, including the preparation of the Registration Statement and the Joint Proxy Statement.

                  (d) Any liability to the other incurred by FSBV or SFB pursuant to this Section 7.4 shall not exceed a total of $100,000.

                  (e) Final settlement with respect to the payment of such fees and expenses by the parties shall be made within thirty (30) days after the termination of this Agreement.

         7.5      Termination Fee. If this Agreement terminates other than under
Section 7.1(g) and, after the date of this Agreement and prior to the date of termination:

                  (a) FSBV shall have solicited or knowingly encouraged any inquiry, offer or proposal from a third party to engage in a "Transaction" (as hereafter defined) or initiated discussions or negotiations with a third party with respect to a Transaction or FSBV receives an inquiry or unsolicited proposal from a third party to engage in a Transaction; and

                  (b) within 12 months after this Agreement terminates, the Board of Directors of FSBV determines by vote that a Transaction with such third party is in the best interests of FSBV and its shareholders;

then, FSBV shall pay SFB the sum of One Hundred Thousand Dollars ($100,000.00); provided, no payment under this Section 7.5 shall be due if (A) SFB wrongfully terminates this Agreement or (B) if, at the time this Agreement terminates (y) FSBV is entitled to terminate or to refuse to consummate the Reorganization on the grounds that SFB has breached any representation, warranty or covenant of SFB contained herein or (z) there has been a failure to satisfy any of the conditions contained in Section 6.1 (other than approval of the shareholders of FSBV), which failure has not been cured or waived by FSBV or SFB or both, as appropriate. Any sum due under this Section 7.5 shall be paid to SFB on or before the date on which a Transaction with another entity is agreed to in principle and shall be paid by wire transfer in immediately available funds.

         For purposes of this Section 7.5, a "Transaction" shall mean a merger, share exchange, sale of all or substantially all assets or other combination or plan of liquidation involving FSBV and any other entity, regardless of which entity is the surviving entity.

                                    ARTICLE 8

                               General Provisions

         8.1 Entire Agreement. This Agreement contains the entire agreement among SFB and FSBV with respect to the Reorganization and the related transactions and supersedes all prior arrangements or understandings with respect thereto.

         8.2 Waiver and Amendment. Any term or provision of this Agreement may be waived in writing at any time by the party which is, or whose shareholders are, entitled to the benefits thereof, and this Agreement may be amended or supplemented by written instructions duly executed by the parties hereto at any time, whether before or after the meetings of FSBV and SFB shareholders referred to in Section 6.1(a) hereof, except statutory requirements and requisite approvals of shareholders and regulatory authorities.

         8.3 Descriptive Headings. Descriptive headings are for convenience only and shall not control or affect the meaning and construction of any provisions of this Agreement.

         8.4 Governing Law. Except as required otherwise or otherwise indicated herein, this Agreement shall be construed and enforced according to the laws of the Commonwealth of Virginia.

         8.5 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by registered or certified mail, postage prepaid, addressed as follows:

         If to SFB:

                  Georgia S. Derrico
                  Southern Financial Bancorp, Inc.
                  37 East Main Street
                  Warrenton, Virginia 20186
                  (Tel. 540-349-3900)

         Copy to:

                  Wayne A. Whitham, Jr.
                  Williams, Mullen, Clark & Dobbins
                  1021 East Cary Street
                  P.O. Box 1320
                  Richmond, Virginia 23210-1320
                  (Tel. 804-783-6473)

         If to FSBV:

                  Barbara J. Fried
                  First Savings Bank of Virginia
                  6551 Loisdale Court, Suite 900
                  Springfield, VA 22150
                  (Tel. 703-924-2703)

         Copy to:

                  Cynthia R. Cross
                  Stradley Ronon Housley Kantarian & Bronstein, P.C. 1220 19th Street NW, Suite 700
                  Washington, D.C. 20036
                  (Tel. 202-822-9611)

         8.6 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but such counterparts together shall constitute one and the same agreement.

         8.7 Severability. In the event any provisions of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provisions hereof. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable. Further, the parties agree that a court of competent jurisdiction may reform any provision of this Agreement held invalid or unenforceable so as to reflect the intended agreement of the parties hereto.

         8.8 Subsidiaries. All representations, warranties, and covenants herein, where pertinent, include and shall apply to the wholly owned subsidiaries belonging to the party making such representations, warranties, and covenants.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers and their corporate seals to be affixed hereto, all as of the dates first written above.

                                  SOUTHERN FINANCIAL BANCORP, INC.


                                  By:
                                      ------------------------------------------
                                           Georgia S. Derrico
                                           Chairman and Chief Executive Officer

                                  SOUTHERN FINANCIAL BANK


                                  By:
                                      ------------------------------------------
                                           Georgia S. Derrico
                                           Chairman and Chief Executive Officer


                                  FIRST SAVINGS BANK OF VIRGINIA

                                  By:
                                      ------------------------------------------
                                           Barbara J. Fried
                                           Chairman

                         FIRST SAVINGS BANK OF VIRGINIA
                               BOARD OF DIRECTORS

         Each of the undersigned members of the Board of Directors of First Savings Bank of Virginia agrees to be bound by his personal obligations as provided in Section 4.3 and 4.6 of this Agreement.

                                            -------------------------------
                                            William A. Beverly

                                            -------------------------------
                                            Thomas W. Bradford

                                            -------------------------------
                                            Jeffrey C. Constantz

                                            -------------------------------
                                            Barbara J. Fried

                                            -------------------------------
                                            Steven L. Nadler

                                            -------------------------------
                                            Fred B. Rankin

                                            -------------------------------
                                            Adam M. Fried

                                            -------------------------------
                                            Edward N. Frye

                                                             EXHIBIT A
                                                             to the
                                                             Agreement and Plan
                                                             of Reorganization

                                 PLAN OF MERGER
                                     BETWEEN
                         FIRST SAVINGS BANK OF VIRGINIA
                                       AND
                        SOUTHERN FINANCIAL BANCORP, INC.

         Pursuant to this Plan of Merger ("Plan of Merger"), First Savings Bank of Virginia ("FSBV"), a Virginia-chartered savings association, shall merge with and into Southern Financial Bank, a Virginia state bank pursuant to Section 13.1-716 of the Virginia Stock Corporation Act.

                                    ARTICLE 1

                               Terms of the Merger

         1.1 The Merger. Subject to the terms and conditions of the Agreement and Plan of Reorganization, dated as of March 31, 2000 between FSBV and SFB, at the Effective Date, FSBV shall merge with and into Southern Financial Bank. Southern Financial Bank shall be the surviving corporation. Each outstanding share of common stock of FSBV shall be converted into shares of the common stock of SFB in accordance with Section 2.1 of this Plan of Merger in a merger under Section 13.1-716 of the Virginia Stock Corporation Act (the "Merger"). At the Effective Date, the Share Exchange shall have the effect as provided in Section 13.1-721 of the Virginia Stock Corporation Act.

         1.2 Articles of Incorporation and Bylaws. The Articles of Incorporation and Bylaws of Southern Financial Bank in effect immediately prior to the consummation of the Share Exchange shall remain in effect following the Effective Date until otherwise amended or repealed.

                                    ARTICLE 2

                           Manner of Exchanging Shares

         2.1 Conversion of Shares. Upon, and by reason of, the Merger becoming effective pursuant to the issuance of a Certificate of Merger by the Virginia State Corporation Commission, no cash, except as set forth in section
2.3 below, shall be allocated to the shareholders of FSBV, and stock shall be issued and allocated as follows:

                  (a) Each share of common stock, par value $1.00 per share, of FSBV ("FSBV Common Stock") issued and outstanding immediately prior to the Effective Date shall be converted into 0.44 shares of SFB Common Stock (the "Exchange Ratio"). Each holder of a certificate which immediately prior to the Effective Date represented shares of FSBV Common Stock, upon the surrender of his FSBV stock certificates to SFB, duly endorsed for transfer in accordance with

Section 2.2 below, will be entitled to receive in exchange therefor a certificate or certificates representing the number of shares of SFB Common Stock that such FSBV stock certificates shall entitle him to pursuant to the Exchange Ratio. After the Effective Date, each such former holder of FSBV Common Stock shall have the right to receive (i) any dividend or such distribution payable at or as of any time after the Effective Date to holders of record of SFB Common Stock at or as of any time after the Effective Date, and (ii) the consideration described in Sections 2.1 and 2.3 upon the surrender of such certificate in accordance with Section 2.2. In the event SFB changes the number of shares of SFB Common Stock issued and outstanding prior to the Effective Date as a result of any stock split, stock dividend, reclassification, recapitalization or similar transaction with respect to the outstanding SFB Common Stock and the record date therefor shall be prior to the Effective Date, the Exchange Ratio shall be proportionally adjusted.

         2.2 Conversion of Stock Options. (a) On the Effective Date, all rights with respect to FSBV Common Stock pursuant to stock options ("FSBV Options") granted by FSBV which are outstanding on the Effective Date, whether or not then exercisable, shall be converted into and become rights with respect to SFB Common Stock, and SFB shall assume each FSBV Option in accordance with the terms of the stock option plan under which it was issued or the stock option agreement, board resolution or other document by which it is evidenced. From the Effective Date forward, (i) each FSBV Option assumed by SFB may be exercised solely for shares of SFB Common Stock, (ii) the number of shares of SFB Common Stock subject to each FSBV Option shall be equal to the number of shares of FSBV Common Stock subject to such option immediately prior to the Effective Date multiplied by the Exchange Ratio and (iii) the per share exercise price under each such FSBV Option shall be adjusted by dividing the per share exercise price under each such option by the Exchange Ratio and rounding down to the nearest cent; provided, however, that the terms of each FSBV Option shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, stock dividend, recapitalization or other similar transaction after the Effective Date. It is intended that the forgoing assumption shall be undertaken in a manner that will not constitute a "modification" as defined in
Section 424 of the Code, as to any stock option which is an "incentive stock option."

                  (b) Pursuant to approval of this Plan of Merger, the SFB stock option plan shall be amended to increase the number of authorized shares to cover the conversion of the FSBV Options into options to purchase SFB common stock pursuant to Section 2.2(a) above and to otherwise provide for conversion of the FSBV Options as described herein.

         2.3 Manner of Exchange. As promptly as practicable after the Effective Date, SFB shall cause Chase Mellon Shareholder Services, acting as the exchange agent ("Exchange Agent") to send to each former shareholder of record of FSBV immediately prior to the Effective Date transmittal materials for use in exchanging such shareholder's certificates of FSBV Common Stock (other than shares held by shareholders who perfect their dissenter's rights as provided under Section 2.5 hereof) for the consideration set forth in Section 2.1 above and Section 2.4 below. Any fractional share checks which a FSBV shareholder shall be entitled to receive in exchange for such shareholder's shares of FSBV Common Stock, and any dividends paid on any shares of SFB Common Stock that such shareholder shall be entitled to receive prior to the delivery to the Exchange Agent of such shareholder's certificates representing all of such shareholder's shares of FSBV Common Stock will be delivered to such shareholder only upon delivery to the Exchange

Agent of the certificates representing all of such shares (or indemnity satisfactory to SFB and the Exchange Agent, in their judgment, if any of such certificates are lost, stolen or destroyed). No interest will be paid on any such fractional share checks or dividends to which the holder of such shares shall be entitled to receive upon such delivery.

         2.4 Fractional Shares. In lieu of issuing fractional shares, SFB will pay the value of such fractional shares in cash on the basis of the average of the closing prices of SFB Common Stock as reported on the National Association of Securities Dealers Automated Quotation National Market System for trades reported during the ten (10) trading days immediately preceding the Effective Date.

         2.5 Dividends. No dividend or other distribution payable to the holders of record of SFB Common Stock at or as of any time after the Effective Date shall be paid to the holder of any certificate representing shares of FSBV Common Stock issued and outstanding immediately prior to the Effective Date until such holder physically surrenders such certificate for exchange as provided in Section 2.3, promptly after which time all such dividends or distributions shall be paid by SFB (without interest).

                                    ARTICLE 3

                                   Termination

         This Plan of Merger may be terminated at any time prior to the Effective Date by the parties hereto as provided in Article 7 of the Agreement and Plan of Reorganization, dated March 31, 2000, between the parties.

                                                                      Appendix B

                          INDEX TO FINANCIAL STATEMENTS

                        SOUTHERN FINANCIAL BANCORP, INC.


                                                                                                            Page

Independent Auditors' Report of KPMG LLP........................................................................B-2

Consolidated Financial Statements

     Consolidated Balance Sheets as of December 31, 1999 and 1998...............................................B-3
     Consolidated Statements of Income for the years ended December 31, 1999, 1998 and 1997.....................B-4
     Consolidated Statement of Comprehensive Income for the years ended
        December 31, 1999, 1998 and 1997........................................................................B-5
     Consolidated Statement of Changes in Stockholders' Equity for the years ended
        December 31, 1999, 1998 and 1997........................................................................B-6
     Consolidated Statements of Cash Flows for the years ended December 31, 1999, 1998 and 1997.................B-7

Notes to Consolidated Financial Statements...............................................................B-8 - B-27

Independent Auditors' Report of Thompson, Greenspon & Co., P.C.................................................B-28

Interim Consolidated Financial Statements (Unaudited)

     Consolidated Balance Sheets as of March 31, 2000 and December 31, 1999....................................B-29
     Consolidated Statements of Income for the three months ended
        March 31, 2000 and 1999................................................................................B-30
     Consolidated Statement of Comprehensive Income for the three months ended March 31, 2000 and 1999..........................................................................B-31
     Consolidated Statements of Cash Flows for the the three months ended
        March 31, 2000 and 1999................................................................................B-32

Notes to Consolidated Financial Statements (unaudited)..................................................B-33 - B-36


                          Independent Auditors' Report


To the Board of Directors and Stockholders of Southern Financial Bancorp, Inc.:

         We have audited the accompanying consolidated balance sheets of Southern Financial Bancorp, Inc. and subsidiaries (Bancorp) as of December 31, 1999 and 1998, and the related consolidated statements of income, comprehensive income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1999. These consolidated financial statements are the responsibility of Bancorp's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We did not audit the consolidated financial statements of The Horizon Bank of Virginia (Horizon) which was acquired during 1999 in a transaction accounted for as a pooling of interests, as discussed in note 1. Such statements are included in the consolidated financial statements of the Bancorp and reflect total assets constituting 36% at December 31, 1998, and total interest income constituting 33% in both 1998 and 1997 of the related consolidated totals. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for Horizon, is based solely on the report of the other auditors.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, based on our audits and the report of the other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Southern Financial Bancorp, Inc. and subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1999, in conformity with generally accepted accounting principles.

  /s/ KPMG LLP

Richmond, Virginia
February 10, 2000

Consolidated Balance Sheets

Assets                                                                             December 31, 1999           December 31, 1998
                                                                                   -----------------           -----------------
Cash and due from banks                                                            $      12,667,620           $      10,820,765
Overnight earning deposits                                                                 4,464,338                  31,774,435
Investment securities, available-for-sale                                                 97,721,012                  84,075,537
Investment securities, held-to-maturity (estimated market value
  of $36,445,749 and $57,347,692, respectively)                                           37,110,889                  57,682,992
Loans held for sale                                                                          442,000                     602,500
Loans receivable, net                                                                    234,086,432                 206,355,076
Premises and equipment, net                                                                6,445,589                   5,523,304
Other assets                                                                              13,283,684                   7,419,507
                                                                                   -----------------           -----------------
Total assets                                                                       $     406,221,564           $     404,254,116
                                                                                   -----------------           -----------------

Liabilities and Stockholders' Equity

Liabilities:
Deposits                                                                           $     367,187,558           $     366,905,334
Advances from Federal Home Loan Bank                                                       5,000,000                   3,500,000
Other liabilities                                                                          5,169,909                   3,222,915
                                                                                   -----------------           -----------------
Total liabilities
                                                                                         377,357,467                 373,628,249
                                                                                   -----------------           -----------------
Commitments
Stockholders' equity:
6% cumulative convertible preferred stock, $.01 par value,
  500,000 shares authorized, 13,621 shares issued
  and outstanding, respectively                                                                  136                         136
Common stock, $.01 par value, 5,000,000 shares authorized,
  2,656,196 and 2,636,249 shares issued and outstanding,
  respectively                                                                                26,562                      26,363
Capital in excess of par value                                                            23,662,935                  23,490,506
Retained earnings                                                                          6,898,249                   6,822,119
Accumulated other comprehensive income (loss)                                             (1,723,785)                    286,743
                                                                                   -----------------           -----------------
Total stockholders' equity
                                                                                          28,864,097                  30,625,867
                                                                                   -----------------           -----------------
Total liabilities and stockholders' equity                                         $     406,221,564           $     404,254,116
                                                                                   =================           =================


The accompanying notes are an integral part of these financial statements.

Consolidated Statements of Income

                                                                                         Year Ended December 31,
                                                                      --------------------------------------------------------------
                                                                            1999                  1998                  1997
                                                                      ------------------    ------------------    ------------------
INTEREST INCOME:
Loans                                                                       $19,982,224           $19,554,490           $18,589,810
Investment securities                                                         9,773,796             8,303,057             6,946,388
                                                                      ------------------    ------------------    ------------------

TOTAL INTEREST INCOME                                                        29,756,020            27,857,547            25,536,198
                                                                      ------------------    ------------------    ------------------

INTEREST EXPENSE:
Deposits                                                                     13,576,177            13,950,093            12,292,289
Borrowings                                                                      731,801               270,099               334,346
                                                                      ------------------    ------------------    ------------------

TOTAL INTEREST EXPENSE                                                       14,307,978            14,220,192            12,626,635
                                                                      ------------------    ------------------    ------------------

NET INTEREST INCOME                                                          15,448,042            13,637,355            12,909,563

Provision for loan losses                                                     2,129,660             1,300,801             1,265,314
                                                                      ------------------    ------------------    ------------------

NET INTEREST INCOME AFTER PROVISION
  FOR LOAN LOSSES                                                            13,318,382            12,336,554            11,644,249

OTHER INCOME:
Fee income                                                                    2,154,923             1,898,188             1,889,040
Gain on sale of loans                                                         1,115,351             1,116,650               268,445
Gain (loss) on investment securities, net                                      (692,419)              (67,817)                    -
Other                                                                           256,162               198,006               100,453
                                                                      ------------------    ------------------    ------------------

TOTAL OTHER INCOME                                                            2,834,017             3,145,027             2,257,938
                                                                      ------------------    ------------------    ------------------

OTHER EXPENSE:
Employee compensation and benefits                                            6,448,960             5,379,683             4,785,083
Premises and equipment                                                        3,362,410             2,721,603             2,757,955
Restructuring charges                                                           685,336                     -                     -
Merger expenses                                                               1,751,657                     -                     -
Other                                                                         2,340,607             2,585,817             2,219,285
                                                                      ------------------    ------------------    ------------------

TOTAL OTHER EXPENSE                                                          14,588,970            10,687,103             9,762,323
                                                                      ------------------    ------------------    ------------------

INCOME BEFORE INCOME TAXES                                                    1,563,429             4,794,478             4,139,864

Provision for income taxes                                                      602,700             1,442,075             1,331,800
                                                                      ------------------    ------------------    ------------------

NET INCOME                                                                     $960,729            $3,352,403            $2,808,064
                                                                      ==================    ==================    ==================


Earnings Per Common Share:
Basic                                                                         $0.36                 $1.28                 $1.10
Diluted                                                                       $0.35                 $1.22                 $1.06

Weighted average shares outstanding:
Basic                                                                        2,648,643             2,618,930             2,558,622
Diluted                                                                      2,722,251             2,747,726             2,647,717

The accompanying notes are an integral part of these financial statements.

Consolidated Statement of Comprehensive Income


                                                                                     Year Ended December 31,
                                                                 ----------------------------------------------------------------
                                                                       1999                   1998                   1997
                                                                 ------------------    --------------------    ------------------
Net income                                                                $960,729              $3,352,403            $2,808,064
Other comprehensive income:
Cash flow hedge:
    Unrealized holding gain                                              1,260,465                       -                     -
    Reclassification adjustment for net interest
         income included in net income                                      (4,165)                      -                     -
Available-for-sale securities:
    Unrealized holding gain/(loss)                                      (4,303,729)                215,803               188,091
    Unrealized gain on transfer of held-to-
         maturity securities                                                     -                 229,612                     -
    Reclassification adjustment for net (gains)/losses
         included in net income                                              1,175                 (67,817)                    -
                                                                 ------------------    --------------------    ------------------
Other comprehensive income (loss) before tax                            (3,046,254)                377,598               188,091
Income tax expense (benefit) related to items of other
    comprehensive income                                                (1,035,726)                128,383                63,951
                                                                 ------------------    --------------------    ------------------
Other comprehensive income (loss), net of tax                           (2,010,528)                249,215               124,140

Comprehensive income (loss)                                            $(1,049,799)             $3,601,618            $2,932,204
                                                                 ==================    ====================    ==================



The accompanying notes are an integral part of these financial statements.

Consolidated Statement of Changes in Stockholders' Equity


For the Years Ended December 31, 1999, 1998, 1997
-----------------------------------------------------------------------------------------------------------------------------------
                                                    Convertible            Capital in                      Other          Total
                                                     Preferred   Common     Excess of     Retained     Comprehensive  Stockholders'
                                                       Stock      Stock     Par Value     Earnings        Income          Equity
                                                    ----------- --------- ------------- ------------- --------------- -------------
Balance, December 31, 1996                          $       156 $ 25,455  $ 22,253,736  $  2,556,886  $     (86,612)  $  24,749,621
  Dividends on preferred and
    common stock ($0.2175 per
    preferred share)
    ($0.17 per common share)                                  -        -             -      (455,344)             -        (455,344)

  Options exercised                                           -      276       281,308             -              -         281,584
  Change in other
    comprehensive income                                      -        -             -             -        124,140         124,140
  Net income                                                  -        -             -     2,808,064              -       2,808,064
                                                    --------------------------------------------------------------------------------
Balance, December 31, 1997                                  156   25,731    22,535,044     4,909,606         37,528      27,508,065
  Dividends on preferred and
    common stock ($0.2175 per
    preferred share)
    ($0.22 per common share)                                  -        -             -      (596,127)             -        (596,127)

  Conversion of preferred
    stock to common stock                                   (20)      32           (12)            -              -               -
  Options exercises                                           -      109       112,202             -              -         112,311
  Stock dividend of 5%                                        -      491       843,272      (843,763)             -               -
  Change in other
    comprehensive income                                      -        -             -             -        249,215         249,215
  Net income                                                  -        -             -     3,352,403              -       3,352,403
                                                    -------------------------------------------------------------------------------
Balance, December 31, 1998                                  136   26,363    23,490,506     6,822,119        286,743      30,625,867
  Dividends on preferred and
    common stock ($0.2175 per
    preferred share)
    ($0.33 per common share)                                  -        -             -      (884,599)             -        (884,599)

Options exercised                                             -      199       172,429             -              -         172,628
Change in other
  comprehensive income                                        -        -             -             -     (2,010,528)     (2,010,528)
Net income                                                    -        -             -       960,729              -         960,729
Balance December 31, 1999                           $       136 $ 26,562  $ 23,662,935  $  6,898,249  $  (1,723,785)  $  28,864,097
                                                    ================================================================================

The accompanying notes are an integral part of these financial statements.

Consolidate Statements of Cash Flows

For the Years Ended December 31, 1999, 1998, 1997
-------------------------------------------------------------------------------------------------------------------------------
                                                                     1999                   1998                   1997
                                                               ------------------    -------------------     ------------------
Cash flows from operating activities:
Net Income                                                              $960,729             $3,352,403             $2,808,064
Adjustments to reconcile net income to net cash
provided by operating activities:
  Depreciation and amortization                                          919,377              1,210,678                830,861
  Provision for loan losses                                            2,129,660              1,300,801              1,265,314
  Gain on sale of loans                                               (1,115,351)            (1,116,650)              (268,445)
  (Gain) loss on sale of securities                                      692,419                (67,817)                     -
  Amortization of deferred loan fees                                    (787,294)              (623,098)              (607,286)
  Net funding of loans held for sale                                     583,820              1,928,595               (701,500)
  (Increase) decrease in other assets                                 (2,378,692)            (1,984,651)             1,289,823
  Increase in other liabilities                                        1,960,441              1,125,299                195,554
                                                               ------------------    -------------------     ------------------

Net cash provided by operating activities                              2,965,109              5,125,560              4,812,385
                                                               ------------------    -------------------     ------------------

Cash flows from investing activities:
  Increase in loans receivable                                       (28,513,323)            (2,483,168)           (27,448,177)
  Purchase of investment securities, held-to-maturity                (11,462,105)           (19,077,011)           (36,829,014)
  Purchase of investment securities, available-for-sale              (61,056,211)           (83,887,904)            (8,563,636)
  Sale of investment securities available-for-sale                    37,455,059             16,965,806                      -
  Paydowns of investment securities                                   35,966,620             49,200,004             29,758,676
  (Increase) decrease in overnight earning deposits                   27,310,097            (10,920,965)            (3,572,896)
  Increase in premises and equipment, net                             (1,628,444)              (533,278)            (1,271,779)
  Increase in Federal Home Loan Bank stock                              (260,200)              (152,000)               (62,900)
                                                               ------------------    -------------------     ------------------

Net cash used in investing activities                                 (2,188,507)           (50,888,516)           (47,989,726)
                                                               ------------------    -------------------     ------------------

Cash flows from financing activities:
  Net increase in deposits                                               282,224             46,540,850             45,392,986
  Increase (decrease) in advances from FHLB                            1,500,000               (500,000)            (4,500,000)
  Proceeds from stock options exercised                                  172,628                112,311                281,584
  Dividends on preferred and common stock                               (884,599)              (596,127)              (455,344)
                                                               ------------------    -------------------     ------------------

Net cash provided by financing activities                              1,070,253             45,557,034             40,719,226
                                                               ------------------    -------------------     ------------------

Net increase (decrease) in cash and due from banks                     1,846,855               (205,922)            (2,458,115)

Cash and due from banks, beginning of period                          10,820,765             11,026,687             13,484,802
                                                               ------------------    -------------------     ------------------

Cash and due from banks, end of period                               $12,667,620            $10,820,765            $11,026,687
                                                               ==================    ===================     ==================


The accompanying notes are an integral part of these financial statements.

                   Notes to Consolidated Financial Statements
                        December 31, 1999, 1998, and 1997

1.       Organization and Significant Accounting Policies:

         Southern Financial Bancorp, Inc. (the "Bancorp" or "Southern Financial") was incorporated in the Commonwealth of Virginia on December 1, 1995. On December 1, 1995, Bancorp acquired all of the outstanding shares of Southern Financial Bank (the "Bank"). The Bank, formerly Southern Financial Federal Savings Bank, converted from a savings bank to a state chartered commercial bank effective December 1, 1995.

         In October of 1999, the Bancorp incorporated Southern WebTech.com, 70% of which is owned by the Bancorp. The accounts of Southern WebTech.com are included in the Bancorp's Consolidated Financial Statements.

         On October 1, 1999, the Bancorp completed its merger with The Horizon Bank of Virginia ("Horizon"). The merger qualified as a tax-free exchange and was accounted for as a pooling of interests. Southern Financial issued 0.63 shares of its common stock for each share of Horizon stock outstanding. A total of 1,045,523 shares (after adjustments for fractional shares) of Southern Financial's common stock was issued as a result of the merger. Horizon had no stock options outstanding prior to the merger. Southern Financial and Horizon incurred $3,973,530 of merger-related costs which were charged to operations during the year ended December 31, 1999. All financial statements and amounts included herein have been restated due to the merger.

         The following table presents the combined results of operations based on the audited financial statements of Southern Financial and Horizon for the two years ended December 31:


         (dollars in thousands, except per share data)      1998        1997
         -----------------------------------------------------------------------

         Net Interest Income:
              Southern Financial                       $   8,526     $  7,962
              Horizon                                      5,111        4,948
                                                       ------------  -----------
                Combined                               $  13,637     $ 12,910
                                                       ============  ===========
         Net Income:
              Southern Financial                       $   2,658     $  2,206
              Horizon                                        694          602
                                                       ------------  -----------
                Combined                               $   3,352     $  2,808
                                                       ============  ===========
         Diluted Net Income per Share:
              Southern Financial                       $    1.55     $   1.33
              Horizon                                       0.42         0.38
                                                       ------------  -----------
                Combined                               $    1.22     $   1.06
                                                       ============  ===========

         The principal activities of the Bank are to attract deposits, originate loans and conduct mortgage banking as permitted for state chartered banks by applicable regulations. The Bank conducts full-service banking operations in Fairfax, Herndon, Leesburg, Middleburg, Warrenton, Winchester, Woodbridge, Manassas, Fredericksburg, Fairfax Circle, Vienna, Annandale, and Merrifield, Virginia, which are managed as a single business segment.

         The accounting and reporting policies of the Bancorp are in accordance with generally accepted accounting principles and conform to general practices within the banking industry. The more significant of these policies are discussed below. Certain reclassifications were made to the prior year financial statements to conform to the current year presentation. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

Principles of Consolidation

         The accompanying consolidated financial statements include the accounts of the Bancorp and the Bank as of December 31, 1999 and 1998, and for the years ended December 31, 1999, 1998 and 1997. Additionally, as of and for the year ended December 31, 1999, the accounts of Southern WebTech.com, Inc. have been included in the accompanying consolidated financial statements. All significant intercompany accounts and transactions have been eliminated.

Cash and Due from Banks and Overnight Earning Deposits

         Amounts represent actual cash balances held by or due to the Bancorp. For purposes of the consolidated statements of cash flows, the Bancorp defines cash and due from banks as cash and cash equivalents.

Investment Securities

         The Bancorp accounts for its investment securities in three categories: held-to-maturity, available-for-sale, and trading. Investments in debt securities are classified as held-to-maturity when the Bancorp has the positive intent and ability to hold those securities to maturity. Held-to-maturity securities are measured at amortized cost. The amortization of premiums and accretion of discounts are computed using a method that approximates the level yield method. Investment securities classified as available-for-sale are reported at fair value, with unrealized gains and losses excluded from earnings and reported in a separate component of other comprehensive income in stockholders' equity on an after-tax basis. Trading securities are reported at fair value with unrealized gains and losses included in earnings. The specific identification method is used to determine gains or losses on sales of investment securities.

Loans Held for Sale

         Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated market value.

Loans Receivable

         Interest income is accrued on loans as earned on the outstanding principal balances on the level yield method. Nonrefundable loan fees and direct origination costs are deferred and recognized over the lives of the related loans as adjustments of yield. Accrual of interest is discontinued when management believes, after considering economic and business conditions and collection efforts, that the borrower's financial condition is such that collection of interest is doubtful. Any accrued interest considered uncollectable is charged against current income.

         The allowance for loan losses is established through a provision for loan losses, which is charged to expense. Loans are charged against the allowance for loan losses when management believes that the collectibility of the principal is unlikely. The allowance is a current estimate of the losses inherent in the present portfolio based upon management's evaluation of the loan portfolio. Estimates of losses inherent in the portfolio involve the exercise of judgment and the use of assumptions. The evaluations take into consideration such factors as changes in the nature, volume and quality of the loan portfolio, prior loss experience, level of nonperforming loans, current and anticipated general economic conditions and the value and adequacy of collateral. Changes in the estimate of future losses may occur due to changing economic conditions and the economic conditions of borrowers.

         A loan is considered impaired when, based on all current information and events, it is probable that the Bancorp will be unable to collect all amounts due according to the contractual terms of the agreement, including all scheduled principal and interest payments. Such impaired loans are measured based on the present value of expected future cash flows, discounted at the loan's effective interest rate or, as a practical expedient, impairment may be measured based on the loan's observable market price, or if, the loan is collateral - dependent, the fair value of the collateral. When the measure of the impaired loan is less than the recorded investment in the loan, the impairment is recorded through a valuation allowance. Loans for which foreclosure is probable continue to be accounted for as loans.

         Each impaired loan is evaluated individually to determine the income recognition policy. Generally, payments received are applied in accordance with the contractual terms of the note or as a reduction of principal.

Premises and Equipment

         Premises and equipment are stated at cost less accumulated depreciation and amortization. Expenditures for maintenance and repairs that do not materially prolong the useful lives of the assets are charged to expense as incurred.

         Depreciation is computed using the straight-line method over estimated useful lives of three to ten years for furniture and equipment and 30 years for buildings. Amortization of leasehold improvements is computed using the straight-line method over the shorter of ten years or the lease term.

Real Estate Owned

         Bancorp records and carries real estate acquired through foreclosure at the lower of the recorded investment in the loan or fair value less estimated selling costs. Costs relating to development and improvement of property are capitalized, provided that the resulting carrying value does not exceed fair value. Costs relating to holding the assets are expensed as incurred.

Income Taxes

         Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

Earnings Per Share

         Basic earnings per common share is computed by dividing net income, less dividends on preferred stock, by the weighted average number of shares of common stock outstanding during the periods. Diluted earnings per common share is computed by dividing net income by the weighted average number of shares of common stock and dilutive common stock equivalents outstanding during the periods. Common stock equivalents include the number of shares issuable on exercise of outstanding options less the number of shares that could have been purchased with the proceeds from the exercise of the options based on the average price of common stock during the period plus the number of shares issuable on conversion of the convertible preferred shares to common shares.

Financial Instruments with Off-Balance Sheet Risk

         The Bancorp is a party to financial instruments with off-balance sheet risk in the normal course of business primarily to meet the financing needs of its customers. These financial instruments involve, to varying degrees, elements of credit risk that are not recognized in the balance sheet.

         Exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and letters of credit written is represented by the contractual amount of those instruments. The Bancorp generally requires collateral to support such financial instruments in excess of the contractual amount of those instruments and essentially uses the same credit policies in making commitments as it does for on-balance sheet instruments.

Recent Accounting Developments

         Effective October 1, 1998, the Bancorp adopted Statement of Financial Accounting Standards, No. 133, Accounting for Derivative Instruments and Hedging Activities ("FAS 133"). Concurrent with this adoption the Bancorp reclassified certain investments, consisting of mortgage backed securities with original maturities of 15 and 30 years, from the Held to Maturity category to the Available for Sale category. These investments had a book value as of October 1, 1998 of $18.2 million and a market value as of October 1, 1998 of $18.4 million, and the Bancorp recognized an addition to Stockholders' Equity of the difference between book value and market value amounting to $229.6 thousand. During the first quarter of 1999, the Bancorp entered into four interest rate swap agreements that are accounted for as cash flow hedges. In accordance with SFAS 133, the Bancorp records the change in fair value of the swaps in comprehensive income. To the extent that the hedge is not completely effective, the ineffective portion is charged or credited to other income or expense. The amounts recorded in comprehensive income subsequently are reclassified into interest expense as a yield adjustment in the same period in which the related interest on the certificates of deposit (CD's) affects earnings. Each of the four swap agreements has a notional amount of $5 million, and the Bancorp agreed to pay a rate fixed for the period of the swap and receive 3 month LIBOR. Three of the swaps are for a period of five years and have fixed rates ranging from 5.23% to 5.29%; the fourth swap is for a period of ten years and has a fixed rate of 5.45%. The purpose of all four of these swaps was to hedge the variability of cash flows resulting from changes in interest rates in the Bancorp's floating rate liabilities, specifically the Bancorp's CD's in amounts greater than $90,000, which have maturities of one month to six months. The Bancorp performed a regression analysis using monthly averages of both 3 month LIBOR and the Bancorp's hedged CD's and determined that there was a highly effective correlation. The Bancorp designated CD's that were outstanding on the inception dates of the swaps as being hedged by the swaps, and as the hedged CD's mature, the Bancorp has identified other individual CD's to replace them. During the year ended December 31, 1999, approximately $5,000 of gains in accumulated other comprehensive income related to the interest rate swaps were reclassified into interest expense as a yield adjustment of the hedged CD's.

2.       Investment Securities:

         The portfolio consists of the following securities:

                                                                                December 31, 1999
                                                  ----------------------------------------------------------------------------------
                                                                             Gross               Gross
                                                       Amortized          Unrealized           Unrealized         Estimated Fair
                                                          Cost               Gains               Losses                Value
                                                  -------------------  -----------------   ------------------   --------------------
Available-for-sale:
FHLMC MBS                                                $16,361,253            $39,461              $31,497            $16,369,217
GNMA MBS                                                   2,633,942                  -               44,995              2,588,947
FNMA MBS                                                  25,509,631            255,832               87,642             25,677,821
Collateralized mortgage obligations                       27,275,536                  -            1,972,447             25,303,089
Commercial MBS                                            24,102,513                  -            1,607,513             22,495,000
Obligations of counties and
  municipalities                                           3,924,186                  -              352,713              3,571,473
Corporate obligations                                        990,745                  -               45,374                945,371
U.S. Treasury securities                                     791,301                780               21,987                770,094
                                                  ----------------------------------------------------------------------------------

                                                        $101,589,107           $296,073           $4,164,168            $97,721,012
                                                  ==================================================================================

                                                                                December 31, 1998
                                                  ----------------------------------------------------------------------------------
                                                                             Gross               Gross
                                                       Amortized          Unrealized           Unrealized         Estimated Fair
                                                          Cost               Gains               Losses                Value
                                                  -------------------  -----------------   ------------------   --------------------
Available-for-sale:
FHLMC preferred stock                                    $ 3,807,585           $ 80,939               $    -             $ 3,888,524
FHLMC MBS                                                 11,996,172             46,261               36,766              12,005,667
GNMA MBS                                                   3,825,601                  -               54,153               3,771,448
FNMA MBS                                                  29,671,448            178,016               35,814              29,813,650
Collateralized mortgage obligations                        1,526,527              2,568                    -               1,529,095
Commercial MBS                                            18,043,819            222,332               19,901              18,246,250
Obligations of counties and
  municipalities                                           3,234,489             11,602               25,593               3,220,498
Corporate obligations                                        989,319              2,981                    -                 992,300
U.S. Treasury and agency obligations                      10,544,943             69,257                6,095              10,608,105
                                                  ----------------------------------------------------------------------------------

                                                         $83,639,903           $613,956             $178,322             $84,075,537
                                                  ==================================================================================

                                                                                December 31, 1999
                                                  ----------------------------------------------------------------------------------
                                                                             Gross               Gross
                                                       Amortized          Unrealized           Unrealized         Estimated Fair
                                                          Cost               Gains               Losses                Value
                                                  -------------------  -----------------   ------------------   --------------------
Held-to-maturity:
FHLMC MBS                                                $ 3,837,207           $ 10,235            $  41,612             $ 3,805,831
GNMA MBS                                                  17,177,221              1,080              244,458              16,933,843
FNMA MBS                                                   6,764,242              1,914              142,246               6,623,910
Collateralized mortgage obligations                        4,073,233                  -               67,718               4,005,515
Commercial MBS                                             2,864,392                  -               67,695               2,796,697
Obligations of counties and
  municipalities                                           2,394,594                682              115,322               2,279,954
                                                  ----------------------------------------------------------------------------------

                                                         $37,110,889            $13,911             $679,051             $36,445,749
                                                  ==================================================================================

                                                                                December 31, 1998
                                                  ----------------------------------------------------------------------------------
                                                                             Gross               Gross
                                                       Amortized          Unrealized           Unrealized         Estimated Fair
                                                          Cost               Gains               Losses                Value
                                                  -------------------  -----------------   ------------------   --------------------
Held-to-maturity:
FHLMC MBS                                                $ 4,091,316            $ 6,484            $  27,668             $ 4,070,132
GNMA MBS                                                  24,305,052              1,150              301,533              24,004,669
FNMA MBS                                                   6,779,894              5,772               53,996               6,731,670
Collateralized mortgage obligations                        1,015,264                  -                1,699               1,013,565
Obligations of counties and
  municipalities                                           1,959,595             17,813                3,100               1,974,308
U.S. Treasury and agency obligations                      19,531,871             59,187               37,710              19,553,348
                                                  ----------------------------------------------------------------------------------

                                                         $57,682,992            $90,406             $425,706             $57,347,692
                                                  ==================================================================================

         At December 31, 1999, held-to-maturity securities totaling $24,858,354 have adjustable rates of interest while the remaining held-to-maturity securities totaling $12,252,536 have fixed interest rates.

         At December 31, 1999, available-for-sale securities totaling $67,570,492 have fixed interest rates, and the remaining available-for-sale securities totaling $30,150,519 have adjustable rates of interest.

         Gross gains of $88,117 and gross losses of $780,536 were realized on the sale of investment securities during the year ended December 31, 1999. The losses realized during 1999 were related to the restructuring of the investment securities portfolio following the merger with The Horizon Bank. Gross gains of $80,958 and gross losses of $13,141 were realized on the sale of investment securities during the year ended December 31, 1998. There were no sales of investment securities during the year ended December 31, 1997.

         As of December 31, 1999 and December 31, 1998, securities having a book value of $63,951,147 and $88,024,504, respectively, were pledged as collateral for advances from the Federal Home Loan Bank of Atlanta ("FHLB") and as collateral for escrow deposits in accordance with Federal and state requirements.

           The following table sets forth information regarding maturity and average yields of the investment portfolio:

                                                                                   December 31, 1999
                                               -------------------------------------------------------------------------------------
                                                              Available-for-sale                          Held-to-maturity
                                                                                  Weighted                                  Weighted
                                                   Fair           Amortized       Average         Fair        Amortized      Average
                                                  Value             Cost           Yield          Value          Cost         Yield
------------------------------------------------------------------------------------------------------------------------------------
Mortgage-backed securities:
  Maturing after 10 years                         $44,635,985       $44,504,826         6.55%   $27,363,584   $27,778,670     6.11%
Collateralized mortgage obligations:
  Maturing after 5 years through 10 years           2,015,127         2,089,491         6.65              -             -        -
  Maturing after 10 years                          23,287,962        25,186,045         7.28      4,005,515     4,073,233     7.67
Commercial MBS:
  Maturing after 5 years through 10 years          11,325,000        12,018,195         6.95      1,987,500     2,037,909     7.41
  Maturing after 10 years                          11,170,000        12,084,318         6.82        809,197       826,484     8.00
Obligations of counties and municipalities:
  Maturing in less than 1 year                        194,756           195,000         8.00              -             -        -
  Maturing after 1 year through 5 years                     -                 -            -        198,821       199,827     4.60
  Maturing after 5 years through 10 years                   -                 -            -        328,245       346,246     4.45
  Maturing after 10 years                           3,376,716         3,729,186         4.91      1,752,887     1,848,520     4.73
Corporate obligations:
  Maturing after 5 years through 10 years             945,371           990,745         6.71              -             -        -
U.S. Treasury obligations:
  Maturing in less than 1 year                        300,563           299,783         6.39              -             -        -
  Maturing after 1 year through 5 years               469,532           491,518         5.21              -             -        -
                                               ---------------------------------             -----------------------------

                                                  $97,721,012      $101,589,107                 $36,445,749   $37,110,889
                                               =================================             =============================

         Contractual maturity of mortgage-backed securities is not a reliable indicator of their expected life because borrowers have the right to repay their obligations at any time.

3.       Loans Receivable:

         Loans receivable consist of the following:

                                                                         December 31,
                                                       -------------------------------------------------
                                                             1999                           1998
                                                       ------------------             ------------------
              Mortgage:
                  Residential                                $48,604,205                    $54,822,289
                  Nonresidential                             109,871,210                     85,124,406
              Construction:
                  Residential                                  7,852,907                      6,948,844
                  Nonresidential                               8,270,290                     11,213,848
              Non-Mortgage:
                  Business                                    54,175,076                     40,814,003
                  Consumer                                     9,994,326                     11,559,188
                                                       ------------------             ------------------

              Total loans receivable                         238,768,014                    210,482,578
              Less:
                   Deferred loan fees, net                     1,229,451                      1,065,871
                   Allowance for loan losses                   3,452,131                      3,061,631
                                                       ------------------             ------------------

              Loans receivable, net                         $234,086,432                   $206,355,076
                                                       ==================             ==================

         The following sets forth information regarding the allowance for loan losses:

                                                                  December 31,
                                               -------------------------------------------------
                                                       1999                        1998
                                               ----------------------      ---------------------
Allowance at beginning of period                          $3,061,631                 $2,743,369

  Provisions for losses charged to income                  2,129,660                  1,300,801
  Charge-offs, net                                        (1,739,160)                  (982,539)
                                               ----------------------      ---------------------

Allowance at end of period                                $3,452,131                 $3,061,631
                                               ======================      =====================

         The Bancorp's loan portfolio is concentrated in the Northern Virginia area. The amount of loans being serviced for others was $17,106,340 and $13,513,792 at December 31, 1999 and 1998, respectively. At December 31, 1999, there were 6 loans with balances totaling approximately $87,230, net of Small Business Administration guarantees, that had payments ninety days or more past due on which interest was still accruing. At December 31, 1998, there were 20 loans with balances totaling approximately $678,700, net of Small Business Administration guarantees, that had payments ninety days or more past due and on which interest was still accruing. The Bancorp had foreclosed properties on its books at December 31, 1999 and 1998 in the following amounts respectively, $2,296,269 and $498,087. The Bancorp had nonaccruing loans on its books at December 31, 1999 and 1998 in the following amounts respectively, $521,801 and $2,905,398.

         Impaired loans were as follows:

                                                           December 31,
                                                  -----------------------------
                                                      1999             1998
                                                  -------------   -------------

                Carrying value                        $521,801       $2,905,398
                Allocation of general reserve           78,648          684,148

         The average carrying balances and interest income earned on impaired loans were as follows:

                                                        1999              1998                1997
                                                   --------------   ----------------    ---------------
Average carrying value                                $1,239,805         $2,500,091         $2,291,997
Income anticipated under original loan agreements         21,845            296,367            211,849
Income recorded                                                -                  -              5,000

4.       Premises and Equipment:

         Premises and equipment consists of the following:

                                                                   December 31,
                                                       -----------------------------------
                                                           1999                  1998
                                                       ---------------     ---------------
Land                                                       $1,872,533          $1,872,533
Building and improvements                                   1,977,794           1,969,169
Furniture and equipment                                     4,123,461           3,772,676
Leasehold improvements                                      2,395,524           1,626,023
                                                       ---------------     ---------------
                                                           10,369,312           9,240,401
Less: Accumulated depreciation and amortization            (3,923,723)         (3,717,097)
                                                       ---------------     ---------------
Premises and equipment, net                                $6,445,589          $5,523,304
                                                       ===============     ===============

         Depreciation and amortization expense aggregated $919,377, $1,210,678 and $830,861 for the years ended December 31, 1999 and December 31, 1998 and, respectively.

5.       Deposits:

         Deposits consist of the following:

                                                                           December 31,
                                                ------------------------------------------------------------------
                                                             1999                               1998
                                                -------------------------------    -------------------------------
                                                  Weighted                           Weighted
                                                  Average                             Average
                                                    Rate             Amount             Rate            Amount
                                                ------------    ---------------    -------------   ---------------
Demand                                             0.00%           $50,325,239         0.00%          $50,446,120
Interest checking                                  1.11%            25,747,713         1.12%           27,085,841
Money market and savings accounts                  3.32%            75,725,516         3.19%           74,325,104
Certificates of accounts                           5.51%           215,389,090         5.46%          215,048,269
                                                   ----         ---------------        ----        ---------------
                                                   3.99%          $367,187,558         3.93%         $366,905,334
                                                                ===============                    ===============

         As of December 31, 1999, certificates of deposit mature as follows:

                  2000                                    $180,370,346
                  2001                                      17,062,049
                  2002                                       6,470,695
                  2003                                      10,307,267
                  2004                                         983,232
                Therafter                                      195,501
                                                  ---------------------
                                                          $215,389,090
                                                  =====================

         Deposits with balances greater than $100,000 totaled approximately $131,919,748 and $99,168,283 at December 31, 1999 and 1998, respectively, of which $59,100,300 and $49,167,931 represented certificates of deposit at December 31, 1999 and 1998, respectively.

         Interest expense by deposit category follows:

                                                                        December 31,
                                              -------------------------------------------------------------------
                                                     1999                    1998                    1997
                                              --------------------    --------------------    -------------------
Interest checking accounts                               $324,004                $362,763               $316,751
Money market and savings accounts                       1,929,025               1,929,199              1,860,190
Certificates of deposit                                11,323,148              11,658,131             10,115,348
                                              --------------------    --------------------    -------------------
                                                      $13,576,177             $13,950,093            $12,292,289
                                              ====================    ====================    ===================

         Total cash paid for interest aggregated approximately $3,640,548, $3,373,871, and $3,344,903 for the years ended December 31, 1999, 1998, and
1997, respectively.

6.       Advances from Federal Home Loan Bank:

         The Bancorp has a credit availability agreement with FHLB totaling 20% of Southern Financial's assets. At December 31, 1999, this amount was approximately $81,000,000. The agreement does not have a maturity date and advances are made at FHLB's discretion. At December 31, 1999 and 1998, advances from FHLB totaled $5,000,000 and $3,500,000, respectively. The advance outstanding at December 31, 1999 was made at a fixed rate of 6.32%, matures September 8, 2009, and is callable September 8, 2004. The advances at December 31, 1998 were made at variable interest rates, and the weighted average interest rate was 5.15%.

Investment securities totaling $64.0 million and $88.0 million were pledged to secure these advances at December 31, 1999 and 1998, respectively.

7.       Stockholders' Equity:

         Each share of the Bancorp's preferred stock is convertible to 1.6 shares of common stock. The preferred stock has an annual dividend rate of six percent. Dividends are payable quarterly and are cumulative.

         In fiscal year 1987, the Bancorp's stockholders approved an incentive stock option plan under which options to purchase up to 83,660 shares of common stock could be granted. During each of the years 1994, 1997 and 1999, this plan was amended to allow an additional 100,000 shares of common stock to be granted. In accordance with the plan agreement, the exercise price for stock options equals the stock's market price on the date of grant. The maximum term of all options granted under the plans is ten years and vesting occurs after one year.

         On April 9, 1991, the Horizon shareholders approved a stock option plan authorizing options for 160,000 shares, of which 154,000 shares were granted to eligible directors. In 1997 and 1996, the remaining 6,000 shares were granted to officers and employees. The purchase price of the stock is $5.00 and all options expired April 9, 1999. Compensation expense has benn recognized for options granted at less than the market price at the measurement date.

         The Bancorp accounts for its stock option plan under APB Opinion No. 25, under which no compensation cost has been recognized. Had compensation cost for the plan been determined consistent with SFAS No. 123, "Accounting for Stock-Based Compensation," the Bancorp's net income and earnings per share in the Consolidated Statements of Income, would have been reduced to the following pro forma amounts:

                                                                                      December 31,
                                                           ---------------------------------------------------------------------
                                                                  1999                    1998                     1997
                                                           --------------------    --------------------     --------------------
Net income:
    As reported                                                       $960,729              $3,352,403               $2,808,064
    Pro forma                                                          668,412               3,072,743                2,646,481
                                                           --------------------    --------------------     --------------------
Basic earnings per share:
    As reported                                                           0.36                    1.28                     1.10
    Pro forma                                                             0.25                    1.17                     1.03
Diluted earnings per share:
    As reported                                                           0.35                    1.22                     1.06
    Pro forma                                                             0.25                    1.12                     1.00
                                                           --------------------    --------------------     --------------------
Weighted-average assumptions:
    Expected lives (years)                                                  10                      10                       10
    Risk-free interest rate (%)                                          6.48%                   4.50%                    5.76%
    Expected volatility (%)                                             21.43%                  25.07%                   23.39%
    Expected dividends (annual per share)                                0.13%                   0.13%                    0.13%
                                                           ====================    ====================     ====================

           The Bancorp did not record any compensation costs in 1999, 1998, or 1997 related to its stock option plan. In addition, no significant modifications to the plan were made during the periods. The fair values of the stock options outstanding used to determine the pro forma impact of the options to compensation expense, and thus, net income and earnings per share, were calculated using an acceptable option pricing model using the key assumptions detailed above.

           A summary of the status of the Bancorp's stock option plan as of December 31, 1999, 1998 and 1997, respectively, and changes during the years ended December 31, 1999, 1998 and 1997 is presented below. Average prices and shares subject to options have been adjusted to reflect stock dividends.


                                                   1999                           1998                            1997
                                        ----------------------------   ----------------------------   -----------------------------
                                                         Weighted                       Weighted                        Weighted
                                                          Average                        Average                         Average
                                                         Exercise                       Exercise                        Exercise
                                          Shares           Price         Shares           Price          Shares           Price
                                        ------------    ------------   ------------    ------------   -------------    ------------
Outstanding at beginning of period          235,889          $13.53        200,304          $11.07         202,127          $10.28
Granted                                      88,500           20.31         51,000           22.47          32,850           15.35
Exercised                                    27,618            6.40         12,415            9.05          27,591           10.21
Expired                                       7,711           17.94          3,000           19.50           7,082           11.74
                                        ------------    ------------   ------------    ------------   -------------    ------------
Outstanding at end of period                289,060           16.16        235,889           13.53         200,304           11.07
                                        ------------    ------------   ------------    ------------   -------------    ------------
Options exercisable at end of period        200,560                        186,889                         168,804
                                        ============                   ============                   =============
Weighted average fair value of
    options granted during the period                         $7.23                         $10.29                           $7.74
                                                        ============                   ============                    ============

         The following table summarizes information about stock options outstanding December 31, 1999:

                                                                                                Remaining
                                                                               Contractual
                   Exercise              Options               Options             Life
                    Price              Outstanding           Exercisable         (months)
               ---------------------------------------------------------------------------------
                    $  7.490                 7,260                 7,260              6
                    $  8.830                29,039                29,039             54
                    $  9.610                16,133                16,133             40
                    $ 11.980                29,039                29,039             67
                    $ 12.730                 9,902                 9,902             79
                    $ 13.640                37,687                37,687             73
                    $ 13.750                 3,000                 3,000             85
                    $ 16.000                25,500                25,500             91
                    $ 21.250                31,000                31,000             97
                    $ 25.250                 2,000                 2,000            101
                    $ 26.000                10,000                10,000            101
                    $ 21.000                51,500                   -              110
                    $ 20.625                12,000                   -              111
                    $ 20.250                 3,000                   -              114
                    $ 20.000                 7,000                   -              116
                    $ 17.875                15,000                   -              118
               ---------------------------------------------------------------------------------
                                           289,060               200,560
               =================================================================================

         There were 21 option holders at December 31, 1999. Options exercised during 1999 had exercise prices ranging from $9.30 to $16.00. Options exercised during 1998 had exercise prices ranging from $8.99 to $16.00. Options exercised during 1997 had exercise prices ranging from $7.49 to $13.64. The closing price of the Bancorp's stock at December 31, 1999 was $16.50 per share.

8.       Regulatory Matters:

         The Bancorp's primary supervisory agent is the Federal Reserve Bank. The Federal Reserve Bank has mandated certain minimum capital standards for the industry. In addition, the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") outlines various levels of capital adequacy for the industry.

         Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulation that, if undertaken, could have a direct material effect on the Bancorp's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bancorp must meet specific capital guidelines that involve quantitative measures of the Bancorp's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bancorp's capital amounts and classification are also subject to qualitative judgements by the regulators about components, risk weightings, and other factors.

         Quantitative measures established by regulation to ensure capital adequacy require the Bancorp to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined).

         As of December 31, 1999, the Federal Reserve Bank categorized the Bancorp as well capitalized under the regulatory framework for prompt corrective action. To be categorized as adequately capitalized the Bancorp must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

         The Bancorp's actual capital amounts and ratios are also presented in the tables below. (All dollar amounts are in thousands.)


                                                                                For                To Be Well Capitalized
                                                                          Capital Adequacy         Under Prompt Corrective
                                                  Actual                      Purposes                Action Provisions
                                        -------------------------------------------------------------------------------------
                                           Amount         Ratio         Amount         Ratio         Amount         Ratio
                                        ------------  -------------  ------------  ------------  -------------  -------------
As of December 31, 1999
      Total Capital                        $33,704         12.2 %       $22,142         8.0 %        $27,677         10.0 %
        (to risk-weighted assets)
      Tier I Capital                        30,252         10.9          11,071         4.0           16,606          6.0
        (to risk-weighted assets)
      Tier I Capital                        30,252          7.5          16,140         4.0           20,175          5.0
        (to average assets)
As of December 31, 1998
      Total Capital                         33,188         14.1          18,841         8.0           23,551         10.0
        (to risk-weighted assets)
      Tier I Capital                        30,079         12.8           9,420         4.0           14,131          6.0
        (to risk-weighted assets)
      Tier I Capital                        30,079          7.8          15,340         4.0           19,175          5.0
        (to average assets)

9.       Parent Company Activity:

         The Bancorp owns all of the outstanding shares of the Bank. Summary financial statements of the Bancorp follow:

               BALANCE SHEETS                                                   December 31,
                                                          --------------------------------------------------------
                                                                 1999                                 1998
                                                          -------------------                  -------------------
Assets:
       Cash                                                           $3,047                               $1,843
       Investment in subsidiaries                                 28,663,963                           30,626,987
       Other assets                                                  200,050                                    -
                                                          -------------------                  -------------------
Total assets                                                     $28,867,060                          $30,628,830
                                                          -------------------                  -------------------

Liabilities:
       Other liabilities                                              $2,963                               $2,963
                                                          -------------------                  -------------------
Total stockholders' equity                                        28,864,097                           30,625,867
                                                          -------------------                  -------------------
Total liabilities and stockholders' equity                       $28,867,060                          $30,628,830
                                                          ===================                  ===================


               STATEMENT OF INCOME                                                   Year Ended December 31,
                                                                 ----------------------------------------------------------------
                                                                       1999                   1998                   1997
                                                                 ------------------     ------------------     ------------------
Equity in earnings of Southern Financial Bank                             $955,539             $3,352,403             $2,808,064
Equity in earnings of Southern Web Tech                                      5,190                      -                      -
                                                                 ------------------     ------------------     ------------------
                                                                          $960,729             $3,352,403             $2,808,064
                                                                 ==================     ==================     ==================


               STATEMENT OF CASH FLOWS                                               Year Ended December 31,
                                                                 ----------------------------------------------------------------
                                                                        1999                   1998                  1997
                                                                 ------------------     ------------------     ------------------
Operating activities:
     Net income                                                      $     960,729          $   3,352,403          $   2,808,064
     Adjustments to reconcile net income to net cash
          provided (used) by operating activities:
          Equity in undistributed income of subsidiaries                   202,446             (2,932,412)            (2,605,511)
                 Other operating activities                               (200,050)                     -                  3,385
                                                                 ------------------     ------------------     ------------------
          Net cash provided by operating activities                        963,125                419,991                205,938
                                                                 ------------------     ------------------     ------------------
Net cash used by investing activities:
      Investment in Southern WebTech and P/S Web
        Services                                                          (249,950)                     -                      -
                                                                 ------------------     ------------------     ------------------
Financing activities:
      Issuance of common stock                                             172,628                112,311                281,584
      Dividends on preferred and common stock                             (884,599)              (596,127)              (455,344)
                                                                 ------------------     ------------------     ------------------
           Net cash used by financing activities                          (711,971)              (483,816)              (173,760)
                                                                 ------------------     ------------------     ------------------
Increase (decrease) in cash                                                  1,204                (63,825)                32,178
Cash, beginning of year                                                      1,843                 65,668                 33,490
                                                                 ------------------     ------------------     ------------------
Cash, end of year                                                    $       3,047          $       1,843          $      65,668
                                                                 ==================     ==================     ==================

10.      Estimated Fair Value of Financial Instruments:

         The assumptions used and the estimates disclosed below in connection with the fair value of the Bancorp's financial statements represent management's best judgment of appropriate valuation methods. These estimates are based on pertinent information available to management as of December 31, 1999. In certain cases, fair values are not subject to precise quantification or verification and may change as economic and market factors, and management's evaluation of those factors change.

         Although management uses its best judgment in estimating the fair value of these financial instruments, there are inherent limitations in any estimation technique. Therefore, these fair value estimates are not necessarily indicative of the amounts that the Bancorp would realize in a market transaction. Because of the wide range of valuation techniques and the numerous estimates which must be made, it may be difficult to make reasonable comparisons of the Bancorp's fair value information to that of other financial institutions. It is important that the many uncertainties discussed above be considered when using the estimated fair value disclosures and to realize that because of these uncertainties, the aggregate fair value amount should in no way be construed as representative of the underlying value of the Bancorp. The estimated fair values of the Bancorp's financial instruments at December 31, 1999 and 1998 are as follows:

                                                                                  December 31,
                                                     ------------------------------------------------------------------------
(dollars in thousands)                                             1999                                  1998
                                                     ----------------------------------   -----------------------------------
                                                        Carrying                               Carrying
                                                         Amount           Fair Value            Amount         Fair Value
Financial assets:
    Cash and amounts due from banks                      $17,132           $17,132             $42,595           $42,595
    Available-for-sale securities                         97,721            97,721              84,076            84,076
    Held-to-maturity securities                           37,111            36,446              57,683            57,348
    Loans receivable, net of allowance                   234,086           231,761             206,355           208,604
    Loans held for sale                                      442               442                 603               603
Financial liabilities:
    Deposits
      Checking accounts                                   76,073            70,026              97,579            94,244
      Money market and savings accounts                   75,726            69,707              54,278            53,818
      Certificates of deposit                            215,389           214,577             215,048           216,038
Off balance sheet instruments
      Interest rate swaps                                    440             1,395                   -                 -

         The following methods and assumptions were used to estimate the fair value amounts at December 31, 1999 and 1998:

Cash and Due from Banks

         Carrying amount approximates fair value.

Available-for-Sale Securities

         Fair value is based on quoted market prices.

Held-to-Maturity Securities

           Fair value is based on quoted market prices.

Loans Receivable, Net of Allowance

         Fair value of loans is estimated using discounted cash flow analyses based on contractual repayment schedules. The discount rates used in these analyses are based on either the interest rates paid on U.S. Treasury securities of comparable maturities adjusted for credit risk and non-interest operating costs or the interest rates currently offered by the Bancorp for loans with similar terms to borrowers of similar credit quality.

Loans Held for Sale

         Fair value is based on selling prices arranged by arms-length contracts with third parties.

Deposits

         Fair value of deposit liabilities payable on demand, consisting of NOW accounts, money market deposits, statement savings and other deposit accounts is estimated using discounted cash flow analyses based on an assumed decay of core balances over time. The indicated fair value does not consider the value of the Bancorp's estimated deposit customer relationships. Fair value of fixed-rate certificates of deposit is estimated based on discounted cash flow analyses using the remaining maturity of the underlying accounts and interest rates currently offered on certificates of deposit with similar original maturities.

Off-Balance Sheet Instruments

         The difference between the original fees charged by the Bank for commitments to extend credit and letters of credit and the current fees charged to enter into similar agreements is immaterial.

11.      Savings Plan:

         The Bancorp began an employee savings plan (the "Savings Plan") that qualifies as a deferred salary arrangement under Section 401(k) of the Internal Revenue Code. Under the Savings Plan, participating employees may defer a portion of their pretax earnings, up to the Internal Revenue Service annual contribution limit. The Bancorp matches one half of each employee's contributions on a discretionary basis based on Bancorp profit, such match not to exceed 3 percent of the employee's earnings. The Bancorp's matching contributions to the Savings Plan were $70,275, $60,213 and $40,308 for the years ended December 31, 1999, 1998, and 1997, respectively.

12.      Provision for Income Taxes:

         The provision for income taxes consists of the following

                                                                 Year Ended December 31,
                                             ----------------------------------------------------------------
                                                   1999                  1998                    1997
                                             -----------------    -------------------     -------------------
Current benefit provision:
    Federal                                       $  (463,160)            $1,400,752              $1,517,683
Deferred (benefit) provision:
    Federal                                         1,065,860                 41,323                (185,883)
                                             -----------------    -------------------     -------------------
                                                     $602,700             $1,442,075              $1,331,800
                                             =================    ===================     ===================

         Deferred income taxes reflect temporary differences in the recognition of revenue and expenses for tax reporting and financial statement purposes, principally because certain items, such as the allowance for loan losses and loan fees, are recognized in different periods for financial reporting and tax return purposes. A valuation allowance has not been established for deferred tax assets. Realization of the deferred tax asset is dependent on generating sufficient taxable income. Although realization is not assured, management believes it is more likely than not that all of the deferred tax asset will be realized.

         Deferred tax assets and liabilities were comprised of the following significant components as of December 31, 1999 and 1998:

                                                                                      1999                    1998
                                                                                ------------------       ----------------
Assets:
    Provision for losses on loans and real estate owned                         $         479,423        $       547,275
    Valuation of loans and securities                                                           -                134,183
    Depreciation                                                                          155,380                136,731
    Nonaccrual interest                                                                    93,981                 33,572
    Real estate owned                                                                      77,655                      -
    Lease                                                                                  51,000                      -
    Other                                                                                  22,062                  2,110
                                                                                ------------------       ----------------
    Gross deferred tax assets                                                             879,501                853,871
                                                                                ------------------       ----------------
Liabilities:
    FHLB dividend                                                                          15,858                 35,771
    Deferred loan fees                                                                    368,055                144,662
    Valuation of loans and securities                                                     888,010                      -
                                                                                ------------------       ----------------
    Gross deferred tax liabilities                                                      1,271,923                180,433
                                                                                ------------------       ----------------
    Net deferred tax assets (liability) attributable to operations              $       (392,422)        $       673,438
                                                                                ==================       ================

         The provision for income taxes differs from the amount of income tax determined by applying the applicable U.S. statutory Federal income tax rate to pretax income as a result of the following differences:

                                                                                  December 31,
                                                              ------------------------------------------------------
                                                                   1999               1998                1997
                                                              ---------------     --------------     ---------------
               Statutory Federal Income tax rate                   34%                 34%                34%
               Dividend received deduction                          -                  -2                  -2
               Merger expenses                                      12                  -                  -
               Prior year adjustment                                -4                 -2                  -
               Other                                                -3                  -                  -
                                                              ---------------     --------------     ---------------
               Effective tax rate                                  39%                 30%                32%
                                                              ---------------     --------------     ---------------

         Cash paid for income taxes was $1,218,000, $1,432,000, and $1,004,040 for the years ended December 31, 1999, 1998, and 1997, respectively.

13.      Commitments:

         The Bank leases its corporate headquarters and branch facilities under operating lease agreements. Most of the leases provide for the payment of property taxes and other costs by the Bank and include one or more renewal options ranging up to ten years. Annual rental commitments under all lease agreements consist of the following at December 31, 1999:

                                   Real
                                 Property               Sublease
                                  Leases                 Income                  Total
                             ------------------     ------------------     -------------------
2000                               $ 1,130,015              $ 171,708               $ 958,307
2001                                 1,097,177                181,186                 915,991
2002                                   992,139                163,806                 828,333
2003                                   947,279                164,132                 783,147
2004                                   716,201                 83,908                 632,293
2005 and Thereafter                  1,802,714                      -               1,802,714
                             ------------------     ------------------     -------------------
                                   $ 6,685,525              $ 764,740             $ 5,920,785
                             ------------------     ------------------     -------------------

         Rent expense aggregated $1,071,905, $905,792, and $960,204 for the years ended December 31, 1999, 1998, and 1997, respectively.

         Outstanding loan commitments amounted to $11,945,081 (of which $1,100,000 had fixed interest rates) and $11,842,340 (of which $3,887,840 had fixed interest rates) at December 31, 1999 and 1998, respectively. The Bank had commitments from investors of $542,000 and $1,171,500 to purchase loans from the Bank at December 31, 1999 and 1998, respectively.

         At December 31, 1999, the Bank had commercial letters of credit outstanding in the amount of approximately $1,930,000.

         At December 31, 1999, the Bank had unfunded lines of credit of $31,606,535 and undisbursed construction loan funds of $8,171,067.

14.        Earnings Per Share:

           The following table shows the weighted average number of shares used in computing earnings per share and the effect on weighted average number of shares of potential diluted common stock. Potential dilutive common stock has no effect on income available to common stockholders. Income attributable to preferred stock is immaterial. Earnings per share amounts for prior periods have been restated to give effect to the application of SFAS 128 which was adopted in 1997.

                                                  1999                            1998                            1997
                                     -------------------------------  ------------------------------  ------------------------------
                                                           Per                             Per                             Per
                                                          Share                           Share                           Share
                                         Shares          Amount           Shares          Amount          Shares          Amount
                                     ---------------- --------------  ---------------  -------------  ---------------  -------------
Basic EPS                                  2,648,643          $0.36        2,618,930          $1.28        2,558,622          $1.10
                                                      ==============                   =============                   =============

Effect of dilution
  Securities:
    Stock Options                             51,633                         105,139                          63,872
    Convertible Preferred Stock               21,975                          23,657                          25,223
                                     ----------------                 ---------------                 ---------------

    Diluted EPS                            2,722,251          $0.35        2,747,726          $1.22        2,647,717          $1.06
                                     ================ ==============  ===============  =============  ===============  =============

15. Quarterly Financial Information (Unaudited - in thousands, except per share data):

                                                        Quarter       Quarter        Quarter        Quarter
                                                         Ended         Ended          Ended          Ended
                                                        Dec. 31,      Sept. 30,      June 30,       March 31,
                                                         1999           1999           1999           1999
                                                   --------------------------------------------------------------
              Net interest income                       $ 4,096        $ 3,944         $ 3,876        $ 3,532
              Provision for loan losses                     300          1,049             440            341
              Total other income                            (79)           918             975          1,020
              Total other expense                         3,749          4,870           3,040          2,930
              Net income                                   (205)          (710)            989            887
              Earnings per share:
                Basic                                     (0.08)         (0.27)           0.37           0.34
                Diluted                                   (0.08)         (0.27)           0.36           0.32

              Weighted average shares outstanding:
                Basic                                 2,658,587      2,652,163       2,644,415      2,636,544
                Diluted                               2,658,587      2,652,163       2,722,633      2,734,200

                                                        Quarter       Quarter        Quarter        Quarter
                                                          Ended         Ended          Ended          Ended
                                                         Dec. 31,      Sept. 30,      June 30,       March 31,
                                                           1998          1998           1998           1998
                                                   --------------------------------------------------------------
                    Net interest income                   $  3,749     $  3,386      $  3,187       $  3,315
                    Provision for loan losses                  300          384           328            289
                    Total other income                         756          883           753            753
                    Total other expense                      2,860        2,777         2,484          2,566
                    Net income                                 917          760           857            818

                    Earnings per share:
                      Basic                                   0.35         0.29          0.33           0.32
                      Diluted                                 0.34         0.28          0.31           0.30


                    Weighted average shares outstanding
                      Basic                              2,624,335    2,619,639     2,603,813      2,583,108
                      Diluted                            2,736,928    2,743,051     2,739,487      2,715,945


                          INDEPENDENT AUDITORS' REPORT




To The Board of Directors and Stockholders
The Horizon Bank of Virginia
Merrifield, Virginia


         We have audited the accompanying balance sheets of The Horizon Bank of Virginia as of December 31, 1998 and 1997, and the related statements of operations, other comprehensive income, changes in stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Horizon Bank of Virginia as of December 31, 1998 and 1997, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.


/s/ Thompson, Greenspon & Co., P.C.


Fairfax, Virginia
January 29, 1999

SOUTHERN FINANCIAL BANCORP, INC.
FINANCIAL STATEMENTS

CONSOLIDATED BALANCE SHEETS

                                                                      March 31,
                                                                        2000           December 31,
                                                                     (Unaudited)           1999
                                                                    -------------     --------------
Assets
Cash and due from banks                                             $  12,721,778       $ 12,667,620
Overnight earning deposits                                             19,903,764          4,464,338
Investment securities, available for sale                              99,824,031         97,721,012
Investment securities, held to maturity                                39,847,163         37,110,889
Loans held for sale                                                       193,125            442,000
Loans receivable, net                                                 236,739,850        234,086,432
Premises and equipment, net.                                            6,261,385          6,445,589
Other assets                                                           12,248,022         13,283,684
                                                                    -------------      -------------

Total assets                                                        $ 427,739,118      $ 406,221,564
                                                                    =============      =============


Liabilities and Stockholders' Equity
Liabilities:
Deposits                                                            $ 387,751,974      $ 367,187,558
Advances from  Federal Home Loan Bank                                   5,000,000          5,000,000
Other liabilities                                                       5,059,771          5,169,909
                                                                    -------------      -------------

Total liabilities                                                     397,811,745        377,357,467
                                                                    -------------      -------------

Commitments
Stockholders' equity:
Preferred stock                                                               136                136
Common stock                                                               26,662             26,562
Capital in excess of par value                                         23,812,835         23,662,935
Retained earnings                                                       7,750,893          6,898,249
Accumulated other comprehensive loss                                   (1,663,153)        (1,723,785)
                                                                    -------------      -------------

Total stockholders' equity                                             29,927,373         28,864,097
                                                                    -------------      -------------

Total liabilities and stockholders' equity                          $ 427,739,118      $ 406,221,564
                                                                    =============      =============

   The accompanying notes are an integral part of these financial statements.

SOUTHERN FINANCIAL BANCORP, INC.
FINANCIAL STATEMENTS (UNAUDITED)

CONSOLIDATED STATEMENTS OF INCOME

                                                                   Three Months Ended
                                                                        March 31,
                                                                  2000               1999
                                                               -----------        -----------
Interest income:
Loans                                                          $ 5,556,164        $ 4,794,117
Investment securities                                            2,482,395          2,438,125
                                                               -----------        -----------

Total interest income                                            8,038,559          7,232,242
                                                               -----------        -----------

Interest expense:
Deposits                                                         3,567,518          3,509,263
Borrowings                                                         273,414            102,833
                                                               -----------        -----------

Total interest expense                                           3,840,932          3,612,096
                                                               -----------        -----------

Net interest income                                              4,197,627          3,620,146

Provision for loan losses                                          350,000            341,036
                                                               -----------        -----------

Net interest income after provision for loan losses              3,847,627          3,279,110
                                                               -----------        -----------

Other income:
Fee income                                                         658,614            574,465
Gain on sale of loans                                              333,378            343,773
Other                                                               31,228             14,648
                                                               -----------        -----------

Total other income                                               1,023,220            932,886
                                                               -----------        -----------

Other expense:
Employee compensation and benefits                               1,658,386          1,550,202
Premises and equipment                                             615,549            548,295
Data processing expense                                            275,243            217,188
Advertising                                                         60,886             77,721
Deposit insurance expense                                           17,664             36,726
Other                                                              493,569            500,446
                                                               -----------        -----------

Total other expense                                              3,121,297          2,930,578
                                                               -----------        -----------

Income before income taxes                                       1,749,550          1,281,418

Provision for income taxes                                         574,000            394,425
                                                               -----------        -----------

Net income                                                     $ 1,175,550        $   886,993
                                                               ===========        ===========

Earnings per common share:
Basic                                                          $      0.44        $      0.34
Diluted                                                        $      0.44        $      0.32
Weighted average shares outstanding:
Basic                                                            2,666,196          2,636,544
Diluted                                                          2,688,171          2,734,200

   The accompanying notes are an integral part of these financial statements.

SOUTHERN FINANCIAL BANCORP, INC.
FINANCIAL STATEMENTS (UNAUDITED)

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

                                                           Three Months Ended
                                                                March 31,
                                                         2000              1999
                                                      -----------       -----------
Net income                                            $ 1,175,550       $   886,993
Other comprehensive income:
Cash flow hedge:
  Unrealized holding gain                                  79,785           367,013
  Reclassification adjustment for net interest
  expense included in net income                          (39,785)           11,272
Available-for-sale securities:
  Unrealized holding gain/(loss)                           51,866          (137,913)
                                                      ------------      ------------
Other comprehensive income before tax                      91,866           240,372
Income tax expense related to items of other
  comprehensive income                                    (31,234)          (78,900)
                                                      ------------      ------------
Other comprehensive income, net of tax                     60,632           161,472

Comprehensive income                                  $ 1,236,182       $ 1,048,465
                                                      ============      ============

   The accompanying notes are an integral part of these financial statements.

SOUTHERN FINANCIAL BANCORP, INC.
FINANCIAL STATEMENTS (UNAUDITED)

CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                    Three Months Ended
                                                                                         March 31,
                                                                               ------------------------------
                                                                                  2000               1999
                                                                               -----------       ------------
Cash flows from operating activities:
Net Income                                                                     $ 1,175,550       $    886,993
Adjustments to reconcile net income to
net cash provided by operating activities:
   Depreciation and amortization                                                   217,841            288,955
   Provision for loan losses                                                       350,000            341,036
   Gain on sale of loans                                                          (333,378)          (343,773)
   Amortization of deferred loan fees                                             (138,236)          (148,859)
   Net change in loans held for sale                                               285,319           (115,873)
   Decrease in other assets                                                      1,043,627          1,354,342
   Decrease in other liabilities                                                  (108,448)          (186,123)
                                                                              ------------       ------------

Net cash provided by operating activities                                        2,492,275          2,076,698
                                                                              ------------       ------------

Cash flows from investing activities:

   Increase in loans receivable                                                 (2,441,655)        (2,093,122)
   Purchase of investment securities, held-to-maturity                          (4,143,635)        (3,926,622)
   Purchase of investment securities, available-for-sale                        (3,895,287)       (24,762,045)
   Paydowns of investment securities                                             3,232,502         38,635,602
   Increase in overnight earning deposits, net                                 (15,439,426)          (121,941)
   Increase in premises and equipment, net                                         (27,125)          (768,497)
   (Increase) decrease in Federal Home Loan Bank stock                              35,000           (171,200)
                                                                              ------------       ------------

Net cash provided by (used) in investing activities                            (22,679,626)         6,792,175
                                                                              ------------       ------------

Cash flows from financing activities:

   Net increase (decrease) in deposits                                          20,564,416         (5,397,074)
   Decrease in advances from FHLB                                                        -           (500,000)
   Proceeds from issuance of common stock                                                -             17,500
   Dividends on preferred and common stock                                        (322,907)          (179,317)
                                                                              ------------       ------------

Net cash provided by (used) in financing activities                             20,241,509         (6,058,891)
                                                                              ------------       ------------

Net increase in cash and due from banks                                             54,158          2,809,982

Cash and due from banks, beginning of period                                    12,667,620         10,820,765
                                                                              ------------       ------------

Cash and due from banks, end of period                                        $ 12,721,778       $ 13,630,747
                                                                              ============       ============

   The accompanying notes are an integral part of these financial statements.

SOUTHERN FINANCIAL BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 1 - BASIS OF PRESENTATION

         The accompanying unaudited consolidated financial statements have been prepared in accordance with the instructions to Form 10-Q and, therefore, do not include all information or footnotes necessary for a fair presentation of financial position, results of operations, and cash flows in conformity with generally accepted accounting principles. However, all adjustments which are, in the opinion of management, necessary for a fair presentation have been included. All adjustments are of a normal recurring nature. The results of operations for the three-month period ended March 31, 2000 are not necessarily indicative of the results of the full year. These consolidated financial statements should be read in conjunction with the consolidated financial statements and the notes included in Southern Financial Bancorp, Inc.'s Annual Report for the year ended December 31, 1999.

NOTE 2 - HEDGE ACCOUNTING

         During the first quarter of 1999, Southern Financial entered into four interest rate swap agreements that are accounted for as cash flow hedges. In accordance with SFAS 133, Southern Financial records the change in fair value of the swaps in comprehensive income. To the extent that the hedge is not completely effective, the ineffective portion is charged or credited to other income or expense. The amounts recorded in comprehensive income subsequently are reclassified into interest expense as a yield adjustment in the same period in which the related interest on the certificates of deposit (CD's) affects earnings.

         Each of the four swap agreements has a notional amount of $5 million, and the Bancorp agreed to pay a rate fixed for the period of the swap and receive 3 month LIBOR. Three of the swaps are for a period of five years and have fixed rates ranging from 5.23% to 5.29%; the fourth swap is for a period of ten years and has a fixed rate of 5.45%. The purpose of all four of these swaps was to hedge the variability of cash flows resulting from changes in interest rates in Southern Financial's floating rate liabilities, specifically Southern Financial's CD's in amounts greater than $90,000, which have maturities of one month to six months. Southern Financial performed a regression analysis using monthly averages of both 3 month LIBOR and Southern Financial's hedged CD's and determined that there was a highly effective correlation. Southern Financial designated CD's that were outstanding on the inception dates of the swaps as being hedged by the swaps, and as the hedged CD's mature, Southern Financial has identified other individual CD's to replace them. During the remaining nine months of the year ending December 31, 2000, it is estimated that an immaterial amount of gains in accumulated other comprehensive income related to the interest rate swaps are expected to be reclassified into interest expense as a yield adjustment of the hedged CD's.

         During the quarter ended March 31, 2000, no portion of the hedge was "ineffective" as the spread between LIBOR (the denomination of the floating rate side of the interest rate swaps) and Southern Financial's CD issuance costs changed only minimally. Since there was no change in the net present value of the favorable variance in the spread for the weighted average remaining life of the interest rate swaps, no income was recognized.

         During the quarter ended March 31, 2000, Southern Financial entered into an interest rate swap agreement in the amount of $10 million in connection with the issuance of a like amount of its certificates of deposit. The interest rate swap agreement is accounted for as a fair value hedge. Changes in the present value of the hedge are accounted for in the income statement, as are changes in the present value of the certificates of deposit. The swap has a termination date of September 29, 2005, however it may be terminated on March 29, 2001 or the 29th day of each successive calendar month thereafter by the other party to the swap transaction. Southern Financial agreed to pay a floating rate of 1 month LIBOR plus 12 basis points and receive a fixed rate of 7.25%.

NOTE 3 - INVESTMENT SECURITIES

         The following table sets forth the investment securities portfolio as of the dates indicated:

                                                           March 31, 2000                        December 31, 1999
                                                   Amortized            Estimated           Amortized           Estimated
                                                     Cost               Fair Value            Cost              Fair Value
                                                 -------------         ------------       -------------        ------------
Available-for-sale securities:
  FHLMC MBS                                      $  15,994,261         $ 16,053,668       $  16,361,253        $ 16,369,217
  GNMA MBS                                           6,369,894            6,207,444           2,633,942           2,588,947
  FNMA MBS                                          24,356,493           24,181,572          25,509,631          25,677,821
  Collaterized mortgage obligations                 27,174,203           25,648,743          27,275,536          25,303,089
  Commercial MBS                                    24,101,024           22,440,000          24,102,513          22,495,000
  Obligations of counties and municipalities         3,861,296            3,588,666           3,924,186           3,571,473
  Corporate obligations                                991,245              931,079             990,745             945,371
  U.S. Treasury securities                             791,843              772,859             791,301             770,094
                                                 -------------         ------------       -------------        ------------
                                                 $ 103,640,259         $ 99,824,031       $ 101,589,107        $ 97,721,012
                                                 =============         ============       =============        ============
Held-to-maturity securities:
  FHLMC MBS                                        $ 6,668,831         $  6,625,982       $   3,837,207        $  3,805,831
  GNMA MBS                                          16,315,452           15,979,963          17,177,221          16,933,843
  FNMA MBS                                           7,536,024            7,385,308           6,764,242           6,623,910
  Collateralized mortgage obligations                4,895,490            4,838,581           4,073,233           4,005,515
  Commercial MBS                                     2,036,971            1,975,000           2,864,392           2,796,697
  Obligations of counties and municipalities         2,394,395            2,311,370           2,394,594           2,279,954
                                                 -------------         ------------       -------------        ------------

                                                 $  39,847,163         $ 39,116,204       $  37,110,889        $ 36,445,750
                                                 =============         ============       =============        ============

NOTE 4 - LOANS RECEIVABLE

         Loans receivable consist of the following:

                                                    March 31,       December 31,
                                                      2000              1999
                                                 --------------    -------------
Mortgage:
  Residential                                     $ 43,910,911      $ 48,604,205
  Nonresidential                                   120,488,013       109,871,210
Construction:
  Residential                                        7,784,703         7,852,907
  Nonresidential                                     7,055,624         8,270,290
Non-Mortgage:
  Business                                          51,804,245        54,175,076
  Consumer                                          10,684,105         9,994,326
                                                 -------------     -------------

Total loans receivable                             241,727,601       238,768,014
Less:
  Deferred loan fees, net                            1,387,233         1,229,451
  Allowance for loan losses                          3,600,518         3,452,131
                                                 -------------     -------------

Loans receivable, net                            $ 236,739,850     $ 234,086,432
                                                 =============     =============

         The following sets forth information regarding the allowance for loan losses:

                                                   Three Months     Three Months
                                                      Ended            Ended
                                                    03/31/2000       03/31/1999
                                                  --------------   --------------
Allowance at beginning of period                    $ 3,452,131      $ 3,061,631

Provision for losses charged to income                  350,000          341,036
Charge-offs                                            (207,186)        (402,153)
Recoveries                                                5,573          203,312
                                                    -----------      -----------

Allowance at end of period                          $ 3,600,518      $ 3,203,826
                                                    ===========      ===========

NOTE 5 - EARNINGS PER SHARE

         The following table shows the weighted average number of shares used in computing earnings per share and the effect on weighted average number of shares of dilutive common stock equivalents.

                                                        For the three months ended
                                                March 2000                     March 1999
                                        ----------------------------   ----------------------------
                                                            Per                            Per
                                                           Share                          Share
                                           Shares         Amount          Shares         Amount
                                        ------------    -----------    ------------    -----------
Basic EPS                                  2,666,196         $ 0.44       2,636,544         $ 0.34
                                                        ===========                    ===========

Effect of dilutive
   Securities:
     Stock Options                                 -                         75,681
     Convertible Preferred Stock              21,975                         21,975
                                        ------------                   ------------

     Diluted EPS                           2,688,171         $ 0.44       2,734,200         $ 0.32
                                        ============    ===========    ============    ===========


NOTE 6 - OTHER SIGNIFICANT MATTERS

         Southern Financial signed a definitive Merger Agreement providing for a merger with First Savings Bank of Virginia. Southern Financial will issue .44 shares of its common stock in exchange for each share of common stock of First Savings Bank of Virginia. Subject to certain conditions including receipt of regulatory approval and approval of the shareholders of First Savings Bank of Virginia, closing of the merger is anticipated to occur in the third quarter of 2000. The merger will be accounted for under the purchase method.

                                                                      Appendix C

         FIRST SAVINGS BANK OF VIRGINIA AND SUBSIDIARY

         Consolidated Financial Statements and Report of
         Independent Certified Public Accountants

         December 31, 1999 and 1998
--------------------------------------------------------------------------------

First Savings Bank of Virginia and Subsidiary

Contents

--------------------------------------------------------------------------------


Report of Independent Certified Public Accountants                                  C-3


Consolidated Financial Statements

     Consolidated Statements of Financial Condition                                 C-4

     Consolidated Statements of Income                                              C-5

     Consolidated Statements of Stockholders' Equity and Comprehensive Income       C-6

     Consolidated Statements of Cash Flows                                          C-7

     Notes to Consolidated Financial Statements                              C-8 - C-23

Interim Consolidated Financial Statements (unaudited)

     Consolidated Statements of Financial Condition                                C-24

     Consolidated Statements of Income                                             C-25

     Consolidated Statements of Stockholders' Equity and Comprehensive Income      C-26

     Consolidated Statements of Cash Flows                                         C-27

     Notes to Consolidated Financial Statements                             C-28 - C-30


Report of Independent Certified Public Accountants

Board of Directors
First Savings Bank of Virginia and Subsidiary

We have audited the accompanying consolidated statements of financial condition of First Savings Bank of Virginia and Subsidiary (the Institution) as of December 31, 1999 and 1998, and the related consolidated statements of income, stockholders' equity and comprehensive income, and cash flows for the years then ended. These financial statements are the responsibility of the Institution's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Savings Bank of Virginia and Subsidiary as of December 31, 1999 and 1998, and the results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.



Vienna, Virginia
February 18, 2000

First Savings Bank of Virginia and Subsidiary

Consolidated Statements of Financial Condition

-----------------------------------------------------------------------------------------------------------------------------

December 31,                                                                     1999                        1998
-----------------------------------------------------------------------------------------------------------------------------
Assets

Assets
    Cash and due from banks                                             $          1,498,144         $         2,401,577
    Federal Home Loan Bank overnight investments                                   6,104,409                   8,209,901
    Investment securities available for sale                                       1,244,160                   4,398,035
    Investment securities held to maturity                                        10,981,544                   8,103,127
    Federal Home Loan Bank stock                                                     241,500                     396,900
    Loans receivable, net                                                         47,681,905                  40,274,250
    Foreclosed real estate, net                                                      157,419                      10,000
    Accrued interest receivable                                                      445,310                     361,561
    Premises and equipment, net                                                      511,767                     558,928
    Other assets                                                                     178,803                     349,566

                                                                        -----------------------------------------------------

                                                                        $         69,044,961         $        65,063,845
                                                                        -----------------------------------------------------

Liabilities and Stockholders' Equity

Liabilities

    Deposits                                                            $         55,127,762         $        58,018,972
    Advances from Federal Home Loan Bank                                           3,000,000                          --
    Securities sold under agreement to repurchase                                  5,860,751                   2,515,982
    Accrued interest payable                                                          73,943                      43,842
    Advances from borrowers for taxes and insurance                                   37,292                      24,133
    Deferred income taxes                                                            123,261                          --
    Other liabilities                                                                 94,259                     111,109

                                                                        -----------------------------------------------------

Total Liabilities                                                                 64,317,268                  60,714,038

Stockholders' Equity

    Common stock ($1 par value, 12,000,000
        shares authorized, 931,605 and 930,105
        shares issued and outstanding, respectively)                                 931,605                     930,105
    Additional paid-in capital                                                     3,276,339                   3,273,339
    Retained earnings                                                                510,873                     146,363
    Accumulated other comprehensive income                                             8,876                          --

                                                                        -----------------------------------------------------

Total Stockholders' Equity                                                         4,727,693                   4,349,807

                                                                        -----------------------------------------------------

                                                                        $         69,044,961         $        65,063,845
-----------------------------------------------------------------------------------------------------------------------------

                The accompanying notes are an integral part of these statements.

First Savings Bank of Virginia and Subsidiary

Consolidated Statements of Income

---------------------------------------------------------------------------------------------------------------------------------

Year ended December 31,                                                          1999                        1998
---------------------------------------------------------------------------------------------------------------------------------

Interest Income

    Loans                                                               $          4,141,404        $          3,668,992
    Investments                                                                    1,071,540                     770,559

                                                                        ---------------------------------------------------------

Total Interest Income                                                              5,212,944                   4,439,551

Interest Expense

    Deposits                                                                       2,429,225                   2,441,830
    Borrowed funds                                                                   452,054                     110,653

                                                                        ---------------------------------------------------------

Total Interest Expense                                                             2,881,279                   2,552,483

                                                                        ---------------------------------------------------------

Net Interest Income                                                                2,331,665                   1,887,068

Provision for Loan Losses                                                            130,000                      85,000

                                                                        ---------------------------------------------------------

Interest Income After Provision for Loan Losses                                    2,201,665                   1,802,068


Non-interest Income

    Service charges                                                                  555,814                     481,946
    Gain on sale of real estate owned                                                 75,641                      16,193
    Gain on sale of loans                                                             21,668                      62,966
    Other                                                                             24,484                      21,879

                                                                        ---------------------------------------------------------

Total Non-interest Income                                                            677,607                     582,984

Non-interest Expense

    Compensation and related benefits                                              1,098,554                     915,460
    Occupancy expense                                                                121,224                      88,788
    Property and equipment expense including depreciation
        and amortization                                                             257,392                     188,538
    Professional fees                                                                166,790                     134,050
    Federal deposit insurance premium and regulatory fees                             75,549                      68,771
    Data processing expense                                                          177,599                     152,015
    Other                                                                            394,454                     336,412

                                                                        ---------------------------------------------------------

Total Non-interest Expense                                                         2,291,562                   1,884,034

                                                                        ---------------------------------------------------------

Income Before Income Taxes                                                           587,710                     501,018

Income Tax Expense                                                                   223,200                      63,000

                                                                        ---------------------------------------------------------

Net Income                                                              $            364,510         $           438,018
---------------------------------------------------------------------------------------------------------------------------------

Basic Earnings Per Share of Common Stock                                $               .39          $               .52
---------------------------------------------------------------------------------------------------------------------------------

Diluted Earnings Per Share of Common Stock                              $               .39          $               .51
---------------------------------------------------------------------------------------------------------------------------------

                The accompanying notes are an integral part of these statements.

First Savings Bank of Virginia and Subsidiary

Consolidated Statements of Stockholders' Equity and Comprehensive Income

Years ended December 31, 1999 and 1998.

                                                                Retained           Accumulated
                                                   Additional   Earnings           Other
                                       Common      Paid-in      (Accumulated       Comprehensive
                                       Stock       Capital      Deficit)           Income          Total

Balance, January 1, 1998              $  745,030   $2,760,314   $ (291,655)        $--             $3,213,689

Net Income for the Year                     --           --        438,018          --                438,018

Other Comprehensive Income                  --           --           --            --                   --

Total Comprehensive Income                                                                            438,018

Options Exercised                         22,325       24,650         --            --                 46,975

Stock Issuance                           162,750      488,375         --            --                651,125

Balance, December 31, 1998               930,105    3,273,339      146,363          --              4,349,807

Net Income for the Year                     --           --        364,510          --                364,510

Other Comprehensive Income
   Unrealized holding gain during
   the period, net of tax of $5,440         --           --           --           8,876                8,876

Total Comprehensive Income               373,386

Options Exercised                          1,500        3,000         --            --                  4,500

Balance, December 31, 1999            $  931,605   $3,276,339   $  510,873    $    8,876           $4,727,693

                The accompanying notes are an integral part of these statements.

First Savings Bank of Virginia and Subsidiary

Consolidated Statements of Cash Flows

------------------------------------------------------------------------------------------------------------------------

Year ended December 31,                                                          1999                        1998
------------------------------------------------------------------------------------------------------------------------
Increase (Decrease) in Cash and Cash Equivalents

Cash Flows from Operating Activities
    Net income                                                          $            364,510         $           438,018

                                                                        ------------------------------------------------
    Adjustments to reconcile net income to net cash from
        operating activities
           Depreciation and amortization                                             115,564                     111,720
           Amortization of loan fees                                                 (70,829)                   (108,305)
           Amortization of premiums and discounts from
               investment purchases                                                   22,240                      58,072
           Provision for possible loan losses                                        130,000                      85,000
           Deferred income taxes                                                     189,821                          --
           Gain on sale of loans                                                     (21,668)                    (62,966)
           Gain on sale of real estate owned                                         (75,641)                    (16,193)
           Net gain on sale of investments                                            (1,448)                         --
           Proceeds from sale of loans held for sale                                      --                   1,262,966
           Increase in accrued interest receivable                                   (83,749)                    (96,332)
           Decrease (increase) in other assets                                        93,323                    (109,586)
           Increase in accrued interest payable                                       30,101                      23,391
           Increase (decrease) in advances from borrowers
               for taxes and insurance                                                13,159                      (8,360)
           Decrease in other liabilities                                             (16,850)                    (21,674)
                                                                        ------------------------------------------------

    Total adjustments                                                                324,023                   1,117,733
                                                                        ------------------------------------------------

Net Cash Provided by Operating Activities                                            688,533                   1,555,751
                                                                        ------------------------------------------------

Cash Flows from Investing Activities
    Proceeds from sale of loans                                                      945,840                   4,109,341
    Proceeds from sale of real estate owned                                          679,181                     297,838
    Purchases of equipment                                                           (68,403)                    (72,013)
    Net increase in loans                                                         (9,141,957)                 (5,558,335)
    Purchase of available-for-sale securities                                       (578,735)                 (6,458,403)
    Proceeds from sale of available-for-sale securities                            2,165,384                          --
    Purchases of held-to-maturity securities                                      (6,605,018)                 (9,092,775)
    Proceeds from sale of held-to-maturity securities                                377,882                          --
    Principal repayment on investments                                             4,914,909                   5,447,555
    Redemption of Federal Home Loan Bank stock                                       155,400                          --
                                                                        ------------------------------------------------

Net Cash Used in Investing Activities                                             (7,155,517)                (11,326,792)
                                                                        ------------------------------------------------

Cash Flows from Financing Activities
    Net (decrease) increase in demand deposits, NOW accounts
        and savings accounts                                                      (1,831,137)                  8,659,250
    Net (decrease) increase in certificates                                       (1,060,073)                  3,139,971
    Proceeds from FHLB advances                                                    3,000,000                          --
    Payment of FHLB advances                                                              --                    (200,000)
    Securities sold under agreement to repurchase                                  3,344,769                   2,515,982
    Proceeds from common stock issuance                                                4,500                     698,100
                                                                        ------------------------------------------------

Net Cash Provided by Financing Activities                                          3,458,059                  14,813,303
                                                                        ------------------------------------------------

Net Increase in Cash and Cash Equivalents                                         (3,008,925)                  5,042,262
                                                                        ------------------------------------------------

Cash and Cash Equivalents, beginning of year                                      10,611,478                   5,569,216
                                                                        ------------------------------------------------

Cash and Cash Equivalents, end of year                                  $          7,602,553         $        10,611,478
------------------------------------------------------------------------------------------------------------------------

                The accompanying notes are an integral part of these statements.

First Savings Bank of Virginia and Subsidiary

Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------

December 31, 1999 and 1998
--------------------------------------------------------------------------------

NOTE A--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    The  Bank  with  its  subsidiary  (the   Institution)  is  headquartered  in
    Springfield, Virginia, and currently operates from two branches in Springfield and Fredericksburg. The Institution, a SAIF-insured institution, is engaged primarily in originating one- to four-family residential and construction real estate loans in Northern Virginia. The Institution follows generally accepted accounting principles applicable to depository institutions.

    Principles of Consolidation

    The accompanying consolidated financial statements include the accounts of First Savings Bank of Virginia and its wholly owned subsidiary, FSB Financial Corporation. The subsidiary was inactive in both 1999 and 1998. All material intercompany accounts and transactions have been eliminated in consolidation.

    Cash Equivalents

    For purposes of presentation in the consolidated statement of cash flows, cash and cash equivalents are defined as those amounts included in the statement of financial condition captions, "Cash and due from banks" and "Federal Home Loan Bank overnight investments." For purposes of the statements of cash flows, the Institution considers all highly liquid debt instruments when purchased with original maturities of three months or less to be cash equivalents.

    Investment Securities

    Investment securities which the Institution has the positive intent and ability to hold to maturity are reported at amortized cost. Investment securities which management has designated as available for sale are recorded at their fair market value. The net unrealized gain or loss, net of taxes, is shown as a component of stockholders' equity.

    Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Gains and losses on the sale of securities are recorded on the trade date and determined using the specific identification method.

    Loans Receivable

    Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding principal balances adjusted for any charge-offs, the allowance for loan losses and any deferred fees or costs on originated loans and unamortized premiums or discounts on purchased loans.

    Interest income is accrued on the unpaid principal balance. Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment of the yield of the related loan.

First Savings Bank of Virginia and Subsidiary

--------------------------------------------------------------------------------

December 31, 1999 and 1998
--------------------------------------------------------------------------------

NOTE A--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--Continued

    A loan is considered impaired when, based on current information and events, it is probable that the Institution will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record and the amount of shortfall in relation to the principal and interest owed.

    The accrual of interest on impaired loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid unaccrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received.

    The allowance for loan losses is increased by charges to income and decreased by charge-offs (net of recoveries). Management's periodic evaluation of the adequacy of the allowance is based on the Institution's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral and current economic conditions.

    Foreclosed Real Estate

    The Institution's real estate acquired by foreclosure is initially recorded at the net realizable value at the date of foreclosure. Costs relating to the improvement of property are capitalized. Holding costs are charged to expense as incurred. Valuations are periodically performed by management, and an allowance is established by a charge to operations if the carrying value of the asset exceeds its fair value.

    Income Taxes

    Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes. A valuation allowance must also be established to the extent to which sufficient evidence does not exist to support realization of a deferred tax benefit arising from temporary differences.

    Premises and Equipment

    Leasehold improvements and furniture, fixtures and equipment are carried at cost, less accumulated depreciation and amortization. Furniture, fixtures and equipment are depreciated using the straight-line method over the estimated useful lives of the assets. The cost of leasehold improvements is being amortized using the straight-line method over the terms of the related leases.

First Savings Bank of Virginia and Subsidiary

--------------------------------------------------------------------------------

December 31, 1999 and 1998
--------------------------------------------------------------------------------

NOTE A--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--Continued

    Earnings Per Share

    Basic   earnings  per  share  have  been   computed  on  the  basis  of  the
    weighted-average number of shares of common stock outstanding. The weighted-average number of shares outstanding was 931,465 and 844,238 in 1999 and 1998, respectively.

    Diluted earnings per share have been computed using the weighted-average shares outstanding during the year plus the potential effect of shares issued for stock options outstanding (939,360 and 866,376 for 1999 and 1998, respectively). The potential dilutive securities have no effect on net income used to compute diluted earnings per share.

    Comprehensive Income

    The Institution adopted Statement of Financial Accounting Standards (SFAS) No. 130, Reporting Comprehensive Income, as of January 1, 1998. The Institution had no items of other comprehensive income in 1998.

    Transfers of Financial Assets

    Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Institution, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets and (3) the Institution does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

    Reclassifications

    Certain reclassifications have been made to the 1998 financial statements to conform to the 1999 presentation.

    Use of Estimates

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

    Recent Accounting Pronouncements

    In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, effective for fiscal years beginning after June 15, 2000. This Statement establishes accounting and reporting standards for derivative instruments and hedging activities, including certain derivative instruments embedded in other contracts, and requires that an entity recognize all derivatives as assets or liabilities in the balance sheet and measure them at fair value. If certain conditions are met, an entity may elect to designate a derivative as follows: (1) a hedge of the exposure to changes in

First Savings Bank of Virginia and Subsidiary

--------------------------------------------------------------------------------

December 31, 1999 and 1998
--------------------------------------------------------------------------------

NOTE A--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--Continued

    the fair value of a recognized asset or liability or an unrecognized firm commitment, (2) a hedge of the exposure to variable cash flows of a forecasted transaction or (3) a hedge of the foreign currency exposure of an unrecognized firm commitment, an available-for-sale security, a foreign currency denominated forecasted transaction, or a net investment in a foreign operation. The Statement generally provides for matching the timing of the recognition of the gain or loss on derivatives designated as hedging instruments with the recognition of changes in the fair value of the item being hedged. Depending on the type of hedge, such recognition will be in either net income or other comprehensive income. For a derivative not designated as a hedging instrument, changes in fair value will be recognized in net income in the period of change. Management is currently evaluating the impact of adopting this Statement on the consolidated financial statements, but does not anticipate that it will have a material impact.

--------------------------------------------------------------------------------

NOTE B--INVESTMENT SECURITIES

    Investment securities classified as available for sale are recorded at their estimated market value. The carrying values and estimated fair values of investment securities are summarized as follows:

                                                                         Gross          Gross           Estimated
                                                         Amortized    Unrealized      Unrealized           Fair
    December 31, 1999                                        Cost        Gains          Losses             Value
-----------------------------------------------------------------------------------------------------------------------------

       Mortgage-backed securities                       $ 1,229,844   $    14,316      $     --          $   1,244,160

                                                        ---------------------------------------------------------------------



                                                                         Gross          Gross           Estimated
                                                         Amortized    Unrealized      Unrealized           Fair
    December 31, 1998                                        Cost        Gains          Losses             Value
-----------------------------------------------------------------------------------------------------------------------------

       Mortgage-backed securities                       $ 4,398,035   $    --          $     --          $   4,398,035

                                                        ---------------------------------------------------------------------


    Investment securities classified as held to maturity are recorded at amortized cost. The carrying amounts and estimated fair values of such investment securities are summarized as follows:

                                                                         Gross          Gross           Estimated
                                                         Amortized    Unrealized      Unrealized           Fair
    December 31, 1999                                        Cost        Gains          Losses             Value
-----------------------------------------------------------------------------------------------------------------------------
       Bonds, notes and debentures at
         amortized cost:
           U.S. government and agency
              obligations                               $ 5,515,473   $    1,463       $     (119,750)   $    5,397,186
           Mortgage-backed securities                     5,466,071       11,059              (54,031)        5,423,099
                                                        ---------------------------------------------------------------------

                                                        $ 10,981,544  $    12,522      $     (173,781)   $   10,820,285
                                                        ---------------------------------------------------------------------

First Savings Bank of Virginia and Subsidiary

--------------------------------------------------------------------------------

December 31, 1999 and 1998
--------------------------------------------------------------------------------

NOTE B--INVESTMENT SECURITIES--Continued


                                                                         Gross          Gross           Estimated
                                                         Amortized    Unrealized      Unrealized           Fair
    December 31, 1999                                        Cost        Gains          Losses             Value
-----------------------------------------------------------------------------------------------------------------------------
       Bonds, notes and debentures at
         amortized cost:
           U.S. government and agency
              obligations                               $   454,874     $    687      $       --          $   455,561
           Mortgage-backed securities                     7,648,253        6,435             (34,520)       7,620,168
                                                        ---------------------------------------------------------------------

                                                        $ 8,103,127   $    7,122       $     (34,520)    $  8,075,729
                                                        ---------------------------------------------------------------------

    The scheduled maturities of securities at December 31, 1999, were as follows:

                                                              Securities Available                    Securities Held
                                                                    for Sale                            to Maturity
                                                        --------------------------------     --------------------------------
                                                           Amortized              Fair          Amortized            Fair
    December 31, 1999                                        Cost                 Value           Cost              Value
-----------------------------------------------------------------------------------------------------------------------------

    Due within one year                                 $            --    $          --     $           --   $            --
    Due from one year to five years                                  --               --            142,880           139,439
    Due from five to ten years                                       --               --            647,301           609,631
    Due after ten years                                       1,229,844        1,244,160         10,191,363        10,071,215
                                                        ---------------------------------------------------------------------

                                                        $     1,229,844    $   1,244,160     $  10,981,544    $    10,820,285
                                                        ---------------------------------------------------------------------

    Investments with carrying values of $7,206,180 and $3,767,992 were pledged at December 31, 1999 and 1998, respectively.

    Gross realized gains and losses on sales of available for sale securities totaled $1,727 and $-0- in 1999. There were no sales of securities in 1998. The tax provision for the 1999 gain amounted to $656.

    During 1999, the Institution sold a held-to-maturity security for a loss of $278. At the time of sale, the security's remaining unamortized cost totaled approximately $375,000. Management intended to sell an available for sale security rather than the held-to-maturity security. As such, management does not believe the sale taints the remaining held-to-maturity portfolio.

-------------------------------------------------------------------------------

NOTE C--LOAN SERVICING

    Loans serviced for others are not included in the accompanying consolidated statements of financial condition. The unpaid principal balances of loans serviced for others were $2,859,085 and $4,420,243 at December 31, 1999 and 1998, respectively.

First Savings Bank of Virginia and Subsidiary

--------------------------------------------------------------------------------

December 31, 1999 and 1998
--------------------------------------------------------------------------------

NOTE D--LOANS RECEIVABLE

    Loans receivable at December 31, are summarized as follows:

                                                                                         1999                    1998
-----------------------------------------------------------------------------------------------------------------------------
         First mortgage loans (conventional)
             Principal balances
                Secured by one- to four-family residences                     $      13,614,149       $       11,542,419
                Secured by other properties                                           8,890,000                7,945,035
                Construction loans                                                   14,827,808               12,329,363
                                                                              -----------------------------------------------

                                                                                     37,331,957               31,816,817

                Unamortized loan premiums                                                 5,920                    6,045
                Deferred loan origination fees, net                                    (105,469)                (112,674)
                                                                              -----------------------------------------------

         Total first mortgage loans                                                  37,232,408               31,710,188

         Consumer and other loans
             Principal balances

                Consumer                                                                906,015                  832,140
                Second mortgage                                                         130,295                  125,883
                Commercial                                                            9,894,594                8,064,964
                                                                              -----------------------------------------------

         Total consumer and other loans                                              10,930,904                9,022,987

             Less allowance for loan losses                                            (481,407)                (458,925)
                                                                              -----------------------------------------------

                                                                              $      47,681,905       $       40,274,250
                                                                              -----------------------------------------------

    Mortgage loans in the amount of $3,917,094 at December 31, 1999 were pledged as collateral for borrowings from the Federal Home Loan Bank. No mortgage loans were pledged as collateral for borrowings from the Federal Home Loan Bank at December 31, 1998.

    Activity in the allowance for loan losses is summarized as follows for the years ended December 31:

                                                                                         1999                    1998
-----------------------------------------------------------------------------------------------------------------------------
         Balance, beginning of year                                           $         458,925       $          401,085
         Provisions, charged to operations                                              130,000                   85,000
         Loans charged off                                                             (172,476)                 (38,120)
         Recoveries                                                                      64,958                   10,960
                                                                              -----------------------------------------------

         Balance, end of year                                                 $         481,407       $          458,925
                                                                              -----------------------------------------------

First Savings Bank of Virginia and Subsidiary

-------------------------------------------------------------------------------

December 31, 1999 and 1998
-------------------------------------------------------------------------------

NOTE D--LOANS RECEIVABLE--Continued

     Impairment of loans has been recognized in conformity SFAS No. 114, as amended by SFAS No. 118. The following is a summary of information pertaining to impaired loans at December 31:


                                                                                             1999                    1998
   ---------------------------------------------------------------------------- ----------------------- -----------------------
   Impaired loans without a valuation allowance                                  $                  --   $                  --
   Impaired loans with a valuation allowance                                                 1,331,032               1,390,500
                                                                                ----------------------- -----------------------

   Total impaired loans                                                          $           1,331,032   $           1,390,500
                                                                                ----------------------- -----------------------

   Valuation allowance related to impaired loans                                 $             133,103   $             130,755
                                                                                ----------------------- -----------------------


                                                                                             1999                     1998
   ---------------------------------------------------------------------------- ------------------------ ----------------------
   Average investment in impaired loans                                          $            1,360,766  $             819,550
                                                                                ------------------------ ----------------------

   Interest income recognized on impaired loans                                                 162,450                118,426
                                                                                ------------------------ ----------------------

   Interest income recognized on a cash basis on impaired loans                  $              162,450  $             118,426
                                                                                ------------------------ ----------------------


    Loans having carrying values of $738,518 and $281,645 were transferred to foreclosed real estate in 1999 and 1998, respectively.

    The Institution is not committed to lend additional funds to debtors whose loans have been modified.

-------------------------------------------------------------------------------

NOTE E--ACCRUED INTEREST RECEIVABLE

    Accrued interest receivable is summarized as follows at December 31:

                                                                                         1999                    1998
-------------------------------------------------------------------------------------------------------------------------------
         Investments                                                          $          91,249       $           86,850
         Loans receivable                                                               354,061                  274,711
                                                                            ---------------------------------------------------

                                                                              $         445,310       $          361,561
                                                                            ---------------------------------------------------

First Savings Bank of Virginia and Subsidiary

--------------------------------------------------------------------------------

December 31, 1999 and 1998
--------------------------------------------------------------------------------

NOTE F--FORECLOSED REAL ESTATE

    Foreclosed real estate consists of the following at December 31:

                                                                                         1999                    1998
--------------------------------------------------------------------------------------------------------------------------------
         Land                                                                 $           7,500       $           10,000
         One- to four-family residences                                                 149,919                       --
                                                                              --------------------------------------------------

                                                                              $         157,419       $           10,000
------------------------------------------------------------------------------==================================================

NOTE G--PREMISES AND EQUIPMENT

    Premises and equipment are summarized as follows at December 31:

                                                                                         1999                    1998
--------------------------------------------------------------------------------------------------------------------------------

             Leasehold improvements                                           $         476,616       $          475,416
             Furniture, fixtures and equipment                                          593,570                  526,368
                                                                              --------------------------------------------------

                                                                                      1,070,186                1,001,784
             Less accumulated depreciation and amortization                            (558,419)                (442,856)
                                                                              --------------------------------------------------

                                                                              $         511,767       $          558,928
------------------------------------------------------------------------------==================================================

NOTE H--DEPOSITS

    Deposits are summarized as follows at December 31:

                                                                                         1999                    1998
--------------------------------------------------------------------------------------------------------------------------------

         Demand and NOW accounts                                              $       9,354,305       $       13,254,862
         Money market deposit accounts                                                4,118,167                2,454,337
         Statement savings                                                            3,684,890                3,279,300
                                                                              --------------------------------------------------

                                                                                     17,157,362               18,988,499

         Certificates of deposit                                                     37,970,400               39,030,473
                                                                              --------------------------------------------------

                                                                              $      55,127,762       $       58,018,972
------------------------------------------------------------------------------==================================================

First Savings Bank of Virginia and Subsidiary

--------------------------------------------------------------------------------

December 31, 1999 and 1998
--------------------------------------------------------------------------------

NOTE H--DEPOSITS--Continued

    The aggregate amount of short-term certificates of deposit with a minimum denomination of $100,000 was approximately $6,521,813 and $7,093,300 at December 31, 1999 and 1998, respectively.

    At December 31, 1998 the scheduled maturities of certificates of deposit are as follows:

        Year ending December 31,

--------------------------------------------------------------------------------

               2000                                     $       28,346,502
               2001                                              4,455,499
               2002                                              2,134,007
               2003                                              2,123,496
               2004                                                910,896
                                                        ------------------------
                                                        $       37,970,400
                                                        ------------------------

NOTE I--BORROWED FUNDS

    Pursuant to collateral agreements with the Federal Home Loan Bank (FHLB), advances are secured by all stock in the FHLB, qualifying first mortgage loans and certain investment securities. Advances of $3,000,000 at December 31, 1999 are scheduled to mature in March 2000.

    Securities sold under agreements to repurchase are classified as secured borrowings. The Institution has a repurchase agreement with a correspondent bank. Borrowings under this repurchase agreement generally mature within 90 days or on demand. Securities collateralizing the agreement have been delivered to the counter party. The rate of interest on these borrowings fluctuates in response to market conditions. The available credit is based on the collateral provided by the Bank when the borrowing is initiated.

    Interest expense on borrowed funds is summarized as follows for the years ended December 31:

                                                                                         1999                    1998
--------------------------------------------------------------------------------------------------------------------------------

         Advances from the FHLB                                               $          53,550       $            1,762
         Securities sold under agreement to repurchase                                  398,504                  108,891
                                                                              --------------------------------------------------
                                                                              $         452,054       $          110,653
                                                                              --------------------------------------------------

First Savings Bank of Virginia and Subsidiary

--------------------------------------------------------------------------------

December 31, 1999 and 1998
--------------------------------------------------------------------------------

NOTE J--INCOME TAXES

    Income tax (benefit) expense at December 31, 1999 and 1998 comprises the following:


                                                                                      1999                    1998
--------------------------------------------------------------------------------------------------------------------------------
         Federal

             Current                                                         $           33,379      $               --
             Deferred                                                                   163,498                 137,641
             Adjustment of valuation reserve for net operating
                loss utilization                                                             --                 (78,641)
                                                                             ---------------------------------------------------

                                                                                        196,877                  59,000
         State
             Current                                                                         --                      --
             Deferred                                                                    26,323                  25,810
             Adjustment of valuation reserve for net operating
                loss utilization                                                             --                 (21,810)
                                                                             ---------------------------------------------------

                                                                                         26,323                   4,000
                                                                             ---------------------------------------------------

         Net provision                                                       $          223,200      $           63,000
                                                                             ---------------------------------------------------


    Temporary differences between the financial statement carrying amounts and tax bases of assets and liabilities give rise to significant portions of the deferred tax (liability) asset at December 31:

                                                                                      1999                    1998
--------------------------------------------------------------------------------------------------------------------------------

         Accrual to cash                                                     $         (173,706)     $          (90,414)
         Deferred loan fees                                                             (48,031)                (63,336)
         FHLB stock dividends                                                           (62,773)                (45,446)
         Loan loss reserve                                                              172,758                 106,672
         Net operating loss carryforwards                                                    --                 180,007
         Other                                                                          (11,509)                (15,483)
                                                                             ---------------------------------------------------

         Deferred tax (liability) asset                                                (123,261)                 72,000
                                                                             ---------------------------------------------------


    The deferred tax asset at December 31, 1998 is reflected as a component of other assets in the consolidated statement of financial condition.

First Savings Bank of Virginia and Subsidiary

--------------------------------------------------------------------------------

December 31, 1999 and 1998
--------------------------------------------------------------------------------

NOTE J--INCOME TAXES--Continued

    Prior to 1996, the Institution had qualified under the Internal Revenue Code (the Code) provisions which permitted it to deduct from taxable income an allowance for bad debts based on a percentage of taxable income before such deduction. As an alternative, the Code allowed a bad debt deduction to be computed based on actual experience.

    During 1996, legislation was passed requiring the Institution to recapture as taxable income the portion of its bad debt reserve in excess of its experienced-based reserve. The Institution will be unable to utilize the percentage of taxable income method to compute its reserve addition in the future. The Institution must amortize the portion of its bad debt reserve subject to recapture over six years.

    Retained earnings at December 31, 1999 included earnings of approximately $113,000 representing such bad debt deductions for which no provision for federal income taxes had been made. If, in the future, this portion of retained earnings is used for any purpose other than to absorb bad debt losses, federal income taxes may be imposed at the then applicable rate.

--------------------------------------------------------------------------------

NOTE K--REGULATORY MATTERS

    The Institution is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory--and possibly additional discretionary--actions by regulators that, if undertaken, could have a material effect on the Institution's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Institution must meet specific capital guidelines that involve quantitative measures of the Institution's assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Institution's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

    Quantitative measures established by regulation to ensure capital adequacy require the Institution to maintain minimum amounts and ratios (set forth in the table below) as defined by regulation. Management believes, as of December 31, 1999, the Institution met all capital adequacy requirements to which it is subject.

    As of December 31, 1999, the most recent notification from the Office of Thrift Supervision categorized the Institution as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the Institution's category.

First Savings Bank of Virginia and Subsidiary

--------------------------------------------------------------------------------

December 31, 1999 and 1998
--------------------------------------------------------------------------------

NOTE K--REGULATORY MATTERS--Continued

                                                                                                       Minimum to be
                                                                                                      Well Capitalized
                                                                                                           Under
                                                                     Minimum for Capital              Prompt Corrective
                                            Actual                    Adequacy Purposes                Action Provision
                                ------------------------------------------------------------   ---------------------------------
                                     Amount         Ratio           Amount           Ratio          Amount          Ratio
--------------------------------------------------------------------------------------------------------------------------------
      As of December 31,
        1999:
         Total risk-based
          capital to
          risk-weighted
          assets                 $      5,223,715     12.96%    $      3,225,619     8.00%     $     4,032,023     10.00%
         Tier 1 capital to
          risk-weighted
          assets                        4,718,817     11.70%           1,612,809     4.00%           2,419,214      6.00%
         Core capital to
          adjusted tangible
          assets                        4,718,817      6.84%           2,761,798     4.00%           3,452,248      5.00%
         Tangible capital to
          tangible assets               4,718,817      6.84%           1,035,674     1.50%               N/A         N/A

      As of December 31,
        1998:
         Total risk-based
          capital to
          risk-weighted
          assets                        4,776,287     14.01%           2,726,875     8.00%           3,409,593     10.00%
         Tier 1 capital to
          risk-weighted
          assets                        4,349,807     12.76%           1,363,437     4.00%           2,045,156      6.00%
         Core capital to
          adjusted tangible
          assets                        4,349,807      6.69%           2,602,554     4.00%           3,253,083      5.00%
         Tangible capital to
          tangible assets               4,349,807      6.69%             975,925     1.50%               N/A         N/A

First Savings Bank of Virginia and Subsidiary

--------------------------------------------------------------------------------

December 31, 1999 and 1998
--------------------------------------------------------------------------------

NOTE K--REGULATORY MATTERS--Continued

    The following is a reconciliation of the Institution's generally accepted accounting principles capital, to its regulatory capital, at December 31, 1999:

                                                                        Regulatory
                                 -----------------------------------------------------------------------------------------------
                                   Tangible                          Core                       Risk-Based
                                    Capital         Percentage     Capital         Percentage      Capital       Percentage
--------------------------------------------------------------------------------------------------------------------------------

      GAAP capital               $      4,727,693      6.85%    $      4,727,693     6.85%     $     4,727,693     11.73%

      Accumulated
          comprehensive
          income                           (8,876)    (0.01)              (8,876)   (0.01)              (8,876)    (0.02)

      General valuation
          allowances                                                                                   504,898      1.25
                                 -----------------------------------------------------------------------------------------------

      Regulatory capital--
          computed               $      4,718,817      6.84%    $      4,718,817     6.84%     $     5,223,715     12.96%

                                 -----------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------

NOTE L--COMMITMENTS AND CONTINGENCIES

    In the ordinary course of business, the Institution has various outstanding commitments and contingent liabilities that are not reflected in the accompanying consolidated financial statements. In addition, the Institution is involved in certain claims and legal actions arising in the ordinary course of business. In the opinion of management, after consultation with legal counsel, the ultimate disposition of these matters is not expected to have a material, adverse effect on the consolidated financial position of the Institution.

    The principal commitments of the Institution are as follows:

    Lease Commitments

    At December 31, 1999 the Institution was obligated under non-cancelable operating leases for office space. The Institution entered into a land lease with an unrelated party with an initial term expiring in 2003 and two additional 15-year options thereafter. The Institution has entered into an office lease with a related party. The lease has a term expiring in 2004. Annual rent expense under the lease is $81,900 for fiscal years 1999 and 2000. The lease contains a rent escalation beginning in fiscal year 2001. The amount paid to the related party in 1999 was $73,856. Net rent expense under operating leases, included in occupancy and equipment expense, was $101,306 and $84,546 for the years ended December 31, 1999 and 1998, respectively.

First Savings Bank of Virginia and Subsidiary

--------------------------------------------------------------------------------

December 31, 1999 and 1998
--------------------------------------------------------------------------------

NOTE L--COMMITMENTS AND CONTINGENCIES--Continued

    The projected minimum rental payments under the initial terms of the leases at December 31, 1999 are as follows:


         Year ending December 31,
--------------------------------------------------------------------------------

                      2000                              $          126,532
                      2001                                         152,007
                      2002                                         149,516
                      2003                                         128,275
                      2004                                          19,175
                      Thereafter                                        --
                                                        ------------------------

                                                        $          575,505
                                                        ------------------------

    Loan Commitments

    In the normal course of business, the Institution makes various commitments and incurs certain contingent liabilities that are not presented in the accompanying consolidated financial statements. The commitments and contingent liabilities include various guarantees, commitments to extend credit and standby letters of credit. At December 31, 1999, commitments under standby letters of credit aggregated $828,256. Unfunded loan commitments totaled $11,603,893.

    The amount of collateral obtained, if it is deemed necessary by the Institution, is based on management's credit valuation of the customer.

    Stock Option Plan

    The Institution adopted a stock option plan and reserved 90,000 shares for issuance. The plan expired in September 1996; granted options expired in 1999. In April 1998, the Institution adopted a new stock option plan and reserved 100,000 shares for issuance. As of December 31, 1999, 20,000 options were outstanding under the new plan. The options granted in 1999 expire in 2006. The following table summarizes certain information regarding outstanding options under both plans:

First Savings Bank of Virginia and Subsidiary

--------------------------------------------------------------------------------

December 31, 1999 and 1998
--------------------------------------------------------------------------------

NOTE L--COMMITMENTS AND CONTINGENCIES--Continued


                                                                                     Number of
                                                                                      Shares             Exercise Price
--------------------------------------------------------------------------------------------------------------------------------
    Balance at January 1, 1998                                                           42,000
    Granted                                                                               8,250         $    4.00-5.00
    Exercised                                                                           (22,325)        $    2.00-3.00
    Canceled                                                                                 --
                                                                                  -----------------

    Balance at December 31, 1998                                                         27,925
    Granted                                                                              22,500         $        5.00
    Exercised                                                                            (1,500)        $        3.00
    Canceled                                                                             (2,500)        $        5.00
    Expired                                                                             (26,425)        $    3.00-5.00
                                                                                  -----------------

    Balance at December 31, 1999                                                         20,000
                                                                                  -----------------



    The pro forma disclosures of the fair value method for stock-based compensation required by SFAS No. 123 have been omitted, as the amounts are considered immaterial.
--------------------------------------------------------------------------------

NOTE M--RELATED PARTY TRANSACTIONS

    Certain directors, officers, employees and stockholders of the Institution were loan customers of the Institution during 1999 and 1998. In the opinion of management, these loans are consistent with sound banking practices, are within regulatory lending limitations, and do not involve more than normal risk of collectibility. At December 31, 1999 and 1998, these loans totaled approximately $1,044,876 and $683,900, respectively. In addition, related party deposits held totaled approximately $776,697 and $498,243 at December 31, 1999 and 1998, respectively.

--------------------------------------------------------------------------------

NOTE N--STATEMENT OF CASH FLOWS SUPPLEMENTAL DISCLOSURES

    The Institution  paid the following  amounts during the years ended December
    31:

                                      1999                    1998
--------------------------------------------------------------------------------

         Interest             $    2,845,663       $        2,529,092
                              --------------------------------------------------

         Income taxes         $       40,000       $               --
                              --------------------------------------------------

First Savings Bank of Virginia and Subsidiary

--------------------------------------------------------------------------------

December 31, 1999 and 1998
--------------------------------------------------------------------------------

NOTE O--RETIREMENT PLAN

    The Institution has a defined contribution retirement plan which covers substantially all full-time employees who have completed six months of service. The Institution will contribute 50 percent of employee contributions up to 2 percent of pre-tax income. The employer contribution vests immediately. The Institution contributed approximately $8,613 and $10,087 to the plan during the years ended December 31, 1999 and 1998, respectively.

--------------------------------------------------------------------------------

NOTE P--SIGNIFICANT GROUP CONCENTRATIONS OF CREDIT RISK

    The Institution is primarily engaged in originating one- to four-family residential and construction real estate loans in Northern Virginia. The concentration of loans receivable by type of loan is reflected in Note D. The Institution offers both fixed and adjustable rates of interest on these loans, which have amortization terms ranging to 30 years. A significant percentage of Northern Virginia borrowers are employed by service firms and government agencies. Adverse changes in economic conditions could have a direct effect on the timing and amount of payments by borrowers, as well as impairing collateral values. However, management believes residential real estate values are presently stable in its primary lending area, and loan loss allowances have been provided for in amounts commensurate with its current perception of the foregoing risks in the portfolio.

First Savings Bank of Virginia and Subsidiary

Consolidated Statements of Financial Condition (unaudited)

---------------------------------------------------------------------------------------------------------------------------
                                                                                March 31,              December 31,
                                                                                  2000                    1999
---------------------------------------------------------------------------------------------------------------------------

Assets

Assets
    Cash and due from banks                                             $          2,930,207         $         1,498,144
    Federal Home Loan Bank overnight investments                                   6,603,890                   6,104,409
    Investment securities available for sale                                       1,039,585                   1,244,160
    Investment securities held to maturity                                        11,192,223                  10,981,544
    Federal Home Loan Bank stock                                                     241,500                     241,500
    Loans receivable, net                                                         48,087,567                  47,681,905
    Foreclosed real estate, net                                                        7,500                     157,419
    Accrued interest receivable                                                      377,860                     445,310
    Premises and equipment, net                                                      489,646                     511,767
    Other assets                                                                     146,433                     178,803
                                                                        ---------------------------------------------------

                                                                        $         71,116,411         $        69,044,961
---------------------------------------------------------------------------------------------------------------------------

Liabilities and Stockholders' Equity

Liabilities
    Deposits                                                            $         54,043,822         $        55,127,762
    Advances from Federal Home Loan Bank                                           3,000,000                   3,000,000
    Securities sold under agreement to repurchase                                  8,860,751                   5,860,751
    Accrued interest payable                                                          65,850                      73,943
    Advances from borrowers for taxes and insurance                                  108,533                      37,292
    Deferred income taxes                                                            117,821                     123,261
    Other liabilities                                                                116,953                      94,259
                                                                        ---------------------------------------------------

Total Liabilities                                                                 66,313,730                  64,317,268

Stockholders' Equity
    Common stock ($1 par value, 12,000,000
        shares authorized, 931,605 shares issued
        and outstanding)                                                             931,605                     931,605
    Additional paid-in capital                                                     3,276,339                   3,276,339
    Retained earnings                                                                587,386                     510,873
    Accumulated other comprehensive income                                             7,351                       8,876
                                                                        ---------------------------------------------------

Total Stockholders' Equity                                                         4,802,681                   4,727,693
                                                                        ---------------------------------------------------

                                                                        $         71,116,411         $        69,044,961
---------------------------------------------------------------------------------------------------------------------------

                The accompanying notes are an integral part of these statements.

First Savings Bank of Virginia and Subsidiary

Consolidated Statements of Income (unaudited)

---------------------------------------------------------------------------------------------------------------------------
Three months ended March 31,                                                        2000                      1999
---------------------------------------------------------------------------------------------------------------------------
Interest Income
    Loans                                                               $          1,148,315         $           913,279
    Investments                                                                      264,320                     287,685
                                                                        --------------------------------------------------

Total Interest Income                                                              1,412,635                   1,200,964

Interest Expense

    Deposits                                                                         583,107                     626,342
    Borrowed funds                                                                   165,271                      52,224
                                                                        --------------------------------------------------

Total Interest Expense                                                               748,378                     678,566
                                                                        --------------------------------------------------

Net Interest Income                                                                  664,257                     522,398

Provision for Loan Losses                                                            225,000                      10,000
                                                                        --------------------------------------------------

Interest Income After Provision for Loan Losses                                      439,257                     512,398


Non-interest Income
    Service charges                                                                  115,878                     139,015
    Gain on sale of real estate owned                                                  4,356                          --
    Gain on sale of loans                                                            139,050                          --
    Other                                                                              6,646                       4,904
                                                                        --------------------------------------------------

Total Non-interest Income                                                            265,930                     143,919

Non-interest Expense
    Compensation and related benefits                                                278,610                     252,794
    Occupancy expense                                                                 30,710                      22,495
    Property and equipment expense including depreciation
        and amortization                                                              59,824                      60,284
    Professional fees                                                                 65,679                      25,106
    Federal deposit insurance premium and regulatory fees                             13,463                      19,422
    Data processing expense                                                           49,060                      42,091
    Other                                                                             84,528                      94,536
                                                                        --------------------------------------------------

Total Non-interest Expense                                                           581,874                     516,728
                                                                        --------------------------------------------------

Income Before Income Taxes                                                           123,313                     139,589

Income Tax Expense                                                                    46,800                      53,100
                                                                        --------------------------------------------------

Net Income                                                              $            76,513          $            86,489
---------------------------------------------------------------------------------------------------------------------------

Basic Earnings Per Share of Common Stock                                $               .08          $               .09
---------------------------------------------------------------------------------------------------------------------------

Diluted Earnings Per Share of Common Stock                              $               .08          $               .09
---------------------------------------------------------------------------------------------------------------------------

                The accompanying notes are an integral part of these statements.

First Savings Bank of Virginia and Subsidiary

Consolidated   Statements  of  Stockholders'  Equity  and  Comprehensive  Income
(unaudited)
Three months ended March 31, 2000 and year ended December 31, 1999

                                                                                 Accumulated
                                                    Additional                     Other
                                        Common        Paid-in        Retained  Comprehensive
                                        Stock         Capital        Earnings      Income         Total

Balance, January 1, 1999              $   930,105   $ 3,273,339   $   146,363   $      --      $ 4,349,807

Net Income for the Year                      --            --         364,510          --      $   364,510

Other Comprehensive Income
Unrealized holding gain during
   the period, net of tax of $5,440          --            --            --           8,876          8,876

Total Comprehensive Income                                                                         373,386

Options Exercised                           1,500         3,000          --            --            4,500

Balance, December 31, 1999                931,605     3,276,339       510,873         8,876      4,727,693

Net Income for the Quarter                   --            --          76,513          --           76,513

Other Comprehensive Income
Unrealized holding loss during
   the period, net of tax benefit
    of $935                                  --            --            --          (1,525)        (1,525)

Total Comprehensive Income                                                                          74,988

Balance, March 31, 2000               $   931,605   $ 3,276,339   $   587,386   $     7,351    $ 4,802,681

                The accompanying notes are an integral part of these statements.

First Savings Bank of Virginia and Subsidiary

Consolidated Statements Cash Flows (unaudited)



-----------------------------------------------------------------------------------------------------------------------------
Three months ended March 31,                                                        2000                      1999
-----------------------------------------------------------------------------------------------------------------------------
Increase (Decrease) in Cash and Cash Equivalents

Cash Flows from Operating Activities
    Net income                                                          $             76,513         $           86,489
                                                                        -----------------------------------------------------

    Adjustments to reconcile net income to net cash from
        operating activities
           Depreciation and amortization                                              31,871                      27,140
           Amortization of loan fees                                                 (14,800)                    (18,768)
           Amortization of premiums and discounts from
               Investment purchases                                                    8,456                      25,327
           Provision for possible loan losses                                        225,000                      10,000
           Deferred income taxes                                                          --                      53,100
           Gain on sale of loans                                                    (139,050)                         --
           Gain on sale of real estate owned                                          (4,356)                         --
           Decrease (increase) in accrued interest receivable                         67,450                     (55,311)
           Decrease (increase) in other assets                                        32,370                     (58,919)
           (Decrease) increase in accrued interest payable                            (8,093)                     53,069
           Increase in advances from borrowers
               for taxes and insurance                                                71,241                      37,608
           Increase in other liabilities                                              18,190                      13,609
                                                                        -----------------------------------------------------

    Total adjustments                                                                288,279                      86,855
                                                                        -----------------------------------------------------

Net Cash Provided by Operating Activities                                            364,792                     173,344
                                                                        -----------------------------------------------------

Cash Flows from Investing Activities
    Proceeds from sale of loans                                                    2,282,931                          --
    Proceeds from sale of real estate owned                                          154,275                          --
    Purchases of equipment                                                            (9,750)                     (5,812)
    Net increase in loans                                                         (2,759,743)                 (2,474,411)
    Purchases of held-to-maturity securities                                        (500,000)                 (4,459,658)
    Principal  repayment on investments                                              482,979                   2,099,122
                                                                        -----------------------------------------------------

Net Cash Used in Investing Activities                                               (349,308)                 (4,840,759)
                                                                        -----------------------------------------------------
Cash Flows from Financing Activities
    Net increase in demand deposits, NOW accounts
        and savings accounts                                                       1,755,800                   3,188,443
    Net decrease in certificates                                                  (2,839,740)                    (17,693)
    Securities sold under agreement to repurchase                                  3,000,000                   3,969,641
    Proceeds from common stock issuance                                                   --                       4,500
                                                                        -----------------------------------------------------

Net Cash Provided by Financing Activities                                          1,916,060                   7,144,891
                                                                        -----------------------------------------------------

Net Increase in Cash and Cash Equivalents                                          1,931,544                   2,477,467
                                                                        -----------------------------------------------------

Cash and Cash Equivalents, beginning of period                                     7,602,553                  10,611,478
                                                                        -----------------------------------------------------

Cash and Cash Equivalents, end of period                                $          9,534,097         $        13,088,954
                                                                        -----------------------------------------------------

                The accompanying notes are an integral part of these statements.

First Savings Bank of Virginia and Subsidiary

Notes to Consolidated Financial Statements

-------------------------------------------------------------------------------

Three months ended March 31, 2000 and year ended December 31, 1999
-------------------------------------------------------------------------------

NOTE A--BASIS OF PRESENTATION

    The accompanying March 31, 2000 unaudited financial statements have been prepared in accordance with the instructions to Form 10-QSB and, therefore, do not include all information or footnotes necessary for a fair presentation of financial position, results of operations and cash flows in conformity with generally accepted accounting principles. However, all adjustments which are, in the opinion of management, necessary for a fair presentation have been included. All adjustments are of a normal recurring nature. The results of operations for the three-month period ending March 31, 2000 are not necessarily indicative of the results to be expected for the full year. These financial statements should be read in conjunction with the financial statements and the notes included in First Savings Bank of Virginia's (the Bank's) Annual Report for the year ended December 31, 1999.

-------------------------------------------------------------------------------

NOTE B--INVESTMENT SECURITIES

    Investment securities classified as available for sale are recorded at their estimated market value. The carrying values and estimated fair values of such investment securities are summarized as follows:

                                                                                            Estimated
                                                         Amortized                               Fair
    March 31, 2000                                           Cost                               Value
----------------------------------------------------------------------------------------------------------

       Mortgage-backed securities                       $ 1,027,729                    $     1,039,585
                                                        --------------------------------------------------

                                                                                            Estimated
                                                         Amortized                               Fair
    December 31, 1999                                        Cost                               Value
----------------------------------------------------------------------------------------------------------

       Mortgage-backed securities                       $ 1,229,844                    $     1,244,160
                                                        --------------------------------------------------



    Investment securities classified as held to maturity are recorded at amortized cost. The carrying amounts and estimated fair values of such investment securities are summarized as follows:

                                                                                            Estimated
                                                         Amortized                               Fair
    March 31, 2000                                           Cost                               Value
----------------------------------------------------------------------------------------------------------
           U.S. government and agency
              obligations                               $ 6,003,047                    $     5,858,851
           Mortgage-backed securities                     5,189,176                          5,144,450
                                                        --------------------------------------------------

                                                        $ 11,192,223                   $    11,003,301
                                                        --------------------------------------------------

First Savings Bank of Virginia and Subsidiary

-------------------------------------------------------------------------------

Three months ended March 31, 2000 and year ended December 31, 1999
-------------------------------------------------------------------------------

NOTE B--INVESTMENT SECURITIES--Continued

                                                                                                    Estimated
                                                                 Amortized                             Fair
    December 31, 1999                                              Cost                               Value
-----------------------------------------------------------------------------------------------------------------
           U.S. government and agency
              obligations                               $       5,515,473                    $      5,397,186
           Mortgage-backed securities                           5,466,071                           5,423,099
                                                        ---------------------------------------------------------

                                                        $       10,981,544                   $    10,820,285
                                                        ---------------------------------------------------------


--------------------------------------------------------------------------------

NOTE C--LOANS RECEIVABLE

    Loans receivable are summarized as follows:

                                                                                    March 31,           December 31,
                                                                                      2000                  1999
-----------------------------------------------------------------------------------------------------------------------------
         First mortgage loans (conventional)
             Principal balances
                Secured by one- to four-family residences                     $      15,744,598       $       13,614,149
                Secured by other properties                                           7,925,846                8,890,000
                Construction loans                                                   13,046,261               14,827,808
                                                                              -----------------------------------------------

                                                                                     36,716,705               37,331,957

                Unamortized loan premiums                                                 5,880                    5,920
                Deferred loan origination fees, net                                    (109,973)                (105,469)
                                                                              -----------------------------------------------

         Total first mortgage loans                                                  36,612,612               37,232,408

         Consumer and other loans
             Principal balances
                Consumer                                                                995,807                  906,015
                Second mortgage                                                         184,729                  130,295
                Commercial                                                           10,991,148                9,894,594
                                                                              -----------------------------------------------

         Total consumer and other loans                                              12,171,684               10,930,904

             Less allowance for loan losses                                            (696,729)                (481,407)
                                                                              -----------------------------------------------

                                                                              $      48,087,567       $       47,681,905
                                                                              -----------------------------------------------

First Savings Bank of Virginia and Subsidiary

-------------------------------------------------------------------------------

December 31, 1999 and 1998
-------------------------------------------------------------------------------

NOTE C--LOANS RECEIVABLE--Continued

    Activity in the allowance for loan losses is summarized as follows:

                                                                                     March 31,           December 31,
                                                                                       2000                  1999
----------------------------------------------------------------------------------------------------------------------------

         Balance, beginning of year                                           $         481,407       $          458,925
         Provisions, charged to operations                                              225,000                  130,000
         Loans charged off                                                              (15,859)                (172,476)
         Recoveries                                                                       6,181                   64,958
                                                                              ----------------------------------------------

         Balance, end of year                                                 $         696,729       $          481,407
                                                                              ----------------------------------------------


--------------------------------------------------------------------------------

NOTE D--MERGER AGREEMENT

    First Savings Bank signed a definitive merger agreement providing for a merger with Southern Financial Bancorp, Inc. Stockholders of the Bank will receive .44 shares of Southern Financial Bancorp common stock in exchange for each share of their common stock. Subject to certain conditions including receipt of regulatory approval and approval of the shareholders of the Bank, closing of the merger is anticipated to occur in the third quarter of 2000.

    As a result of the definitive merger agreement, provisions of employment agreements with certain employees provide for severance payments and additional compensation as incentives for these employees to continue employment with the Bank through completion of the merger. The total compensation provided in these agreements, payable at the completion of the merger, approximates $321,000.

                                                                      Appendix D

RP FINANCIAL, LC.
-------------------------------------------
Financial Services Industry Consultant


                                                March 31, 2000


Board of Directors
First Savings Bank of Virginia
6551 Loisdale Court, Suite 150
Springfield, Virginia  22150-1808

Members of the Board:

         You have requested RP Financial, LC. ("RP Financial") to provide you with its opinion as to the fairness from a financial point of view to the stockholders of First Savings Bank of Virginia, Springfield, Virginia ("FSBV"), of the Agreement and Plan of Reorganization (the "Agreement"), by and between Southern Financial Bancorp, Inc., Warrenton, Virginia ("SFB"), a Virginia banking corporation with its principal subsidiary being Southern Financial Bank (the "Bank"). Unless otherwise defined, all capitalized terms incorporated herein have the meanings ascribed to them in the Agreement, which is incorporated herein by reference.


Summary Description of Consideration
------------------------------------

         At the Effective Date, FSBV shall be merged into Bank, and the separate operations of FSBV shall cease. Concurrently, each share of FSBV common stock issued and outstanding immediately prior to the Effective Date (except for Dissenters' Shares) shall cease to be outstanding and shall be converted into and exchanged for 0.44 shares (the "Exchange Ratio") of common stock of SFB ("SFB Common Stock"). Cash will be paid in lieu of fractional shares on the basis of the average of the closing prices of SFB Common Stock as reported by NASDAQ for trades reported during the ten (10) trading days immediately preceding the Effective Date. In the event SFB changes the number of shares of SFB Common Stock issued and outstanding prior to the Effective Date as a result of any stock split, stock dividend, recapitalization or similar transaction with respect to the outstanding SFB Common Stock and the record date therefor shall be prior to the Effective Date, the Exchange Ratio shall be proportionately adjusted. On the Effective Date, all rights with respect to FSBV Common Stock pursuant to stock options ("FSBV Options") granted by FSBV under a FSBV stock option plan which are outstanding on the Effective Date, whether or not they are exercisable, shall be converted into and become rights with respect to SFB Common Stock, and SFB shall assume each FSBV Option in accordance with the terms of the stock option plan under which it was issued and the stock options agreement by which it is evidenced. From the Effective Date forward, (i) each FSBV Option assumed by SFB may be exercised solely for shares of SFB Common Stock, (ii) the number of shares of SFB Common Stock subject to each FSBV option shall be equal to the number of shares of FSBV Common Stock subject to such option immediately prior to the Effective Date multiplied by the Exchange Ratio and (iii) the per share exercise price under each such option by the Exchange Ratio and rounding down to the nearest cent; provided, however, that the terms of


--------------------------------------------------------------------------------
Washington Headquarters
Rosslyn Center                                         Telephone: (703) 528-1700
1700 North Moore Street, Suite 2210                      Fax No.: (703) 528-1788
Arlington, VA  22209                                E-Mail: mail@rpfinancial.com

Board of Directors
March 31, 2000
Page 2


each FSBV Option  shall,  in  accordance  with its terms,  be subject to further
adjustment  as  appropriate  to  reflect  any  stock  split,   stock   dividend,
recapitalization or other similar transaction after the Effective Date.


RP Financial Background and Experience
--------------------------------------

         RP Financial, as part of its financial institution valuation and consulting practice, is regularly engaged in the valuation of financial institution securities in connection with mergers and acquisitions of commercial banks and thrift institutions, initial and secondary offerings, mutual-to-stock conversions of thrift institutions, and business valuations for other corporate purposes for financial institutions. As specialists in the securities of financial institutions, RP Financial has experience in, and knowledge of, the Virginia and Mid-Atlantic markets for thrift and bank securities and financial institutions operating in Virginia.


Materials Reviewed
------------------

         In rendering this fairness opinion, RP Financial reviewed the following material: (1) the Agreement, dated March 31, 2000, including exhibits; (2)
financial and other information for FSBV, all with regard to balance and off-balance sheet composition, profitability, interest rates, volumes, maturities, trends, credit risk, interest rate risk, liquidity risk and operations: (a) audited and unaudited financial statements for the fiscal years ended December 31, 1996 through 1999, (b) stockholder, regulatory and internal financial and other reports through December 31, 1999, (c) the proxy statements for the last three years, and (d) FSBV's management and Board comments regarding past and current business, operations, financial condition, and future prospects; and (3) financial and other information for SFB including: (a) unaudited and audited financial statements for the fiscal years ended December 31, 1996 through 1999, (b) stockholder, regulatory and internal financial and other reports through December 31, 1999, (c) regulatory and internal financial and/or other reports through December 31, 1999, (d) the annual proxy statement for the last three years, (e) the registration statement and proxy statement for the completed share exchange merger with Horizon Bank of Virginia in 1999, which was accounted for as a pooling of interests, (f) the pending registration statement for the issuance of trust preferred stock by SFB, (g) SFB's management comments regarding past and current business, operations, financial condition, and future prospects.

         RP Financial reviewed financial, operational, market area and stock price and trading characteristics for FSBV and SFB (on a historical and pro forma basis) relative to publicly-traded savings institutions and commercial banking institutions, respectively, with comparable resources, financial condition, earnings, operations and markets. RP Financial also considered the economic and demographic characteristics in the local market area, and the potential impact of the regulatory, legislative and economic environments on operations for FSBV and SFB and the public perception of the savings institution and commercial banking industries. RP Financial also considered: (1) the financial terms, financial and operating condition and market area of other recently completed acquisitions of comparable savings institutions both regionally and nationally; (2) discounted cash flow analyses incorporating future prospects for FSBV; (3) the

Board of Directors
March 31, 2000
Page 3


future prospects for SFB; (4) the pro forma impact on SFB of the acquisition of FSBV, which is expected to be accounted for as a pooling of interests; and (5) the market for SFB's common stock.

         In rendering its opinion, RP Financial relied, without independent verification, on the accuracy and completeness of the information concerning FSBV and SFB furnished by the respective institutions to RP Financial for review, as well as publicly available information regarding other financial institutions and economic and demographic data. FSBV and SFB did not restrict RP Financial as to the material it was permitted to review. RP Financial did not perform or obtain any independent appraisals or evaluations of the assets and liabilities and potential and/or contingent liabilities of FSBV or SFB.

         RP Financial expresses no opinion on matters of a legal, regulatory, tax or accounting nature or the ability of the merger as set forth in the Agreement to be consummated. In rendering its opinion, RP Financial assumed that, in the course of obtaining the necessary regulatory and governmental approvals for the proposed Merger, no restriction will be imposed on SFB that would have a material adverse effect on the ability of the Merger to be consummated as set forth in the Agreement.


Opinion
-------

         It is understood that this letter is directed to the Board of Directors of FSBV in its consideration of the Agreement, and does not constitute a recommendation to any stockholder of FSBV as to any action that such stockholder should take in connection with the Agreement, or otherwise.

         It is understood that this opinion is based on market conditions and other circumstances existing on the date hereof.

         It is understood that this opinion may be included in its entirety in any communication by FSBV or its Board of Directors to the stockholders of FSBV. It is also understood that this opinion may be included in its entirety in any regulatory filing by FSBV or SFB, and that RP Financial consents to the summary of the opinion in the proxy materials of FSBV, and any amendments thereto. Except as described above, this opinion may not be summarized, excerpted from or otherwise publicly referred to without RP Financial's prior written consent.

         Based upon and subject to the foregoing, and other such matters considered relevant, it is RP Financial's opinion that, as of the date hereof, the Merger Consideration to be received by FSBV's stockholders, as described in the Agreement, is fair to such stockholders from a financial point of view.

                                               Respectfully submitted,

                                               RP FINANCIAL, LC.

                                               /s/ RP FINANCIAL, LC.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Directors and Officers

         Article 10 of Chapter 9 of Title 13.1 of the Code of Virginia permits a Virginia corporation to indemnify any director or officer for reasonable expenses incurred in any legal proceeding in advance of final disposition of the proceeding, if the director or officer furnishes the corporation a written statement of his good faith belief that he has met the standard of conduct prescribed by the Code and a determination is made by the board of directors that such standard has been met. In a proceeding by or in the right of the corporation, no indemnification shall be made in respect of any matter as to which an officer or director is adjudged to be liable to the corporation, unless the court in which the proceeding took place determines that, despite such liability, such person is reasonably entitled to indemnification in view of all the relevant circumstances. In any other proceeding, no indemnification shall be made if the director or officer is adjudged liable to the corporation on the basis that personal benefit was improperly received by him. Corporations are given the power to make any other or further indemnity, including advancement of expenses, to any director or officer that may be authorized by the articles of incorporation or any bylaw made by the shareholders, or any resolution adopted, before or after the event, by the shareholders, except an indemnity against willful misconduct or a knowing violation of the criminal law. Unless limited by its articles of incorporation, indemnification of a director or officer is mandatory when he entirely prevails in the defense of any proceeding to which he is a party because he is or was a director or officer.

         The Articles of Incorporation of the undersigned registrant contain provisions indemnifying the directors and officers of the registrant to the full extent permitted by Virginia law. In addition, the Articles of Incorporation eliminate the personal liability of the registrant's directors and officers to the registrant or its shareholders for monetary damages in excess of one dollar to the full extent permitted by Virginia law.


Item 21.  Exhibits and Financial Statement Schedules

(a)      Exhibits:

         The following exhibits are filed on behalf of the registrant as part of this Registration Statement:

Exhibit No.           Document
-----------           --------

      2.1 Agreement and Plan of Reorganization between First Savings Bank of Virginia and Southern Financial Bancorp, Inc. and Southern Financial Bank, made and entered into as of March 31, 2000, filed as Appendix A to the Proxy Statement/Prospectus included in this Registration Statement.

      3.1 Articles of Incorporation of Southern Financial Bancorp, Inc., as amended, incorporated herein by reference to
                      Exhibit 3.1 of the
                      registrant's Registration Statement on Form S-4, Registration No. 33-95246, filed August 4, 1995.

      3.2 Bylaws of Southern Financial Bancorp, Inc., incorporated herein by reference to Exhibit 3.2 of the registrant's Registration Statement on Form S-4, Registration No. 33-95246, filed August 4, 1995.

      4.1 Instruments defining the rights of security holders, including indentures--reference is made to Exhibits 3.1 and 3.2 above.

      5.1             Legal opinion of Williams, Mullen, Clark & Dobbins.*

      8.1             Tax opinion of Williams, Mullen, Clark & Dobbins.*

      21.1            Subsidiaries of the registrant.*

      23.1            Consent of Williams,  Mullen, Clark & Dobbins (included in
                      Exhibit 5.1).*

      23.2            Consent of KPMG, LLP.*

      23.3            Consent of Thompson, Greenspon & Co., P.C.*

      23.4            Consent of Grant Thornton LLP.*

      23.5            Consent of RP Financial, LC.*

      24.1            Powers of attorney (included on signature page).*

      99.1            Form  of  Proxy  of  First   Savings  Bank  of  Virginia.*

___________________

*Filed herewith

Item 22.  Undertakings

(a)      Undertakings Required by Item 512 of Regulation S-K.

         The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i)      To  include  any   prospectus   required  by
                                    Section  10(a)(3) of the  Securities  Act of
                                    1933;

                           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                           provided, however, that paragraph (1)(i) and (1)(ii) shall not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party which is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

         The registrant undertakes that every prospectus: (i) that is filed pursuant to the paragraph immediately preceding or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Warrenton, Commonwealth of Virginia, on June 13, 2000.

                                        SOUTHERN FINANCIAL BANCORP, INC.



                                        By: /s/ Georgia S. Derrico
                                            ------------------------------------
                                            Georgia S. Derrico
                                            Chairman and Chief Executive Officer


                                POWER OF ATTORNEY

         Each of the undersigned hereby appoints Georgia S. Derrico and R. Roderick Porter, each of whom may act individually, as attorneys-in-fact and agents for the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act of 1933, as amended, any and all amendments (including post-effective amendments) to this Registration Statement, with any schedules or exhibits thereto, and any and all supplements or other documents to be filed with the Securities and Exchange Commission pertaining to the registration of securities covered hereby, with full power and authority to do and perform any and all acts and things as may be necessary or desirable in furtherance of such registration.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                  Signature                                      Title                              Date
                  ---------                                      -----                              ----

          /s/ Georgia S. Derrico                   Chairman, Chief Executive Officer           June 13, 2000
-------------------------------------------                  and Director
             Georgia S. Derrico                      (Principal Executive Officer)


          /s/ R. Roderick Porter                   President, Chief Operating Officer          June 13, 2000
-------------------------------------------                  and Director
             R. Roderick Porter


          /s/ Patricia A. Ferrick                   Senior Vice President and Chief            June 13, 2000
-------------------------------------------           Financial Officer (Principal
             Patricia A. Ferrick                    Financial and Accounting Officer)


            /s/ John C. Belotti                                Director                         June 14, 2000
-------------------------------------------
               John C. Belotti


                  Signature                                      Title                              Date
                  ---------                                      -----                              ----


           /s/ Fred L. Bollerer                                Director                         June 15, 2000
-------------------------------------------
              Fred L. Bollerer


                                                               Director                         June __, 2000
-------------------------------------------
                Neil J. Call


             /s/ David de Give                                 Director                         June 14, 2000
-------------------------------------------
                David de Give


                                                               Director                         June __, 2000
-------------------------------------------
           Alfonso G. Finocchiaro


           /s/ Virginia Jenkins                                Director                         June 14, 2000
-------------------------------------------
              Virginia Jenkins


                                                               Director                         June __, 2000
-------------------------------------------
           John L. Marcellus, Jr.


           /s/ Michael P. Rucker                               Director                         June 14, 2000
-------------------------------------------
              Michael P. Rucker


           /s/ Richard E. Smith                                Director                         June 14, 2000
-------------------------------------------
              Richard E. Smith


                                                               Director                         June __, 2000
-------------------------------------------
             Robert P. Warhurst

                                  EXHIBIT INDEX


Exhibit No.           Document
-----------           --------

      2.1 Agreement and Plan of Reorganization between First Savings Bank of Virginia and Southern Financial Bancorp, Inc. and Southern Financial Bank, made and entered into as of March 31, 2000, filed as Appendix A to the Proxy Statement/Prospectus included in this Registration Statement.

      3.1 Articles of Incorporation of Southern Financial Bancorp, Inc., as amended, incorporated herein by reference to
                      Exhibit 3.1 of the registrant's Registration Statement on Form S-4, Registration No. 33-95246, filed August 4, 1995.

      3.2 Bylaws of Southern Financial Bancorp, Inc., incorporated herein by reference to Exhibit 3.2 of the registrant's Registration Statement on Form S-4, Registration No. 33-95246, filed August 4, 1995.

      4.1 Instruments defining the rights of security holders, including indentures--reference is made to Exhibits 3.1 and 3.2 above.

      5.1             Legal opinion of Williams, Mullen, Clark & Dobbins.*

      8.1             Tax opinion of Williams, Mullen, Clark & Dobbins.*

      21.1            Subsidiaries of the registrant.*

      23.1            Consent of Williams,  Mullen, Clark & Dobbins (included in
                      Exhibit 5.1).*

      23.2            Consent of KPMG, LLP.*

      23.3            Consent of Thompson, Greenspon & Co., P.C.*

      23.4            Consent of Grant Thornton LLP.*

      23.5            Consent of RP Financial, LC.*

      24.1            Powers of attorney (included on signature page).*

      99.1            Form of Proxy of First Savings Bank of Virginia.*
___________________

*Filed herewith